Form 10-K, Exhibit 13
period 1993-12-31
FIRST CHICAGO CORP
filed 1994-03-04
CIK 36161

                           FIRST CHICAGO CORPORATION



                             (FIRST CHICAGO LOGO)






                                 ANNUAL REPORT
                                     1993


                                          F I N A N C I A L    H I G H L I G H T S
                                          ----------------------------------------


(Dollars in millions, except per share data)                                          1993           1992       Change
- ----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income--tax-equivalent basis......................................   $1,264.0       $1,217.0          + 4%
Combined credit provisions.....................................................      274.2        1,106.9          -75
Noninterest income.............................................................    2,202.4        1,488.2          +48
Noninterest expense*...........................................................    1,853.9        1,764.4          + 5
Income (loss) before cumulative effect of changes in accounting principles.....      804.5         (114.5)          --
Net income.....................................................................      804.5           93.5           --
Return on assets...............................................................       1.42%          0.17%
Return on common stockholders' equity..........................................       24.2%           1.8%
- ----------------------------------------------------------------------------------------------------------------------
AT YEAR-END
Assets.........................................................................    $52,560        $49,281          + 7%
Deposits.......................................................................     28,186         29,740          - 5
Loans..........................................................................     23,103         22,692          + 2
Common stockholders' equity....................................................      3,503          2,732          +28
Risk-based capital ratio.......................................................       13.6%          10.8%
- ----------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Assets.........................................................................    $56,854        $54,768          + 4%
Loans..........................................................................     21,997         24,347          -10
Deposits.......................................................................     29,677         31,694          - 6
- ----------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
Earnings per share--primary
  Income (loss) before cumulative effect of changes in accounting principles...     $ 8.78         $(2.08)          --
  Net income...................................................................       8.78           0.64           --
Earnings per share--fully diluted
  Income (loss) before cumulative effect of changes in accounting principles...       8.43          (2.08)          --
  Net income...................................................................       8.43           0.64           --
Dividends declared.............................................................       1.30           1.20          + 8%
Book value, year-end...........................................................      40.55          33.19          +22
Market price, year-end.........................................................      43.25          36.75          +18
- ----------------------------------------------------------------------------------------------------------------------
NONFINANCIAL DATA (YEAR-END)
Number of employees (full-time-equivalent).....................................     17,355         16,998
Number of common stockholders of record........................................     15,034         15,995
- ----------------------------------------------------------------------------------------------------------------------
*Excludes provisions for other real estate.

         T A B L E    O F    C O N T E N T S
         -----------------------------------

Letter to Stockholders..............................   2
Overview of Products and Services...................   7
Board of Directors..................................  16
Financial Review....................................  17
Executive Officers..................................  68
U.S. Offices and International Facilities...........  69
Corporate Information...............................  70

                        TO THE OWNERS OF FIRST CHICAGO
                        ------------------------------

      Nineteen ninety-three was a year of great accomplishment for First Chicago--a year in which the decisions and actions taken in 1992 began to produce intended results. Details of the significant aspects of our 1993 performance will follow in this letter and in the Financial Review section of this Annual Report.
  Most notably, in 1993 First Chicago firmly reestablished itself as a high-performing banking company. We believe that the Corporation is better positioned today to compete against all challengers in our chosen market segments than in many, many years, and that we are capable of producing attractive returns for stockholders.
  The basis for our confidence lies in the competence and dedication of our employees, in our product expertise and marketing skills, in our total commit-ment to quality, in our outstanding client base and market positions, and in our increasingly robust financial position. In the aggregate, these attributes represent a very strong franchise. In large corporate banking, First Chicago has the leading market share in greater Chicago and the Midwest, and is a major player in both national and international markets. We have the leading positions in serving both small and medium-size businesses as well as the consumer mar-ket in metropolitan Chicago. And our credit card is a strong competitor nationally with good growth prospects.
  While serving customers is the essence of what we do, converting this activity into attractive financial results is the ultimate objective. And in that regard, 1993 was a highly satisfying year. Earnings of $804 million, or $8.78 per share, far exceeded those of any previous year. Even if venture capital earnings were excluded, earnings of $600 million were a new record. The return on equity was 24 percent on a reported basis, and 21 percent excluding venture capital.
  In addition to the record level of earnings, the quality of those earnings has improved significantly. Indeed, provisions for commercial credit losses in 1993, at $78 million, were the lowest in many years. At the same time, we have placed relatively greater emphasis on fee-based advisory and operating busi-nesses. Noninterest revenues, excluding trading results and equity gains, grew more than 20 percent in 1993.
  Although trading operations have become a more significant contributor to earnings, we believe that their inherent volatility is mitigated both by the lower risk profile of our commercial portfolio and by the less volatile earnings from our fee-generating businesses. Further, as our trading activities are based primarily on customer transactions as opposed to proprietary position taking, and as our trading covers a broader range of products than previously, we believe that the resulting revenue stream should be more consistent than in earlier years.
  We also emphasized balance sheet strength in 1993, with gratifying results. Regulatory capital ratios at year-end exceeded ``well-capitalized'' guidelines by a wide margin, and our intention is to operate with strong ratios going forward. Equally as important, credit quality improved substantially. Key credit quality indicators, such as reserve ratios and nonperforming asset ratios, are now much better than peer averages. Nonperforming assets at December 31, 1993, were 1.2 percent of related assets, or $277 million, the lowest absolute level since 1976.
  In addition, large corporate loans represent a substantially smaller percentage of our total assets, and our overall credit exposure is increasingly diversified by product, and by industries and customers served.
  Much of the balance sheet improvement is attributable to the highly successful execution of the accelerated asset disposition program that was initiated in September 1992. At that time, $2.4 billion of lower-quality real estate exposure was written down to $1.2 billion. At year-end 1993, the carrying value of the remaining portfolio was $126 million, or 26 percent of original exposure.
  Based on the Corporation's 1993 earnings performance and a careful assessment of our prospects, the Board of Directors in November approved a 33 per-

        +-----------------------------------------------------------+




                     box with photo of 3 men listed below




        +-----------------------------------------------------------+

        ............................................................

           Leo F. Mullin    Richard L. Thomas     David J. Vitale


cent increase in the dividend on our common stock, from an annual rate of $1.20 to $1.60, and also approved a program to buy back up to 2.5 million common shares.

...............................................................................
                           Line of Business Results
...............................................................................

  All of the major business units performed above expectations in 1993 and contributed importantly to overall corporate results. Particularly strong performances were turned in by our credit card (First Card) and corporate banking units, with both achieving record levels of earnings.
  In addition to achieving record earnings, First Card reached several other milestones in 1993. Managed receivables grew 24 percent over 1992 and passed the $10 billion mark in December. Our 10-millionth account was added late in the year as well. In fact, during 1993 we added 2.3 million new accounts, and by most measures our market share in the U.S. increased for the third year in a row. Our strengths in operating efficiency, marketing savvy and credit management will be the basis for continued growth.
  Corporate and institutional banking operations accounted for the greatest positive swing in earnings, from a modest profit in 1992 to a record level in 1993. Dramatic improvement in credit quality, driven by the asset disposition program and diligent management of the core loan portfolio, was the largest factor in the turnaround. In addition, trading and other market-driven activities achieved record results, and the units that provide operating products and services performed well. Perhaps most important is a renewed sense of enthusiasm and confidence in our ability to serve corporate and institutional customers effectively and profitably. With emphasis on providing quality products and services to our customer base and with a strong focus on profitability, we are optimistic about continued success in serving this market.
  American National Corporation, our lead provider of banking services to medium-size businesses in Chicagoland, built its market position, improved its credit quality, and recorded another impressive year of earnings growth. We are confident that American National now has the capability and momentum to achieve further growth in income and market share in 1994 and beyond.
  In our local retail banking activities, significant operational progress was achieved by the conversion of all local subsidiary banks into branches of The First National Bank of Chicago, and by continued

                    ........................................

                    ----------------------------------------
                    ----------------------------------------


                      Heavily-ruled box between 2 columns
                      with photo. Caption runs below.


                    ----------------------------------------
                    ----------------------------------------

                          An important contributor to
                      First Chicago's earnings, First Card
                      consistently ranks among the top four
                      bank card issuers in the U.S. and is
                     the largest issuer of Visa Gold/R/ cards
                                 in the world.

                    ........................................


systems integration into the First Chicago network. Consumer banking is undergoing tremendous technological change, and with our leading market posi-tions in metropolitan Chicago, we are establishing a foundation for substantial earnings progress in the years to come.
  On November 22, 1993, First Chicago announced an agreement to acquire the $1.3 billion-asset Lake Shore Bancorp for $323 million, payable in shares of First Chicago common stock. We expect this acquisition to be completed in mid-1994. This transaction is fully priced. However, from our perspective Lake Shore is a unique franchise, combining a splendid reputation and record with a commanding presence on North Michigan Avenue and attractive operations in two suburbs where First Chicago has no existing locations. North Michigan Avenue is one of the most active retail, commercial and residential markets in the country, and we consider it critical that we achieve a major penetration in this market. After realizing substantial cost reductions and aggressively building on the strengths of Lake Shore in Chicago and the suburbs, we believe that this acquisition will be a valuable addition to the First Chicago franchise.
  We are not compelled to make acquisitions in order to generate growth and attractive returns for our stockholders. But we remain opportunistic in our outlook and plan to hold to our disciplined approach regarding acquisition strategy and pricing.

...............................................................................
                                Venture Capital
...............................................................................

  A special note about our venture capital business is appropriate. Since 1962, First Chicago has been regarded as one of the premier companies engaged in venture capital. Over the past 30 years, and especially during the past 10, this business has been a major contributor to corporate earnings. However, in 1992, because of anticipated regulatory restraints, growing capital requirements and the inherent volatility of the business, we began a program of reducing the existing portfolio of investments over time in such a way as to generate maximum returns for our stockholders. Concurrent with this decision, we changed our accounting treatment for venture capital assets from the lower of cost or market value to fair value accounting.
  Since the adoption of fair value accounting, and as a result of disposition activities, gains of $406 million have been realized in cash, and $552 million of appreciation has been recognized through December 31, 1993. Consequently, at year-end 1993 the carrying value of the portfolio had grown to $1.5 billion, up from $1.4 billion at September 30, 1992.
  We believe that our remaining portfolio should produce incremental earnings for several years, over and above current carrying values. As we generate cash from the sale of our holdings and free up capital, our priority will be to use the proceeds to further strengthen or expand our core businesses. However, if we determine that prospective returns are not sufficiently attractive, we will return excess capital to our stockholders over time.

...............................................................................
                                    Outlook
...............................................................................

  We are optimistic that we should be able to generate further earnings growth in our core businesses without compromising First Chicago's improved risk profile. Several factors underly our confidence:
  .  Revenue Growth
  Revenue growth will be critical to enhancing profits over the next few years. We believe that our franchise strengths and business mix should enable us to increase revenues at a satisfactory rate. The dynamics of the credit card business suggest annual revenue growth in the 12 to 15 percent range for the industry, and we plan to do at least as well. Our targeted revenue growth rate in the middle market

                    ........................................

                    ----------------------------------------
                    ----------------------------------------


                      Heavily-ruled box between 2 columns
                        with photo. Caption runs below.


                    ----------------------------------------
                    ----------------------------------------

                        Providing retail customers with
                      sophisticated investment resources
                     for every generation under the theme
                   ``Invest Where You Bank,'' First Chicago
                      makes investment services available
                    throughout its 70-plus branch network.

                   ........................................


business is 8 to 10 percent, which we believe will be achievable through continued growth in the Midwestern economy, combined with our planned increases in market share. Finally, our goals for the retail banking and large corporate businesses are to grow revenues in the 6 to 8 percent range. In sum, the Corporation should be able to generate core revenue growth of 8 to 10 percent per annum on average for the next few years, which should be sufficient for attractive earnings growth.
.   Resource Allocation and Expense Control
  Given the competitive pressures in banking today, close control over expenses will continue to be critical to success. It is also important to be disciplined in the allocation of expenses, so that available expense dollars are invested in the areas offering the greatest potential returns while expenses are sharply curtailed in those areas with limited prospects. We have followed this practice at First Chicago in recent years, and we are determined to sustain this discipline. In 1993, for example, we chose to invest heavily in our credit card operation (as we did in 1992), and total expense in that area rose 18 percent. This investment was more than justified by the growth in earnings and market share produced by the credit card operation.
 The increase in base operating expenses of all other businesses was held below 5 percent for the year, although there was substantial differentiation among these businesses as well. We believe this represents a very credible performance. We will continue to work to improve the operating efficiency of our retail banking and processing businesses, and we intend to maintain the favorable trends we have begun to establish.
.   Risk Management Practices
  Our confidence about revenue growth is related to our approach to managing interest rate risk. For a number of years, we have carefully limited our expo-sure to rising or falling interest rates. As a result, we have not benefited from falling rates over the past 18 months to the same extent as some of our competitors. On the other hand, we believe we are well protected against margin pressures that might develop should interest rates rise significantly.
 In addition, over the past several years we have built, installed and implemented sophisticated credit risk and market risk policies and procedures. Given the constantly changing nature of markets and technological developments--the derivatives area being a very timely example--this must be an ongoing process, and there is no such thing as perfection. However, we believe that we are now among the leaders in the industry in our understanding and management of credit and market risks.
 It is important to remember that we are not in business to avoid risk but to manage risk, and to make sure that the risk/reward ratio is appropriate. As we expand our various trading operations, for example, we intend to assess thoroughly and understand the potential risks in new products and to determine that the potential rewards justify the exposures we will incur. We believe the Corporation's risk profile today is the best it has been for many years.

...............................................................................
                             External Environment
...............................................................................

 As we enter 1994, indicators for continued growth in the U.S. economy are encouraging. The fourth quarter of 1993 was the most robust in terms of in-dustrial production growth since the second quarter of 1987, and it appears that the momentum will carry well into 1994. The economy of the greater Midwest is doing considerably better than the national average, which augurs well for First Chicago. In a larger context, passage of the General Agreement on Tariffs and Trade and the North American Free Trade Agreement, strong growth in Southeast Asia and signs of a modest upturn in Europe are all positive develop-ments. Thus, the near-term environment for our

                    ........................................

                    ----------------------------------------
                    ----------------------------------------


                      Heavily-ruled box between 2 columns
                      with photo. Caption runs below.


                    ----------------------------------------
                    ----------------------------------------

                      FirstWindow 2000, innovative and easy
                    to use, is our award-winning, fully auto-
                      mated, PC-based global payment system
                      that helps corporate customers access
                      wire transfer systems and retrieve and
                         store bank account information.

                    ........................................


customers, and consequently for First Chicago, should continue to be positive.
  The Administration, mindful of the importance of a strong banking system, has proposed new initiatives to improve the effectiveness of the regulatory process, and is also supportive of legislation that would permit interstate banking. While we applaud the thrust of these initiatives, their outcome will not be known for several months, and efforts to achieve more fundamental reform face an uphill battle in Congress.
  Meanwhile, we and others in our industry are expending enormous time and effort to protect the authority we already have to offer insurance and other products. At the same time, we seek to build support in Congress for the repeal of the Glass-Steagall Act and for passage of other measures that will enable us to compete more effectively by offering services that our customers now obtain from other providers. U.S. commercial banks are at a distinct disadvantage in global competition with foreign banks and with nonbank providers of financial services in the U.S. We encourage you to express your support for legislative proposals that would improve our relative position.

...............................................................................
                            Commitment to Community
...............................................................................

  First Chicago's success is tied closely to the quality of life and the economic health of the Chicago area and the state of Illinois. Consequently, as a corporate citizen and as individual officers and employees, we are engaged in a wide variety of activities that we hope and expect will make a difference in our communities. Specifically, we are involved with a number of neighborhood development programs; we are active lenders in the inner city; and, through our charitable contributions, we assist many deserving social and economic development agencies. Our employees also volunteer their time generously, work-ing with many agencies and institutions as directors, trustees and volunteers.
  Perhaps the most dramatic example of how First Chicago employees care is that our 1993 United Way/Crusade of Mercy giving increased by a substantial margin over 1992. Our employee campaign in Chicago raised $3.4 million. Including our corporate gifts, the local First Chicago family contributed nearly $5 million--roughly 5 percent of the projected total--to the campaign.
Non-Chicago area employees gave generously as well. We are tremendously proud of all our employees for this outpouring of support.

................................................................................
                                  Conclusion
................................................................................

  We are pleased and gratified by our 1993 accomplishments. Although the banking industry faces many challenges in 1994 and beyond, we are confident that we have established a platform for producing attractive financial returns for our stockholders. We have the market positions, the products, the finan-cial strength and the customer base on which to build. And we have the people, the will and the determination to achieve our objectives.

  To our stockholders, customers and all of our employees, we greatly appreciate your support and your confidence.


/s/ Richard L. Thomas
Richard L. Thomas
Chairman


/s/ Leo F. Mullin
Leo F. Mullin
President


/s/ David J. Vitale
David J. Vitale
Vice Chairman

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             With more than 17,000 employees and offices throughout Chicagoland, across the nation and around the world, First Chicago serves a broad group of customers ranging from individual consumers to large corporate and institutional clients.
  While the products and services that we offer also differ in scope and com-plexity, we seek to deliver them with the highest standards of personal integrity and commitment to customer service.
 In the pages that follow, we present ``Windows of First Chicago'' -- a visual representation of the many markets and customers that create the totality that is First Chicago Corporation. Emphasizing ever-higher levels of customer service through expanded use of technology, increased availability of banking and credit services, and ongoing commitment to customer relationships, these ``windows'' illustrate the ways in which First Chicago strives to be the provider of choice in all of the markets that we serve.
 We invite your close review of these highlights of our capabilities.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

...............................................................................

PROVIDING VALUE TO CUSTOMERS over the long term is the key to success in the middle market. For over 60 years, American National Corporation, our lead pro-vider of services to mid-sized businesses, has built long-standing customer relationships by understanding each customer's individual needs. With a singular focus on business banking, our bankers respond quickly to the challenges and opportunities that arise. Delivering the financial services that support customers' operating and management plans has earned for us the leading position in middle market banking in the Chicago area. We intend to maintain that position by continuing to seek financial solutions that meet not just today's needs, but also consider the impact of today's decisions on tomorrow.

...............................................................................

GROCERIES ARE ONE EXAMPLE of purchases that increasingly are being made with First Chicago's skyline banking cards and Visa and MasterCard credit cards. Offering more security than carrying cash and more convenience than writing checks, our family of cards can be used in many Chicago-area supermarkets and at more than 10 million merchant locations worldwide--an important convenience for our customers.

................................................................................

INTERNATIONAL CAPABILITIES are vital in today's worldwide marketplace. Serving customers throughout the Americas, in Europe, the Middle East, Africa, Asia and the Pacific Basin, First Chicago provides specialized expertise in foreign exchange, derivatives products, international cash management and trade finance, as well as traditional credit origination and structuring services.

................................................................................

WITH OVER 350 ATMs (automatic teller machines), First Chicago provides customers more access to no-fee ATMs than any other Chicago bank. Averaging more than 100,000 ATM transactions a day, First Chicago customers value ATMs' convenience and flexibility for everyday banking needs: deposits, withdrawals, loan payments and balance inquiries. Customers can also use ATM cards for purchases at over 2,300 merchant locations in the Chicago area, including Amoco and Mobil gas stations and Jewel food stores. Cash Station's intended merger with the Magic Line network will add an additional 1,600 merchant locations. Increasing ATM locations and expanding the uses for the ATM card are just a few of the ways that First Chicago is working to make banking more accessible and shopping more convenient for our customers.

..............................................................................

...............................................................................

SMALL BUSINESSES provide economic vitality for communities, and First Chicago provides the financial tools to help them thrive. With a leading share in this market, we offer the business banking services and the personal attention that small businesses require, including commercial loans; checking accounts; lockbox collection, balance and transaction reporting, money transfer and disbursement products; trust and investment services; and direct deposit of payroll services.
  Meeting small businesses' needs often extends to counseling them on business plans, cash flow, or retirement planning and identifying government or other nonprofit agencies that assist small business.
  With the resources of a large bank and the convenience of our 70-plus locations, we will continue to help small businesses grow and strengthen communities across our service area.

................................................................................

MILEAGE PLUS FIRST CARD, the co-branded credit card that we launched with United Airlines in 1987, is extremely popular. Mileage Plus cardmembers earned more than nine billion frequent flyer miles in 1993. With the convenience of our credit card and the attractiveness of United as our partner, Mileage Plus First Card continues to be a winner for everyone.

................................................................................

SERVING CUSTOMERS in the middle market means providing customized financial solutions and responding one-on-one to their needs as conditions change. Whether financing a growth opportunity or recapitalizing a business during a cyclical downturn, our bankers work creatively to use our capabilities in commercial banking, asset-based financing, and corporate finance to meet the needs of mid-sized businesses.

...............................................................................

LARGE CORPORATE CUSTOMERS look to First Chicago for a broad range of financial advisory services, including loans, operating products and capital markets offerings. Ranking first in the Midwest and among the top banks in the nation serving the large corporate and institutional market, we are a recognized leader in cash management services, the premier Midwest provider of corporate trust services and the nation's largest provider of shareholder services. As a prominent arranger and syndicator of credit facilities, First Chicago is also a major player in the secondary distribution and trading of long-term credits. Our success depends on understanding our customers' strategies and selecting the right mix of banking products and services to help their businesses prosper.

...............................................................................

...............................................................................

TRADING ACTIVITIES contribute significantly to First Chicago's earnings and to its reputation in international banking. We have well-recognized capabilities in foreign exchange, and we are a major structurer, underwriter and distributor of tax-exempt securities. A leader in sophisticated risk management products, we are well known for our innovative interest rate and currency option derivative products. In the emerging markets, First Chicago ranks among the top institutions trading public and private sector loans and bonds. We have demonstrated expertise in the Latin American debt market, with increasing presence in the countries of Eastern Europe, the Middle East and Asia. In 1993, we traded $45 billion of emerging market debt.

...............................................................................

SUPERMARKET BRANCHES give customers the opportunity of banking where they shop with the convenience of seven-day-a-week and evening-hour availability. Offering consumer loans, checking and savings accounts, investment services and safe deposit boxes, supermarket branches allow us to expand our network quickly and economically, particularly in previously underserved com-munities.

................................................................................

NEW USES FOR FIRST CARD credit products include purchases of medical services, tuition expenses, fast food, movie tickets and, in some areas, telephone and utility bills. With the convenience of MasterCard and Visa acceptance at over 10 million locations worldwide, First Card customers also benefit from the flexibility of payment options and the financial recordkeeping provided by monthly statements.

...............................................................................

UNDERSTANDING MIDDLE MARKET CUSTOMERS means visiting them on-site, learning about their businesses to help them achieve their objectives, and extending credit in a timely manner that is suited to their particular circumstances. Middle market customers may also benefit from risk management products, financial advisory services, and support for their international trade activities. Cash management products such as lockbox services are also valuable tools in shaping a strong relationship with a middle market customer. Where appropriate, investment management services for the business owner and the company's pension and profit-sharing plans provide a continuity of service that underscores the important linkage between the personal and professional require-ments of middle market businesses.

...............................................................................

...............................................................................

PURCHASING OFFICE SUPPLIES with First Chicago's new Procurement Card is one way corporate customers can improve controls related to purchasing activity and reduce payment processing expenses. Building on the existing MasterCard system, the Procurement Card was officially launched in 1993 as a business-to-business product. Combining purchasing and payment in one step, it is fully integrated with a corporation's cash management system and offers the convenience of being readily accepted in the worldwide MasterCard network.

................................................................................

ADVISORY SERVICES for large corporate and institutional customers are increasingly important for First Chicago. Utilizing extensive levels of internal expertise, groups of specialists work with customers to develop solutions for their financing needs. Our advisory services include securitization, asset disposition, restructuring, financial engineering, tax-oriented leasing, and structured private placements. Working as partners with our customers, we help them stay ahead of changing business, economic and market conditions. With our global presence and innovative advisory services, we are committed to providing them with the highest quality financial products and services.

................................................................................

FINANCING A HOME PURCHASE is the most important transaction that many people undertake, so we work hard to provide a variety of mortgage products tailored to our customers' plans and abilities. We offer fixed and variable rate con-ventional mortgages including attractive jumbo loans, FHA/VA programs and fi-nancing for multi-unit dwellings. We have developed a special mortgage program for first-time home buyers, and we work with community groups to prepare these buyers for the mortgage process. Our variable rate equity credit lines provide homeowners convenient, tax-advantaged financing for important purchases such as home improvements, education and automobiles. We offer a variety of refi-nancing options to help customers take advantage of lower interest rate oppor-tunities.

................................................................................

COMMITMENT AND TRUST are essential to a mutually rewarding banking relationship. While technologies are ever-evolving and competition continues to increase, First Chicago is dedicated to satisfying customers with quality prod-ucts and services in all of the markets that we serve. With this focus, we move forward with confidence and pride that we are First Chicago Corporation.

...............................................................................

    B O A R D    O F    D I R E C T O R S
    -------------------------------------


Richard L. Thomas
Chairman of the Board and
Chief Executive Officer
First Chicago Corporation

Leo F. Mullin
President and
Chief Operating Officer
First Chicago Corporation

David J. Vitale
Vice Chairman of the Board
First Chicago Corporation

John H. Bryan*
Chairman of the Board and
Chief Executive Officer
Sara Lee Corporation
  Global manufacturer and marketer of
  brand name products

Dean L. Buntrock
Chairman of the Board and
Chief Executive Officer
WMX Technologies, Inc.
  Comprehensive environmental and
  engineering services company

James S. Crown
General Partner
Henry Crown and Company
(Not Incorporated)
  Diversified investments

Donald V. Fites
Chairman of the Board and
Chief Executive Officer
Caterpillar Inc.
  Manufacturer of a wide range of
  construction, earthmoving and material
  handling equipment and engines

Donald P. Jacobs
Dean of the J.L. Kellogg
Graduate School of Management
Northwestern University
  Education and research

Andrew J. McKenna*
Chairman of the Board, President
and Chief Executive Officer
Schwarz Paper Company
  Printer, converter and distributor of
  packaging materials

Richard M. Morrow
Retired Chairman and
Chief Executive Officer
Amoco Corporation
  Diversified international petroleum
  company

Earl L. Neal*
Principal
Earl L. Neal & Associates
  Law firm

James J. O'Connor
Chairman and
Chief Executive Officer
Commonwealth Edison Company
  Production, distribution and sale of
  electric energy

Jerry K. Pearlman
Chairman and
Chief Executive Officer
Zenith Electronics Corporation
  Manufacturer and distributor of a
  diversified line of electronics products

Jack F. Reichert
Chairman of the Board and
Chief Executive Officer
Brunswick Corporation
  A multinational company with leader-
  ship positions in marine power, pleasure boating and recreation

Patrick G. Ryan
President and
Chief Executive Officer
Aon Corporation
  A broad-based insurance holding
  company

Adele Simmons
President
The John D. and Catherine T.
MacArthur Foundation
  Philanthropic foundation

Roger W. Stone
Chairman of the Board, President
and Chief Executive Officer
Stone Container Corporation
  Manufacturer of paper, paper-related
  products and packaging systems
  equipment


*Member of the Audit Committee


Director Retirements:

Ernestine M. Raclin, Chairman of
the Board, 1st Source Corporation,
retired from First Chicago's Board
of Directors on October 8, 1993.
Mrs. Raclin had been a Director
since 1978. In addition, pursuant
to the Corporation's retirement
policy, Frank W. Considine,
Honorary Chairman of the Board
and Chairman of the Executive
Committee, American National
Can Company, a Director since
1979, is not standing for reelection
this year. We extend our great
appreciation to Mrs. Raclin and
Mr. Considine for their support,
dedication and commitment
during their long tenures.

- ------------------------------------------------------------------------------
             I N D E X    T O    F I N A N C I A L    R E V I E W
- ------------------------------------------------------------------------------
Five-Year Summary of Selected Financial Information                         18
- ------------------------------------------------------------------------------
Business Segments                                                           19
- ------------------------------------------------------------------------------
Earnings Analysis                                                           21
- ------------------------------------------------------------------------------
Risk Management                                                             24
- ------------------------------------------------------------------------------
Liquidity Risk Management                                                   24
- ------------------------------------------------------------------------------
Market Risk Management                                                      26
- ------------------------------------------------------------------------------
Credit Risk Management                                                      29
- ------------------------------------------------------------------------------
Derivative Financial Instruments                                            35
- ------------------------------------------------------------------------------
Capital Management                                                          36
- ------------------------------------------------------------------------------
Consolidated Financial Statements                                           38
- ------------------------------------------------------------------------------
Notes to Consolidated Financial Statements                                  42
- ------------------------------------------------------------------------------
Report of Management on Responsibility for Financial Reporting              62
- ------------------------------------------------------------------------------
Report of Independent Public Accountants                                    63
- ------------------------------------------------------------------------------
Selected Statistical Information                                            64
- ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------
        F I V E - Y E A R    S U M M A R Y    O F    S E L E C T E D    F I N A N C I A L    I N F O R M A T I O N

                                        First Chicago Corporation and Subsidiaries

- --------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)              1993           1992            1991          1990           1989
- --------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA FOR THE YEAR
Net interest income............................       $1,225.8       $1,183.0        $1,080.0      $1,197.6       $1,235.0
Tax-equivalent adjustment......................           38.2           34.0            37.9          44.2           48.1
                                                      --------       --------        --------      --------       --------
Net interest income--tax-equivalent basis......        1,264.0        1,217.0         1,117.9       1,241.8        1,283.1
Combined credit provisions
  Assets held for accelerated disposition......             --          625.0             --             --             --
  Other........................................          274.2          481.9          544.3          518.8          468.4
Noninterest income.............................        2,202.4        1,488.2        1,225.2        1,199.3        1,135.2
Noninterest expense (1)........................        1,853.9        1,764.4        1,597.0        1,565.9        1,430.2
Income (loss) before cumulative effect of
  changes in accounting principles.............          804.5         (114.5)         116.3          249.3          358.7
Cumulative effect of changes in accounting
  principles...................................             --          208.0             --             --             --
Net income.....................................          804.5           93.5          116.3          249.3          358.7
- --------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE
Primary
  Income (loss) before cumulative effect
    of changes in accounting principles........          $8.78         $(2.08)         $1.15          $3.35          $5.10
  Net income...................................           8.78           0.64           1.15           3.35           5.10
Fully diluted
  Income (loss) before cumulative effect
    of changes in accounting principles........           8.43          (2.08)          1.15           3.32           4.99
  Net income...................................           8.43           0.64           1.15           3.32           4.99
Dividends declared per common share............           1.30           1.20           2.00           2.00           1.80
- --------------------------------------------------------------------------------------------------------------------------
AT YEAR-END
Assets.........................................        $52,560        $49,281        $48,963        $50,779        $47,907
Deposits.......................................         28,186         29,740         32,091         32,543         32,935
Loans..........................................         23,103         22,692         25,661         27,706         29,725
Long-term debt.................................          2,065          1,705          1,725          1,428          1,351
Common stockholders' equity....................          3,503          2,732          2,401          2,393          2,273
Stockholders' equity...........................          4,264          3,401          2,970          2,812          2,692
- --------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Assets.........................................        $56,854        $54,768        $52,655        $53,097        $48,534
Earning assets.................................         48,517         46,706         44,512         45,502         42,290
Loans..........................................         21,997         24,347         27,281         30,609         29,239
Deposits.......................................         29,677         31,694         32,819         34,213         32,420
Common stockholders' equity....................          3,092          2,733          2,431          2,343          2,119
Stockholders' equity...........................          3,886          3,314          2,938          2,762          2,538
- --------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on stockholders' equity.................           20.7%           2.8%           4.0%           9.0%          14.1%
Return on common stockholders' equity..........           24.2            1.8            3.2            9.4           15.5
Return on assets...............................           1.42           0.17           0.22           0.47           0.74
- --------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common-equity-to-assets (2)....................            7.2%           5.9%           5.1%           4.8%           4.5%
Regulatory leverage ratio......................            8.0            6.6            5.8            5.0            4.9
Risk-based capital
  Tier 1 ratio.................................            8.8            6.7            5.5            4.9            4.7
  Total capital ratio..........................           13.6           10.8            9.4            8.3            8.0
  Tier 1 capital...............................         $4,098         $3,223         $2,804         $2,642         $2,517
  Total capital................................          6,292          5,221          4,762          4,441          4,307
- --------------------------------------------------------------------------------------------------------------------------
COMMON SHARE AND STOCKHOLDER DATA
Market price, end of year......................        $43-1/4        $36-3/4        $24-5/8        $16-1/2        $37-1/8
Book value, end of year........................          40.55          33.19          34.90          36.27          34.82
Common dividends...............................          109.6           89.3          135.5          131.8          114.5
Preferred dividends............................           57.0           44.6           38.2           29.8           29.9
Dividend payout ratio..........................           14.8%         187.5%         174.0%          59.7%          35.3%
Number of common stockholders of record........         15,034         15,995         13,089         12,445         12,855
Average common and common-equivalent shares....     85,173,941     76,496,506     67,666,850     65,525,045     64,455,138
- --------------------------------------------------------------------------------------------------------------------------

(1) Excludes provisions for other real estate.
(2) Net of investment in First Chicago Capital Markets, Inc.


- ----------------------------------------------------------------------------------------------------------------------------------
BUSINESS SEGMENTS
- ----------------------------------------------------------------------------------------------------------------------------------
                                  Corporate & Institutional                                                      Other Corporate
                                           Banking               Consumer Banking     Middle Market Banking       Activities (1)
                                  -------------------------     ------------------    ---------------------     ------------------
(Dollars in millions,
except where noted)                    1993    1992    1991     1993   1992   1991     1993    1992    1991     1993   1992   1991
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest income--
  tax-equivalent basis..........       $416    $482    $459     $634   $548   $491     $224    $213    $201     $(10)  $(26)  $(33)
Combined credit
  provisions....................         35     261     272      197    169    168       42      53     105       --    624     (1)
Noninterest income..............        825     556     551      867    681    534       81      72      63      429    179     77
Noninterest expense (2).........        771     721     705      869    755    648      192     184     165       22    104     79
Net income (loss)...............        247      38      18      258    182    124       44      29      (5)     255   (155)   (21)
Return on equity (3)............         15%      1%      1%      35%    30%    21%      13%      9%     (2)%    N/M    N/M    N/M
Efficiency ratio (4)............         62%     69%     70%      58%    61%    63%      63%     65%     63%     N/M    N/M    N/M
Average assets (in billions)....      $40.0   $39.2   $37.9     $9.6   $8.5   $8.3     $5.5    $5.5    $5.5     $1.8   $1.6   $0.9
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Includes results from the accelerated asset disposition portfolio, the venture capital group, other special corporate expense provisions, and the cumulative effect of changes in accounting principles. See Note 4 on pages 45 and 46 for further detail.
(2) Excludes provision for other real estate.
(3) The capital allocation methodology was changed in 1993. Prior results have been restated to reflect this change, which did not have a material impact on results.
(4) Noninterest expense as a percentage of total revenue.
N/M--Not meaningful.

The Corporation reports business segment information to promote a greater understanding of its financial performance and strategic direction.
Segmentation is based on markets served: large corporate and institutional cus-tomers, consumers and middle market businesses. In addition, results from venture capital, the accelerated disposition portfolio (since its segregation in September 1992), and other items not specifically associated with a core seg-ment are reported separately as other corporate activities.
. Corporate and Institutional Banking encompasses the business serving large commercial customers, investors, governments and institutions nationally and internationally. Products and services include lending, trading, corporate finance, cash management and securities services. The Corporation ranks first in Chicago and the Midwest, and is among the leading U.S. banking com-panies serving this market worldwide.
. Consumer Banking includes all retail banking, small business and professional services delivered through the Corporation's network of more than 70 branches throughout Chicagoland. First Chicago is the leader in this market. Consumer Banking also includes the national credit card product. First Card is among the four largest issuers of bank credit cards in the U.S.
. Middle Market Banking is represented by American National Corporation, the leading provider of banking services to Chicago's middle market businesses.

Segment financial results are derived from the Corporation's internal profitability reporting system and reflect full allocation of all items, including institutional assets and overhead items. The Corporation maintains a detailed funds transfer pricing system that charges or credits assets and liabilities based on known or assumed repricing characteristics. In cases where liquidity characteristics differ significantly from repricing characteristics, a liquidity charge or credit is assigned. Common equity is allocated to each segment based on the measured risk of that segment using historical loss and volatility data.

CORPORATE AND INSTITUTIONAL BANKING
In 1993, Corporate and Institutional Banking earned $247 million, a dramatic improvement from $38 million in 1992, and a reflection of the renewed emphasis on profitable customer relationships. This business achieved a return on equity of 15 percent in 1993, within the Corporation's target range of 14-16 percent. These results reflected a variety of favorable trends:
. Commercial credit costs were down substantially, due largely to the asset disposition program initiated in 1992.
. Combined trading profits reached a record level: $276 million, up 63 percent from 1992. Foreign exchange trading, interest rate derivative transactions, and trading in emerging markets securities were strong contributors to this performance.
. Fee-based revenues, principally from operating products and services and corporate finance activities, grew 18 percent in 1993. This revenue source represented an increasing proportion of total revenues in Corporate and Institutional Banking.
. Average loan volume declined to $8.8 billion from $11.8 billion in 1992
  (excluding the asset disposition portfolio) as the commercial loan product continued to be used selectively.

- --------------------------------------------------------------------
Revenue performance by activity, which includes both net interest income and fee revenue, is summarized in the following table.

- --------------------------------------------------------------------
(In millions)                                         1993      1992
- --------------------------------------------------------------------
Trading....................................         $  387    $  332
Servicing..................................            370       316
Lending....................................            213       186
Financing..................................            208       117
Other......................................             63        87
                                                    ------    ------
  Total....................................         $1,241    $1,038
                                                    ======    ======
- --------------------------------------------------------------------

Growth in noninterest expense was held to 7 percent although total revenues increased nearly 20 percent for the year. Much of the expense increase was due to higher incentive compensation accruals resulting from the year's excellent performance.

CONSUMER BANKING
Consumer Banking was the largest contributor to corporate earnings in 1993, generating net income of $258 million. This was up sharply, 42 percent, from $182 million in 1992. Return on equity was 35 percent, up from 30 percent in 1992.

The national credit card product produced the bulk of this segment's earnings. Average receivables grew to $9 billion in 1993, an excellent growth rate of 21 percent over 1992. This performance substantially boosted both net interest income and noninterest income. At the same time, provisions for credit card losses increased, and continued investment for growth caused credit card expenses to rise 18 percent for the year.

The overall financial performance of local retail banking has been negatively affected by low interest rates that reduce the value assigned to core deposits. In 1993, the integration of the retail branch network was completed, and noninterest expense included modest one-time charges related to this branch conversion and other restructuring efforts.

MIDDLE MARKET BANKING
Middle Market Banking contributed $44 million in net income in 1993, for a 13 percent return on equity. (Before purchase accounting and other allocations, American National Corporation earned $60 million.) Middle Market earnings in 1992 were $29 million. The 1993 improvement resulted in part from a 21 percent decline in combined credit provisions. Total revenues grew 7 percent, while noninterest expense increases were constrained to 4 percent.

OTHER CORPORATE ACTIVITIES
Other corporate activities include the financial results from the venture capital business and the accelerated asset disposition portfolio. In addition, special corporate expense provisions and the cumulative impact of accounting changes have been included in this category.

Venture capital generated net income of $204 million in 1993, up from $80 million in 1992. This improved performance reflected market appreciation in the portfolio as well as cash gains from sales. Unrealized gains, which already have been recognized in earnings, were $510 million pretax at year-end 1993; the Corporation has undertaken a major effort to lock in these gains.

Net gains from asset disposition portfolio activities were $60 million in 1993. At year-end, the carrying value of this portfolio was $126 million, down from $1 billion at December 31, 1992.

Special corporate expenses totaled $14 million in 1993, primarily for corporate contributions and litigation. This compares with $86 million in 1992 and $67 million in 1991.

Included in 1992 net income is the cumulative positive impact of accounting changes, which totaled $208 million.

STAFFING LEVELS
Staff levels for each of the three business segments as well as corporate and utility support functions were as follows.

- --------------------------------------------------------------------
Average Full-Time-
Equivalent Staff                          1993        1992      1991
- --------------------------------------------------------------------
Corporate and Institutional........      6,280      6,178      6,632
Consumer...........................      7,304      7,028      6,536
Middle Market......................      2,032      2,090      2,201
Corporate Support..................      1,502      1,530      1,649
                                        ------     ------     ------
  First Chicago Corporation.......      17,118     16,826     17,018
                                        ======     ======     ======
- --------------------------------------------------------------------

- --------------------------------------------------------------------------
EARNINGS ANALYSIS
SUMMARY
Net income for 1993 was a record $804.5 million, or $8.78 per common share, versus $93.5 million, or 64 cents per share, in 1992 and $116.3 million, or $1.15 per share, in 1991.

- --------------------------------------------------------------------------
(In millions, except
per share data)                    1993     1992     1991    1990    1989
- --------------------------------------------------------------------------
NET INCOME
Income (loss) before cumu-
  lative effect of changes in
  accounting principles........  $804.5  $(114.5)  $116.3  $249.3  $358.7
Cumulative effect of
  changes in accounting
  principles...................      --    208.0       --      --      --
Net income.....................  $804.5  $  93.5   $116.3  $249.3  $358.7

PRIMARY EARNINGS PER SHARE
Income (loss) before cumu-
  lative effect of changes in
  accounting principles........  $ 8.78  $ (2.08)  $ 1.15  $ 3.35  $ 5.10
Cumulative effect of
  changes in accounting
  principles...................      --     2.72       --      --      --
Net income.....................  $ 8.78  $  0.64   $ 1.15  $ 3.35  $ 5.10
- -------------------------------------------------------------------------

The 1993 results reflected significant improvement from core lines of business. Highlights included:
. Earnings from the credit card business grew considerably in 1993. The level of average managed credit card receivables grew 21 percent, contributing to both improved net interest income and a notable increase in fee revenue.
. Market-driven revenues, which consist primarily of profits from combined trading activities and equity securities gains, nearly doubled in 1993. The venture capital portfolio's performance was superior, generating $381 mil-lion in securities gains. Combined trading profits reached a record $285 million for the year.
. Substantial improvement in credit quality was achieved. Combined credit provisions declined from $1.107 billion in 1992 to $274 million in 1993.
. By the end of 1993, approximately 89 percent of the net value of the accelerated asset disposition portfolio had been liquidated, and net gains of $60 million were recognized as a result of transaction activity during the year.
. Net interest income on a tax-equivalent basis rose 4 percent, primarily as a result of increased earning assets volumes.

Return on common equity was 24.2 percent for 1993, compared with 1.8 percent for 1992 and 3.2 percent for 1991. Return on assets was 1.42 percent for 1993 and 0.17 percent for 1992. The Corporation's year-end 1993 common equity-to-assets ratio, net of its investment in First Chicago Capital Markets, Inc.(FCCM), was 7.2 percent, compared with 5.9 percent at December 31, 1992.

The Corporation's regulatory capital ratios continued to exceed the required minimums and the well-capitalized guidelines. The risk-based capital ratio increased to 13.6 percent at year-end 1993, while the regulatory leverage ratio increased to 8 percent. These ratios were 10.8 percent and 6.6 percent, respectively, at December 31, 1992.

The Corporation increased regulatory capital in 1993 by issuing approximately $200 million of cumulative convertible preferred stock and by increasing subordinated debt by $120 million. In 1993, the Corporation added $107 million in common equity through the successful conversion of cumulative convertible preferred stock into approximately 3 million shares of the Corporation's common stock.

NET INTEREST INCOME
Net interest income includes fundamental spreads on earning assets, as well as such items as loan fees, cash interest collections on problem loans, dividend income, interest reversals, and income or expense on interest rate derivatives used to manage interest rate risk.

Net interest income is a function of average earning assets and the net interest margin, which are presented in the following table.


- -----------------------------------------------------------------------
(Dollars in millions)      1993      1992      1991      1990      1989
- -----------------------------------------------------------------------
Net interest
 income--tax-
 equivalent basis....   $ 1,264   $ 1,217   $ 1,118   $ 1,242   $ 1,283

Average earning
 assets..............   $48,517   $46,706   $44,512   $45,502   $42,290

Net interest margin...     2.61%     2.61%     2.51%     2.73%     3.03%
- -----------------------------------------------------------------------

Net interest margin measures the efficiency of the use of the Corporation's earning assets and its underlying capital. In order to analyze fundamental trends in net interest margin, it is useful to adjust for: 1) securitization of credit card receivables and 2) the activities of FCCM.

When credit card receivables are sold in securitization transactions, the Corporation's earnings are unchanged. However, the net interest income related to these high-yield assets is displaced by increased servicing fees, net of related credit losses. The average levels of securitized receivables were $4.8 billion in 1993, $3.9 billion in 1992 and $3.3 billion in 1991. Additional information on the effect of securitization transactions on the Corporation's financial results is presented on page 64.

FCCM is the Corporation's wholly owned subsidiary engaged in permissible investment banking activities. Because capital requirements for FCCM are risk-exposure driven rather than based on asset levels, FCCM can generate substantial volumes of relatively riskless, thin-spread earning assets that require little additional capital. The Corporation's net interest margin trends can be better analyzed if these earning assets and related margins are excluded.

The following table reflects the elements of net interest margin adjusted for credit card securitizations and the activities of FCCM.

- -----------------------------------------------------------------------
(Dollars in millions)      1993      1992      1991      1990      1989
- -----------------------------------------------------------------------
Adjusted net interest
 income--tax-
 equivalent basis...    $ 1,724   $ 1,554   $ 1,401   $ 1,421   $ 1,444
Adjusted average
 earning assets.....    $46,610   $44,994   $44,857   $45,607   $43,618
Adjusted net interest
 margin.............       3.70%     3.45%     3.12%     3.12%     3.31%
- -----------------------------------------------------------------------

- -------------------------------------------------------------------------------
Steadily improved margins over the past three years were the result of a more profitable earning assets mix as well as higher net available demand deposits and capital. The more profitable earning assets mix resulted from an increase in average credit card receivables offset by a decline in average commercial loan volume. Gains on Brazilian bonds and the revaluation of the leveraged lease portfolio because of the change in the federal tax rate added 9 basis points to the adjusted net interest margin in 1993.

The cost of carrying nonperforming assets declined as average nonperforming assets (including nonperforming assets held for accelerated disposition) decreased 50 percent in 1993 to $0.6 billion. Average nonperforming assets in 1992 were $1.2 billion.

Cash interest collections on troubled-country debtor loans were $28.4 million in 1993 and $21.4 million in 1992, primarily related to Brazilian debt.

PROVISION FOR CREDIT LOSSES AND PROVISION FOR LOANS
HELD FOR ACCELERATED DISPOSITION
Details of the Corporation's 1993 credit risk management strategy and performance, including the provision for credit losses and provision for loans held for accelerated disposition, are presented in the Credit Risk Management section beginning on page 29.

NONINTEREST INCOME
Noninterest income increased 48 percent to $2.202 billion in 1993 from $1.488 billion in 1992.

- -----------------------------------------------------------------------------
(In millions)                1993       1992       1991       1990       1989
- -----------------------------------------------------------------------------
Trading account
  profits..............  $  179.7   $   67.8   $   90.7   $   60.6   $   62.7
Foreign exchange
  trading profits......     104.9      109.5       95.1      102.8       75.9
Equity securities
  gains................     480.2      204.6       63.0      105.2      109.1
Investment securi-
  ties gains (losses)..       0.3        8.6       (3.3)       7.5        1.7
                         --------   --------   --------   --------   --------
Market-driven
  revenue..............     765.1      390.5      245.5      276.1      249.4
Fiduciary and invest-
  ment manage-
  ment fees............     200.7      189.8      174.8      168.3      162.8
Credit card fee
  revenue..............     694.2      516.1      411.8      354.5      325.2
Other service
  revenue and fees.....     368.6      320.0      282.4      245.9      216.2
International fees.....      63.9       61.0       66.3       61.5       64.0
Gain on lease-
  financing
  residuals............      18.1        3.0       14.7        1.6       51.0
Other..................      31.8        7.8       14.7       35.9        6.2
                         --------   --------   --------   --------   --------
        Subtotal.......   2,142.4    1,488.2    1,210.2    1,143.8    1,074.8
Accelerated dispo-
  sition portfolio
  gains................      60.0         --         --         --         --
Gain on sale of
  investment advi-
  sory business........        --         --       15.0         --       60.4
Gain on partial set-
  tlement of pension
  obligations..........        --         --         --       55.5         --
                         --------   --------   --------   --------   --------
        Total..........  $2,202.4   $1,488.2   $1,225.2   $1,199.3   $1,135.2
                         ========   ========   ========   ========   ========
- -----------------------------------------------------------------------------

Market-driven revenues, which include trading account profits, foreign exchange trading profits, equity securities gains and investment securities gains, increased 96 percent to $765.1 million in 1993.

Trading account profits for 1993 were a record $179.7 million, up substantially from $67.8 million in 1992 and $90.7 million in 1991. Trading of interest rate derivatives generated profits of $89.8 million in 1993, $58 million in 1992 and $36.7 million in 1991. This continued improvement reflects strong performances in interest rate derivatives, international debt, municipal and loan trading.

Foreign exchange trading produced revenue of $104.9 million, compared with $109.5 million in 1992 and $95.1 million in 1991. During 1993, the foreign exchange markets experienced considerable realignment within the European monetary system. This provided opportunities for the Corporation to generate revenue based on high market volatility and strong customer demand.

Equity securities gains were $480.2 million in 1993, up from $204.6 million in 1992 and $63.0 million in 1991. The venture capital portfolio accounted for $380.7 million of the 1993 gains, a significant portion of which related to a single investment in the telecommunication services industry. Equity securities gains arise principally from the Corporation's venture capital activities, although gains also arise from corporate finance activities and from the sale of securities received in troubled-debt restructurings, as presented in the following schedule.


- --------------------------------------------------------------------
(In millions)                               1993      1992      1991
- --------------------------------------------------------------------
Venture capital.....................      $380.7    $188.1    $ 84.0
Corporate finance...................        65.0       6.3     (27.9)
Debt restructuring..................        34.5      10.2       6.9
                                          ------    ------    ------
Total equity securities gains.......      $480.2    $204.6    $ 63.0
                                          ======    ======    ======
- --------------------------------------------------------------------

The venture capital and corporate finance gains for 1993 and 1992 include changes in the fair value of the investments. The 1991 results reflect transaction-driven gains realized under the prior historical cost accounting method. Details of the venture capital activities are presented on page 29.

Fiduciary and investment management fees increased to $200.7 million in 1993 from $189.8 million in 1992 and $174.8 million in 1991. First Chicago Trust Company of N.Y., a leading provider of corporate shareholder services, generated $81.4 million of these revenues in 1993, compared with $72 million in 1992 and $59.5 million in 1991. This revenue increase primarily reflected an increased customer base.

Excluding the effects of credit card securitization, credit card fee growth was 26 percent in 1993 and 22 percent in 1992. Revenue growth in both periods resulted from increased transaction volume, due mainly to a growing card-holder base. The number of accounts at year-end 1993 was 10.3 million, compared with 8.9 million in 1992 and 7.1 million in 1991.

- -------------------------------------------------------------------------------
Other service revenue and fees for 1993 increased 15 percent to $368.6 million from $320.0 million in 1992. The growth was due primarily to increased service charges on deposit accounts, including deficient balance fees.

Transaction activity related to assets in the accelerated disposition portfolio resulted in net gains of $60 million in 1993. Details of the asset disposition portfolio activities are presented on page 30 in the Credit Risk Management section.

Other noninterest income for 1993 includes $8.5 million from the operations of other real estate assets. In 1992 and 1991, net losses of $9.3 million and $11.9 million, respectively, were incurred.

NONINTEREST EXPENSE
Operating expense in 1993 was $1.854 billion, compared with $1.764 billion in 1992 and $1.530 billion in 1991. Expense growth in 1993 reflected higher staff costs as well as volume-driven expense increases in specific business units.

- ------------------------------------------------------------------------------
(Dollars in millions)         1993       1992       1991       1990       1989
- ------------------------------------------------------------------------------
Salaries and em-
  ployee benefits......   $  853.9   $  748.0   $  722.8   $  688.8   $  677.4
Occupancy expense
  of premises, net.....      147.7      186.0      152.8      138.9      123.1
Equipment rentals,
  depreciation, and
  maintenance..........      110.3      111.2      107.5      101.5       93.0
Amortization of
  intangible assets....       87.4       76.1       69.5       68.3       63.2
Deposit insurance
  expense..............       52.9       49.9       44.0       23.2       15.6
Other..................      601.7      593.2      433.4      526.7      457.9
                          --------   --------   --------   --------   --------
    Operating
      expense..........    1,853.9    1,764.4    1,530.0    1,547.4    1,430.2
Provision for other
  real estate held for
  accelerated
  disposition..........         --      134.0         --         --         --
Provision for other
  real estate..........        4.2       56.9      104.3       24.8        2.4
Restructuring
  provision............         --         --       67.0       18.5         --
                          --------   --------   --------   --------   --------
        Total..........   $1,858.1   $1,955.3   $1,701.3   $1,590.7   $1,432.6
                          ========   ========   ========   ========   ========
Average Full-Time-
  Equivalent Staff.....     17,118     16,826     17,018     17,153     15,644
                          ========   ========   ========   ========   ========
- ------------------------------------------------------------------------------

Salaries and benefits increased due to higher performance-related expense accruals, reduced pension credits, increased 401(k) contributions and the impact of higher staff levels.

Occupancy expense decreased 21 percent in 1993. In 1992, $29.1 million of charges were incurred to establish accruals for relocations and space reductions in Chicago, New York and London. Excluding these charges, occupancy expense was 6 percent lower in 1993 than in 1992.

Amortization expense in 1993 included a $12.4 million charge for accelerated amortization of certain acquired intangibles.

In 1993, other operating expense included $13.8 million of special corporate expenses, primarily for litigation and other corporate activities. In 1992, $57 million of special charges related to the accelerated disposition program and to litigation. Excluding these charges, 1993 other operating expense increased 10 percent. The higher level of operating expense reflects increased volume-driven costs in both the corporate and institutional and the consumer banking businesses. Higher levels of bankcard solicitation costs and community banking integration costs were key factors in the increase.

APPLICABLE INCOME TAXES
The following table shows the Corporation's income before income taxes, applicable income taxes and effective tax rate for each of the past five years.

- ----------------------------------------------------------------------
(Dollars in millions)       1993      1992      1991     1990     1989
- ----------------------------------------------------------------------
Income (loss) before
  income taxes.......   $1,300.1   $(200.1)   $163.9   $312.2   $471.6
Applicable income
  taxes (benefit)....      495.6     (85.6)     47.6     62.9    112.9
Effective tax rate...       38.1%     42.8%     29.0%    20.1%    23.9%
- ----------------------------------------------------------------------

Income tax expense for 1990 and 1989 was reduced by tax benefits related to the 1987 book net operating loss and tax credit carryforwards. These benefits totaled $28.2 million in 1990 and $23.5 million in 1989. Excluding these benefits, the effective tax rate was 29.2 percent in 1990 and 28.9 percent in 1989. Differences in the adjusted effective tax rates are caused by the relationship between tax-exempt income and the level of income (loss) before income taxes.

- --------------------------------------------------------------------------------
RISK MANAGEMENT
The Corporation's various business activities generate liquidity, market and credit risks.
. Liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.
. Market risk is the possibility that future changes in market rates or prices might make the Corporation's positions less valuable.
. Credit risk is the possibility that a loss might occur from the failure of a customer to perform according to the terms of a transaction.

The Corporation is compensated by customers for assuming these risks, which is reflected in interest income, trading profits and fee income.

The Corporation is a party to a broad range of financial instruments that create risks that may or may not be reflected on a traditional balance sheet. The Corporation's risk management policies monitor and limit exposure to liquidity, market and credit risks that arise from all of these financial instruments, which can be subdivided into three categories:
. Cash financial instruments, generally characterized as on-balance-sheet transactions, include instruments such as loans, bonds, stocks and deposits.
. Credit-related financial instruments include instruments such as commitments to extend credit and standby letters of credit.
. Derivative financial instruments include instruments such as interest rate, foreign exchange, commodity price and equity price contracts, including forwards, swaps and options.

Credit-related and derivative financial instruments generally are characterized as off-balance-sheet transactions.

LIQUIDITY RISK MANAGEMENT
In order to maintain sufficient resources to meet all present and future financial obligations, the Corporation has developed liquidity policies and guidelines that are approved by the Corporation's Finance Committee and reviewed by the Examining Committee of the Board of Directors. These policies cover balance sheet assets and liabilities as well as off-balance-sheet items that are potential sources or uses of liquidity. Asset management policies set guidelines for minimum levels of liquid assets, determined largely by the Corporation's total asset volume, its off-balance-sheet funding exposures, and its ability to access market funding sources. Liability management policies emphasize diversification of funding sources across customers, maturities, products and markets.

The Corporation's Statement of Cash Flows, on page 41, presents data about cash and cash equivalents provided and used by the Corporation in its operating, investing and financing activities.

ASSET LIQUIDITY
The Corporation believes that asset liquidity is one of the most effective means for managing overall liquidity. Short-term assets defined as liquid are federal funds sold and interest-bearing deposit placements with other banks. In 1993, the Corporation targeted a range of 10 percent to 15 percent minimum ratio of liquid assets to total assets for The First National Bank of Chicago (FNBC) and FCC National Bank (FCCNB). During 1993, the Corporation maintained an average liquid asset ratio of 20 percent. The cost of maintaining this level of lower-spread liquid assets has been carefully considered against the value that these assets provide to the Corporation's overall funding strategy. This relatively high degree of liquidity allows greater flexibility in balancing the fluctuating borrowing requirements of customers against the Corporation's daily funding capacity.

The investment securities portfolio, trading account assets and securities purchased under resale agreements provide secondary sources of liquidity to the balance sheet. Generally, the debt investment securities are used to fulfill collateral-pledging requirements for certain customer deposits. Certain debt securities are available for sale in conjunction with the execution of the Corporation's asset/liability management strategy, in response to changes in interest rates or prepayment patterns, or in response to a need to increase regulatory capital, and are carried at fair value.

Equity securities held in the investment securities portfolio primarily represent the Corporation's venture capital investments, which are accounted for on a fair value basis. While ultimately providing an additional source of liquidity, these investments generally are not readily saleable due to the form or size of the Corporation's equity interest in the underlying entity.
For further information on the venture capital portfolio, see the discussion of venture capital activities on page 29.

The Corporation can sell or securitize loans to enhance balance sheet liquidity. During 1993, $1.7 billion of credit card receivables were securitized. At year-end 1993, a total of $5.0 billion in credit card receivables had been securitized. Asset securitizations enable the Corporation to diversify its funding sources and to access large amounts of term funding in a cost-effective manner.

- --------------------------------------------------------------------------------
LIABILITY LIQUIDITY
The diversification of the Corporation's liabilities among instruments, maturities and depositors is intended to minimize the total expense of gathering funds, while matching anticipated cash needs with cash sources.

FNBC has direct access to the local retail market as a source of funds. In addition, retail certificates of deposit are gathered nationally through a network of brokers. American National Bank and Trust Company of Chicago (ANBC) also has access to the local retail, business and financial institutions market.

Although retail deposits represent a growing proportion of the Corporation's funding, most of its funding is raised from nonretail sources. Management has enhanced the stability of its wholesale deposits by stressing direct dis-tribution and diversification of funding sources across customers, markets, products and maturities.

FNBC maintains relationships with large institutional depositors through established distribution networks, domestically and overseas. This approach has proved successful in creating reliable sources of funds. Overseas, funding is raised primarily from corporations, central banks and official institutions rather than through the interbank market. FNBC benefits from a diversified institutional customer base, in which concentrations among funding sources are closely monitored.

FNBC and ANBC obtain demand deposits from large corporations, middle market companies and individual consumers. Commercial paper, deposit notes, bank notes, bank investment contracts, medium-term notes and long-term debt also provide funding for the Corporation and its subsidiaries.

The Corporation has reduced its use of time deposits over the past two years and has increased its use of short-term borrowings (bank notes) in order to better match asset repricing and maturity characteristics.

The Corporation's policies and guidelines for the management of off-balance-sheet funding exposure are integrated into all its liquidity risk management activities.

In sum, the Corporation believes that its liquidity is adequate to cover anticipated needs based upon its assessment of asset liquidity, core deposit levels, direct funding sources, and contractual asset and liability maturities.

The following table shows the Corporation's deposits and other purchased funds.

DEPOSITS AND OTHER PURCHASED FUNDS
- ------------------------------------------------------------------------------------------------
December 31 (In millions)                               1993     1992     1991     1990     1989
- ------------------------------------------------------------------------------------------------
Domestic offices
  Demand...........................................  $ 8,184  $ 7,575  $ 6,200  $ 7,065  $ 5,614
  Savings..........................................    7,541    7,618    7,059    5,166    4,525
  Time
    Under $100,000.................................    2,312    2,737    3,865    3,828    4,326
    $100,000 and over..............................    2,613    3,525    5,666    6,074    5,821

Foreign offices
  Banks in foreign countries.......................    2,463    2,693    2,599    2,372    2,964
  Foreign governments and official institutions....      750      926      983      784    1,033
  Other time and savings...........................    4,126    4,493    5,439    7,022    8,513
  Other demand.....................................      197      173      280      232      139
                                                     -------  -------  -------  -------  -------
        Total deposits.............................   28,186   29,740   32,091   32,543   32,935
- ------------------------------------------------------------------------------------------------
Federal funds purchased and securities under
  repurchase agreements............................    8,255    6,962    5,145    6,250    3,676
Commercial paper...................................      164      172      226      237      952
Other funds borrowed...............................    5,843    3,997    2,712    2,770    2,596
Long-term debt.....................................    2,065    1,705    1,725    1,428    1,351
                                                     -------  -------  -------  -------  -------
        Total other purchased funds................   16,327   12,836    9,808   10,685    8,575
                                                     -------  -------  -------  -------  -------
        Total......................................  $44,513  $42,576  $41,899  $43,228  $41,510
                                                     =======  =======  =======  =======  =======
- ------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
The following table summarizes the Corporation's credit-related financial instruments, which include both commitments to extend credit and letters of credit, all of which are considered in its liquidity risk management practices.

- --------------------------------------------------------------------
December 31 (In billions)                            1993       1992
- --------------------------------------------------------------------
Unused commercial loan commitments............      $27.4      $26.7
Unused credit card lines......................       46.3       35.2
Unused home equity lines......................        0.7        0.6
Commercial letters of credit..................        0.7        0.8
Standby letters of credit and
  foreign office guarantees...................        4.7        6.2
- --------------------------------------------------------------------

Since many of the Corporation's unused commitments are expected either to expire unused or to be used only partially, the total amount of unused commitments in the table above does not necessarily represent future cash requirements.

MARKET RISK MANAGEMENT
OVERVIEW
Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Corporation maintains risk management policies that monitor and limit exposure to market risks. It strives to take advantage of the profit opportunities available in interest and exchange rate movements through its trading activities. In asset and liability management activities, the Corporation attempts to eliminate structural interest rate and foreign exchange rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about fair value of financial instruments, which reflect changes in market prices and rates, begin on page 58.

TRADING ACTIVITES
The Corporation maintains active trading positions in a variety of markets and instruments, including U.S. government securities, municipal securities and money market securities. It also maintains positions in derivative products associated with these markets and instruments, such as interest rate and currency swaps, and commodity and equity index options.

Most of the Corporation's trading activities are customer-oriented, and trading positions are established as necessary for customers. However, in order to anticipate customer demand for such transactions, the Corporation also carries an inventory in capital markets instruments, and maintains its access to market liquidity by making bid-offer prices to other market makers. These two activities constitute its proprietary trading business, but are essential in order to continue providing customers with capital markets products at competitive prices.

Many trading positions are kept open for brief periods of time, often less than one day. Other trading positions are maintained for longer periods, and these positions are valued at prevailing market rates on a present value basis. Realized and unrealized gains and losses on these trading positions are also included in noninterest income as trading account profits and foreign exchange trading profits.

Trading positions are strictly monitored at all times. The overall market risk that any business unit can assume is approved by the Examining Committee of the Board of Directors through a risk point limit. Risk points represent the amount of potential overnight loss in a capital markets product. Products that have more inherent price volatility incur more risk points. A business unit will use up more of its risk point limit if it trades in the more volatile products.
The risk point system, therefore, is the means by which the Corporation limits earnings volatility from market risk.

The Examining Committee of the Board of Directors also approves the Corporation's overall policies governing market risk. More detailed market risk policies are approved by the Corporation's Market Risk Committee, which is composed of senior capital markets managers.

In addition to managing market risk through its risk point system, each business unit establishes dollar limits governing intra-day trading activity, and allocates them to the dealers depending on their trading experience. These dol-lar limits are reviewed and approved by the Market Risk Committee.

This committee also reviews and approves statistical models used for measuring market risk, or for pricing and hedging transactions; reviews audit and internal control issues arising from the Corporation's trading operations; and approves the business plans for new capital markets activities.

Independent oversight of trading activities is provided by the Market Risk Management Department. As part of this oversight role, the Market Risk Management Department monitors the credit risk associated with capital market products.

The credit exposure for certain derivative financial instruments fluctuates as market prices change. As a result, the credit exposure for these derivative instruments includes both the current fair value of the instrument and an incre-mental amount that represents the potential movement in its fair value over the remaining life. This incremental amount of credit exposure is calculated using statistical models that estimate the change over time in exchange rates, interest rates and other market indices.

The resultant credit exposure is used in monitoring total customer credit exposure and in the management of credit risks associated with capital markets products.

- -------------------------------------------------------------------------------
STRUCTURAL INTEREST RATE RISK MANAGEMENT
The Corporation manages interest rate risk in several ways, including limitations on earnings volatility, monitoring of duration of equity, stress testing of net interest income and traditional gap analysis. The Corporation's interest rate risk profile has been minimal, operating within a policy intended to limit volatility of annual earnings due to interest rate changes. A 100 basis point change in interest rates would affect the Corporation's annual pretax earnings by only an estimated $14 million. This minimal sensitivity has largely been accomplished through asset-pricing strategies and disciplined funding procedures.

Whenever possible, assets are funded with liability instruments of similar interest rate sensitivity, thereby reducing structural interest rate risk and stabilizing returns. If a liability with the desired characteristics is not readily available in the cash market, derivatives such as interest rate swaps are used to alter the characteristics of those liabilities that are readily available. Interest rate swaps are entered into covering the specific amount and term of the associated liability. The notional principal amount of these matched interest rate swaps totaled $2.8 billion as of December 31, 1993. Since matched swaps are associated only with contractual financial instruments that have spe-cific rates and maturities, the Corporation has no exposure to roll-over risk since the amount and maturity of the swap and the related liability are identical. Substantially all interest rate swaps used in this activity are "plain vanilla" interest rate swaps.

Certain assets have indefinite maturities or interest rate sensitivities and are not readily matched with specific liabilities. Such assets are funded by liability pools based on the asset's estimated maturity and repricing characteristics. For example, domestic floating-rate loans are funded by a short-term liability pool that reprices frequently, while fixed-rate credit card loans are funded by a longer-term liability pool that reprices less frequently. Overall, this matched funding strategy has resulted in a more stable net interest margin for the Corporation.

This disciplined approach to matching the interest rate risk characteristics of assets and liabilities significantly reduces the structural interest rate risk inherent in the Corporation's balance sheet. Residual structural interest rate risk can be further reduced through the use of interest rate derivatives (gap swaps) used to offset net overall positions rather than specific assets or liabilities. At year-end 1993, the Corporation had $3.4 billion notional principal amount of interest rate swap contracts outstanding that were used to manage gap exposure. Of this amount, $1.3 billion matures during 1994, and $0.9 billion will mature in 1995.

Interest rate derivative financial instruments used by the Corporation to manage interest rate exposure reduce the volatility of net interest margin. Without the use of these instruments, net interest margin would have declined by 35 basis points in 1993; by 32 basis points in 1992; and by 8 basis points in 1991.

ASSET AND LIABILITY MANAGEMENT SWAPS
- --------------------------------------------------------------------------------------------
(Dollars in millions)           Specific Exposures        Gap Exposures            Total
                                ------------------       --------------       --------------
Expiry                              Amount   Yield       Amount   Yield       Amount   Yield
- --------------------------------------------------------------------------------------------
1994..........................      $1,591    4.58%      $1,321    5.42%      $2,912    4.96%
1995..........................         507    6.44          887    4.66        1,394    5.31
1996..........................         799    7.14          989    7.01        1,788    7.07
1997..........................         865    6.00          189    6.11        1,054    6.02
1998..........................         192    6.13            2    6.35          194    6.13
1999..........................          55    8.84           --      --           55    8.84
2000..........................          32    4.99           --      --           32    4.99
2001..........................         308    8.26           --      --          308    8.26
2002..........................         207    7.69           --      --          207    7.69
2003..........................         406    6.68           --      --          406    6.68
2004 and beyond...............         194    6.70           --      --          194    6.70
                                    ------    ----       ------    ----       ------    ----
    Total.....................      $5,156    6.09%      $3,388    5.72%      $8,544    5.95%
                                    ======    ====       ======    ====       ======    ====
- --------------------------------------------------------------------------------------------

                                      27

- -------------------------------------------------------------------------------
The sale of floating- and fixed-rate credit card receivables as securities to investors subjects the Corporation's servicing revenue to interest rate risk.
The Corporation uses interest rate derivatives to reduce the volatility of the servicing income on credit card securitizations. Without the use of these instruments, credit card fee revenue would have been reduced by $67 million in 1993, $57 million in 1992, and $19 million in 1991. The terms of these deriv-atives match the terms of the credit card securitizations.

The degree of structural interest rate sensitivity (i.e. mismatching) is monitored using various methods, including interest rate gap analysis. An interest rate gap is the difference between volumes of assets and liabilities maturing or repricing during a future time interval. To reflect anticipated prepayments, certain asset and liability categories are stated at an estimated rather than a contractual maturity. This ``managerial'' gap is used to monitor the Corporation's domestic earning assets. Interest rate risks in trading positions and in overseas earning asset positions are excluded from gap analysis and are controlled as trading risks. Securitized credit card receivables are added to the gap analysis since, as discussed above, they subject the Corporation to interest rate risk. These securitized receivables amounted to $5 billion at the end of 1993.

At December 31, 1993, assets repricing within one year exceeded liabilities repricing within one year by $683 million, or less than 2 percent of total domestic assets, operating within the Corporation's policy of limiting earnings volatility. With a positive gap, the net interest margin will widen with an increase in interest rates and narrow with a decrease in rates. The "managerial" gaps are presented in the following table.

INTEREST RATE SENSITIVITY
- ------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                          Up to       1 to 3      3 to 6    6 Months        After
(In millions)                                            1 Month       Months      Months   to 1 Year       1 Year       Total
- ------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans............................................      $15,519      $ 2,721      $  965     $   335      $ 6,036     $25,576
  Investment securities............................          302          222         254         127        1,350       2,255
  Other assets.....................................       16,376        1,225          58           7        2,452      20,118
                                                         -------      -------      ------     -------      -------     -------
    Total assets...................................      $32,197      $ 4,168      $1,277     $   469      $ 9,838     $47,949
                                                         =======      =======      ======     =======      =======     =======
- ------------------------------------------------------------------------------------------------------------------------------
Liabilities and equity
  Deposits.........................................      $ 6,484      $ 5,152      $  840     $ 1,228      $ 5,633     $19,337
  Other liabilities................................       15,481        1,715         397         918        5,837      24,348
  Equity...........................................          121          191         150          --        3,802       4,264
  Effect of off-balance-sheet
    instruments....................................        3,625        3,331        (767)     (1,438)      (4,751)         --
                                                         -------      -------      ------     -------      -------     -------
    Total liabilities and equity (including
    effect of off-balance-sheet instruments).......      $25,711      $10,389      $  620     $   708      $10,521     $47,949
                                                         =======      =======      ======     =======      =======     =======
- ------------------------------------------------------------------------------------------------------------------------------
Gap (assets less liabilities and equity, including
  effect of off-balance-sheet instruments).........      $ 6,486      $(6,221)     $  657     $  (239)     $  (683)    $    --
- ------------------------------------------------------------------------------------------------------------------------------
  Cumulative gap...................................      $ 6,486      $   265      $  922     $   683      $    --     $    --
- ------------------------------------------------------------------------------------------------------------------------------

The following table presents the gross notional principal amounts of outstanding interest rate swap agreements included in the interest rate sensitivity table, identified by the underlying interest rate exposures.

- --------------------------------------------------------------------
                                                        DECEMBER 31,
(In millions)                                                   1993
- --------------------------------------------------------------------
Swaps associated with loans............................      $  468
Swaps associated with securitized
  credit card receivables..............................       1,845
Swaps associated with deposits.........................         543
Swaps associated with other liabilities................       2,300
Swaps against gap position.............................       3,388
                                                             ------
      Total............................................      $8,544
                                                             ======
- --------------------------------------------------------------------

Gap analysis provides a static view of interest rate sensitivity caused by mismatching. Forecasts and simulations of net interest margin and product behavior are used to supplement gap analysis and to identify dynamic interest rate sensitivity. In addition, the Corporation employs duration analysis to estimate the amount of equity value at risk due to interest rate changes.

- -------------------------------------------------------------------------------
FOREIGN EXCHANGE RISK MANAGEMENT
Wherever possible, foreign currency-denominated assets are funded with liability instruments denominated in the same currency. If a liability denominated in the same currency is not immediately available or desired, a forward foreign exchange contract is used to fully hedge the foreign exchange risk due to cross-currency funding.

To minimize the earnings and capital impact of translation gains or losses measured on an after-tax basis, the Corporation uses forward foreign exchange contracts to hedge the exposure created by investments in overseas branches and subsidiaries.

VENTURE CAPITAL ACTIVITIES
The Corporation's portfolio of venture capital investments is composed of publicly traded equity securities held directly, publicly traded equity securities held indirectly (e.g., through limited partnerships), and investments in private companies. During 1992, the Corporation announced its intent to alter significantly its participation in the venture capital business. The existing portfolio is planned to be liquidated in an orderly fashion over the next five to seven years. New investments will be made primarily through participation in a venture capital fund that has been established by the former management of the Corporation's venture capital subsidiaries, and other existing commitments.

Also during 1992, the Corporation adopted fair value accounting for its venture capital portfolio. Under this method, fair value of publicly traded securities is determined by quoted market valuations, adjusted for illiquidity of the investments due to the size or nature of the Corporation's holdings. Privately held securities are valued using traditional valuation techniques applied in a conservative manner.

VENTURE CAPITAL PORTFOLIO
- --------------------------------------------------------------------
                                 Investments   Investments
December 31, 1993                       Held          Held
(Dollars in millions)               Directly    Indirectly     Total
- --------------------------------------------------------------------
Publicly traded equity
investments
  Gross value..................        $ 452         $ 572    $1,024
  Discount.....................         (105)         (145)     (250)
                                       -----         -----    ------
    Fair value.................        $ 347         $ 427       774
                                       =====         =====
Number of investments..........           16            25
Discount ranges................        0%-25%           25%
Investments in private
  companies....................                                  691
                                                              ------
Total..........................                               $1,465
                                                              ======
- --------------------------------------------------------------------

Fair value accounting for venture capital investments significantly increased the volatility of the Corporation's reported earnings. During 1993, the Corporation embarked on a program intended to reduce that volatility to a specified objective through sale of investments and hedging using equity derivatives. Under this program, the Corporation purchases put options on specific securities, and simultaneously sells call options of identical term and volume. As of December 31, 1993, approximately 9 percent of the venture capital portfolio had been hedged in this manner. Without the use of equity derivatives, equity securities gains would have been increased by $20 million in 1993. During 1994, management intends to employ this and other techniques to more fully hedge the price risk inherent in this portfolio.

The following table provides fair value and sale information on the portfolio during 1993.

VENTURE CAPITAL PORTFOLIO ACTIVITY
- ---------------------------------------------------------------------
                                    Publicly
                                      Traded      Private
(In millions)                      Companies    Companies       Total
- ---------------------------------------------------------------------
Fair value, December 31, 1992....     $  542        $ 939      $1,481
Additional investments...........         14          174         188
Appreciation recorded as
  equity securities gains........        417           49         466
Sales and dispositions...........       (284)        (240)       (524)
Other (1)(2).....................         85         (231)       (146)
                                      ------        -----      ------
Fair value, December 31, 1993....     $  774        $ 691      $1,465
                                      ======        =====      ======
Unrealized appreciation
  (depreciation) at
    December 31, 1993............     $  531        $ (21)     $  510
                                      ======        =====      ======

- ---------------------------------------------------------------------

(1) For publicly traded companies, primarily transfers from private classification.
(2) For private companies, primarily cash distributions from limited partnership interests, transfers to public classification and principal repayments.

In addition to the $1.5 billion of investments in the venture capital portfolio at December 31, 1993, there were unfunded commitments of $287 million.

CREDIT RISK MANAGEMENT
OVERVIEW
The Corporation has developed policies and procedures to manage the level and composition of risk in its credit portfolio. The objective of this credit risk management process is to reduce the risk of a loss resulting from a customer's failure to perform according to the terms of a transaction.

Customer transactions create credit exposure that is reported both on and off the Corporation's balance sheet. On-balance-sheet credit exposure consists of cash financial instruments such as loans, leases and acceptances.
Off-balance-sheet credit exposure includes credit-related and derivative financial instruments.

Credit exposure is managed according to a clearly defined process. The Credit Strategy Committee is responsible for the strategic direction and management oversight of that process, the elements of which include:
. identifying the types of customers that are consistent with the Corporation's strategic business objectives;
. assessing the credit structure, return and potential risk of loss for any extension of credit within market-driven guidelines and prudent banking practice;
. monitoring the financial performance and compliance with contractual obligations of credit customers in order to identify deterioration on a timely basis;
. reviewing the credit portfolio to verify the risk assessment of individual credits and to assess the risk profile and composition of the portfolio;
. verifying that policies and procedures have been followed in the initial underwriting and ongoing monitoring of the credit portfolio.

- -------------------------------------------------------------------------------
A major element of the credit risk management process is portfolio diversification, which is achieved by limiting credit concentrations in a number of ways. Concentrations to individual customers or a related group of customers are limited according to the degree of repayment risk. In addition, concentrations are limited on a portfolio basis by risk rating, credit product, industry and geography.

ACCELERATED ASSET DISPOSITION PORTFOLIO
In the third quarter of 1992, the Corporation initiated an accelerated disposition program, and certain real estate-related assets were transferred to this portfolio at their estimated disposition values. The assets in this portfolio are carried at the lower of this established carrying value or estimated disposition value.

Significant progress has been made in reducing the accelerated disposition portfolio. After 15 months, the Corporation was far ahead of the ``price and pace'' goals it established for this program. Approximately 89 percent of the portfolio's net value had been liquidated by year-end 1993. During 1993, assets having nearly $1.8 billion in original contractual exposure were sold or otherwise liquidated. This resulted in a $911 million reduction in the portfolio's carrying value and the recognition of net gains of $60 million in other income during 1993. The carrying value of the remaining assets in the portfolio was $126 million at year-end 1993, representing 26 percent of their original contractual exposure.

The following tables show the composition of the accelerated asset disposition portfolio since December 31, 1992.


ACCELERATED ASSET DISPOSITION PORTFOLIO--EXPOSURE
- -----------------------------------------------------------------------------------------------------------
                                                 December 31  September 30   June 30  March 31  December 31
(Dollars in millions)                                   1993          1993      1993      1993         1992
- -----------------------------------------------------------------------------------------------------------
Loans
  Performing....................................        $ 20          $111      $163      $244       $  504
  Nonperforming.................................          16            21        27        70          115
Other real estate assets........................          71            79       165       207          257
                                                        ----          ----      ----      ----       ------
        Subtotal................................         107           211       355       521          876
Off-balance-sheet exposure......................          19            33        47        74          161
                                                        ----          ----      ----      ----       ------
        Total portfolio.........................        $126          $244      $402      $595       $1,037
                                                        ====          ====      ====      ====       ======
Disposition value as a percentage of original
  contractual exposure..........................          26%           33%       38%       41%          46%
                                                          ===           ===       ===       ===          ===
- -----------------------------------------------------------------------------------------------------------


RECONCILIATION OF DISPOSITION VALUE
- --------------------------------------------------------------------
(In millions)                                       1993        1992
- --------------------------------------------------------------------
Disposition value at beginning of period....      $1,037      $1,192
Sales and settlements (1)...................        (876)       (154)
Other, net (2)..............................         (35)         (1)
                                                  ------      ------
Disposition value at end of period..........      $  126      $1,037
                                                  ======      ======
- --------------------------------------------------------------------

(1) For the 12 months ended December 31, 1993, $128 million of proceeds were received in excess of the estimated disposition value, and $68 million of valuation adjustments were made to maintain the valuation of the portfolio at its estimated disposition value.
(2) Primarily reflects partial payments and the expiration of unused commitments.

REMAINING CREDIT PORTFOLIO
The quality of the remaining credit portfolio, which includes all credit exposure that was not transferred to the accelerated asset disposition portfolio, improved in 1993. Nonperforming assets at year-end 1993 were $277 million, or 1.2 percent of related assets. This was the lowest absolute level of nonperforming assets since 1976.

- -------------------------------------------------------------------------------------------------------------------------------
FIVE-YEAR SELECTED STATISTICAL INFORMATION
- -------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                              1993          1992          1991          1990          1989
- -------------------------------------------------------------------------------------------------------------------------------
At Year-End
Loans outstanding........................................       $23,103       $22,692       $25,661       $27,706       $29,725
Nonperforming loans......................................           234           391           843           854           953
Other real estate, net...................................            43            23           457           529           175
Nonperforming assets.....................................           277           414         1,300         1,383         1,128
Allowance for credit losses (1)..........................           683           624           759           897         1,232
Nonperforming loans/loans outstanding....................           1.0%          1.7%          3.3%          3.1%          3.2%
Nonperforming assets/loans outstanding and
  other real estate, net.................................           1.2           1.8           5.0           4.9           3.8
Allowance for credit losses/loans outstanding (1)........           3.0           2.8           3.0           3.2           4.1
Allowance for credit losses/nonperforming loans (1)......           292           160            90           105           129

For the Year
Average loans outstanding................................       $21,997       $24,347       $27,281       $30,609       $29,239
Net charge-offs (2)......................................           182           373           550           781           518
Net charge-offs/average loans............................           0.8%          1.5%          2.0%          2.6%          1.8%
- -------------------------------------------------------------------------------------------------------------------------------

(1) The reserve related to securitized credit card receivables has been transferred to other assets for all periods presented.
(2) Excludes $636 million of loan charge-offs in 1992 recorded upon transfer to the accelerated disposition portfolio.

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is maintained at a level considered adequate to provide for inherent losses in the credit portfolio. The Corporation evaluates the adequacy of the allowance each quarter and reports the findings to a committee of the Board of Directors. After reviewing the adequacy of the allowance, the committee approves the provision for credit losses.

The Corporation's provision for credit losses decreased to $270 million in 1993 from $425 million in 1992. A $28 million increase in the consumer provision in 1993 was offset by a $183 million reduction in the commercial provision. The increase in the consumer provision was primarily the result of growth in credit card receivables. The decline in the commercial provision indicates improved overall portfolio quality.

Although the allowance for credit losses is available to absorb potential losses inherent in the Corporation's total credit portfolio, its composition reflects an internal allocation to the consumer and commercial segments.

The allowance for credit losses is tested by analyzing total credit exposure to customers including loans, federal funds sold, deposit placements and off-balance-sheet exposures for credit-related and derivative financial instruments. The method used to test the adequacy of the allowance has four elements. First, the consumer reserve is established based on a statistical analysis of historical loss. Second, specific reserves are allocated for commercial credits that have identified loss potential. Third, a reserve for potential losses not specifically identified, which are inherent in the commercial credit portfolio, is computed by assigning a specific reserve factor to each risk category of the portfolio based on a statistical analysis of the Corporation's history. Fourth, management's best judgment is applied to determine any additional amount needed for loss potential based largely on portfolio trends and an assessment of the impact of the current economic environment.









































- --------------------------------------------------------------------
(Dollars in millions)                                 1993
- --------------------------------------------------------------------
                                  Commercial      Consumer     Total
- --------------------------------------------------------------------
Balance, beginning of period.....       $488         $ 136     $ 624
Provision for credit losses......         78           192       270
Net charge-offs..................        (78)         (104)     (182)
Other, transferred to other
  assets, related to securitized
  receivables....................         --           (29)      (29)
                                        ----         -----     -----
Balance, end of period...........       $488         $ 195     $ 683
                                        ====         =====     =====
Allowance as a percentage of
  loans outstanding..............        3.4%          2.2%      3.0%
Allowance as a percentage of
  nonperforming loans............        209            --       292
- --------------------------------------------------------------------

- --------------------------------------------------------------------
                                                      1992
- --------------------------------------------------------------------
                                  Commercial      Consumer     Total
- --------------------------------------------------------------------
Balance, beginning of period....       $ 627         $ 132     $ 759
Provision for credit losses.....         261           164       425
Provision for loans held for
  accelerated disposition.......         491            --       491
Net charge-offs.................        (255)         (118)     (373)
Charge-offs of loans upon
  transfer to accelerated
  disposition portfolio.........        (636)           --      (636)
Other, transferred to other
  assets, related to securitized
  receivables...................          --           (42)      (42)
                                       -----         -----     -----
Balance, end of period..........       $ 488         $ 136     $ 624
                                       =====         =====     =====
Allowance as a percentage of
  loans outstanding.............         3.1%          2.0%      2.8%
Allowance as a percentage of
  nonperforming loans (1).......         125            --       160
- --------------------------------------------------------------------

(1) Excludes assets transferred to the accelerated disposition portfolio.

At year-end 1993, the Corporation reclassified its reserve for securitized credit card receivables from the allowance for credit losses to other assets. This reclassification was made to conform to prevalent industry practice and had no impact on reserves available for losses or on reported earnings. All comparative data and related ratios have been adjusted to reflect this reclassification.

- -------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonperforming assets, which consist of nonperforming loans and other real estate, decreased from $414 million at December 31, 1992, to $277 million at December 31, 1993. Although quarterly fluctuations may occur, the Corporation does not expect nonperforming assets to increase significantly in 1994.


NONPERFORMING ASSETS
- -------------------------------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                                1993         1992         1991         1990         1989
- -------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
  Commercial real estate..................................       $108         $ 93       $  309       $  274       $  172
  Troubled-country debtor.................................         50           76          150          210          536
  Other...................................................         76          222          384          370          245
                                                                 ----         ----       ------       ------       ------
    Total nonperforming loans.............................        234          391          843          854          953
Other real estate, net
  Owned assets............................................         29           10          283          433           46
  In-substance foreclosed assets..........................         14           13          174           96          129
                                                                 ----         ----       ------       ------       ------
    Total other real estate, net..........................         43           23          457          529          175
                                                                 ----         ----       ------       ------       ------
    Total nonperforming assets............................       $277         $414       $1,300       $1,383       $1,128
                                                                 ====         ====       ======       ======       ======
- -------------------------------------------------------------------------------------------------------------------------
Nonperforming loans/loans outstanding.....................        1.0%         1.7%         3.3%         3.1%         3.2%
Nonperforming assets/loans outstanding and
  other real estate, net..................................        1.2          1.8          5.0          4.9          3.8
- -------------------------------------------------------------------------------------------------------------------------

NONPERFORMING LOANS
Nonperforming loans include loans on which the Corporation does not accrue interest (nonaccrual loans) and loans that bear a rate of interest that has been reduced below market rates due to the deteriorating financial condition of the borrower (accrual renegotiated loans).

NONPERFORMING LOANS
- -------------------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                        1993         1992         1991         1990         1989
- -------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans..........................................       $230         $386         $838         $844         $942
Accrual renegotiated loans................................          4            5            5           10           11
                                                                 ----         ----         ----         ----         ----
            Total nonperforming loans.....................       $234         $391         $843         $854         $953
                                                                 ====         ====         ====         ====         ====
Nonperforming loans
  Domestic................................................       $171         $286         $645         $620         $381
  Foreign.................................................         63          105          198          234          572
                                                                 ----         ----         ----         ----         ----
            Total nonperforming loans.....................       $234         $391         $843         $854         $953
                                                                 ====         ====         ====         ====         ====
- -------------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF CHANGE IN NONPERFORMING LOANS
- -----------------------------------------------------------------------------
                                     Commercial
(In millions)                       Real Estate         Other           Total
- -----------------------------------------------------------------------------
Nonperforming loans--
  December 31, 1992.............          $  93          $298           $ 391
Loans placed on
  nonperforming status..........            263            99             362
Charge-offs.....................            (53)          (70)           (123)
Transferred to other
  real estate...................            (51)           --             (51)
Sales and dispositions..........             --           (82)            (82)
Transferred to accrual
  status........................           (107)          (60)           (167)
Other, principally
  payments......................            (37)          (59)            (96)
                                          -----          ----           -----
Nonperforming loans--
  December 31, 1993.............          $ 108          $126           $ 234
                                          =====          ====           =====
- -----------------------------------------------------------------------------

OTHER REAL ESTATE
Other real estate includes assets that either have been acquired in satisfaction of debt or have been classified as in-substance foreclosures. The Corporation believes that taking title to real estate assets improves its ability to sta-bilize property values and liquidate those assets.

The Corporation had $43 million of other real estate at year-end 1993, compared with $23 million at year-end 1992. The provision for other real estate was $4 million in 1993, compared with $57 million (including provisions related to the transfer of assets to the asset disposition portfolio) in 1992. Operating results for other real estate assets were essentially break-even in 1993, versus $7 million in losses in 1992.

- -----------------------------------------------------------------------------------------------------------------
Consumer Loans
- -----------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                    1993        1992        1991        1990        1989
- -----------------------------------------------------------------------------------------------------------------
Credit card loans....................................     $ 5,778     $ 4,135      $3,843      $3,930      $5,099
Other consumer loans.................................       2,896       2,737       2,482       2,494       2,791
Securitized credit card receivables..................       4,958       4,500       3,573       3,130       1,595
                                                          -------     -------      ------      ------      ------
        Total........................................     $13,632     $11,372      $9,898      $9,554      $9,485
                                                          =======     =======      ======      ======      ======
- -----------------------------------------------------------------------------------------------------------------

AVERAGE CREDIT CARD RECEIVABLES
- -----------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                        1993        1992        1991        1990        1989
- -----------------------------------------------------------------------------------------------------------------
Credit card loans outstanding........................      $4,170      $3,537      $3,516      $4,497      $4,190
Securitized credit card receivables..................       4,839       3,918       3,320       2,063       1,800
                                                           ------      ------      ------      ------      ------
Total credit card receivables........................      $9,009      $7,455      $6,836      $6,560      $5,990
                                                           ======      ======      ======      ======      ======
Total net charge-offs (including securitizations)....      $  332      $  316      $  309      $  245      $  208
                                                           ======      ======      ======      ======      ======
Net charge-offs/average total receivables............         3.7%        4.2%        4.5%        3.7%        3.5%
                                                              ===         ===         ===         ===         ===
- -----------------------------------------------------------------------------------------------------------------

CONSUMER RISK MANAGEMENT
Consumer loans consist of credit card receivables as well as home mortgage loans, home equity loans and other forms of installment credit. The consumer loan portfolio increased $1.8 billion during the year to $8.7 billion at year-end 1993. Including securitized credit card receivables, the consumer portfolio increased $2.3 billion, or 20 percent, to $13.6 billion at year-end 1993.

The consumer risk management process focuses on the credit card segment separately from other parts of the portfolio. For both the on-balance-sheet and the securitized credit card portfolios, loss potential is tested using statistically expected levels of losses based on the source, age and other risk characteristics of each portfolio.

For the other segments of the consumer portfolio, reserve factors are based on the Corporation's historical loss experience for similar credits, as well as on industry averages.

At year-end 1993, the allowance for credit losses related to the consumer portfolio was $195 million, or 2.2 percent of loans. Comparable figures for 1992 were $136 million, or 2 percent. Net charge-offs in 1993 were $104 million, compared with $118 million in 1992. The 1993 decrease resulted from a higher level of securitized credit card receivables and the impact of the improving economy on the cardholder base.

Total credit card receivables (held in the portfolio plus sold to investors through securitization transactions) were $10.7 billion at December 31, 1993, a 24 percent increase from $8.6 billion at December 31, 1992.

Net charge-offs in 1993 for the total owned and securitized credit card portfolio were $332 million, or 3.7 percent of receivables, compared with $316 million, or 4.2 percent of receivables, in 1992. The Corporation expects the net charge-off rate in 1994 to be similar to that in 1993. Management continues to maintain tight approval standards for new accounts and has implemented policies and procedures intended to minimize losses from existing accounts.

COMMERCIAL RISK MANAGEMENT
The commercial risk portfolio includes all domestic commercial credit exposure and all foreign exposure, including obligors defined as troubled-country debtors in countries that have been unable or unwilling to service their external obligations on originally contracted terms.

Credit exposure includes the credit risks associated with both on-and off-balance-sheet-financial instruments. Credit risks from off-balance-sheet instruments arise from credit-related and derivative financial instruments.

See Note 15 on page 56 for information related to the credit exposure associated with these off-balance-sheet instruments.

In the commercial portfolio, credit quality is rated according to nine defined levels of credit risk. The lower five categories of credit risk are equivalent to the four bank regulatory classifications: Special Mention, Substandard, Doubtful and Loss. These categories define levels of credit deterioration where it may be increasingly difficult for the Corporation to be fully repaid without restructuring the credit. Credits that are Doubtful are likely to result in some principal loss. Those portions of credits classified as Loss are charged off.

Each quarter, the Corporation conducts an asset-by-asset review of significant lower-rated credit or country exposure. Potential losses are identified during this review, and reserves are established accordingly.

Commercial loans declined 9 percent from $15.8 billion at December 31, 1992, to $14.4 billion at December 31, 1993. The reduction was due to a strategic decision by the Corporation to focus on improving the profitability of the loan product, which resulted in a reduction in credit exposure for certain relationships.

Total net charge-offs in the commercial portfolio decreased to $78 million in 1993 from $255 million in 1992. The provision for commercial credit losses decreased to $78 million in 1993 from $261 million in 1992; this represents 54 basis points of related loans, a significant improvement from 165 basis points in 1992. The year-end commercial reserve of $488 million represented 3.4 percent of total commercial loans and 209 percent of related nonperforming loans.

- -------------------------------------------------------------------------------
COMMERCIAL REAL ESTATE
Commercial real estate consists primarily of loans secured by real estate, as well as certain loans that are real estate-related. A loan is categorized as real estate-related when 80 percent or more of the borrower's revenues are derived from real estate activities and the loan is not collateralized by cash or marketable securities.

At December 31, 1993, commercial real estate loans totaled $2.474 billion, of which 83 percent were loans under $20 million, with the remaining loans between $20 million and $40 million. Of the total, 97 percent were to domestic borrowers and the remaining 3 percent were to foreign borrowers.

During 1993, net charge-offs in the commercial real estate portfolio segment were $51 million. Nonperforming commercial real estate assets, including other real estate, totaled $151 million, or 6 percent of related assets, at December 31, 1993.

Some U.S. commercial real estate markets appear to be stabilizing while others remain depressed. As a result, individual assets in the existing commercial real estate portfolio may continue to deteriorate in 1994.

- -----------------------------------------------------------------------------------------------------
COMMERCIAL REAL ESTATE ASSETS
- -----------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                1993        1992        1991        1990        1989
- -----------------------------------------------------------------------------------------------------
Commercial real estate loans..............     $2,474      $2,795      $4,403      $4,927      $4,602
Nonperforming loans.......................        108          93         309         274         172
Other real estate, net....................         43          23         457         529         175
Nonperforming assets......................        151         116         766         803         347
Net loan charge-offs......................         51         127         183          79          15
Nonperforming assets/loans outstanding
  and other real estate, net..............        6.0%        4.1%       15.8%       14.7%        7.3%
- -----------------------------------------------------------------------------------------------------

The real estate portfolio is diversified by geographic region, type of project and customer. The following table shows loans secured by real estate identified by both geographic region and collateral type. Since real estate-related loans are not in all cases geographic- or property-specific, such loans are not included in the table below. At December 31, 1993, real estate-related loans totaled $195 million, of which $3 million were nonperforming.

COMMERCIAL REAL ESTATE ASSETS
- ---------------------------------------------------------------------------------------------------------------
December 31, 1993 (Dollars in millions)
- ---------------------------------------------------------------------------------------------------------------
                                                                          Industrial/
                                        Office           Shopping    Land    Service
Geographic Region                    Buildings   Hotels   Centers   Loans    Centers   Other    Total   Percent
- ---------------------------------------------------------------------------------------------------------------
Loans secured by real estate:
Chicago............................       $242     $ 31      $150    $ 79       $554    $613   $1,669        73%
Southeast..........................         23       23        43      --          5       6      100         5
Los Angeles........................         32       11        16      --         13      23       95         4
Other California...................         11       31        17      --         10      23       92         4
Other Midwest......................         33        5        14       3          7       4       66         3
Arizona/Colorado/Texas.............          3       15        --      27          5      --       50         2
Other..............................         78       69        37       6          9       8      207         9
                                          ----     ----      ----    ----       ----    ----   ------       ---
        Total loans secured
          by real estate...........       $422     $185      $277    $115       $603    $677   $2,279       100%
                                          ====     ====      ====    ====       ====    ====   ======       ===
- ---------------------------------------------------------------------------------------------------------------
Nonperforming loans secured
  by real estate...................       $ 27     $  2      $  3    $ 28       $ 22    $ 23   $  105        --
Other real estate..................          1       --        14       8          9      11       43        --
- ---------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation enters into a variety of derivative financial instruments in its trading, asset and liability management, and venture capital activities. Derivative financial instruments include interest rate, currency, commodity and equity swaps, forwards, futures, options, caps, floors, collars, forward rate agreements, and other conditional or exchange contracts. See Note 15 on page
56 for a discussion of the nature and terms of derivative financial instruments.

NOTIONAL PRINCIPAL OR CONTRACTUAL AMOUNTS OF
DERIVATIVE FINANCIAL INSTRUMENTS
The following table represents the gross notional principal or contractual amounts of outstanding derivative financial instruments used in the Corporation's trading, asset and liability management, and venture capital activities. The amounts do not represent the market or credit risk associated with these derivative financial instruments, but rather give an indication of the volume of the transactions. These amounts greatly exceed the credit risk associated with these derivative financial instruments and do not reflect the netting of offsetting transactions.

- --------------------------------------------------------------------
                                       Asset and
December 31, 1993                      Liability   Venture
(In billions)               Trading   Management   Capital     Total
- --------------------------------------------------------------------
Foreign exchange
  contracts.............     $219.4        $ 1.1      $ --    $220.5
Interest rate
  contracts.............      200.7          8.5        --     209.2
Other contracts.........        0.8          0.8       0.1       1.7
                             ------        -----      ----    ------
    Total...............     $420.9        $10.4      $0.1    $431.4
                             ======        =====      ====    ======
- --------------------------------------------------------------------

ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS
Derivative financial instruments used in trading and venture capital activities are valued at prevailing market rates on a present value basis. Realized and unrealized gains and losses are included in noninterest income as trading account profits, foreign exchange trading profits and equity securities gains. Where appropriate, compensation for credit risk and ongoing servicing is deferred and taken into income over the term of the derivatives. Any gain or loss on the early termination of an interest rate swap used in trading activities is recognized currently in trading account profits.

Interest rate derivative financial instruments are used to reduce the risk of a specific asset or liability position or to adjust a specific interest rate exposure that is identified by the Corporation's asset and liability monitoring process.

Income or expense on most derivative financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest rate exposures over the periods covered by the contracts. If an interest rate swap that is used to manage interest rate risk is terminated early, any resulting gain or loss is deferred and amortized as an adjustment to the yield of the underlying interest rate exposure position over the remaining periods originally covered by the terminated swap.

INCOME RESULTING FROM DERIVATIVE FINANCIAL INSTRUMENTS
A discussion of the Corporation's noninterest income, which includes income resulting from derivatives used in trading and venture capital activities, is on pages 22 and 23.

A discussion of the Corporation's structural interest rate risk management, which addresses income resulting from derivatives used in asset and liability management activities, is on pages 27 and 28.

Deferred gains and losses on the early termination of interest rate swaps used to manage interest rate risk total a net deferred gain of $93 million as of December 31, 1993. A significant portion of these deferred gains related to securitized credit card receivables. This amount is scheduled to be amortized into income in the following periods: $44 million in 1994, $28 million in 1995, $19 million in 1996 and $2 million thereafter.

CREDIT EXPOSURE RESULTING FROM
DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation maintains risk management policies that monitor and limit exposure to credit risks. For a further discussion of credit risks, see the Credit Risk Management discussion on page 29.

The Corporation's credit exposure resulting from derivative financial instruments is represented by their fair value amounts, increased by an estimate of maximum adverse position exposure. The incremental amount of credit exposure for potential adverse movement is calculated by using a statistical model that estimates changes over time in exchange rates, interest rates and other relevant factors. Credit exposure amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, commodity prices and equity prices. These amounts may be overstated because they do not consider collateral and other security or the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights. Gross credit exposure is presented in the following table.














- --------------------------------------------------------------------
December 31 (In billions)                            1993       1992
- --------------------------------------------------------------------
Interest rate contracts.......................      $ 3.9      $ 2.8
Foreign exchange contracts....................        2.6        5.3
                                                    -----      -----
    Total fair value exposure.................        6.5        8.1
Additional exposure based on estimate of
  maximum adverse position exposure...........        4.1        3.7
                                                    -----      -----
Gross credit exposure.........................      $10.6      $11.8
                                                    =====      =====
- --------------------------------------------------------------------

- ----------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
- ----------------------------------------------------------------------------------------
SELECTED CAPITAL RATIOS
- ----------------------------------------------------------------------------------------
December 31                                      1993     1992     1991    1990     1989
- ----------------------------------------------------------------------------------------
Common equity/assets (1)...................      7.2%     5.9%     5.1%     4.8%     4.5%
Common equity less goodwill/assets (1).....      7.0      5.6      4.8      4.6      4.3
Tangible common equity ratio (1)...........      6.6      5.0      4.1      3.9      3.5
Stockholders' equity/assets................      8.1      6.9      6.1      5.5      5.6
Risk-based capital ratio (1)(2)
  Tier 1...................................      8.8      6.7      5.5      4.9      4.7
  Total....................................     13.6     10.8      9.4      8.3      8.0
Double leverage ratio......................      110      114      116      119      120
Dividend payout ratio......................       15      188      174       60       35
- ----------------------------------------------------------------------------------------

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) Under 1992 risk-based capital rules.

The Corporation's capital supports business growth, provides protection to depositors, and represents the investment of stockholders on which management strives to achieve adequate returns. The capital adequacy objectives of the Corporation and its principal bank subsidiaries have been developed to meet these needs. These objectives have been integrated with the Corporation's risk management policies to form a cohesive financial management framework.

To help achieve these objectives, the Finance Committee, which oversees and approves the Corporation's capital goals, annually establishes a capital plan. The plan is intended to ensure that the Corporation and each of its sub-sidiaries have capital structures consistent with prudent management principles and regulatory requirements.

The Corporation's principal capital adequacy objectives are: to maintain a capital base reasonably commensurate with the overall risk profile of the Corporation; to maintain strong capital ratios relative to its peers; and to meet all regulatory guidelines. Management believes that a strong capital base is instrumental in achieving enhanced stockholder returns over the long term.

To determine the level of capital appropriate to the Corporation's risk profile, an economic capital framework has been developed that calculates capital required to absorb both expected and unexpected losses with a high degree of confidence. The framework encompasses credit risk, market risk and operating/fiduciary risk, and is a key tool for business decision-making within the Corporation. Management of differences between actual capital, economic capital requirements and regulatory capital requirements is a fundamental task of this capital planning process.

In 1993, the Corporation issued $200 million of convertible preferred stock and $550 million of subordinated debt. An additional $200 million of subordinated debt was issued in January 1994. In addition, during 1993 the Cor-poration called its Series A Cumulative Convertible Preferred Stock for redemption. Virtually all holders of the Series A preferred elected to convert to common stock, resulting in the issuance of approximately 3 million addi-tional shares of the Corporation's common stock.

In November 1993, the Corporation announced a share repurchase program intended to meet issuance requirements arising out of various employee benefit plans. Under the program, the Corporation may, from time to time, repurchase up to 2.5 million shares of its common stock. Through December 31, 1993, 200,000 shares had been repurchased at an average price of $42.21.

- -------------------------------------------------------------------------------
The Corporation has established an objective of ensuring that its regulatory capital ratios remain in excess of the well-capitalized minimums. To provide reasonable assurance of meeting this goal, the Corporation has established a target range of 7 percent to 8 percent for Tier 1 capital, and a target range of 11 percent to 12 percent for total risk-based capital. The following table shows the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.

REGULATORY CAPITAL
- --------------------------------------------------------------------
December 31 (In millions)                            1993       1992
- --------------------------------------------------------------------
Tier 1 Capital
Common stockholders' equity.................       $3,503     $2,732
Preferred stock.............................          761        669
Less: 50% of investment in First
      Chicago Capital Markets, Inc..........          (69)       (59)
Less: Goodwill..............................          (97)      (119)
                                                   ------     ------
  Tier 1 Capital............................        4,098      3,223
Tier 2 Capital
Allowance for credit losses (1).............          581        605
Qualifying long-term debt...................        1,682      1,452
Less: 50% of investment in First
      Chicago Capital Markets, Inc..........          (69)       (59)
                                                   ------     ------
  Tier 2 Capital............................        2,194      1,998
                                                   ------     ------
    Total Capital...........................       $6,292     $5,221
                                                   ======     ======
- --------------------------------------------------------------------

(1) Limited to 1.25 percent of risk-weighted assets.

As of December 31, 1993, all of the Corporation's banking subsidiaries exceeded the regulatory capital guidelines for well-capitalized status.

REGULATORY CAPITAL RATIOS
- --------------------------------------------------------------------
                                                    Regulatory
                               December 31         Requirements
                              -------------   ----------------------
                                                            Well-
                              1993     1992   Minimum    Capitalized
- --------------------------------------------------------------------
Risk-Based Capital Ratios
    Tier 1 capital.........    8.8%     6.7%      4.0%           6.0%
    Total capital..........   13.6     10.8       8.0           10.0

Leverage Ratio.............    8.0      6.6       3.0            5.0
- --------------------------------------------------------------------

The Corporation intends to ensure that its capital level is commensurate with its risk profile, and that capital resources on hand are adequately deployed to earn attractive returns for stockholders. If attractive deployment opportunities are not available, the Corporation will ultimately return excess capital to its stockholders.

The Corporation's common dividend policy reflects its earnings outlook, its historical dividend payout ratio, peer comparisons, and the need to build capital or alternatives for attractive investment opportunities. During 1991, the Corporation paid dividends in excess of its reported earnings based on its expectation of improved future results. Due to high credit provisions resulting from continuing weakness in the commercial real estate market, the Corporation reduced its dividend payment by 40 percent in January 1992. Since establishing the accelerated disposition portfolio, the Corporation's quarterly earnings have consistently exceeded its dividend payouts. In November 1993, the Corporation increased its quarterly common dividend rate to $0.40 per share effective with the January 1994 payment.

In the capitalization of all subsidiaries, the Corporation's policy is to limit double leverage (the use of holding company debt to finance equity investments in its subsidiaries) to no more than 125 percent at any one time, and no more than 115 percent on average. At year-end 1993, the Corporation's double leverage ratio was 110 percent, down from 114 percent at December 31, 1992.

- ---------------------------------------------------------------------------------------------------------
                           C O N S O L I D A T E D    B A L A N C E    S H E E T
                                First Chicago Corporation and Subsidiaries
- ---------------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                                                         1993       1992
- ---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks--noninterest-bearing.....................................      $ 3,916    $ 3,222
Due from banks--interest-bearing.................................................        6,037      6,116
Federal funds sold and securities under resale agreements........................        8,783      6,892
Trading account assets...........................................................        4,536      3,312
Investment securities (fair values--$2,264 in 1993 and $2,408 in 1992)...........        2,256      2,400
Loans (net of unearned income--$282 in 1993 and $357 in 1992)....................       23,103     22,692
  Less allowance for credit losses...............................................          683        624
                                                                                       -------    -------
  Total loans, net...............................................................       22,420     22,068
Assets held for accelerated disposition..........................................          107        876
Premises and equipment...........................................................          635        593
Accrued income receivable........................................................          407        356
Customers' acceptance liability..................................................          517        560
Currency options purchased.......................................................          536        622
Other assets.....................................................................        2,410      2,264
                                                                                       -------    -------
          Total assets...........................................................      $52,560    $49,281
                                                                                       =======    =======
- ---------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
  Demand.........................................................................      $ 8,184    $ 7,575
  Savings........................................................................        7,541      7,618
  Time...........................................................................        4,925      6,262
  Foreign offices................................................................        7,536      8,285
                                                                                       -------    -------
          Total deposits.........................................................       28,186     29,740
Federal funds purchased and securities under repurchase agreements...............        8,255      6,962
Commercial paper.................................................................          164        172
Other funds borrowed.............................................................        5,843      3,997
Long-term debt...................................................................        2,065      1,705
Acceptances outstanding..........................................................          517        560
Currency options written.........................................................          501        612
Other liabilities................................................................        2,765      2,132
                                                                                       -------    -------
          Total liabilities......................................................       48,296     45,880
- ---------------------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY
Preferred stock--without par value, authorized 15,000,000 shares
  Outstanding:
- ---------------------------------------------------------------------------------
                                                              1993           1992
- ---------------------------------------------------------------------------------
    Series A ($ 50 stated value)....................     2,410,000      2,410,000          121        121
    Series B ($100 stated value)....................     1,191,000      1,191,000          119        119
    Series C ($100 stated value)....................       713,800        713,800           71         71
    Series D ($ 25 stated value)....................     6,000,000      6,000,000          150        150
    Series E ($625 stated value)....................       160,000        160,000          100        100
    Convertible Series A ($50 stated value).........            --      2,151,451           --        108
    Convertible Series B ($5,000 stated value)......        40,000             --          200         --

Common stock--$5 par value.......................................................          434        412

- ---------------------------------------------------------------------------------
                                                             1993            1992
- ---------------------------------------------------------------------------------
  Number of shares authorized.......................  150,000,000     150,000,000
  Number of shares issued...........................   86,715,812      82,353,507
  Number of shares outstanding......................   86,398,605      82,331,001
Surplus..........................................................................        1,724      1,599
Retained earnings................................................................        1,358        721
Other adjustments................................................................           --          1
                                                                                       -------    -------
          Total..................................................................        4,277      3,402
Less treasury stock at cost, 317,207 shares in 1993 and 22,506 shares in 1992....           13          1
- ---------------------------------------------------------------------------------------------------------
          Stockholders' equity...................................................        4,264      3,401
                                                                                       -------    -------
          Total liabilities and stockholders' equity.............................      $52,560    $49,281
                                                                                       =======    =======
- ---------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

- -------------------------------------------------------------------------------------------------------------------
                           C O N S O L I D A T E D    I N C O M E    S T A T E M E N T
                                    First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------------------------------------------
For the Year (In millions, except per share amounts)                                     1993       1992       1991
- -------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans........................................................   $1,687.4   $1,894.4   $2,476.0
Interest on bank balances.........................................................      298.0      358.0      476.2
Interest on federal funds sold and securities under resale agreements.............      344.8      284.8      329.3
Interest on trading account assets................................................      221.9      259.0      230.1
Interest on investment securities (including dividends)...........................       72.0       73.4       93.0
                                                                                     --------   --------   --------
          Total...................................................................    2,624.1    2,869.6    3,604.6
- -------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits..............................................................      644.1      973.7    1,713.9
Interest on federal funds purchased and securities under repurchase agreements....      308.1      345.3      428.2
Interest on other funds borrowed..................................................      295.8      240.7      254.2
Interest on long-term debt........................................................      150.3      126.9      128.3
                                                                                     --------   --------   --------
          Total...................................................................    1,398.3    1,686.6    2,524.6
- -------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME...............................................................    1,225.8    1,183.0    1,080.0
Provision for credit losses.......................................................      270.0      425.0      440.0
Provision for loans held for accelerated disposition..............................         --      491.0         --
                                                                                     --------   --------   --------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES AND
  PROVISION FOR LOANS HELD FOR ACCELERATED DISPOSITION............................      955.8      267.0      640.0
- -------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits...........................................................      179.7       67.8       90.7
Foreign exchange trading profits..................................................      104.9      109.5       95.1
Equity securities gains...........................................................      480.2      204.6       63.0
Investment securities gains (losses)..............................................        0.3        8.6       (3.3)
                                                                                     --------   --------   --------
  Market-driven revenue...........................................................      765.1      390.5      245.5
Credit card fee revenue...........................................................      694.2      516.1      411.8
Service charges and commissions...................................................      432.5      381.0      348.7
Fiduciary and investment management fees..........................................      200.7      189.8      174.8
Net gains from accelerated disposition portfolio activities.......................       60.0         --         --
Other income......................................................................       49.9       10.8       44.4
                                                                                     --------   --------   --------
          Total...................................................................    2,202.4    1,488.2    1,225.2
- -------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits....................................................      853.9      748.0      722.8
Occupancy expense of premises, net................................................      147.7      186.0      152.8
Equipment rentals, depreciation and maintenance...................................      110.3      111.2      107.5
Other expense.....................................................................      742.0      719.2      546.9
                                                                                     --------   --------   --------
        Subtotal..................................................................    1,853.9    1,764.4    1,530.0
Provision for other real estate held for accelerated disposition..................         --      134.0         --
Provision for other real estate...................................................        4.2       56.9      104.3
Restructuring provision...........................................................         --         --       67.0
                                                                                     --------   --------   --------
          Total...................................................................    1,858.1    1,955.3    1,701.3
- -------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES.................................................    1,300.1     (200.1)     163.9
Applicable income taxes (benefit).................................................      495.6      (85.6)      47.6
                                                                                     --------   --------   --------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES........      804.5     (114.5)     116.3
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES--
  VALUATION OF VENTURE CAPITAL INVESTMENT SECURITIES..............................         --      220.7         --
  RECOGNITION OF CREDIT CARD SOLICITATION COSTS...................................         --      (12.7)        --
                                                                                     --------   --------   --------
NET INCOME........................................................................   $  804.5   $   93.5   $  116.3
                                                                                     ========   ========   ========
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS' EQUITY............................   $  747.5   $   48.9   $   78.1
                                                                                     ========   ========   ========
- -------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
  PRIMARY
  Income (loss) before cumulative effect of changes
    in accounting principles......................................................      $8.78     $(2.08)     $1.15
  Cumulative effect of changes in accounting principles--
    Valuation of venture capital investment securities............................         --       2.89         --
    Recognition of credit card solicitation costs.................................         --      (0.17)        --
                                                                                        -----     ------      -----
Net income........................................................................      $8.78     $ 0.64      $1.15
                                                                                        =====     ======      =====
  FULLY DILUTED
  Income (loss) before cumulative effect of changes in accounting principles......      $8.43     $(2.08)     $1.15
  Cumulative effect of changes in accounting principles--
    Valuation of venture capital investment securities............................         --       2.89        --
    Recognition of credit card solicitation costs.................................         --      (0.17)       --
                                                                                        -----     ------      -----
Net income........................................................................      $8.43     $ 0.64      $1.15
                                                                                        =====     ======      =====
- -------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.


- -------------------------------------------------------------------------------------------------------------------------
                           C O N S O L I D A T E D    S T A T E M E N T    O F    C H A N G E S
                                      I N    S T O C K H O L D E R S '    E Q U I T Y
                                         First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended                                                                              Treasury
December 31, 1993                  Preferred     Common                   Retained            Other       Stock
(In millions)                          Stock      Stock      Surplus      Earnings      Adjustments    (at Cost)    Total
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990........     $ 419       $330       $1,243          $818              $ 4        $ (2)   $2,812
  Net income......................        --         --           --           116               --          --       116
  Issuance of common stock........        --         15           51            --               --          --        66
  Issuance of preferred stock.....       150         --           (5)           --               --          --       145
  Cash dividends declared
    Preferred stock...............        --         --           --           (38)              --          --       (38)
    Common stock..................        --         --           --          (136)              --          --      (136)
  Other...........................        --         --            8            --               (1)         (2)        5
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991........     $ 569       $345       $1,297          $760              $ 3        $ (4)   $2,970
  Net income......................        --         --           --            94               --          --        94
  Issuance of common stock........        --         67          306            --               --          --       373
  Issuance of preferred stock.....       100         --           (4)           --               --          --        96
  Cash dividends declared
    Preferred stock...............        --         --           --           (44)              --          --       (44)
    Common stock..................        --         --           --           (89)              --          --       (89)
  Other...........................        --         --           --            --               (2)          3         1
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992........     $ 669       $412       $1,599          $721              $ 1        $ (1)   $3,401
  Net income......................        --         --           --           804               --          --       804
  Issuance of common stock........        --          7           37            --               --          --        44
  Issuance of preferred stock.....       200         --           (4)           --               --          --       196
  Redemption of preferred stock...      (108)        15           92            --               --          --        (1)
  Cash dividends declared
    Preferred stock...............        --         --           --           (57)              --          --       (57)
    Common stock..................        --         --           --          (110)              --          --      (110)
  Treasury stock purchases........        --         --           --            --               --          (8)       (8)
  Other...........................        --         --           --            --               (1)         (4)       (5)
                                       -----       ----       ------        ------              ---        ----    ------
BALANCE, DECEMBER 31, 1993........     $ 761       $434       $1,724        $1,358              $--        $(13)   $4,264
                                       =====       ====       ======        ======              ===        ====    ======
- -------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

- ---------------------------------------------------------------------------------------------------------------------
                     C O N S O L I D A T E D    S T A T E M E N T    O F    C A S H    F L O W S
                                     First Chicago Corporation and Subsidiaries
- ---------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                      1993             1992             1991
- ----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................................       $    804        $      94        $     116
Adjustments to reconcile net income to net cash
provided by operating activities
  Depreciation and amortization......................................            188              173              158
  Combined credit provisions (including accelerated disposition
    provision).......................................................            274            1,107              544
  Gain on sale of investment advisory business.......................             --               --              (15)
  Equity securities gains............................................           (480)            (205)             (63)
  Net gains from accelerated disposition portfolio activities........            (60)              --               --
  Cumulative effect of changes in accounting principles..............             --             (208)              --
  Net increase in trading account assets.............................         (1,224)          (1,346)            (628)
  Net (increase) decrease in accrued income receivable...............            (51)             174              388
  Net decrease in other assets.......................................             76              678              442
  Other noncash adjustments..........................................              6              (87)            (544)
                                                                            --------        ---------        ---------
  Total adjustments..................................................         (1,271)             286              282

Net cash provided by (used in) operating activities..................           (467)             380              398
- ----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold and
  securities under resale agreements.................................         (1,891)          (1,684)             685
Purchases of investment securities...................................         (3,068)          (1,202)            (819)
Proceeds from maturities of debt investment securities...............          3,047              703              623
Proceeds from sales of debt investment securities....................             --              366              159
Proceeds from sales of equity investment securities..................            598              244              222
Investment portfolio acquired........................................             --               --             (134)
Net increase in credit card receivables..............................         (3,493)          (1,515)            (995)
Credit card receivables securitized..................................          1,700            1,000            1,000
Net decrease in loans of bank subsidiaries...........................            973            1,186            1,597
Loans made to customers and purchased from others
  by nonbank subsidiaries............................................           (142)            (181)            (143)
Principal collected on and proceeds from sale of loans
  by nonbank subsidiaries............................................            302              377              103
Loan portfolio acquired..............................................             --               --               (8)
Loan recoveries......................................................             97               88               77
Net proceeds from sales of assets held for accelerated disposition...            829              174               --
Purchases of premises and equipment..................................           (213)            (151)            (175)
Proceeds from sales of premises and equipment........................             71               63               54
                                                                            --------        ---------        ---------
Net cash provided by (used in) investing activities..................         (1,190)            (532)           2,246
- ----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings deposits..........................            525            1,934              550
Net decrease in time deposits........................................         (1,342)          (3,269)          (1,409)
Deposits acquired....................................................             12               --            1,516
Net decrease in deposits in foreign offices..........................           (687)            (978)            (602)
Net increase (decrease) in federal funds purchased and
  securities under repurchase agreements.............................          1,293            1,817           (1,105)
Net decrease in commercial paper.....................................             (8)             (54)             (11)
Proceeds from other funds borrowed...................................         80,869          110,418          249,896
Repayment of other funds borrowed....................................        (79,024)        (109,134)        (249,956)
Proceeds from issuance of long-term debt.............................            826              234              334
Repayment of long-term debt..........................................           (471)            (257)             (43)
Net increase (decrease) in other liabilities.........................            285           (1,102)            (578)
Dividends paid.......................................................           (158)            (145)            (172)
Proceeds from issuance of common stock...............................             41              375               52
Proceeds from reissuance of treasury stock...........................              4                6                2
Purchase of treasury stock...........................................            (13)              (1)              --
Proceeds from issuance of preferred stock............................            196               96              145
Payment for redemption of preferred stock............................             (1)              --               --
                                                                            --------        ---------        ---------
Net cash provided by (used in) financing activities..................          2,347              (60)          (1,381)
- ----------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.........            (75)             (45)            (624)
- ----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................            615             (257)             639
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................          9,338            9,595            8,956
                                                                            --------        ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............................       $  9,953        $   9,338        $   9,595
                                                                            ========        =========        =========
- ----------------------------------------------------------------------------------------------------------------------

Interest paid in cash by the Corporation totaled $1.4 billion in 1993, $1.9 billion in 1992 and $2.9 billion in 1991. Income taxes paid in cash by the Corporation totaled $175 million in 1993, $50 million in 1992 and $47 million in 1991.

The Corporation financed the sale of other real estate in the amount of $2 million, $135 million and $86 million in 1993, 1992 and 1991, respectively. $51 million, $192 million and $222 million in loans were transferred to other real estate in 1993, 1992 and 1991, respectively.

The accompanying notes to consolidated financial statements are an integral part of this statement.

- --------------------------------------------------------------------------------
                              N O T E S    T O
      C O N S O L I D A T E D    F I N A N C I A L    S T A T E M E N T S
                  First Chicago Corporation and Subsidiaries
- --------------------------------------------------------------------------------
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements for First Chicago Corporation (the Corporation) and subsidiaries have been prepared in conformity with generally accepted accounting principles. A description of those accounting policies of particular significance follows.

(a) PRINCIPLES OF CONSOLIDATION
The Corporation's consolidated financial statements include the accounts of all subsidiaries more than 50 percent owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) INTANGIBLE ASSETS
Goodwill, representing the cost of investments in subsidiaries and affiliated companies in excess of the fair value of net assets acquired, is amortized on a straight-line basis over periods ranging from 10 to 25 years.

Other intangible assets, such as the value of acquired customer lists, core deposits and credit card relationships, are amortized using various methods over the periods benefited, ranging from 5 to 17 years.

(c) INVESTMENT SECURITIES
In 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, for debt and equity securities not held by its venture capital subsidiaries. This adoption did not have a material impact on the Corporation's financial statements.

Debt securities, excluding those held by the venture capital subsidiaries, that the Corporation intends to and has the ability to hold to maturity, are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Previously, such accounting treatment was applied to debt securities that were intended to be held for long-term investment. Intent is designated at the time the security is acquired and is evaluated on an ongoing basis.

Other debt and all equity securities, excluding those held by the venture capital subsidiaries, are classified as available for sale and are carried at fair value, with unrealized gains and losses and applicable income taxes excluded from earnings and reported in other adjustments in stockholders' equity. Previously, these securities were carried at the lower of cost or fair value.

Realized gains and losses, and unrealized impairments in value that are not temporary, are computed using the specific identification method, and are reported in noninterest income as investment securities gains (losses) for debt securities and as equity securities gains for equity securities.

The Corporation adopted fair value accounting for investments of its venture capital subsidiaries on January 1, 1992. Changes in the fair value of such investments are recognized in noninterest income as equity securities gains. Previously, such investments were carried at the lower of aggregate cost or fair value.

The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For investments that are not publicly traded, estimates of fair value have been made by management that consider the investees' financial results, conditions and prospects, and the values of comparable public companies.

Because of the nature of these investments, the equity method of accounting is not used in situations where the Corporation has a greater than 20 percent ownership interest.

It was not practicable to retroactively develop a valuation process for these investments for periods prior to January 1, 1992. As a result, pro forma net income and earnings per share amounts for 1991 are not presented.

(d) TRADING ACCOUNT ACTIVITIES
Trading account assets are stated at market value. Realized and unrealized gains and losses on trading account activities are reflected in noninterest income as trading account profits.

(e) DERIVATIVE FINANCIAL INSTRUMENTS
For a discussion of the Corporation's accounting policies for derivative financial instruments, see the Derivative Financial Instruments section on page 35.

(f) NONPERFORMING LOANS
Loans, including lease-financing receivables, are considered nonperforming when placed on nonaccrual status, or when terms are renegotiated to yield below current market rates.

Loans, other than credit card loans, are placed on nonaccrual status when, in the opinion of management, there are doubts as to collectibility of interest or principal, or when principal or interest is past due 90 days or more, and the loan is not well secured and in the process of collection. Interest previously accrued but not collected is reversed and charged against interest income at the time the related loan is placed on nonaccrual status. Accrued interest on credit card loans is charged against interest income when 180 days past due.

Interest payments received on nonaccrual loans are recorded as reductions of principal if the collection of the remaining carrying amount is doubtful; otherwise, such payments are recorded as interest income.

Loans are considered to be renegotiated when the yield on the renegotiated assets is reduced below current market rates by an agreement with the borrower. Generally, this occurs when the borrower's cash flow is insufficient to service the loan under its original terms. Subject to the above nonaccrual policy, interest on these loans is accrued at the reduced rates.

- ------------------------------------------------------------------------------
(g) CREDIT CARD SECURITIZATION
The Corporation actively packages and sells credit card receivables as securities to investors. Since the receivables are sold at par value, no gains or losses are recorded at the time of sale.

The amount of credit card interest income and fee revenue in excess of interest paid to certificate holders, credit losses and other trust expenses is recognized monthly as servicing fees in credit card fee revenue over the term of the transaction. Other transaction costs are deferred and amortized as a reduction of servicing fees.

During 1993, the Corporation reclassified the portion of the allowance for credit losses related to securitized credit card receivables to other assets, to offset the receivables recognized and to be received from the securitization trust. This balance sheet reclassification conforms to the more prevalent industry practice. Prior year amounts have been adjusted to be consistent with current year presentation.

(h) OTHER REAL ESTATE
Other real estate includes assets that have been either acquired in satisfaction of debt (assets owned) or substantively repossessed (in-substance foreclosures). In-substance foreclosures occur when the market value of the collateral is less than the legal obligation of the borrower and the Corporation expects repayment of the loan to come only from collateral. Other real estate is recorded at fair value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for credit losses. Subsequent to acquisition, other real estate is carried at the lower of cost or fair value, based on periodic evaluations that consider changes in market conditions, development and disposition costs, and estimated holding periods. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and depreciation, are recorded in other noninterest income.

(i) ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses from customer credit exposure resulting from loans, federal funds sold, deposit placements, and off-balance-sheet credit exposure for credit-related and derivative financial instruments. The amount of the allowance is based on management's formal review and analysis of potential credit losses, as well as prevailing economic conditions. The allowance is increased by provisions for credit losses, which are charged to earnings, and is reduced by charge-offs net of recoveries.

(j) ASSETS HELD FOR ACCELERATED DISPOSITION
In 1992, the Corporation segregated certain commercial real estate assets and related commitments in an accelerated disposition portfolio. The Corporation transferred assets to the accelerated disposition portfolio at their estimated disposition values. The assets in this portfolio are carried at the lower of the initially established carrying values or newly estimated disposition values. The credit and valuation process related to this portfolio is performed quarterly to assess the ongoing condition of each individual credit, to determine any change in credit risk classification, and to determine the need, if any, for additional valuation adjustments. Income recognition is based on the credit characteristics of the individual assets in the disposition portfolio. Net gains as a result of transaction activity related to disposition portfolio assets are included in noninterest income.

(k) PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization, which are computed principally on the straight-line method over the estimated useful lives of the related assets. Gains and losses on dis-positions are reflected in other noninterest income. Maintenance and repairs are charged to noninterest expense as incurred.

(l) FOREIGN CURRENCY TRANSLATION
The Corporation's translation policies are based on a determination of the primary operating currency (functional currency) for each foreign installation. If a foreign installation's functional currency is the U.S. dollar, assets and liabilities carried in local currency are translated to U.S. dollars at current exchange rates except for premises and equipment, which are translated at historic rates. Translation effects and results of related hedging transactions, neither of which is material, are included in other noninterest income.

If the foreign installation's functional currency is its local currency, all assets and liabilities are translated at current exchange rates. Translation adjustments, related hedging results and applicable income taxes are included in other adjustments within stockholders' equity. If a foreign installation is to be sold or liquidated, the related accumulated other adjustments balance is reversed and recognized as part of the gain or loss on disposition.

Operating results of foreign installations are translated at averages of exchange rates prevailing during the year. The interest element of hedging transactions is included in interest expense.

(m) INCOME TAXES
The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109 as of January 1, 1992, which had no impact on its financial statements. SFAS No. 109 requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in a company's financial statements or tax returns. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws. Prior to the adoption of SFAS No. 109, the Cor-poration accounted for income taxes under SFAS No. 96.

(n) FEES RELATED TO LENDING ACTIVITIES
Lending origination fees, net of costs, are deferred and amortized as interest income over the life of the related loan. Loan commitment fees generally are deferred and amortized into interest income over the life of any resulting loan. The deferred fees and costs are netted against outstanding loan balances. Certain credit-related fees, such as syndication management fees and fees on unused, available lines of credit, are recorded as service charges and commissions in noninterest income. Fees on commercial

- ------------------------------------------------------------------------------
letters of credit are recorded as service charges and commissions when earned. Fees on standby letters of credit and guarantees are recorded as service charges and commissions on a straight-line basis over the term of the related agreements.

(o) PENSION, OTHER POSTRETIREMENT AND POSTEMPLOYMENT PLANS
The Corporation maintains noncontributory defined benefit plans covering substantially all eligible, salaried domestic employees. Retirement benefits are primarily a function of both an employee's years of service and final levels of compensation. To the extent that contributions are deductible under existing federal tax regulations, the Corporation funds the plans according to an actuarial formula to provide for both current and future benefit payments.

The annual return on investments and amortizations exceeded the normal service and interest costs, resulting in a net periodic credit to employee benefits expense. The initial transition asset is being amortized over 17 years. The period of amortization for experience gains and losses is three years. Vested former employees may elect to receive lump sum cash payments, which results in accelerated recognition of the transition asset and experience gains. These recurring gains are recorded as a component of the net periodic pension credit. These settlements have no effect on the level of benefits paid to current or future pensioners.

Employees in foreign offices participate to varying degrees in local pension plans, the forms of which are often prescribed by local laws and customs. These plans in the aggregate are not significant.

The Corporation has no material other postretirement or postemployment obligations.

(p) CASH FLOW REPORTING
The Corporation uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions has been used when the balance sheet items consist predominantly of maturities of three months or less, or where otherwise permitted. Other items are reported gross. Cash flows related to sales of debt investment securities within one month of the maturity date are classified as maturities in the consolidated statement of cash flows. Cash and cash equivalents consist of cash and due from banks, whether interest-bearing or not.

(q) ACCOUNTING FOR CREDIT CARD SOLICITATION COSTS
The Corporation changed its accounting policy in 1992 to expense certain credit card solicitation costs. Previously, these costs were deferred and amortized over the estimated life of the account. The Corporation made this change to reflect the more prevalent industry practice. Retroactively applying this accounting change to 1991 would have produced a pro forma net income of $105.3 million, or $0.98 per share, as compared with reported earnings of $116.3 million, or $1.15 per share.

(r) OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS
FASB Interpretation No. 39, Offsetting of Amounts Related to Certain
Contracts, was issued in March 1992. This interpretation is effective for financial statements issued for periods beginning after December 15, 1993. It is applicable to the balance sheet presentation of unrealized gains and losses recognized for derivative financial instruments. It requires the reporting of unrealized gains as assets and unrealized losses as liabilities unless a right of setoff exists. The interpretation does permit the netting of unrealized gain and loss amounts recognized for derivative financial instruments executed with the same counterparty under a master netting arrangement.

The Corporation currently reports unrealized gains and losses related to certain derivative financial instruments on a net basis, which it believes is consistent with banking industry practice. The adoption of this interpretation for balance sheet presentation purposes will not affect the net income or capital of the Corporation. It also will not affect its risk-based capital ratios, which have historically incorporated the gross unrealized gains on these instruments. If this interpretation were currently effective, the Corporation's assets and liabilities as of December 31, 1993, would have increased by approximately $4.9 billion. The balance sheet impact of this interpretation at future dates will fluctuate as the unrealized gains and losses on these instruments increase or decrease with changes in remaining maturity and market rates, as well as the ability to net amounts under master netting arrangements.

(s) ACCOUNTING FOR LOAN IMPAIRMENT
In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan. This statement is effective for financial statements issued for periods beginning after December 15, 1994. SFAS No. 114 addresses the accounting for loans when it is probable that all principal and interest amounts that are due on a loan will not be collected in accordance with its contractual terms (i.e. ``impaired loans''). Pursuant to SFAS No. 114, to the extent the recorded investment of an impaired loan exceeds the present value of the loan's expected future cash flows discounted at the loan's effective interest rate or other measures of value, a valuation allowance is established for the difference. These SFAS No. 114 valuation allowances are to be considered in the Corporation's overall allowance for credit losses. See Note 1(i) on page 43 for more information. The Corporation does not expect the adoption of SFAS No. 114 to have a material impact on the results of operations and financial position. However, the future impact as of the adoption date is not currently determinable since it would be based on the existing impaired loans as of that date.

SFAS No. 114 also changes the definition of In-Substance Foreclosures (ISF), with the result that a larger portion of currently reported ISFs would be reclassified as nonaccrual loans. The Corporation intends to adopt this new
ISF definition concurrent with the adoption of the other provisions of SFAS No. 114.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
N O T E  2 -- EARNINGS PER SHARE

The Corporation presents earnings per share on both a primary and a fully diluted basis. Earnings per common and common-equivalent share amounts were computed by dividing net income, after deducting dividends on preferred stock, by the average number of common and common-equivalent shares outstanding during the period.

Common-equivalent shares consist of shares issuable under the Employee Stock Purchase and Savings Plan and outstanding stock options. Fully diluted shares also include the common shares that would result from the conversion of convertible preferred stock.

Net income was reduced by preferred stock dividend requirements to compute primary earnings per share. To compute fully diluted earnings per share, net income was reduced by preferred stock dividend requirements, except those related to convertible stock.

The net income, preferred stock dividends and shares used to compute primary and fully diluted earnings per share are presented in the following table.

- -------------------------------------------------------------
(Dollars in millions)                  1993     1992     1991
- -------------------------------------------------------------
PRIMARY
  Net income......................   $804.5   $ 93.5   $116.3
  Preferred stock dividends.......     57.0     44.6     38.2
                                     ------   ------   ------
  Net income attributable to
    common stockholders' equity...   $747.5   $ 48.9   $ 78.1
                                     ======   ======   ======
  Average number of common and
    common-equivalent shares......     85.2     76.5     67.7

FULLY DILUTED
  Net income......................   $804.5      N/M      N/M
  Preferred stock dividends,
    excluding convertible Series A
      and B.......................     43.7      N/M      N/M
                                     ------   ------   ------
  Fully diluted net income........   $760.8      N/M      N/M
                                     ======   ======   ======
  Average number of shares,
    assuming full dilution........     90.3      N/M      N/M

- -------------------------------------------------------------

N/M--Not meaningful.

For both 1992 and 1991, the calculation of fully diluted earnings per share would have produced an anti-dilutive result and, therefore, is not shown in the table above.

- --------------------------------------------------------------------------------
N O T E  3 -- BUSINESS ACQUISITIONS

In November 1993, the Corporation and Lake Shore Bancorp., Inc. (Lake Shore) signed a definitive agreement providing for the acquisition of Lake Shore by the Corporation. Lake Shore, with $1.3 billion in assets as of December 31, 1993, and eight offices in the Chicago metropolitan area, is the holding company for Lake Shore National Bank, Chicago, Illinois, and Bank of Hinsdale, Hinsdale, Illinois.

The total consideration to be paid for Lake Shore is approximately $323 million of newly issued common stock of the Corporation. The agreement provides that each share or share equivalent of Lake Shore common stock will be ex-changed for the Corporation's common stock valued at $31.08. The exchange ratio will be determined based on the average closing price of the Corporation's common stock during a 20-day trading period ending just prior to the close of the transaction, with a minimum price of $37 and a maximum price of $53 per share. The Corporation expects to account for the transaction as a pooling of interests.

Lake Shore also has granted the Corporation an option to purchase up to 19.9 percent of the outstanding shares of Lake Shore common stock upon the occurrence of certain acquisition events with respect to Lake Shore.

Completion of the transaction is subject to the approval of Lake Shore stockholders and various bank regulatory authorities, and is expected to occur in mid-1994.

- -------------------------------------------------------------------------------
N O T E  4 -- BUSINESS SEGMENTS

An analysis of the Corporation's results on a line-of-business basis is shown in the table on page 19. The following table further details results for other corporate activities that are not specifically allocated to a business segment (in millions).








- ------------------------------------------------------------------------
                               Venture Capital              Other
                                  Activities            Activities (1)
                            ----------------------   -------------------
- ------------------------------------------------------------------------
                              1993     1992   1991   1993    1992   1991
- ------------------------------------------------------------------------
Net interest income--
  tax-equivalent basis...   $  (30)  $  (37)  $(32)  $ 20   $  11   $ (1)
Combined credit
  provisions.............       --       (1)    (1)    --     625     --
Noninterest income.......      371      179     77     58      --     --
Noninterest expense......        4       12     12     18      92     67
Net income (loss)........      204       80     19     51    (235)   (40)
Average assets...........   $1,346   $1,295   $939   $474   $ 308     --
- ------------------------------------------------------------------------

(1) Includes disposition portfolio activities since initiated in September 1992, other special corporate expense provisions, and the cumulative effect of changes in accounting principles.

- ------------------------------------------------------------------------------
The Corporation is primarily engaged in the banking business, and with the continuing globalization of financial markets, the distinction between international and domestic activities has become less important. The following table shows the approximate amounts of consolidated revenues, expenses, income before income taxes, net income and total assets for the three years ended December 31, 1993, attributable to domestic and foreign operations by geographic area in accordance with current regulatory reporting requirements (in millions).

- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Income
                                                                                                   (Loss)
                                                                                                  Before        Net
                                                                                                  Income     Income        Total
1993                                                             Revenues(1)      Expenses(2)      Taxes      (Loss)      Assets
- --------------------------------------------------------------------------------------------------------------------------------
Domestic operations............................................       $4,130           $2,966     $1,164       $712      $44,301
Foreign operations
  Europe-Middle East-Africa....................................          399              348         51         32        3,937
  Asia-Pacific.................................................          149              156         (7)        (5)       2,921
  Other........................................................          148               56         92         65        1,401
                                                                      ------           ------     ------       ----      -------
  Total foreign operations.....................................          696              560        136         92        8,259
                                                                      ------           ------     ------       ----      -------
Consolidated...................................................       $4,826           $3,526     $1,300       $804      $52,560
                                                                      ======           ======     ======       ====      =======
- --------------------------------------------------------------------------------------------------------------------------------
1992
Domestic operations............................................       $3,620           $3,963      $(343)      $(12)     $40,163
Foreign operations
  Europe-Middle East-Africa....................................          439              387         52         41        4,496
  Asia-Pacific.................................................          160              149         11          7        2,887
  Other........................................................          139               59         80         58        1,735
                                                                      ------           ------      -----       ----      -------
  Total foreign operations.....................................          738              595        143        106        9,118
                                                                      ------           ------      -----       ----      -------
Consolidated...................................................       $4,358           $4,558      $(200)      $ 94      $49,281
                                                                      ======           ======      =====       ====      =======
- --------------------------------------------------------------------------------------------------------------------------------
1991
Domestic operations............................................       $3,903           $4,057      $(154)     $(148)     $40,034
Foreign operations
  Europe-Middle East-Africa....................................          480              413         67         55        4,079
  Asia-Pacific.................................................          240              209         31         21        3,025
  Other........................................................          207              (13)       220        188        1,825
                                                                      ------           ------      -----      -----      -------
  Total foreign operations.....................................          927              609        318        264        8,929
                                                                      ------           ------      -----      -----      -------
Consolidated...................................................       $4,830           $4,666      $ 164      $ 116      $48,963
                                                                      ======           ======      =====      =====      =======
- --------------------------------------------------------------------------------------------------------------------------------

(1) Includes interest income and noninterest income.
(2) Includes interest expense, provision for credit losses and noninterest expense.

The 1992 results from domestic operations include $611.3 million of provisions for assets held for accelerated disposition and $208.0 million related to the cumulative effect of changes in accounting principles.

Results from foreign operations include provisions for credit losses of $(13) million in 1993, $(3) million in 1992 and $(93) million in 1991. A reduction in required reserves for the Corporation's troubled-country debtor portfolio was the primary reason for the negative provisions in the periods presented.

Because many of the resources employed by the Corporation are common to both its foreign and domestic activities, it is difficult to segregate assets, related revenues and expenses into their foreign and domestic components. The amounts in the preceding table are estimated on the basis of internally developed assignment and allocation procedures, which to some extent are subjective. The principal internal allocations used to prepare this information are described in the following text.

The allocation of corporate overhead expense is based on internal allocations appropriate to individual activities. Expenses incurred for the benefit of another geographic area, including certain domestic administrative expenses, are allocated to the area benefited.

Total assets and revenues reflect the allocation of loans and related interest income among geographic areas based on the domicile of the customer. Deposit placements and related revenues are allocated among geographic areas based on the domicile of the depository institution.

Differences between contractual spreads and actual funding results are reflected in the earnings of the areas providing the funding. Distribution of certain fee income among geographic areas is reflected on the basis of ser-vices rendered. Capital, with the exception of capital at foreign subsidiaries, has been allocated to domestic operations.


- ---------------------------------------------------------------------------------------------------------------------------
N O T E  5 -- INVESTMENT SECURITIES

Investment securities in the consolidated balance sheet at December 31, 1993 and 1992, are summarized as follows
(in millions).

- ----------------------------------------------------------------------------------------------------------------------------
                                                                  Book        Cost     Unrealized     Unrealized        Fair
DECEMBER 31, 1993                                                Value       Basis          Gains         Losses       Value
- ----------------------------------------------------------------------------------------------------------------------------
U.S. government and federal agency
  Held to maturity.........................................     $  245      $  245           $  2           $  1      $  246
  Available for sale.......................................        243         243             --             --         243
                                                                ------      ------           ----           ----      ------
        Total..............................................        488         488              2              1         489
States and political subdivisions
  Held to maturity.........................................        162         162              7             --         169
  Available for sale.......................................         --          --             --             --          --
                                                                ------      ------           ----           ----      ------
        Total..............................................        162         162              7             --         169
Bonds, notes and debentures
  Held to maturity.........................................          4           4             --             --           4
  Available for sale.......................................         15          15             --             --          15
                                                                ------      ------           ----           ----      ------
        Total..............................................         19          19             --             --          19
Equity securities
  Venture capital..........................................      1,465         955            627            117       1,465
  Available for sale (1)(2)................................        122         121              1             --         122
                                                                ------      ------           ----           ----      ------
        Total..............................................      1,587       1,076            628            117       1,587
        Total investment securities........................     $2,256      $1,745           $637           $118      $2,264
                                                                ======      ======           ====           ====      ======

- ----------------------------------------------------------------------------------------------------------------------------
                                                                  Book        Cost     Unrealized     Unrealized        Fair
December 31, 1992                                                Value       Basis          Gains         Losses       Value
- ----------------------------------------------------------------------------------------------------------------------------
U.S. government and federal agency
  Held for investment......................................     $  330      $  330           $  4           $ --      $  334
  Available for sale.......................................        195         195             --             --         195
                                                                ------      ------           ----           ----      ------
        Total..............................................        525         525              4             --         529
States and political subdivisions
  Held for investment......................................        244         244              6              3         247
  Available for sale.......................................         --          --             --             --          --
                                                                ------      ------           ----           ----      ------
        Total..............................................        244         244              6              3         247
Bonds, notes and debentures................................        134         134             --             --         134
Equity securities
  Venture capital..........................................      1,386         948            603            165       1,386
  Other equity securities (1)(2)...........................        111         111              1             --         112
                                                                ------      ------           ----           ----      ------
        Total..............................................      1,497       1,059            604            165       1,498
        Total investment securities........................     $2,400      $1,962           $614           $168      $2,408
                                                                ======      ======           ====           ====      ======
- ----------------------------------------------------------------------------------------------------------------------------

(1) The fair values of certain securities for which market quotations were not available were estimated. In addition, the fair values reflect liquidity and other market-related factors.
(2) Includes Federal Reserve stock.

For the years ended December 31, 1993, 1992 and 1991, gross debt investment securities gains were $1.5 million, $8.6 million and $0.2 million, respectively, and gross debt investment securities losses were $1.2 million, $17 thousand and $3.5 million, respectively. The applicable income taxes (benefit) were $0.1 million, $3.2 million and $(1.2) million, respectively.

Gross proceeds from the sales of debt investment securities were $0.2 million, $366 million and $159 million for the three years ended December 31, 1993, 1992 and 1991, respectively.

- -------------------------------------------------------------------------------
As of December 31, 1993, debt investment securities--held to maturity and available for sale--had the following maturity characteristics (in millions).

- -------------------------------------------------------------------------------

                                                                               Held to Maturity       Available for Sale
                                                                              ------------------      ------------------
                                                                               Cost         Fair        Cost        Fair
                                                                              Basis        Value       Basis       Value
- ------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT AND FEDERAL AGENCY
Maturing within one year..............................................         $ 73         $ 73        $238        $238
Maturing after one but within five years..............................          170          171          --          --
Maturing after five but within ten years..............................           --           --          --          --
Maturing after ten years..............................................            2            2           5           5
                                                                               ----         ----        ----        ----
                                                                               $245         $246        $243        $243
                                                                               ====         ====        ====        ====
- ------------------------------------------------------------------------------------------------------------------------
STATES AND POLITICAL SUBDIVISIONS
Maturing within one year..............................................         $ 13         $ 14        $ --        $ --
Maturing after one but within five years..............................           59           62          --          --
Maturing after five but within ten years..............................           40           42          --          --
Maturing after ten years..............................................           50           51          --          --
                                                                               ----         ----        ----        ----
                                                                               $162         $169        $ --        $ --
                                                                               ====         ====        ====        ====
- ------------------------------------------------------------------------------------------------------------------------
OTHER BONDS, NOTES AND DEBENTURES
Maturing within one year..............................................         $  1         $  1        $ 11        $ 11
Maturing after one but within five years..............................            2            2           1           1
Maturing after five but within ten years..............................           --           --          --          --
Maturing after ten years..............................................            1            1           3           3
                                                                               ----         ----        ----        ----
                                                                               $  4         $  4        $ 15        $ 15
                                                                               ====         ====        ====        ====
- ------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------
N O T E  6 -- LOANS

Following is a breakdown of loans included in the con-solidated balance sheet as of December 31, 1993 and 1992 (in millions).

- -------------------------------------------------------------
                                             1993        1992
- -------------------------------------------------------------
Commercial Risk
  Domestic
    Commercial.......................     $ 6,007     $ 7,020
    Real estate
      Construction...................         315         432
      Other..........................       2,094       2,240
    Financial institutions...........       1,292       1,307
    Other............................       2,746       2,712
  Foreign (including troubled-
    country debtors).................       1,975       2,109
                                          -------     -------
        Subtotal.....................      14,429      15,820

- -------------------------------------------------------------
Consumer Risk
  Credit cards.......................       5,778       4,135
  Secured by real estate
    Mortgage.........................       1,469       1,319
    Home equity lines................         780         827
  Other..............................         647         591
                                          -------     -------
        Subtotal.....................       8,674       6,872
                                          -------     -------
        Total........................     $23,103     $22,692
                                          =======     =======
- -------------------------------------------------------------

See page 32 for a table setting forth nonaccrual and renegotiated loans.

The amount of interest shortfall (the difference between contractual interest due and interest actually recorded) related to nonperforming loans at year-end was $14 million in 1993 and $35 million in 1992.

Credit card receivables are available for sale through the Corporation's credit card securitization program. Since these receivables are sold at face value, there would be no impact on the Corporation's financial results upon their sale.

The Corporation has loans outstanding to certain of its directors and executive officers and to partnerships or companies in which a director or executive officer has at least a 10 percent beneficial interest. At December 31, 1993 and 1992, $295 million and $392 million of such loans to related parties, respectively, were outstanding. An analysis of the activity during 1993 with respect to such loans includes additions of $165 million and reductions of $262 million. At December 31, 1993, there were no loans classified as nonperforming, versus $25 million in 1992.

A former executive of one of the Corporation's subsidiaries is a general partner in a partnership that received loans from the subsidiary as part of a compensation arrangement. The loans aggregated $87 million at December 31, 1992, and were included in the total loans to related parties. Subsequent to December 31, 1992, the executive was no longer an officer of any of the Corporation's subsidiaries.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
N O T E  7 -- ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses for the three years ended December 31, 1993, were as follows (in millions).

- --------------------------------------------------------------------
                                          1993       1992       1991
- --------------------------------------------------------------------
Balance, beginning of year.........      $ 624      $ 759      $ 897
Additions (deductions)
  Charge-offs......................       (279)      (461)      (627)
  Recoveries.......................         97         88         77
                                         -----      -----      -----
  Net charge-offs..................       (182)      (373)      (550)
  Provision for credit losses......        270        425        440
  Provision for loans held for
    accelerated disposition........         --        491         --
  Charge-offs of loans upon
    transfer to accelerated
      disposition portfolio........         --       (636)        --
  Other, transfers related to
    securitized receivables........        (29)       (42)       (28)
                                         -----      -----      -----
Balance, end of year...............      $ 683      $ 624      $ 759
                                         =====      =====      =====
- --------------------------------------------------------------------

The portion of the allowance for credit losses that relates to securitized credit card receivables was reclassified to other assets. See note 1(g) on page 43 for more information. The portion of the allowance related to securitized receivables totaled $196 million at year-end 1993, $167 million at year-end 1992 and $125 million at year-end 1991.

- --------------------------------------------------------------------------------
N O T E  8 -- PLEDGED AND RESTRICTED ASSETS

Assets carried at $11.9 billion in the consolidated balance sheet at December 31, 1993, were pledged as collateral for borrowings, to secure government and trust deposits, and for other purposes as required by law.

Based on the types and amounts of deposits received, banks must maintain noninterest-bearing cash balances in accordance with Federal Reserve Bank reserve requirements. The average noninterest-bearing cash balance main-tained to meet reserve requirements was $574 million in 1993 and $525 million in 1992.

- --------------------------------------------------------------------------------
N O T E  9 -- LEASE COMMITMENTS

The Corporation has entered into a number of operating and capitalized lease agreements for premises and equipment. The minimum annual rental commitments under these leases at December 31, 1993, are shown below (in millions).

- --------------------------------------------------------------------
1994.................................................           $ 63
1995.................................................             62
1996.................................................             58
1997.................................................             58
1998.................................................             50
1999 and beyond......................................            340
                                                                ----
        Total........................................           $631
                                                                ====
- --------------------------------------------------------------------

Occupancy expense has been reduced by rental income from premises leased to others in the amount of $28.1 million in 1993, $25.0 million in 1992 and $21.2 million in 1991.

- --------------------------------------------------------------------
N O T E  10 -- LONG-TERM DEBT

Long-term debt consists of borrowings having an original maturity of seven years or more. Long-term debt at December 31, 1993 and 1992, was as follows (in millions).
















- --------------------------------------------------------------------
                                                      1993      1992
- --------------------------------------------------------------------
3-1/2% notes due 1993............................   $   --    $   24
8-1/2% notes due 1998............................       99        99
Subordinated 9% notes due 1999...................      199       199
Subordinated 9-7/8% notes due 2000...............       99        99
Subordinated 9-1/5% notes due 2001...............        5         5
Subordinated 9-1/4% notes due 2001...............      100       100
Subordinated 10-1/4% notes due 2001..............      100       100
Subordinated 11-1/4% notes due 2001..............       96       100
Subordinated 8-7/8% notes due 2002...............      100       100
Subordinated 8-1/4% notes due 2002...............      100       100
Subordinated 7-5/8% notes due 2003...............      199       --
Subordinated 6-7/8% notes due 2003...............      200       --
Subordinated floating rate notes due 2003........      149       --
Equity commitment notes
  Subordinated floating rate notes due 1994......       --       100
  Subordinated floating rate notes due 1996......       --       125
  Subordinated 9-7/8% notes due 1999.............      200       200
Equity contract notes
  Subordinated floating rate capital
    notes due 1996...............................      125       125
  Subordinated floating rate capital
    notes due 1997...............................       --       199
Other long-term debt.............................      294        30
                                                    ------    ------
        Total....................................   $2,065    $1,705
                                                    ======    ======
- --------------------------------------------------------------------

3-1/2% NOTES
These notes were redeemed in full in December 1993. The notes were obligations of First Chicago Overseas Finance N.V. (FCOF), a wholly owned subsidiary of the Corporation. The notes were denominated in Swiss francs.

8-1/2% NOTES
These notes are direct, unsecured obligations of the Corporation and are not subordinated to any other indebtedness of the Corporation. They may not be redeemed prior to their stated maturity.

SUBORDINATED NOTES
These notes are direct obligations of the Corporation and are subordinated to other indebtedness of the Corporation. They may not be redeemed prior to their stated maturity. They have fixed interest rates that range from 6-7/8 percent to 11-1/4 percent and maturities that range from 1999 to 2003. One note has a floating interest rate priced at the greater of 4-1/4 percent or the three-month London interbank offered rate plus 1/8 percent. Of the 11-1/4 percent subordinated notes, $3.4 million in principal was redeemed at a premium in open market transactions during the third quarter of 1993. The Corporation incurred a loss of approximately $419 thousand on this transaction.

- -------------------------------------------------------------------------------
EQUITY COMMITMENT NOTES
The subordinated notes maturing in 1994 issued by FCOF were redeemed in full, prior to stated maturity, in August 1993. The subordinated notes maturing in 1996 were redeemed in full, prior to stated maturity, in July 1993. The subordinated notes maturing in 1999 are direct obligations of the Corporation. Such notes are subordinated to other indebtedness of the Corporation. The subordinated notes maturing in 1999 have a fixed interest rate of 9-7/8 per-cent and may not be redeemed prior to their stated maturity.

The agreements under which these notes were issued require the Corporation, prior to maturity, to issue common stock, perpetual preferred stock or other forms of equity approved by the Federal Reserve Board in an amount equal to the original aggregate principal amount of the notes. As of December 31, 1993, the Corporation had issued all of the equity securities required by the agreements.

EQUITY CONTRACT NOTES
The subordinated floating rate capital notes maturing in 1996 are a direct obligation of the Corporation and are subordinated to other indebtedness of the Corporation. The interest rate on these notes is reset quarterly at 3/16 percent over the average offered rate quoted in the London interbank market for three-month Eurodollar deposits. The effective interest rate on this issue as of December 31, 1993, was 3.79 percent. The subordinated floating rate capital notes maturing in 1997 were redeemed in full, prior to stated maturity, in August 1993.

OTHER LONG-TERM DEBT
Other long-term debt of $294 million includes various notes with maturities ranging from 1994 to 2026 and interest rates at December 31, 1993, ranging from 3.9 percent to 13 percent. Of this amount, $267 million relates to the sale and leaseback of certain bank properties. The effective interest rate related to this transaction is 9.1 percent, with expected maturity in 2018.

Original issue discount and deferred issuance costs are amortized over the terms of the related notes.

- --------------------------------------------------------------------------------
N O T E  11 -- PREFERRED STOCK

The Corporation currently is authorized to issue 15 million shares of preferred stock, without par value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications and restrictions for each series of preferred stock issued.

In December 1988, the Corporation paid a dividend of one Preferred Share Purchase Right (a Right) for each outstanding share of common stock of the Corporation. Similar Rights are issued by the Corporation with each share of the Corporation's common stock issued after December 2, 1988, subject to adjustment. Until a person or group acquires beneficial ownership of, or begins a tender or exchange offer for, 20 percent or more of the Corporation's common stock, the Rights will not be exercisable and will be transferred upon the transfer of shares of the Corporation's common stock. Upon the occurrence of certain events, each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of the Corporation at a price of $130.

Under certain other circumstances, the holder of a Right may have the right to receive upon payment of the Right's $130 exercise price (i) common stock of a company acquiring control of the Corporation that has a market value of two times the exercise price of the Right, or (ii) common stock of the Corporation having a market value of two times the exercise price of the Right.

The Rights, which expire December 2, 1998, are redeemable in whole, but not in part, at the Corporation's option prior to the time they are exercisable, for a price of $.01 per Right.

The Corporation has three series of adjustable-rate cumulative preferred stock outstanding, designated Series A, Series B and Series C. The dividend rate on each series is based on stated value and adjusted quarterly, based on a formula that considers the interest rates for selected short-and long-term U.S.
Treasury securities prevailing at the time the rate is set. The Corporation issued 6 million shares of 10 percent Cumulative Preferred Stock, Series D, in May 1991, and 4 million depositary shares each representing a one twenty-fifth interest in a share of 8.45 percent Cumulative Preferred Stock, Series E, in November 1992. In March 1993, the Corporation issued 4 million depositary shares each representing a one-hundredth interest in a share of 5-3/4 percent Cumulative Convertible Preferred Stock, Series B. All preferred shares rank prior to common shares both as to dividends and liquidation, but have no general voting rights.

The Series A Adjustable-Rate Preferred Stock is subject to a minimum and maximum dividend rate of 7 percent and 15 percent, respectively. The dividend rate for the quarterly dividend period ended March 31, 1994, is 7 percent. Shares of this series are redeemable, at the option of the Corporation, at their stated value of $50 per share plus accrued and unpaid dividends.

The Series B Adjustable-Rate Preferred Stock is subject to a minimum and maximum dividend rate of 6 percent and 12 percent, respectively. The dividend rate for the quarterly period ended February 28, 1994, was 6 percent. Shares of this series are redeemable, at the option of the Corporation, at their stated value of $100 per share plus accrued and unpaid dividends.

- --------------------------------------------------------------------------------
The Series C Adjustable-Rate Preferred Stock is subject to a minimum and maximum dividend rate of 6.5 percent and 12.5 percent, respectively. The dividend rate for the quarterly period ended February 28, 1994, was 6.5 percent. Shares of this series are redeemable, at the option of the Corporation, at their stated value of $100 per share plus accrued and unpaid dividends.

The annual dividend rate for the Series D Cumulative Preferred Stock is $2.50, or 10 percent of stated value, and was fixed at the date of issue. Shares of this series are redeemable at any time on or after June 1, 1994, at the option of the Corporation, at a redemption price equal to $25.75 per share during the 12-month period ending May 31, 1995, at a redemption price equal to $25.375 per share during the 12-month period ending May 31, 1996, and thereafter at their stated value of $25 per share plus accrued and unpaid dividends.

The annual dividend rate for the Series E Cumulative Preferred Stock is $52.81, or 8.45 percent of stated value, and was fixed at the date of issue. For each related depositary share, the dividend rate is $2.11. Shares of this series are redeemable at any time on or after November 16, 1997, at the option of the Corporation, at their stated value of $625 per share or $25 per depositary share plus accrued and unpaid dividends.

All shares of the Corporation's Series A Cumulative Convertible Preferred
Stock were called for redemption on September 2, 1993. Each Series A share was convertible into 1.391 shares of the Corporation's common stock at the option of the stockholder, and approximately 2.1 million shares of the stock were so converted into approximately 3 million shares of common stock. Resultant fractional shares were paid in cash. On September 2, 1993, the Corporation redeemed the remaining shares of the Series A Convertible Preferred at the redemption price of $51.50 per share plus accrued and unpaid dividends.

The Series B Cumulative Convertible Preferred Stock was issued in March 1993 and ranks on a parity with the Series A, B, C, D and E preferred stock. The annual dividend rate is $287.50, or 5.75 percent of stated value, and was fixed at the date of issue. For each related depositary share, the dividend rate is $2.875. Shares of this stock may be converted into shares of the Corporation's common stock at the option of the stockholders at any time at the conversion price of $53.625. For each depositary share, the equivalent conversion rate is .9324 share of common stock. Resultant fractional interests are paid in cash. Shares of this series are redeemable beginning April 1, 1997, at the option of the Corporation, at an original redemption price of $5,172.50 ($51.725 per depositary share), with the redemption price decreasing annually over the remaining period until the shares are redeemable on or after April 1, 2003, at their stated value of $5,000 per share ($50 per depositary share) plus accrued and unpaid dividends.

- --------------------------------------------------------------------------------
N O T E  12 -- INCOME TAXES

Total applicable income taxes (benefits) reported in the consolidated income statement for the years ended December 31, 1993, 1992 and 1991, included the following components (in millions).

- ----------------------------------------------------------------
                                       1993      1992       1991
- ----------------------------------------------------------------
Current tax expense (benefit)
  Federal........................    $177.3   $  (1.9)    $(15.3)
  Foreign........................      29.1      20.5       26.3
  State..........................      42.6       4.9        4.7
                                     ------   -------     ------
        Total....................     249.0      23.5       15.7
Deferred tax expense (benefit)
  Federal........................     230.0    (101.3)      25.7
  State..........................      16.6      (7.8)       6.2
                                     ------   -------     ------
        Total....................     246.6    (109.1)      31.9
                                     ------   -------     ------
Applicable income taxes
  (benefit)......................    $495.6   $ (85.6)    $ 47.6
                                     ======   =======     ======
- ----------------------------------------------------------------

Not included in the preceding table are tax benefits credited directly to stockholders' equity. These taxes were $4.7 million, $0.4 million and $1.4 million in 1993, 1992 and 1991, respectively. Also excluded from the table are 1992 taxes related to the cumulative effect of changes in accounting principles of $122.6 million.

Temporary differences between the amounts reported in the financial statements and the tax bases of liabilities and assets result in deferred taxes. Deferred tax liabilities and assets for the years ended December 31, 1993 and 1992, were as follows (in millions).














- ----------------------------------------------------------------
                                               1993         1992
- ----------------------------------------------------------------
DEFERRED TAX LIABILITIES
Deferred income on lease financing.....    $  745.3     $  719.8
Appreciation of venture capital
  investments..........................       181.9        159.8
Prepaid pension asset..................       133.1        124.0
Other..................................       145.6        156.0
                                           --------     --------
Gross deferred tax liabilities.........     1,205.9      1,159.6
                                           --------     --------
DEFERRED TAX ASSETS
Tax net-operating loss carryforwards...          --        230.1
Allowance for credit losses............       292.5        303.1
Valuation of other real estate.........        22.4        107.3
Securitization of credit card
  receivables..........................        65.5         58.4
Alternative minimum tax credit
  carryforward.........................       115.9         41.3
Other..................................       233.5        187.8
                                           --------     --------
Gross deferred tax assets..............       729.8        928.0
Valuation allowance....................          --           --
                                           --------     --------
Gross deferred tax assets,
  net of valuation allowance...........       729.8        928.0
                                           --------     --------
Net deferred tax liability.............    $  476.1     $  231.6
                                           ========     ========
- ----------------------------------------------------------------

- -------------------------------------------------------------------------------
The reasons for the differences between applicable income taxes and the amounts computed at the applicable regular federal tax rates of 35 percent in 1993 and 34 percent in 1992 and 1991 were as follows (in millions).

- --------------------------------------------------------------------
                                           1993      1992       1991
- --------------------------------------------------------------------
Taxes at statutory federal income
  tax rate...........................    $455.0    $(68.0)    $ 55.7
Increase (decrease) in taxes
  resulting from
  Tax-exempt income (net)............     (12.0)    (13.8)     (17.2)
  State income taxes, net of
    federal income taxes.............      31.8      (1.9)       7.2
  Goodwill...........................       7.5       3.4        3.0
  Other..............................      13.3      (5.3)      (1.1)
                                         ------    ------     ------
Applicable income taxes (benefit)....    $495.6    $(85.6)    $ 47.6
                                         ======    ======     ======
- --------------------------------------------------------------------

The Corporation had an alternative minimum tax credit carryforward for tax purposes of $115.9 million at December 31, 1993, and $41.3 million at both December 31, 1992 and 1991.

The Corporation had foreign tax credit (FTC) carryforwards of $3.7 million and $42.9 million at December 31, 1993 and 1992, respectively. The 1993 FTC carryforward will expire in 1997 if not utilized. The Corporation also had a federal tax return net-operating loss carryforward of $644.4 million at December 31, 1992, which was fully utilized in 1993.

- --------------------------------------------------------------------------------
N O T E  13 -- EMPLOYEE BENEFIT AND INCENTIVE PLANS

(a) PENSION PLANS
Net periodic pension credit was $18 million in 1993, $31.5 million in 1992 and $25.8 million in 1991.

In determining the projected benefit obligation, the weighted-average assumed discount rate used was 7.5 percent in 1993 and 8.5 percent in 1992, while the assumed rate of increase in future salary levels was approximately 4.5 percent in 1993 and 5.0 percent in 1992. The projected benefit obligation represents the actuarial present value of all benefits attributed by the pension benefit formula to employee service rendered prior to that date measured using assumptions as to future compensation levels. This measurement assumes that the present workforce will shrink over time due to attrition. There is no assumption for replacing the workforce nor is the future service of the existing workforce taken into consideration. The reported excess of plan assets over the pension benefit obligation would be reduced if these assumptions were included in the liability computation.

At December 31, 1993, the plans' assets included shares of the Corporation's common stock with a market value of $17.9 million.

The following table sets forth the plans' funded status at December 31, 1993, and at December 31, 1992 (in millions).

- --------------------------------------------------------------------
                                                    1993        1992
- --------------------------------------------------------------------
Projected benefit obligation:
  Vested benefits............................    $(430.6)    $(355.7)
  Nonvested benefits.........................      (60.9)      (48.0)
                                                 -------     -------
  Accumulated benefit obligation.............     (491.5)     (403.7)
  Effect of projected future compensation
    levels...................................      (99.3)      (85.9)
                                                 -------     -------
Projected benefit obligation.................     (590.8)     (489.6)
Plans' assets at fair value..................      968.4       905.9
                                                 -------     -------
Plans' assets in excess of projected
  benefit obligation.........................      377.6       416.3
Unrecognized net gain due to experience
  different from assumptions.................      (37.4)     (105.7)
Unrecognized net transition asset............      (37.2)      (42.2)
Unrecognized prior service cost..............       74.6        81.9
                                                 -------     -------
Prepaid pension cost.........................    $ 377.6     $ 350.3
                                                 =======     =======
- --------------------------------------------------------------------

Net periodic pension credit for the years ended December 31, 1993, 1992 and 1991, included the following (in millions).







- --------------------------------------------------------------------
                                           1993      1992       1991
- --------------------------------------------------------------------
Service costs--benefits earned
  during period......................   $  22.3    $ 20.9    $  21.8
Interest cost on projected benefit
  obligation.........................      43.8      41.5       24.5
Return on plan assets................    (109.6)    (80.1)    (126.0)
Net amortization, deferral
  and other..........................      25.5     (13.8)      53.9
                                        -------    ------    -------
Net periodic pension credit..........   $ (18.0)   $(31.5)   $ (25.8)
                                        =======    ======    =======
- --------------------------------------------------------------------

The expected long-term rate of return on assets used in determining net periodic pension credit was 9.5 percent in 1993 and 1992 and 10.0 percent in 1991.

(b) SAVINGS INCENTIVE PLAN
The Corporation and its subsidiaries maintain the Savings Incentive Plan, a qualified 401(k) program. The plan is available to all U.S.-based salaried employees of The First National Bank of Chicago and certain other subsidiaries of the Corporation. Participation is completely voluntary, and participants may contribute from 1 to 6 percent of their salary on a pretax basis, and an additional 1 to 10 percent of salary on an after-tax basis. Beginning in 1992, the Corporation's contribution to the plan was determined as 100 percent of the first $500 of pretax contributions made by participants and 50 percent of any pretax contributions in excess of $500. The plan was amended in 1993 to allow the Board of Directors to make a supplemental profit-based contribution to the plan. For 1993, that contribution is $350 for each eligible full-time employee and $175 for each eligible part-time employee. All participants are 100 percent vested in their account balances and are able to direct the investment of their savings into several investment options.

Expense under this plan, included in noninterest expense as employee benefits expense, was $19.6 million in 1993, $13.0 million in 1992 and $8.6 million in 1991.

- -------------------------------------------------------------------------------
(c) EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
Eligible employees participating in the Employee Stock Purchase and Savings Plan authorize payroll deductions for deposit in savings accounts during a savings period of up to two years. At the end of the period, employees may receive their savings balances in cash or use them to purchase shares of the Corporation's common stock at a price fixed under the plan.

During 1992, 2,082,510 shares of common stock were purchased by 4,458 employees under the October 1990 offering at a price of $14.013 per share. In addition, 41,565 shares of common stock were purchased by 244 employees under the July 1990 offering at a price of $30.412.

During 1992, employees were offered an opportunity to enroll in a new offering under the plan. The offering has a stock purchase price of $34.20 per share. As of December 31, 1993, approximately 4,500 employees were participating in the plan, and the level of savings deposits and payroll deductions for the current savings periods, including projected interest thereon, represented the potential purchase of approximately 795,000 shares of common stock. The maximum number of shares authorized under the plan is limited to 6,000,000, of which 3,664,802 shares have been issued. The Corporation makes no charge to expense in connection with this plan, other than interest on savings accounts.

(d) OTHER INCENTIVE PLANS
The Corporation maintains various cash incentive, stock incentive and stock option plans.

Cash incentive plans, including certain specialized business unit incentives, are based on attainment of certain financial goals and a combination of business unit and corporate objectives.

A new Stock Incentive Plan was approved on April 12, 1991. Under the plan, the Corporation may grant stock options, restricted shares or other stock-based awards. This plan provides that, in any year, the total number of shares of the Corporation's common stock that may be granted to eligible employees as awards may not exceed 2 percent of the Corporation's outstanding shares of common stock. Any portion of the 2 percent limit not granted in previous years may be awarded prospectively.

The 1983 Stock Option Plan and the Strategic Stock Incentive Plan were terminated on April 12, 1991. Shares still outstanding from awards under these plans are included in the following disclosures.

Stock incentives outstanding at December 31, 1993, included grants of shares of the Corporation's common stock to key officers, restricted as to sale based upon continued employment for periods ranging from one to seven years from the date of the original grant. The market value of restricted shares as of the date of grant is amortized to salaries expense over the restriction period. As of December 31, 1993, 1,031,334 restricted shares were outstanding.

The following table summarizes 1993 activity under the Stock Incentive Plan and the 1983 Stock Option Plan and their status as of December 31, 1993.

- ------------------------------------------------------------------------------------------------------
                                             Outstanding Options               Exercisable Options
                                       ------------------------------     ----------------------------
                                                        Option                           Option
(Shares in thousands)                  Shares            Price            Shares          Price
- ------------------------------------------------------------------------------------------------------
Balance, December 31, 1992.........     4,997     $15       - $44-1/4      3,327     $15     - $44-1/4
Granted............................       809     $36-13/16 - $49-1/8         --                --
Became exercisable.................        --                  --            880     $24     - $44-1/4
Exercised..........................       968     $15       - $38-3/4        968     $15     - $38-3/4
Expired or canceled................        99     $23-1/8   - $44-1/4         11     $23-1/8 - $44-1/4
- ------------------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1993.......     4,739     $18-1/2   - $49-1/8      3,228     $18-1/2 - $43-5/8
- ------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
N O T E  14 -- FIRST CHICAGO CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET
- ---------------------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                                                           1993               1992
- ---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks
  Bank subsidiaries--noninterest-bearing............................................              $   21             $   12
  Bank subsidiaries--interest-bearing...............................................                 156                 32
  Other interest-bearing............................................................                 348                249
Investment securities...............................................................                  14                 11
Loans...............................................................................                   1                  1
Investment in and advances to subsidiaries
  Bank subsidiaries.................................................................               5,278              4,591
  Nonbank subsidiaries..............................................................               1,728              1,840
Other assets........................................................................                 124                134
                                                                                                  ------             ------
        Total assets................................................................              $7,670             $6,870
                                                                                                  ======             ======
- ---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Commercial paper and other notes payable
  Nonbank subsidiaries..............................................................              $   29             $  188
  Other.............................................................................               1,378              1,567
Long-term debt......................................................................               1,796              1,579
Other liabilities...................................................................                 203                135
                                                                                                  ------             ------
        Total liabilities...........................................................               3,406              3,469
                                                                                                  ======             ======
- ---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY................................................................               4,264              3,401
                                                                                                  ------             ------
        Total liabilities and stockholders' equity..................................              $7,670             $6,870
                                                                                                  ======             ======
- ---------------------------------------------------------------------------------------------------------------------------

CONDENSED INCOME STATEMENT
- ---------------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                                  1993         1992          1991
- ---------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Dividends
  Bank subsidiaries.................................................................      $129.0      $  89.7        $ 87.6
  Nonbank subsidiaries..............................................................        68.9        197.2          68.2
Interest income
  Bank subsidiaries.................................................................       110.8        104.2          97.6
  Nonbank subsidiaries..............................................................        76.7         96.4         110.9
  Other.............................................................................        13.9         15.8          26.8
Other income (loss).................................................................        (2.4)         1.9          13.2
                                                                                          ------      -------        ------
        Total.......................................................................       396.9        505.2         404.3
- ---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE
Interest expense
  Nonbank subsidiaries..............................................................         3.8          5.6           7.2
  Other.............................................................................       233.7        250.0         272.8
Other expense.......................................................................         6.4         23.7           5.6
                                                                                          ------      -------        ------
        Total.......................................................................       243.9        279.3         285.6

- ---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
NET INCOME OF SUBSIDIARIES..........................................................       153.0        225.9         118.7
  Applicable income tax benefit.....................................................       (18.6)       (22.8)        (13.5)

- ---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
NET INCOME OF SUBSIDIARIES..........................................................       171.6        248.7         132.2
Equity in undistributed net income (loss) of subsidiaries before cumulative effect of changes in accounting principles
    Bank subsidiaries...............................................................       471.7       (230.0)         42.1
    Nonbank subsidiaries............................................................       161.2       (133.2)        (58.0)
                                                                                          ------      -------        ------
Income (loss) before cumulative effect of changes in accounting principles..........       804.5       (114.5)        116.3
Equity in cumulative effect of changes in accounting principles.....................          --        208.0            --
                                                                                          ------      -------        ------
NET INCOME..........................................................................      $804.5      $  93.5        $116.3
                                                                                          ======      =======        ======
- ---------------------------------------------------------------------------------------------------------------------------

The Parent Company Only Statement of Changes in Stockholders' Equity is the same as the Consolidated Statement of Changes in Stockholders' Equity (see page 40).

- -------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENT OF CASH FLOWS
- -------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                            1993         1992        1991
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................................    $   804      $    94     $   116
Adjustments to reconcile net income to net cash
provided by operating activities:
  Equity in net income (loss) of subsidiaries before cumulative
    effect of changes in accounting principles.................................       (831)          76        (140)
  Equity in cumulative effect of changes in accounting principles..............         --         (208)         --
  (Increase) decrease in accrued income receivable.............................          7           (1)         (1)
  Increase (decrease) in accrued interest payable..............................         (3)          (4)          4
  Dividends received from subsidiaries.........................................        195          288         127
  Net decrease in other assets.................................................         28           15          20
  Other noncash adjustments....................................................        (26)          (5)        (26)
                                                                                   -------      -------     -------
  Total adjustments............................................................       (630)         161         (16)
                                                                                   -------      -------     -------
Net cash provided by operating activities......................................        174          255         100

- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Principal collected on loans to subsidiaries...................................      2,410        4,179       4,689
Loans made to subsidiaries.....................................................     (2,172)      (4,443)     (4,919)
Capital investments in subsidiaries............................................       (161)        (571)        (83)
                                                                                   -------      -------     -------
Net cash provided by (used in) investing activities............................         77         (835)       (313)

- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in commercial paper....................................          5          (67)          9
Proceeds from other funds borrowed.............................................         53          533         496
Repayment of other funds borrowed..............................................       (407)        (560)       (475)
Proceeds from issuance of long-term debt.......................................        557          234         334
Repayment of long-term debt....................................................       (344)        (248)        (35)
Net increase (decrease) in other liabilities...................................         48          (23)         20
Dividends paid.................................................................       (158)        (145)       (172)
Proceeds from issuance of common stock.........................................         41          375          52
Proceeds from reissuance of treasury stock.....................................          4            6           2
Purchase of treasury stock.....................................................        (13)          (1)         --
Proceeds from issuance of preferred stock......................................        196           96         145
Payment for redemption of preferred stock......................................         (1)          --          --
                                                                                   -------      -------     -------
Net cash provided by (used in) financing activities............................        (19)         200         376

- -------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........................        232         (380)        163
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................................        293          673         510
                                                                                   -------      -------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................................    $   525      $   293     $   673
                                                                                   =======      =======     =======
- -------------------------------------------------------------------------------------------------------------------

Dividends that may be paid by national bank subsidiaries are subject to two statutory limitations. Under the first, dividends cannot exceed the level of ``undivided profits then on hand'' less the amount of bad debts, as defined, in excess of the allowance for credit losses. In addition, a national bank cannot declare a dividend, without regulatory approval, in an amount in excess of its net profits, as defined, for the current year combined with the retained net profits for the preceding two years.

Based on these statutory requirements, the Corporation's bank subsidiaries could, in the aggregate, have declared additional dividends of up to approximately $445 million without regulatory approval at December 31, 1993. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. As of December 31, 1993, all of the Corporation's banking subsidiaries significantly exceeded the regulatory guidelines for ``well-capitalized'' status.

Federal banking law also restricts each bank subsidiary from extending credit to First Chicago Corporation as the parent bank holding company (the Parent Company) in excess of 10 percent of the subsidiary's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

In connection with issuances of commercial paper, the Corporation has agreements providing future credit availability (back-up lines of credit) with various banks. The agreements with nonaffiliated banks aggregated $100 million at December 31, 1993, and $200 million at December 31, 1992. The Corporation also had agreements for back-up lines of credit with The First National Bank of

- -------------------------------------------------------------------------------
Chicago aggregating $150 million at December 31, 1993 and 1992. In 1993, the Corporation had agreements to pay a 0.125 percent annual commitment fee on any unused lines. The back-up lines of credit, together with overnight money market loans, short-term investments and other sources of liquid assets, exceeded the amount of commercial paper issued at December 31, 1993.

The Parent Company paid interest of $262 million in 1993, $272 million in 1992 and $276 million in 1991. The Parent Company received income tax payments from its subsidiaries that exceeded its total income tax payments by $82 million in 1993 and $21 million in 1991. The Parent Company made income tax payments to its subsidiaries that exceeded its total income tax payments by $20 million in 1992.

- --------------------------------------------------------------------------------
N O T E  15 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Corporation is a party to financial instruments containing credit and market risks that are not required to be reflected in a balance sheet. These financial instruments include commitments to extend credit, letters of credit and derivative financial instruments. The Corporation maintains risk management policies that monitor and limit exposure to credit, liquidity and market risks. For a further discussion of these risks, which is not included as part of these audited financial statements, see the Risk Management section beginning on page 24.

(a) CREDIT RISK
The following disclosures represent the Corporation's credit exposure should every counterparty to financial instruments with off-balance-sheet credit risk fail to perform completely according to the terms of the contracts and should the collateral and other security, if any, prove to be of no value to the Corporation.

(b) MARKET RISK
This note does not address the amounts of market losses the Corporation would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

(c) COLLATERAL AND OTHER SECURITY ARRANGEMENTS
The credit risk of both on-and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Corporation generally determines the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the customer's creditworthiness. The Corporation may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Corporation's possession or at another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Corporation requests additional collateral when appropriate.

(d) COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT
Commercial loan commitments are agreements to make or acquire a loan or lease as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Corporation's commitments to purchase or extend loans help its customers meet their liquidity needs. Credit card lines allow customers to use a credit card to buy goods or services and to obtain cash advances. However, the Corporation has the right to change or terminate any terms or conditions of the credit card account. Extensions of credit under home equity lines are secured by residential real estate.

Commercial letters of credit are issued or confirmed by the the Corporation to ensure payment of its customers' payables or receivables in short-term international trade transactions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short-term nature of this instrument serves to mitigate the Corporation's risk associated with these contracts.

The table on page 26 summarizes the Corporation's credit-related financial instruments, including both commitments to extend credit and letters of credit.

Standby letters of credit and foreign office guarantees are issued in connection with agreements made by the Corporation's customers to counterparties. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guarantee as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation for standby letters of credit or foreign office guarantees drawn upon. At December 31, 1993 and 1992, the Corporation had issued standby letters of credit and guarantees for the following purposes (in millions).

















- -----------------------------------------------------------------
December 31                                       1993       1992
- -----------------------------------------------------------------
Commercial paper...........................     $  815     $1,588
Tax-exempt securities......................      1,130      1,102
Bid or performance guarantees..............        534        476
Commodity/margin support...................        570        628
Insurance-related..........................        765      1,001
Other......................................        857      1,359
                                                ------     ------
Total......................................      4,671      6,154
Less: Cash collateral deposits.............        109        160
      Participations to other
      financial institutions...............        359        501
                                                ------     ------
Total, net.................................     $4,203     $5,493
                                                ======     ======
- -----------------------------------------------------------------

At December 31, 1993, standby letters of credit and guarantees issued to back commercial paper and tax-exempt securities had a weighted-average original maturity of approximately five years and a weighted-average remaining maturity of approximately two years. All other standby letters of credit generally expire within three years.

- -------------------------------------------------------------------------------
(e) DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation enters into a variety of derivative financial instruments in its trading activities, and in the management of its interest rate and foreign currency exposure. These financial instruments offer customers protection from rising or falling interest or exchange rates. They can either reduce or increase the Corporation's exposure to changing interest and/or exchange rates.

The Corporation's balance sheet exposure for interest rate and foreign exchange contracts includes the amount of recognized gains in the market valuation of those contracts. Those amounts fluctuate as a function of maturity, interest rates and foreign exchange rates. The amounts are overstated because the information necessary to reflect the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights is not readily available. Gross balance sheet exposures are presented below (in billions).

- ----------------------------------------------------------------
December 31                                        1993     1992
- ----------------------------------------------------------------
Interest rate forwards, swaps and
  forward rate agreements (1).................     $3.6     $2.4
Spot and forward foreign exchange
  contracts...................................      2.0      4.7
Options, caps and floors purchased............      0.6      0.7
- ----------------------------------------------------------------

(1) These amounts include accrued net swap settlement receivables (included in other assets) of $664 million and $527 million at December 31, 1993 and 1992, respectively.

Not all derivative financial instruments have off-balance-sheet credit and/or market risk. The credit and market risk associated with options purchased and caps and floors purchased is recorded on the balance sheet. The credit risk associated with exchange-traded futures contracts is limited to the relevant clearing house and is also recorded on the balance sheet. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in a financial instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.

On some derivative financial instruments the Corporation may have additional risk. This is due to the underlying risk in the financial instruments that the Corporation is or may be obligated to acquire and/or is due to settlement exposure, i.e. the risk that the Corporation will deliver under a contract but the customer will fail to deliver the countervailing amount. The Corporation believes its credit and settlement procedures minimize these risks.

For derivative financial instruments with off-balance-sheet credit and/or market risk, the amounts reported in the following table represent the gross notional principal or contractual amounts. These amounts do not represent the market or credit risk associated with those contracts, but rather give an indication of the volume of the transactions. The amounts exceed the credit risk associated with these contracts and do not reflect the netting of offsetting transactions (in billions).

- ----------------------------------------------------------------
December 31                                      1993       1992
- ----------------------------------------------------------------
Interest Rate Contracts
  Forwards and futures...................      $ 17.3     $ 16.4
  Swaps..................................       114.9       84.5
  Options written........................         7.7        6.8
  Caps and floors written................         9.6       11.2
  Forward rate agreements................        44.2       63.4
Foreign Exchange Contracts
  Spot, forwards and futures.............       173.5      181.6
  Options written........................        24.1       27.5
- ----------------------------------------------------------------

Interest rate forward and futures contracts represent commitments either to purchase or sell at a specified future date a financial instrument for a specified price, and may be settled in cash or through delivery.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified float-ing rate index. Certain agreements are combined interest rate and foreign currency swap transactions.

Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer of the option. Most of the Corporation's written option contracts are listed on major exchanges. The above amounts include the underlying notional principal amounts of options to enter into interest rate swap agreements.

Interest rate caps and floors are contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate on specified future dates.

Forward rate agreements are contracts with notional principal amounts that settle in cash at a specified future date based on the differential between a specified market interest rate and a fixed interest rate.

Foreign exchange contracts represent spot, forward, futures and option contracts to exchange currencies, with most maturing within three months.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
N O T E  16 -- CONCENTRATIONS OF CREDIT RISK

The Corporation's credit policies and processes emphasize diversification of risk among industries, geographic areas and borrowers. The following information presents the credit risk associated with products described elsewhere in the financial statements and footnotes broken out by concentrations across all financial instruments. The amounts represent gross credit exposure in that they do not consider collateral or other security or the netting of offsetting exposures. Concentrations of credit risk are presented below (in billions).

- --------------------------------------------------------------
December 31                                    1993       1992
- --------------------------------------------------------------
Consumer................................      $56.8      $43.7
U.S. government.........................        9.6        8.0
Japanese banks..........................        5.8        4.6
U.S. commercial banks...................        3.5        4.1
Commercial real estate..................        2.8        4.1
- --------------------------------------------------------------

Consumer risk results principally from credit cards. Other major components include home mortgage, home equity and other installment credit. U.S. government risk consists primarily of U.S. government securities and balances due from the Federal Reserve. Credit exposure to Japanese banks is primarily short-term deposit placements. Credit exposure to U.S. commercial banks consists principally of federal funds sold, balances due from banks, derivative financial instruments and credit exposure participated out to banks. Commercial real estate credit exposure includes loans, unused loan commitments and the credit exposure of the accelerated asset disposition portfolio.

Geographic concentrations of credit risk are presented below.

- --------------------------------------------------------------
December 31 (Dollars in billions)     1993             1992
- --------------------------------------------------------------
U.S. .........................   $118      87%     $105     86%
Foreign.......................     17      13        17     14
- --------------------------------------------------------------

- -------------------------------------------------------------------------------
N O T E  17 -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value disclosures do not attempt to estimate the fair value of the Corporation as a whole. Rather, the disclosures are limited to the reasonable estimates of the fair value of only the Corporation's financial instruments. This includes financial instruments recognized as assets and liabilities on the balance sheet as well as those not required to be recognized in a traditional balance sheet. The disclosures do not address the value of the Corporation's recognized and unrecognized nonfinancial assets and liabilities or the value of anticipated future business. The Corporation does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The estimated fair value amounts were determined using available market information, current Corporation pricing information and various valuation methods. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction. Due to the uncertainty of expected cash flows resulting from financial instruments, the use of different assumptions and valuation methods may have a significant effect on the derived estimated fair value amounts.

Except for loans held for accelerated disposition, the estimated amounts disclosed do not include any premium or discount that could result from offering to sell or settle the Corporation's entire holdings of a particular type of financial instrument at one time. The estimated amounts disclosed also do not include potential taxes and other expenses that would be incurred in an actual sale or settlement transaction.

- -------------------------------------------------------------------------------
The following table summarizes the carrying amounts and estimated fair values of financial instruments as of December 31, 1993 and 1992 (in millions).

- -------------------------------------------------------------------------------

                                                                                      1993                     1992
                                                                              ---------------------   ----------------------
                                                                              Carrying    Estimated   Carrying     Estimated
                                                                                Amount   Fair Value     Amount    Fair Value
- ----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks--noninterest-bearing...............................     $3,916       $3,916    $ 3,222       $ 3,222
Due from banks--interest-bearing...........................................      6,037        6,034      6,116         6,114
Federal funds sold and securities under resale agreements..................      8,783        8,783      6,892         6,892
Trading account assets.....................................................      4,536        4,536      3,312         3,312
Investment securities......................................................      2,256        2,264      2,400         2,408
Total loans, net...........................................................     22,420       22,673     22,068        22,134
Assets held for accelerated disposition (1)................................         36           36        619           619
Accrued income receivable..................................................        407          407        356           356
Customers' acceptance liability............................................        517          517        560           560
Currency options purchased.................................................        536          536        622           622
Off-balance-sheet items
  Other derivative financial instruments, net..............................        380          586         76           249

LIABILITIES
Deposits
  Demand...................................................................      8,184        8,184      7,575         7,575
  Savings..................................................................      7,541        7,541      7,618         7,618
  Time.....................................................................      4,925        4,984      6,262         6,325
  Foreign offices..........................................................      7,536        7,538      8,285         8,285
                                                                               -------      -------    -------       -------
        Total deposits.....................................................     28,186       28,247     29,740        29,803
Federal funds purchased and securities under repurchase agreements.........      8,255        8,255      6,962         6,962
Commercial paper...........................................................        164          164        172           172
Other funds borrowed.......................................................      5,843        5,886      3,997         4,046
Long-term debt.............................................................      2,065        2,296      1,705         1,826
Acceptances outstanding....................................................        517          517        560           560
Currency options written...................................................        501          501        612           612
Off-balance-sheet exposure--nonfinancial instruments
  Credit card securitizations, net.........................................        242          191        182           158
- ----------------------------------------------------------------------------------------------------------------------------

(1) Excludes other real estate held for accelerated disposition.

The following methods and assumptions were used to estimate the fair value of financial instruments:

(a) CERTAIN SHORT-TERM FINANCIAL INSTRUMENTS
For the following financial instruments, which have relatively short-term maturities or no defined maturities but are payable on demand, the carrying amounts recognized in the balance sheet were determined to be a reasonable estimate of their fair values:
   . Cash and due from banks--noninterest-bearing
   . Federal funds sold and securities under resale agreements
   . Accrued income receivable
   . Customers' acceptance liability
   . Federal funds purchased and securities under repurchase agreements
   . Commercial paper
   . Acceptances outstanding
   . Other types of short-term financial instruments recognized in other asset and liability balance sheet line classifications

(b) CERTAIN FLOATING RATE FINANCIAL INSTRUMENTS
For floating rate financial instruments with no significant change in credit risk and no significant values of embedded interest rate caps or floors, the carrying amounts recognized in the balance sheet were determined to be a rea-sonable estimate of their fair values.

(c) DUE FROM BANKS--INTEREST-BEARING
For medium-term fixed-rate time deposit placements, the estimated fair values were calculated using the discounted cash flow method. The current interest rates that would be charged for similar deposit placements with the same remaining maturities were used as the discount rates, taking into account the creditworthiness of the banks.

- -------------------------------------------------------------------------------
(d) TRADING ACCOUNT ASSETS AND INVESTMENT SECURITIES
For trading account securities, the estimated fair values, which are also the carrying amounts recognized on the balance sheet, were generally based on quoted market prices or dealer quotes. The estimated fair values of debt investment securities were also generally based on quoted market prices or dealer quotes. See Notes 1 and 5 for information regarding methods for estimating the fair value of equity investment securities, including those held by venture capital subsidiaries.

(e) LOANS
Various methods were used to value different groupings of loans, including loans held for accelerated disposition.

For commercial real estate loans held for accelerated disposition, the estimated fair values are based on the estimated liquidation values.

Other commercial loans that have significantly deteriorated in credit quality, including loans to troubled-country debtors, were separately valued. Estimated fair values were based on a combination of quoted market prices for distressed loans and troubled-country debtor loans, a discounted cash flow method based on anticipated cash flows and risk-adjusted interest rates, and estimated fair values of loans with similar credit quality characteristics.

Credit card receivables are available for sale through the Corporation's credit card securitization program. Since these receivables are sold at face value, that amount was used as the estimated fair value of these loans. The amount does not consider the estimated fair value of the Corporation's credit card relationships, most of which is a significant unrecognized asset of the Corporation.

For consumer mortgage loans including those held for sale, the estimated fair values were based on committed sales prices and a valuation model using current market information.

For other types of medium- and long-term fixed-rate commercial and consumer loans, the estimated fair values were calculated using the discounted cash flow method. The current interest rates offered, or estimated market interest rates that reflect the credit and interest rate risk inherent in the loans, were used as the discount rates. Consumer interest rates were used for consumer loans, and commercial interest rates were used for commercial loans.

The estimated fair values of leases are not required to be disclosed. Therefore, the estimated fair value amount for loans includes the carrying amount of leases rather than an estimated fair value amount.

(f) DEPOSIT LIABILITIES
The estimated fair values of demand and savings deposits are defined as the amounts payable on demand at the reporting date, i.e. the amounts recognized in the balance sheet. Those amounts do not consider the estimated fair value of the Corporation's core deposit intangible, most of which is a significant unrecognized asset of the Corporation.

For medium- and long-term fixed-rate time deposit liabilities, the estimated fair values were calculated using the discounted cash flow method. The current interest rates offered for similar deposits with the same remaining maturities were used as the discount rates. Retail interest rates were used for retail deposits. Wholesale interest rates were used for wholesale deposits.

(g) OTHER FUNDS BORROWED AND LONG-TERM DEBT
For securities sold but not yet purchased in trading activities, the estimated fair values, which are also the carrying amounts recognized on the balance sheet, are based on quoted market prices or dealer quotes.

For fixed-rate medium-term other funds borrowed and long-term debt, the estimated fair values were calculated using the discounted cash flow method. The current interest rates that would be offered for similar types of debt instruments with the same remaining maturities were used as the discount rates. Bank interest rates were used for subsidiary bank issuances, and the Corporation's senior interest rates or subordinated interest rates were used for the Corporation's issuances.

For floating-rate long-term debt issuances, the discounted cash flow method was used to calculate the value of the difference between current market and contractual fixed spreads to be added to the floating base rate upon each rate setting. The current interest rates that would be offered on the Corporation's subordinated fixed-rate debt were used as the discount rates. Also, an option pricing model, using current market information, was used to calculate the value of any embedded interest rate floors.

(h) DERIVATIVE FINANCIAL INSTRUMENTS
The estimated fair values of derivative financial instruments were based on quoted market prices as well as pricing and valuation models on a present value basis using current market information.

The differences between the net carrying amounts and the net estimated fair values of derivative financial instruments are generally due to interest rate swap agreements used by the Corporation to manage interest rate exposure. For derivative financial instruments used in trading activities, the estimated fair values are also the carrying amounts recognized on the balance sheet.

- -------------------------------------------------------------------------------
(i) COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT
For commitments to extend credit and letters of credit, the carrying amounts for related accruals and deferred income recognized on the balance sheet were determined to be a reasonable estimate of their fair values.

(j) CREDIT CARD SECURITIZATIONS (OFF-BALANCE-SHEET EXPOSURE)

The Corporation has sold floating- and fixed-rate credit card receivables as securities to investors. Neither the credit card receivables sold nor the securities outstanding are defined as financial instruments of the Corporation. These securitizations subject the Corporation to interest rate risk as the amount of anticipated excess servicing fee income varies with changes in interest rates. The Corporation uses derivative financial instruments ((h) above) to reduce this risk. Therefore, the Corporation has included the difference between the par value and the quoted market value of the related securities outstanding along with its financial instruments. The carrying amount for this item represents the reserve for credit losses related to securitized credit card receivables and net deferred income.

- --------------------------------------------------------------------------------
N O T E  18 -- CONTINGENCIES

The Corporation and certain of its subsidiaries are defendants in various lawsuits, including certain class actions, arising out of normal corporate activities, and the Corporation has received certain tax deficiency assessments. Since the Corporation and certain of its subsidiaries, which are regulated by one or more federal and state regulatory authorities, also are the subject of numerous examinations and reviews by such authorities, the Corporation is and will, from time to time, normally be engaged in various dis-agreements with regulators, primarily related to banking matters. In the opinion of management and the Corporation's general counsel, the ultimate resolution of the matters referred to in this note will not have a material effect on the Corporation's consolidated financial statements.

- -------------------------------------------------------------------------------
  R E P O R T   O F   M A N A G E M E N T   O N   R E S P O N S I B I L I T Y
                F O R   F I N A N C I A L    R E P O R T I N G
                  First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------

To the Stockholders of First Chicago Corporation:

FINANCIAL STATEMENTS
The Management of First Chicago Corporation and its subsidiaries is responsible for the preparation, integrity and objectivity of the financial statements and footnotes contained in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles and are free from material fraud or error. The other financial information in the Annual Report is consistent with the financial statements. Where financial information must of necessity be based upon estimates and judgments, they represent the best estimates and judgments of Management.

The Corporation's financial statements have been audited by Arthur Andersen & Co., independent public accountants, whose appointment is ratified by the stockholders. The independent public accountants' responsibility is to express an opinion on the Corporation's financial statements. As described further in the report that follows, their opinion is based on their audit, which was conducted in accordance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion. Management has made available to Arthur Andersen & Co. all of the Corporation's financial records and related data. Furthermore, Management believes that all representations made to Arthur Andersen & Co. during their audit were valid and appropriate.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING
Management is also responsible for establishing and maintaining the Corporation's internal control structure that provides reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements. Management continually monitors the internal control structure for compliance with established policies and procedures. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal control structure. The Audit Committee of the Board of Directors, composed entirely of outside Directors, oversees the Corporation's financial reporting process on behalf of the Board of Directors and has responsibility for recommending the independent public accountants for the Corporation who are appointed by the Board of Directors. The Audit Committee reviews with the independent public accountants the scope of their audit and audit reports and meets with them on a scheduled basis to review their findings and any action to be taken thereon. In addition, the Committee meets with the internal auditors and with Management to review the scope and findings of the internal audit program and any actions to be taken by Management. The independent public accountants and the internal auditors meet periodically with the Committee without Management being present.

Management also recognizes its responsibility for fostering a strong ethical climate so that its affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's integrity policy, which is publicized throughout the Corporation. The policy addresses, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interest; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error or the circumvention or overriding of controls. Accordingly, even an effective internal control struc-ture can provide only reasonable assurance with respect to reliability of financial statements, and safeguarding of assets. Furthermore, because of changes in conditions, internal control structure effectiveness may vary over time.

The Corporation assessed its internal control structure over financial reporting as of December 31, 1993, in relation to the criteria described in the ``Internal Control--Integrated Framework'' issued by the Committee of Sponsoring Orga-nizations of the Treadway Commission. Based on this assessment, the Corporation believes that as of December 31, 1993, in all material respects, the Corporation maintained an effective internal control structure over financial reporting.


/s/ Richard L.  Thomas
Richard L. Thomas
Chairman and Chief Executive Officer


/s/ Robert A. Rosholt
Robert A. Rosholt
Executive Vice President and
Chief Financial Officer

- -------------------------------------------------------------------------------
R E P O R T   O F   I N D E P E N D E N T   P U B L I C   A C C O U N T A N T S
- -------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of First Chicago Corporation:

We have audited the accompanying consolidated balance sheet of First Chicago Corporation (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Chicago Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As explained in Note 1(c) and 1(q) to the consolidated financial statements, effective January 1, 1992, the Corporation changed its methods of accounting for the valuation of venture capital investment securities and recognition of certain credit card solicitation costs.


/s/ Arthur Andersen & Co.
Chicago, Illinois
January 13, 1994

- -------------------------------------------------------------------------------
       S E L E C T E D    S T A T I S T I C A L    I N F O R M A T I O N
                  First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------

SECURITIZATION OF CREDIT CARD RECEIVABLES
Since 1987, the Corporation has actively packaged and sold credit card assets as securities to investors. The securitization of credit card receivables is an effective balance sheet management tool since capital is freed for other uses. In addition, while such securitizations affect net interest income, the provision for credit losses and noninterest income,the Corporation's net income is essentially unaffected.

The Corporation's First Card unit continues to service the related credit card accounts even after receivables are securitized. The Corporation no longer recognizes net interest income and certain fee revenue on the securitized portfolio; however, this is offset by servicing fees, as well as by lower provisions for credit losses.

At year-end 1993, $5.0 billion in credit card receivables was securitized, compared with $4.5 billion at year-end 1992.

For analytical purposes only, the following table shows income statement line items for the Corporation adjusted for the net impact of securitization of credit card receivables.

- ----------------------------------------------------------------------------------------------------------------------
                                                           1993                                       1992
                                                    CREDIT CARD                                Credit Card
(In millions)                       REPORTED    SECURITIZATIONS    ADJUSTED    Reported    Securitizations    Adjusted
- ----------------------------------------------------------------------------------------------------------------------
Net interest income--
  tax-equivalent basis..........     $ 1,264             $  471     $ 1,735     $ 1,217             $  359     $ 1,576
Provision for credit losses.....         270                234         504         425                205         630
Provision for assets held for
  accelerated disposition.......          --                 --          --         625                 --         625
Noninterest income..............       2,202               (237)      1,965       1,488               (154)      1,334
Noninterest expense.............       1,858                 --       1,858       1,821                 --       1,821
Net income......................         804                 --         804          94                 --          94

Assets--year-end................     $52,560             $4,958     $57,518     $49,281             $4,500     $53,781
      --average.................      56,854              4,839      61,693      54,768              3,918      58,686
- ----------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------
                                                           1993        1992        1991               1990        1989
- ----------------------------------------------------------------------------------------------------------------------
COMMON STOCK AND STOCKHOLDER DATA
Market price
  High for the year................................     $50-5/8     $37-3/4     $28-3/4            $38-1/4     $49-5/8
  Low for the year.................................      35-1/2      22-7/8      15-5/8             13-1/8      29-1/4
  At year-end......................................      43-1/4      36-3/4      24-5/8             16-1/2      37-1/8
Dividend payout ratio..............................          15%        188%        174%                60%         35%
Price/earnings multiple (year-end market)..........         4.9        57.4        21.4                4.9         7.3
Book value (at year-end)...........................      $40.55      $33.19      $34.90             $36.27      $34.82
Market price/book value (at year-end)..............         107%        111%         71%                45%        107%
Number of common stockholders of record............      15,034      15,995      13,089             12,445      12,855
- ----------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------
                                Record                    Cents
Common Dividends    Declared      Date     Payable    Per Share
- ---------------------------------------------------------------
                     2/11/94    3/4/94      4/1/94           40
                    11/12/93   12/3/93      1/1/94           40
                      7/9/93    9/3/93     10/1/93           30
                     5/14/93    6/4/93      7/1/93           30
                     2/12/93    3/5/93      4/1/93           30
- ---------------------------------------------------------------

- ---------------------------------------------------------------
                                Record                    Cents
Common Dividends    Declared      Date     Payable    Per Share
- ---------------------------------------------------------------
                    11/13/92  12/11/92      1/1/93           30
                     7/10/92   9/11/92     10/1/92           30
                      5/8/92    6/5/92      7/1/92           30
                     1/10/92    3/6/92      4/1/92           30
                     11/8/91   12/6/91      1/1/92           50
- ---------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------
QUARTERLY DATA
Quarterly Earnings and Market Price Summary
- --------------------------------------------------------------------------------------------------------------------------
                                                                                 Stock Market             Price/Earnings
                                           Net Income (Loss)                   Price Range (1)          Multiple Range (2)
- --------------------------------------------------------------------------------------------------------------------------
                                            Amount             Per
                                     (In millions)           Share              Low         High        Low           High
- --------------------------------------------------------------------------------------------------------------------------
1993
FIRST QUARTER......................        $ 179.1          $ 1.97          $36          $44-3/4        N/M            N/M
SECOND QUARTER.....................          168.5            1.81           35-1/2       45-3/8       62.3           79.6
THIRD QUARTER......................          284.1            3.14           40-7/8       49-1/4        4.8            5.8
FOURTH QUARTER.....................          172.8            1.81           40-7/8       50-5/8        4.7            5.8
        YEAR.......................          804.5            8.78           35-1/2       50-5/8        4.0            5.8
- --------------------------------------------------------------------------------------------------------------------------
1992
First quarter......................        $ 294.8          $ 4.06          $22-7/8      $32-5/8        5.0            7.1
Second quarter.....................           34.5            0.32           27-1/8       36-1/4        6.5            8.7
Third quarter......................         (372.4)          (4.74)          29-1/2       37-3/8        N/M            N/M
Fourth quarter.....................          136.6            1.53           29-1/8       37-3/4       24.9           32.3
        Year.......................           93.5            0.64           22-7/8       37-3/4       35.7           59.0
- --------------------------------------------------------------------------------------------------------------------------

(1) The principal market for First Chicago Corporation common stock is the New York Stock Exchange.
(2) Computation made by dividing market prices by the per share earnings of the latest 12-month period ending with the current quarter.
N/M--Not meaningful.

CONSOLIDATED SUMMARY OF QUARTERLY FINANCIAL INFORMATION
- --------------------------------------------------------------------------------------------------------------------------
1993 (In millions, except per share data)                           December 31   September 30      June 30       March 31
- --------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME....................................................      $647.7         $668.7       $648.5         $659.2
NET INTEREST INCOME................................................       300.7          323.1        303.2          298.8
PROVISION FOR CREDIT LOSSES........................................        70.0           65.0         70.0           65.0
NONINTEREST INCOME (1).............................................       522.1          686.2        503.3          490.5
INVESTMENT SECURITIES GAINS (LOSSES)...............................         0.9           (0.8)         0.2             --
NONINTEREST EXPENSE (2)............................................       480.7          474.0        465.6          433.6
PROVISION FOR OTHER REAL ESTATE....................................         1.2            1.5          1.0            0.5
NET INCOME.........................................................       172.8          284.1        168.5          179.1

EARNINGS PER SHARE
PRIMARY............................................................       $1.81          $3.14        $1.81          $1.97
FULLY DILUTED......................................................        1.77           2.97         1.72           1.91
- --------------------------------------------------------------------------------------------------------------------------
1992 (In millions, except per share data)                           December 31   September 30      June 30       March 31
- --------------------------------------------------------------------------------------------------------------------------
Interest income....................................................      $687.2        $ 689.7       $737.7         $755.0
Net interest income................................................       320.6          287.0        290.1          285.3
Provision for loans held for accelerated disposition...............          --          491.0           --             --
Provision for credit losses........................................        80.0          145.0        105.0           95.0
Noninterest income (1).............................................       436.0          384.7        285.6          373.3
Investment securities gains........................................          --            0.1          2.2            6.3
Noninterest expense (2)............................................       461.2          485.4        403.1          414.7
Provision for other real estate held for accelerated disposition...          --          134.0           --             --
Provision for other real estate....................................         1.5           10.4         22.0           23.0
Income (loss) before cumulative effect of changes in
  accounting principles............................................       136.6         (372.4)        34.5           86.8
Cumulative effect of changes in accounting principles..............          --             --           --          208.0
Net income (loss)..................................................       136.6         (372.4)        34.5          294.8

Earnings per share
Primary
  Income (loss) before cumulative effect of changes in
    accounting principles..........................................       $1.53         $(4.74)       $0.32          $1.08
  Cumulative effect of changes in accounting principles............          --             --           --           2.98
  Net income (loss)................................................        1.53          (4.74)        0.32           4.06
Fully diluted
  Income (loss) before cumulative effect of changes in
    accounting principles..........................................        1.49          (4.74)        0.32           1.06
  Cumulative effect of changes in accounting principles............          --             --           --           2.85
  Net income (loss)................................................        1.49          (4.74)        0.32           3.91
- --------------------------------------------------------------------------------------------------------------------------

(1) Excludes investment securities gains (losses).
(2) Excludes provisions for other real estate.

- -------------------------------------------------------------------------------
AVERAGE BALANCES/NET INTEREST MARGIN/RATES
- -------------------------------------------------------------------------------

Year Ended December 31                                                   1993                                  1992
- ------------------------------------------------------------------------------------------------------------------------------
(Income and rates on tax-equivalent basis)               AVERAGE                 AVERAGE      Average                  Average
(Dollars in millions)                                    BALANCE     INTEREST       RATE      Balance      Interest       Rate
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS
Due from banks--interest-bearing (1)..............       $ 7,441     $  298.0       4.00%     $ 7,376      $  358.0       4.85%
Federal funds sold and securities under
  resale agreements...............................        11,589        344.8       2.98        8,202         284.8       3.47
Trading account assets............................         4,729        223.7       4.73        4,339         260.2       6.00
Investment securities
  U.S. government and federal agency..............           725         29.7       4.10          521          30.4       5.83
  States and political subdivisions...............           216         19.7       9.12          270          25.0       9.26
  Other...........................................         1,537         33.8       2.20        1,452          31.1       2.14
                                                         -------     --------      -----      -------      --------      -----
    Total investment securities...................         2,478         83.2       3.36        2,243          86.5       3.86
Loans (2)(3)
  Domestic offices................................        19,935      1,539.5       7.95       21,735       1,689.4       7.95
  Foreign offices.................................         2,062        145.3       7.05        2,612         207.2       7.93
                                                         -------     --------      -----      -------      --------      -----
        Total loans...............................        21,997      1,684.8       7.86       24,347       1,896.6       7.95
Assets held for accelerated disposition (4).......           283         27.8       9.82          199          17.5       8.79
                                                         -------     --------      -----      -------      --------      -----
Total earning assets (5)..........................        48,517      2,662.3       5.49       46,706       2,903.6       6.22
Cash and due from banks--noninterest-bearing......         3,812                                3,338
Allowance for credit losses.......................          (628)                                (709)
Other assets......................................         5,153                                5,433
                                                         -------                              -------
        Total assets..............................       $56,854                              $54,768
                                                         =======                              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits--interest-bearing
  Savings.........................................       $ 8,093     $  162.8       2.01%     $ 7,634      $  202.2       2.65%
  Time............................................         5,401        143.9       2.66        7,567         307.0       4.06
  Foreign offices (6).............................         9,203        337.4       3.67       10,357         464.5       4.48
                                                         -------     --------      -----      -------      --------      -----
        Total deposits--interest-bearing..........        22,697        644.1       2.84       25,558         973.7       3.81
Federal funds purchased and securities
  under repurchase agreements.....................        10,112        308.1       3.05        9,905         345.3       3.49
Commercial paper..................................           194          6.1       3.14          231           8.8       3.81
Other funds borrowed..............................         6,849        289.7       4.23        4,041         231.9       5.74
Long-term debt....................................         2,057        150.3       7.31        1,735         126.9       7.31
                                                         -------     --------      -----      -------      --------      -----
        Total interest-bearing liabilities........        41,909      1,398.3       3.34       41,470       1,686.6       4.07
Demand deposits...................................         6,980                                6,136
Other liabilities.................................         4,079                                3,848
Preferred stock...................................           794                                  581
Common stockholders' equity.......................         3,092                                2,733
                                                         -------                              -------
        Total liabilities and
          stockholders' equity....................       $56,854                              $54,768
                                                         =======                              =======
Interest income/earning assets (5)................                   $2,662.3       5.49                   $2,903.6       6.22
Interest expense/earning assets...................                    1,398.3       2.88                    1,686.6       3.61
                                                                     --------      -----                   --------      -----
Net interest margin...............................                   $1,264.0       2.61%                  $1,217.0       2.61%
                                                                     ========      =====                   ========      =====
- ------------------------------------------------------------------------------------------------------------------------------

(1) Principally balances in overseas offices.
(2) Rates are calculated on average lease-financing receivable balances reduced by deferred liability for taxes.
(3) Nonperforming loans are included in average balances used to determine rates.

- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
                          1991                                 1990                                  1989
- ----------------------------------------------------------------------------------------------------------------------------
Average                     Average        Average                     Average        Average                        Average
Balance       Interest         Rate        Balance       Interest         Rate        Balance        Interest           Rate
- ----------------------------------------------------------------------------------------------------------------------------
$ 6,543       $  476.2         7.28%       $ 5,988       $  524.4         8.76%       $ 6,248        $  583.0           9.33%

  5,683          329.3         5.79          4,531          368.6         8.14          3,280           295.4           9.01
  3,159          230.9         7.31          2,261          188.3         8.33          1,335           117.0           8.76

    447           34.1         7.63            552           44.3         8.03            646            53.7           8.31
    324           30.2         9.32            529           50.0         9.45            583            55.4           9.50
  1,075           44.3         4.12          1,032           37.5         3.63            959            53.5           5.58
- -------       --------        -----        -------       --------        -----        -------        --------          -----
  1,846          108.6         5.88          2,113          131.8         6.24          2,188           162.6           7.43

 24,027        2,202.1         9.38         26,522        2,868.2        11.04         24,723         2,904.0          11.97
  3,254          295.4         9.08          4,087          435.9        10.67          4,516           446.2           9.88
- -------       --------        -----        -------       --------        -----        -------        --------          -----
 27,281        2,497.5         9.35         30,609        3,304.1        10.99         29,239         3,350.2          11.64
     --             --           --             --             --           --             --              --             --
- -------       --------        -----        -------       --------        -----        -------        --------          -----
 44,512        3,642.5         8.18         45,502        4,517.2         9.93         42,290         4,508.2          10.66
  2,961                                      2,787                                      2,628
   (836)                                      (962)                                    (1,284)
  6,018                                      5,770                                      4,900
- -------                                    -------                                    -------
$52,655                                    $53,097                                    $48,534
=======                                    =======                                    =======

$ 6,005       $  265.3         4.42%       $ 4,902       $  277.1         5.65%       $ 4,279        $  249.2           5.82%
 10,164          678.6         6.68          9,563          763.5         7.98         10,089           888.4           8.81
 11,415          770.0         6.75         14,567        1,251.4         8.59         13,028         1,205.5           9.25
- -------       --------        -----        -------       --------        -----        -------        --------          -----
 27,584        1,713.9         6.21         29,032        2,292.0         7.89         27,396         2,343.1           8.55

  7,438          428.2         5.76          7,240          593.2         8.19          4,860           439.2           9.04
    210           13.8         6.57            719           59.7         8.30          1,360           122.9           9.04
  3,310          240.4         7.26          2,565          207.3         8.08          2,379           200.1           8.41
  1,589          128.3         8.07          1,380          123.2         8.93          1,260           119.8           9.51
- -------       --------        -----        -------       --------        -----        -------        --------          -----
 40,131        2,524.6         6.29         40,936        3,275.4         8.00         37,255         3,225.1           8.66
  5,235                                      5,181                                      5,024
  4,351                                      4,218                                      3,717
    507                                        419                                        419
  2,431                                      2,343                                      2,119
- -------                                    -------                                    -------

$52,655                                    $53,097                                    $48,534
=======                                    =======                                    =======
              $3,642.5         8.18                      $4,517.2         9.93                       $4,508.2          10.66
               2,524.6         5.67                       3,275.4         7.20                        3,225.1           7.63
              --------        -----                      --------        -----                       --------          -----
              $1,117.9         2.51%                     $1,241.8         2.73%                      $1,283.1           3.03%
              ========        =====                      ========        =====                       ========          =====
- ----------------------------------------------------------------------------------------------------------------------------

(4) Excludes other real estate held for accelerated disposition.
(5) Includes tax-equivalent adjustments based on 35 percent federal income tax rate of $38.2 million for 1993, and tax-equivalent adjustments based on 34 percent federal income tax rate of $34.0 million for 1992, $37.9 million 1991, $44.2 million for 1990, and $48.1 million for 1989.
(6) Includes International Banking Facilities' deposit balances in domestic offices and balances of Edge Act and overseas offices.

   E X E C U T I V E   O F F I C E R S   O F   T H E   C O R P O R A T I O N
   -------------------------------------------------------------------------


Richard L. Thomas                       Sherman I. Goldberg
Chairman of the Board and Chief         Executive Vice President, General
Executive Officer                       Counsel and Secretary

Leo F. Mullin                           Donald R. Hollis
President and Chief Operating           Executive Vice President, Corporate
Officer                                 and Institutional Banking

David J. Vitale                         W.G. Jurgensen
Vice Chairman of the Board and Head,    Executive Vice President and Head,
Corporate and Institutional Banking     Community Banking

Marvin James Alef, Jr.                  Scott P. Marks, Jr.
Executive Vice President and Head,      Executive Vice President and Head,
Human Resources                         First Card

John W. Ballantine                      Robert A. Rosholt
Executive Vice President and Chief      Executive Vice President and
Credit and Market Risk Officer          Chief Financial Officer

Jerry C. Bradshaw                       J. Mikesell Thomas
Executive Vice President,               Executive Vice President, Corporate
Community Banking                       and Institutional Banking

U. S.   O F F I C E S   A N D   I N T E R N A T I O N A L   F A C I L I T I E S
- -------------------------------------------------------------------------------

COMMUNITY BANKING GROUP
The First National Bank of Chicago

Locations
Antioch               Evanston              Orland Park
Arlington Heights     Glendale Heights      Palatine
Aurora                Glenview              Park Ridge
Batavia               Highland Park         River Forest
Berwyn                Hoffman Estates       Romeoville
Bloomingdale          Lake Forest           Schiller Park
Bolingbrook           Lake Zurich           St. Charles
Carol Stream          Lansing               Warrenville
Chicago               Mount Prospect        Wheaton
Deerfield             Naperville            Willowbrook
Downers Grove         Niles                 Wilmette
Elgin                 Northbrook            Winnetka
Elk Grove Village     Oak Brook             Worth
Elmhurst              Oak Lawn
Elmwood Park          Oak Park

MORTGAGE SERVICING
Oakbrook Terrace, Ill.


............................................................


AMERICAN NATIONAL CORPORATION
BANKING SUBSIDIARIES
American National Bank and Trust Company of Chicago
American National Bank of Libertyville
American National Bank and Trust Company of Wisconsin

Locations
Arlington Heights     Libertyville     Genoa City, Wis.
Bensenville           Lisle            Milwaukee, Wis.
Chicago               Matteson         Pell Lake, Wis.
Deerfield             Melrose Park     Grand Cayman
Des Plaines           Skokie
Elgin                 Willowbrook

FIRST CARD
FCC NATIONAL BANK

Operations Centers
Elgin, Ill.        Uniondale, N.Y.   Wilmington, Del.


............................................................


CORPORATE TRUST OFFICES
Chicago         London          New York

DEBT TRADING OFFICES
London          New York

EDGE ACT OFFICES
Chicago         Los Angeles     New York

INTERNATIONAL BANKING LOCATIONS
Beijing            London       Sydney
Cayman Islands     New York     Tokyo
Chicago            Seoul
Hong Kong          Singapore

LEASING OFFICE
Chicago

NATIONAL PROCESSING CENTERS
Charlotte, N.C.    Dallas       Secaucus, N.J.
Chicago            Pasadena

REGIONAL OFFICES
Atlanta            Houston      Washington, D.C.
Boston             Los Angeles
Cleveland          New York

                  C O R P O R A T E    I N F O R M A T I O N
- --------------------------------------------------------------------------------


FIRST CHICAGO CORPORATION, a multibank holding company incorporated in Delaware in 1969, provides a broad range of banking, fiduciary, financial and other services domestically and overseas. It holds leading positions in its key banking activities:
. Its principal subsidiary, The First National Bank of Chicago, chartered in
  1863, is the foremost consumer bank in the Chicago metropolitan area.
. Its American National Corporation subsidiary has the largest share of the
  Chicago-area middle market.
. Its First Card unit is one of the top four U.S. issuers of bank credit cards. . In corporate banking relationships, First Chicago ranks first in Chicago and the Midwest and among the leading banks nationwide.
. The Corporation is an innovator in cash management and risk management products and is the country's largest provider of shareholder services.
First Chicago's nonbank activities include a premier venture capital operation and a leasing business.

HEADQUARTERS
One First National Plaza, Chicago, IL 60670.
(312) 732-4000.

ANNUAL MEETING
The Annual Meeting of Stockholders of First Chicago Corporation will be held on Friday, April 8, 1994, at 9:30 a.m. (Chicago time) in the First Chicago Center, One First National Plaza. The Center offers special access for people in wheelchairs and headsets for the hearing-impaired. Stockholders who wish to arrange for either of these services are invited to call (312) 732-3150 by Wednesday, April 6.

STOCK LISTING
First Chicago Corporation common stock is listed on the Chicago (formerly Midwest), New York, Pacific and London stock exchanges. Symbol: FNB.

STOCK TRANSFER AGENT AND REGISTRAR
First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500. 1-800-446-2617.

STOCKHOLDER INQUIRIES
Stockholders who have questions about stock transfers, changes of address, dividend payments or lost certificates should contact First Chicago Trust Company of New York.

DIVIDEND DIRECT DEPOSIT
First Chicago offers common stockholders the convenience of having dividends electronically deposited without charge into their checking, savings or money market account at most U.S. financial institutions. To obtain an enrollment card, contact First Chicago Trust Company of New York.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Stockholders can increase their ownership in the Corporation without brokerage commissions or service fees through the Dividend Reinvestment and Stock Purchase Plan. For a prospectus and an enrollment card, contact First Chicago Trust Company of New York.

FORM 10-K AND OTHER FINANCIAL REPORTS
Additional copies of this Annual Report, the Corporation's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, and Quarterly Reports may be obtained from Corporate Communications, First Chicago Corporation, Mail Suite 0358, Chicago, IL 60670-0358. (312) 732-6204.

INVESTOR RELATIONS
Analysts and investors seeking additional financial information should contact Investor Relations, First Chicago Corporation, Mail Suite 0460, Chicago, IL 60670-0460. (312) 732-4812 or (312) 732-8013.

INDEPENDENT ACCOUNTANTS
Arthur Andersen & Co., 33 W. Monroe St., Chicago, IL 60603-5385.


(c) 1994 First Chicago Corporation
    Printed in the U.S.A. on recycled paper (recycle symbol here)

(LOGO)  FIRST CHICAGO
        CORPORATION

        ONE FIRST NATIONAL PLAZA
        CHICAGO, ILLINOIS 60670

   Appendix to First Chicago Corporation 1993 Annual Report to Stockholders
                              (Electronic Format)
                         Descriptions of Photographs



Page 3 Photograph of top management. From left: Leo F. Mullin, president; Richard L. Thomas, chairman; David J. Vitale, vice chairman.

Page 4    Photograph of hand holding First Card Visa Gold card.

Page 5 Photo-collage, including retail investment brochures, appointments calendar, calculator, pen.

Page 6 Photograph of personal computer displaying FirstWindow 2000 log-on screen.

Page 8 Top: Photograph of main banking floor at American National Bank. Center left: Photograph of hand holding First Chicago Banking Card; groceries in background.
          Bottom: Photgraph of two men in front of large globe.
          Right: Photograph of woman withdrawing money from Cash Station automatic teller machine.

Page 11 Top left: Photograph of baker making bread in commercial bakery. Top right: Photograph of Mileage Plus First Card, United Airlines ticket and timetable.
          Center right: Photograph of two men in discussion across desk.
          Bottom: Photograph of automobile assembly plant.

Page 12   Top: Photograph of main trading floor at First Chicago.
          Center left: Photograph of First Chicago supermarket branch. Center right: Photograph of doctor examining boy.
          Bottom: Photograph of printing plant.

Page 15   Top left: Photograph of miscellaneous office supplies.
          Top right: Photograph of family with dog on front steps of new home. Bottom left: Photograph of four people in meeting around conference table.
          Bottom right: Photograph of a handshake.