Form 10-K405, Exhibit 13
period 1994-12-31
FIRST CHICAGO CORP
filed 1995-03-17
CIK 36161

                                                                   EXHIBIT 13


                           FIRST CHICAGO CORPORATION




                      [LOGO OF FIRST CHICAGO CORPORATION]




                                 Annual Report
                                     1994

      The mission of First Chicago Corporation is to be a world-class financial services company with a reputation for customer excellence.

      To fulfill this mission, we commit to:

      Focus on our customers. We will anticipate and meet our customers' needs by providing quality products, technology, and service.

      Invest in our employees. We will respect and value our work force and will offer competitive opportunities for professional growth and financial reward.

      Reward our shareholders. We will produce attractive returns on equity and long-term earnings growth based on a strong financial position and prudent risk management practices.

      Support our communities. We will be responsible corporate citizens and participate in enriching the quality of community life.

      Take personal responsibility for the success of First Chicago.
      We will each demonstrate the highest level of professionalism and integrity in all that we do.

                      We commit to being FIRST in all we do.

                                  [FCC LOGO]

Table of Contents



                         -------------------------------------------------------
                          3    Financial Highlights
                         -------------------------------------------------------
                          4    Letter to Stockholders
                         -------------------------------------------------------
                         12    Business Highlights, Outlook and Strategy
                         -------------------------------------------------------
                         16    Board of Directors
                         -------------------------------------------------------
                         17    Financial Review
                         -------------------------------------------------------
                         70    Executive Officers
                         -------------------------------------------------------
                         71    U.S. Offices and International Facilities
                         -------------------------------------------------------
                         72    Corporate Information
                         -------------------------------------------------------













First Chicago Corporation               2                    Annual Report 1994

        Financial Highlights



        (Dollars in millions, except per share data)            1994          1993     Change
        -------------------------------------------------------------------------------------
        For the Year
        Net interest income--tax-equivalent basis......     $1,355.2      $1,264.0       + 7%
        Combined credit provisions.....................        225.7         274.2       -18
        Noninterest income.............................      1,874.6       2,202.4       -15
        Noninterest expense*...........................      1,916.9       1,853.9       + 3
        Net income.....................................        689.7         804.5       -14
        Return on assets...............................         1.08%         1.42%
        Return on common stockholders' equity..........         17.0%         24.2%
        -------------------------------------------------------------------------------------

        At Year-End
        Assets.........................................      $65,900       $52,560       +25%
        Loans..........................................       25,947        23,103       +12
        Deposits.......................................       31,666        28,186       +12
        Common stockholders' equity....................        3,922         3,503       +12
        Risk-based capital ratio.......................         13.4%         13.6%
        -------------------------------------------------------------------------------------

        Average Balances
        Assets.........................................      $64,138       $56,854       +13%
        Loans..........................................       23,293        21,997       + 6
        Deposits.......................................       29,430        29,677        -1
        -------------------------------------------------------------------------------------

        Common Share Data
        Earnings per share
          Net income--primary..........................       $ 7.04        $ 8.78       -20%
          Net income--fully diluted....................         6.88          8.43       -18
        Dividends declared.............................         1.95          1.30       +50
        Book value, year-end...........................        43.65         40.55       + 8
        Market price, year-end.........................        47.75         43.25       +10
        -------------------------------------------------------------------------------------

        Nonfinancial Data (Year-End)
        Number of employees (full-time-equivalent).....       17,630        17,355
        Number of common stockholders of record........       14,773        15,034
        -------------------------------------------------------------------------------------

        *Excludes provisions for other real estate.




First Chicago Corporation                   3                Annual Report 1994

To The Owners of First Chicago


Operating in the extremely competitive financial services environment, it is our responsibility to man-age the Corporation to produce attractive near-term results at the same time that we provide for the Corporation's long-term stability and growth.

  First Chicago's senior management feels strongly that communicating clearly our strategic direction, our core values and our commitment to our various constituencies is critically important to the Corporation's success. For this reason, we have developed a new corporate mission statement:
to be a world-class financial services company with a reputation for customer excellence.

  The key elements in this mission are a commit-ment to focus on customers, to invest in employees, to reward stockholders, to support our communi-ties, and for each employee to take personal responsibility for the success of First Chicago.

  The basic elements of our strategy to fulfill this mission are:

  . a commitment to be a national player in both consumer and corporate banking, and to enhance our capability to serve corporations and institutions on a global basis;

  . a recognition that our success will depend on tailoring and delivering value-added products to customers;

  . continued and increased investment in
technology; and

  . prudent risk management and shareholder-oriented management of our capital.

  In conjunction with our mission statement, we established a new goal for First Chicago: to become one of the top ten U.S. bank holding companies in market capitalization. This is an ambitious goal, but we believe that it is attainable over time.
It symbolizes our desire to be a world-class institution headquartered in a world-class city.

  Our mission reinforces our focus on serving cus-tomers with excellence, and it creates an energizing environment for employees to work together toward that purpose.

COMMITMENT TO CUSTOMERS

First Chicago's success is deeply rooted in its com-mitment to customer relationships. This customer focus across all our business lines -- credit card, community banking, corporate and institutional banking, and middle market banking -- has enabled us to build leading market positions.

  In 1994 we put even greater emphasis on
serving customers with quality and innovation. For example, through our Corporate and Institutional
Banking "Customer First" program, we are imple-menting new processes to deliver complex solutions to customer needs, anchored in what our customers tell us they value. This approach should broaden and deepen our relationships, streamline our work and improve our competitiveness.

  Our commitment to customers is reinforced by senior management throughout the Corporation, particularly in programs recognizing employee innovation and quality customer service.
We celebrate outstanding performance through an extensive process that promotes the First
Chicago mission and recognizes "value-added" activity, courteous action and responsive service to external and internal customers. In this way we continue to strengthen all parts of our franchise.
This valuable franchise provides First Chicago a solid foundation for continued attractive financial performance.

  Information about 1994 business activities as well as an overview of our strategy and outlook for each business are presented in the section that follows this letter.

First Chicago Corporation                  4                  Annual Report 1994

RISK MANAGEMENT

Risk management has always been
an important part of First Chicago's
culture. However, the business of
banking has evolved over the past
several years in such a way that
understanding, assuming and man-
aging risk have become even more
complex and important.
                                                 [PHOTO APPEARS HERE]
  We provide our diverse customer
base a broad range of products and
services to manage their risks, and
we devote substantial resources to              [PHOTO CAPTION FOLLOWS]
the management of risk for our
own account.                                        (Left to Right)
                                                     Leo F. Mullin
  We believe that First Chicago's                  Richard L. Thomas
risk profile is excellent:                          David J. Vitale

  . Credit quality is superior, with a low level of non-performing assets and very strong reserves.

  . Exposure to market risk is appropriate to our size.

  . Our vulnerability to changing interest rates is minimal.

  . Operating and liquidity risk are both modest.

  The strength of our risk profile is the result of a disciplined management approach and good execution of policies over the past several years.
Our policy of minimizing structural interest rate risk proved to be especially important in the volatile climate of 1994 as we were able to protect both asset values and net interest margins.

  Our venture capital portfolio is another example of our approach to risk management.
We made the strategic decision in 1992 to reduce this portfolio over time because of its inherent volatility and regulatory changes.

  In 1994 our $1.6 billion portfolio generated earnings of $95 million, representing a return on equity of 26%, and we hedged a large portion of our holdings to reduce future earnings volatility.
We anticipate that the venture capital portfolio will continue to produce meaningful revenue over the next several years.

CAPITAL MANAGEMENT

In conjunction with prudent risk management policies, we are committed to managing capital for the maximum benefit of our stockholders.

  The Corporation's capital position is very strong. Our regulatory capital ratios at year-end continued to exceed "well-capitalized" guidelines by a wide margin.

  Our priority is to ensure that we have ample capital to both support existing businesses and invest in attractive new core business opportuni-ties. When appropriate, we will also return excess capital to stockholders. Since late 1993 we have

First Chicago Corporation                  5                  Annual Report 1994
taken aggressive actions in this regard. During this time we increased the annual dividend 83%, and we repurchased 4.8 million shares of common stock.

INVESTING IN EMPLOYEES

In a rapidly changing industry like financial services, our success depends on our talented and motivated employees continuing to work together in a spirit of teamwork. But this is not enough. To accomplish First Chicago's mission, it is crucial that we invest in our employees as both the work force and the workplace change over time.

  We must foster a healthy work environment, and we must also provide our employees the products and technology necessary to achieve competitive advantage in the marketplace.


                   [PHOTO APPEARS HERE]

                 [PHOTO CAPTION FOLLOWS]

Based on the belief that quality health care is cost effective, First Chicago's wellness programs promote employee health while helping to constrain medical costs. Working in partnership with the Benefits Unit, Medical Director Dr. Wayne Burton develops and administers a variety of employee wellness initiatives including prenatal care programs.


                   [PHOTO APPEARS HERE]

                 [PHOTO CAPTION FOLLOWS]

Investing in employees' development is an important part of First Chicago's mission. Titus Fair, staff member of the First Development Center, participates in a computer training session.


  We have an excellent record in addressing issues of concern to our employees. We place particular emphasis on providing a cost-effective, quality health care program, and we have received national recognition, including the C. Everett Koop
Award, for our activities related to employee wellness, mammography, prenatal care and mental health.

  In late 1993 the senior management of First
Chicago launched a new initiative to help us more effectively promote and manage diversity through-out the Corporation. We call this the LEAD initia-tive, which stands for Leadership, Equality, Affirmative Action and Diversity.

  During 1994 we made significant progress with LEAD. We strengthened our mentoring programs to increase employee development and retention;
we expanded diversity awareness and appreciation programs; and we initiated an awards program to recognize employees who champion the LEAD commitment.

First Chicago Corporation                  6                  Annual Report 1994

  Through our educational programs, we
continue to invest in our employees' ongoing development, especially in the areas of leadership, change management and technology-based skills.
In addition, we provide basic skills education for entry-level employees.

  Finally, we were very proud to have been select-ed in 1994 by Working Mother magazine as one of the 100 Best Companies in the United States. Our award was based on our Work and Family Resource Center, which last year helped more than 2,000 employees obtain information about child care or care for aging parents;
our continuing innovation
in helping employees design
flexible work arrangements;
our Women's Health Care
Program; and the First
Card Child Care Center.

  These are just a few examples
of the ways that First Chicago is
investing in employees. And, we
are very encouraged by the fact
that employees, in turn, are
investing in First Chicago.

  In aggregate, our employees
own more than 4 million shares
of the Corporation's common
stock, or nearly 5% of shares
outstanding. And, enrollment
in the 1994 offering of the
Employee Stock Purchase and
Savings Plan was at an all-time high -- nearly 43% of our employees are participating in the program.

                   [PHOTO APPEARS HERE]

                 [PHOTO CAPTION FOLLOWS]

Through stock ownership, employees can experience the rewards of taking personal responsibility for the success of First Chicago. Executive Compensation Specialist Cristina Escueta adminis-ters the Employee Stock Purchase and Savings Plan through which employees can conveniently save for stock purchase through payroll deduction.

First Chicago Corporation                  7                  Annual Report 1994

SUPPORT FOR OUR COMMUNITIES

Although First Chicago has operations throughout the world, we are especially fortunate to be head-quartered in Chicago, a world-class city by any definition. We have a sense of responsibility to all the communities in which we do business, but we feel a particular obligation to help make our headquarters city and its suburban communities an even better place in which to live and work.


                   [PHOTO APPEARS HERE]

                 [PHOTO CAPTION FOLLOWS]

Little Village Branch President Francisco Menchaca (right) visits customers Mario and Guadalupe Salazar in their balloon and party goods store, Roy's Funland. Mr. and Mrs. Salazar were assisted in their business start-up by ACCION-Chicago, a non-profit organization that helps Little Village entrepreneurs obtain micro business loans. First Chicago played a key role in establishing the ACCION program in Chicago.



  First Chicago employees are active in many facets of community life. They serve as directors and trustees of more than 300 institutions and organizations in Chicago, ranging from premier health and cultural entities to small neighborhood development associations.

  Our employees also give generously to the United Way/Crusade of Mercy. Indeed, in 1994 the combined pledges of the Corporation and the employees to United Ways in our various locations across the country totaled $5.1 million.
In the Chicago area, our com-
bined pledge of $4.9 million
was the largest of the entire
metropolitan campaign.

  We feel strongly that our
success is closely related to the
health and prosperity of our
community. In our lending and
investment activities we seek
to implement policies that will
benefit neighborhoods, assure
equal access to credit and
promote economic develop-
ment. We believe we are mak-
ing a difference, and we shall
strive to continue to do so.

REGIONAL ECONOMY

In the context of a national
economy that continues to
perform very well, we are
especially fortunate to be headquartered in Chicago, one of the most vibrant metropolitan areas in the country. Furthermore, economic conditions in the entire Midwest region, driven by strength in the capital goods and automotive

First Chicago Corporation                  8                  Annual Report 1994

                   [PHOTO APPEARS HERE]

                  [PHOTO CAPTION FOLLOWS]

First Chicago provides community support through financial contributions and employees' personal involvement in non-profit organizations. As chairman of First Chicago's 1994 United Way campaign, John Ballantine tours the United Way-funded Children's Home & Aid Society of Illinois' Rice Center in Evanston where Occupancy Planner Penny Varnava volunteers on weekends.

First Chicago Corporation                  9                  Annual Report 1994

                   [PHOTO APPEARS HERE]

                  [PHOTO CAPTION FOLLOWS]

First Card's Visa(R) Gold Card is accepted by over 12 million establishments around the world, including First Chicago banking customer Keith Alm's Green Bay Maritime Galleries in Winnetka. First Card is the world's largest issuer of Gold Cards.


sectors, have been
exceptionally buoy-
ant during the past
year. The region
experienced record
highs in heavy manu-
facturing sector
profits, which in turn
generated service
sector gains.

  With burgeoning
exports and low
unemployment,
the outlook for the
Midwest continues
to be positive, which
is very favorable for
First Chicago and
our customers.

1994 FINANCIAL RESULTS

First Chicago produced excellent results in 1994 with net income of $690 million, or $6.88 per fully diluted share. Furthermore, with a 1994 return on equity of 17%, we have established a pattern of consistent performance. Our return on equity has met or exceeded 15% for nine consecutive quar-ters. These results reflect the superior mix of our customer franchises as well as the diversity of our earnings: an outstanding contribution from our credit card, record performance in our middle market business, improvement in community banking and excellent venture capital results.

  In large corporate banking, our business units that serve customers in various market segments performed well, and we continued to build our position as a leading provider of finance, risk management, cash management and other

First Chicago Corporation                 10                  Annual Report 1994
operating services. However, trading results were significantly lower due largely to very difficult market conditions.

  While achieving our earnings objectives for 1994, we further improved credit quality, strength-ened the balance sheet, and protected our net interest margin through disciplined management of interest rate risk. In sum, we believe that First
Chicago is strongly positioned for 1995 and the future.

  We are very pleased that during 1994 First
Chicago stockholders saw tangible appreciation in the value of their holdings. From year-end 1993 to year-end 1994, the price of First Chicago common stock increased by more than 10%, considerably more than most bank stocks or the broader market indices. Further, dividend increases announced in November 1993, May 1994 and November 1994 brought the annual dividend rate from $1.20 to $2.20 per share.

INDUSTRY OUTLOOK

As we enter 1995, the commercial banking industry is extremely healthy. Its capital base is stronger than at any time in recent history, credit quality is generally very good, and the economic environment is excellent.

  Further, we are heartened by the favorable
Congressional actions of 1994: interstate banking, regulatory relief and bankruptcy reform. In our opinion, these legislative developments represent a more constructive attitude in Washington toward commercial banking.

  Over the longer term, however, our industry faces significant challenges. To compete against financial service providers that are not subject to bank regulations, the banking industry will need greater authority to offer new products and to operate with greater freedom and flexibility. We are cautiously optimistic that we can build upon the successes achieved in 1994, and we are committed to working diligently to that end.

CONCLUSION

In committing to be FIRST in all we do, we are confident that First Chicago will fulfill its mission to be a world-class financial services company with a reputation for customer excellence.

  Our franchise is based in one of the finest markets in the country, and our variety of businesses provides a diversity of earnings that serves to insulate us from unfavorable cycles in any one market segment.

  With continued focus on our customers, pru-dent risk management and shareholder-oriented capital management, and investments in both our employees and our community, we are confident that First Chicago can perform at the high level necessary to generate superior returns for stock-holders over time.

  We are optimistic about First Chicago's future.
We are committed to fulfilling our mission. And, we appreciate your ongoing support in our endeavors toward that goal.


/s/ R. L. Thomas
Richard L. Thomas
Chairman


/s/ Leo F. Mullin
Leo F. Mullin
President


/s/ David J. Vitale
David J. Vitale
Vice Chairman

First Chicago Corporation                 11                  Annual Report 1994

Business Highlights, Outlook and Strategy


CONSUMER BANKING

First Chicago has an exceptional consumer franchise. We are a premier bankcard issuer in the U.S. and the leader in the Chicago retail market.
Consumer banking, driven by our credit card business, was our largest contributor to profits in 1994 and, despite an increasingly competitive marketplace, generated record earnings.

Credit Card

We are proud to have one of the foremost bankcard operations in the United States. With over 12 million customers nationwide, First Card ranks among the industry leaders in receivables and transaction volume and is the world's No.1 issuer of Gold Cards. First Card's extremely success-ful Mileage Plus(R) program with United Airlines also differentiates us from other issuers.

  In 1994 First Card achieved record earnings of $309 million, generating an exceptional return on equity of 58%. For the third consecutive year, more than 2 million new accounts were opened.
Average managed receivables grew about 20%, and outstandings at year-end were $12 billion.

  First Chicago has thrived in an extremely competitive environment, which has presented extensive challenges to all major bankcard issuers.

  The reasons for our success are straightforward.
We offer valued-added competitive products; we utilize sophisticated information-based marketing techniques and credit management tools; our operations are extremely efficient; and we benefit from an experienced and loyal work force. These strengths will continue to give us a competitive edge.

  We are committed to growing our bankcard franchise. We will continue aggressive solicitation and retention programs, and we may also consider portfolio acquisitions to enhance growth.

  We believe that the credit card industry will enjoy sustained volume growth (12-15% annually) as consumers increasingly favor the convenience of bankcards over other forms of payment or credit.
We also anticipate that our credit card business will equal or exceed that rate of growth for the foreseeable future.

  Although competitive price pressures are likely to constrain earnings growth, we are confident that our card operations will continue to generate excellent returns.

Community Banking

With a 24% market share, First Chicago has the strongest retail banking franchise in Chicagoland, serving consumers and small businesses with more than 80 branches. Including Chicago area credit card customers, nearly 50% of the area's
2.7 million households have a relationship with First Chicago.

  To improve the profitability of this franchise, we have implemented a three-year plan focusing on strategy, cost and culture. Our strategy is based on customer segmentation with approaches tailored to customers' individual needs and preferences for financial products and services.

  Reducing cost while improving quality and responsiveness is key to improving our retail profitability. We have simplified sales and service processes to increase the effectiveness of our branches and backroom operations. And, as recent acquisitions are integrated into Community
Banking, a common culture and operating philoso-phy are being reinforced throughout the network.

  In 1994 Community Banking generated earn-ings of $22 million with a return on equity of 5%, which reflect the repositioning it is undergoing.

First Chicago Corporation                 12                  Annual Report 1994

                 [PHOTO APPEARS HERE]

                [PHOTO CAPTION FOLLOWS]

Personal Banker Alice Farmer pays a call on her client
Stuart Brent at his vintage store, Stuart Brent Books, located for 48 years on North Michigan Avenue. Having banked with Lake Shore National Bank for 50 years, Brent is now a valued First Chicago customer.


We believe substantial progress will be demonstrated in 1995 toward our goals of improving net income by $100 million and achieving a return on equity of 15% or greater by 1997.

  During 1994 the consumer business of Lake
Shore Bancorp., Inc. was successfully integrated into Community Banking. To provide retail customers even greater convenience and speed of service, First Chicago will invest in emerging technology to expand Direct Banking services in Chicago and nationally.

  In January 1995 First Chicago Investment
Management Company was launched to better

First Chicago Corporation                 13                  Annual Report 1994
serve the mutual fund and 401(k) plan needs of retail and business clients. We may also consider acquisitions to bolster our product capabilities in the investment management area.

CORPORATE BANKING

First Chicago serves the operational, financial and advisory needs of large corporate and institutional customers on a global basis and mid-sized compa-nies in Chicago and throughout the Midwest. With an excellent reputation in both our large corporate and middle market segments, our customer rela-tionships have never been stronger.

Corporate and Institutional Banking

In Corporate and Institutional Banking, First
Chicago ranks No.1 with Midwest companies and among the top banks nationally. In capital markets,


                 [PHOTO APPEARS HERE]

                [PHOTO CAPTION FOLLOWS]

Staying on top of fast-paced foreign exchange transactions are (clockwise from bottom) traders Elizabeth Schulz, Joseph Busch and Rajeev Bahri. First Chicago is well recognized as a key player in foreign exchange, which is a critical core component of our capital markets capabilities.

                 [PHOTO APPEARS HERE]

                [PHOTO CAPTION FOLLOWS]

First Chicago's Procurement Card offers corporations like
Amoco the opportunity to reduce payment processing expense on small-dollar purchases while maintaining appropriate purchasing controls. Amoco employees Mark Byrnside, who helped implement the program at Amoco, and Toni Blackmon like the convenience the Procurement Card provides.


we are a key player in foreign exchange and in interest rate and currency derivatives.

  In operating products technology, we are a recognized leader and rank among the top three banks in cash management. In 1994 we won an important new contract with the Internal Revenue
Service to process electronic tax payments, and we made excellent progress in selling our innovative
Procurement Card to corporate customers.

  Corporate and Institutional Banking had earn-ings of $134 million and return on equity of 7% in 1994. As discussed earlier, its performance was affected by difficult financial market conditions.

  The fundamental purpose of Corporate and Institutional Banking is to meet our customers' needs by providing a broad range of integrated financial solutions in a manner that creates shareholder value.

  To accomplish this mission, we have broadened our product range and dramatically improved our risk profile over the past several years. Combined with the reduction of our real estate portfolio and a de-emphasis on customers who used only the

First Chicago Corporation                 14                  Annual Report 1994
loan product, the broader range of product offer-ings has significantly decreased the importance of lending. In 1994 average loans outstanding equaled $9.5 billion, a reduction of nearly 50% from 1990, and loan product revenue was about
20% of Corporate and Institutional Banking's total revenue.

  Meeting the changing needs of large corporate customers requires that we continually tailor our approach to serving them. In this regard, we will be making significant investments in technology in 1995 and beyond.

  During 1994 we renewed our commitment
to enhance our international capabilities in light of our multinational customers' increasing needs for global banking services. We may also pursue acquisitions, alliances and joint ventures to support further growth and extend our capabilities in both operating products and the international arena.

  With sound execution of our strategy,
aided by more favorable financial markets, we believe that Corporate and Institutional
Banking offers good upside potential and has the capacity to generate a double-digit return on equity in 1995 and meet our 15% return on equity goal over time.

Middle Market Banking

Primarily through our subsidiary American
National Corporation, we serve the vibrant middle market in greater Chicagoland, home to almost 10,000 middle market companies with annual sales of $5-$150 million. With an exemplary reputation for customer service, American National is the leader in the middle market with a 22% market share. A key accomplishment in 1994 was the integration of the commercial business of Lake Shore Bancorp., Inc., which further solidified American National's No.1 position in the Chicagoland middle market.

  In 1994 American National generated record earnings, contributing net income of $74 million and a 19% return on equity. This excellent performance reflects strong loan growth and the healthy Midwest economy. With this firm base, we anticipate that American National should have steady earnings growth and the capacity to earn consistent returns on equity in the range of 16-18%.


                 [PHOTO APPEARS HERE]

                [PHOTO CAPTION FOLLOWS]

Allan Maca (left), Chief Executive Officer of Sommer and Maca Industries, meets with American National Commercial Banker David Mook. A Cicero-based manufacturer of equipment for the glass industry, Sommer and Maca has been an American National customer for almost ten years. With exports growing as trade barriers fall around the world, Sommer and Maca benefits from American National's international banking and trade services.

First Chicago Corporation                 15                  Annual Report 1994

Board of Directors



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

David J. Vitale
Vice Chairman of the Board
First Chicago Corporation

John H. Bryan*
Chairman of the Board and
Chief Executive Officer
Sara Lee Corporation
  Global manufacturer and marketer
  of brand name products

Dean L. Buntrock
Chairman of the Board and
Chief Executive Officer
WMX Technologies, Inc.
  Comprehensive environmental and
  engineering services company

James S. Crown
General Partner
Henry Crown and Company
(Not Incorporated)
  Diversified investments

Donald V. Fites*
Chairman of the Board and
Chief Executive Officer
Caterpillar Inc.
  Manufacturer of a wide range of
  construction, earthmoving and
  material handling equipment
  and engines

Donald P. Jacobs
Dean of the J.L. Kellogg
Graduate School of Management
Northwestern University
  Education and research

Andrew J. McKenna*
Chairman of the Board, President
and Chief Executive Officer
Schwarz Paper Company
  Printer, converter and distributor
  of packaging materials

Richard M. Morrow*
Retired Chairman
Amoco Corporation
  Diversified international petroleum
  company

Earl L. Neal
Principal
Earl L. Neal & Associates
  Law firm

James J. O'Connor
Chairman and
Chief Executive Officer
Unicom Corporation
  Production, distribution and sale
  of electric energy

Jerry K. Pearlman
Chairman and
Chief Executive Officer
Zenith Electronics Corporation
  Manufacturer and distributor of a
  diversified line of electronics products

Jack F. Reichert
Chairman of the Board and
Chief Executive Officer
Brunswick Corporation
  A multinational company with
  leadership positions in marine power,
  pleasure boating and recreation

Patrick G. Ryan
President and
Chief Executive Officer
Aon Corporation
  A broad-based insurance holding
  company

Adele Simmons
President
The John D. and Catherine T.
MacArthur Foundation
  Philanthropic foundation

Roger W. Stone
Chairman of the Board, President
and Chief Executive Officer
Stone Container Corporation
  Manufacturer of paper, paper-
  related products and packaging
  systems equipment

 *Member of the Audit Committee



First Chicago Corporation     16     Annual Report 1994

Index to Financial Review



- --------------------------------------------------------------------------
Five-Year Summary of Selected Financial Information                     18
- --------------------------------------------------------------------------
Business Segments                                                       19
- --------------------------------------------------------------------------
Earnings Analysis                                                       21
- --------------------------------------------------------------------------
Risk Management                                                         25
- --------------------------------------------------------------------------
Liquidity Risk Management                                               25
- --------------------------------------------------------------------------
Market Risk Management                                                  26
- --------------------------------------------------------------------------
Credit Risk Management                                                  31
- --------------------------------------------------------------------------
Derivative Financial Instruments                                        35
- --------------------------------------------------------------------------
Capital Management                                                      37
- --------------------------------------------------------------------------
Consolidated Financial Statements                                       40
- --------------------------------------------------------------------------
Notes to Consolidated Financial Statements                              44
- --------------------------------------------------------------------------
Report of Management on Responsibility for Financial Reporting          64
- --------------------------------------------------------------------------
Report of Independent Public Accountants                                65
- --------------------------------------------------------------------------
Selected Statistical Information                                        66
- --------------------------------------------------------------------------



First Chicago Corporation               17              Annual Report 1994

Five-Year Summary of Selected Financial Information
First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)               1994            1993            1992            1991            1990
- -------------------------------------------------------------------------------------------------------------------------------
Selected Financial Data for the Year
Net interest income............................        $1,331.0        $1,225.8        $1,183.0        $1,080.0        $1,197.6
Tax-equivalent adjustment......................            24.2            38.2            34.0            37.9            44.2
                                                       ---------       --------        --------        --------        --------
Net interest income--tax-equivalent basis......         1,355.2         1,264.0         1,217.0         1,117.9         1,241.8
Combined credit provisions
  Assets held for accelerated disposition......              --              --           625.0              --              --
  Other........................................           225.7           274.2           481.9           544.3           518.8
Noninterest income.............................         1,874.6         2,202.4         1,488.2         1,225.2         1,199.3
Noninterest expense (1)........................         1,916.9         1,853.9         1,764.4         1,597.0         1,565.9
Income (loss) before cumulative effect of
  changes in accounting principles.............           689.7           804.5          (114.5)          116.3           249.3
Cumulative effect of changes in accounting
  principles...................................              --              --           208.0              --              --
Net income.....................................           689.7           804.5            93.5           116.3           249.3
- -------------------------------------------------------------------------------------------------------------------------------
Earnings per share
Primary
  Income (loss) before cumulative effect
    of changes in accounting principles........           $7.04           $8.78          $(2.08)          $1.15           $3.35
  Net income...................................            7.04            8.78            0.64            1.15            3.35
Fully diluted
  Income (loss) before cumulative effect
    of changes in accounting principles........            6.88            8.43           (2.08)           1.15            3.32
  Net income...................................            6.88            8.43            0.64            1.15            3.32
Dividends declared per common share............            1.95            1.30            1.20            2.00            2.00
- -------------------------------------------------------------------------------------------------------------------------------
At Year-End
Assets.........................................         $65,900         $52,560         $49,281         $48,963         $50,779
Loans..........................................          25,947          23,103          22,692          25,661          27,706
Deposits.......................................          31,666          28,186          29,740          32,091          32,543
Long-term debt.................................           2,271           2,065           1,705           1,725           1,428
Common stockholders' equity....................           3,922           3,503           2,732           2,401           2,393
Stockholders' equity...........................           4,533           4,264           3,401           2,970           2,812
- -------------------------------------------------------------------------------------------------------------------------------
Average Balances
Assets.........................................         $64,138         $56,854         $54,768         $52,655         $53,097
Earning assets.................................          52,627          48,517          46,706          44,512          45,502
Loans..........................................          23,293          21,997          24,347          27,281          30,609
Deposits.......................................          29,430          29,677          31,694          32,819          34,213
Common stockholders' equity....................           3,757           3,092           2,733           2,431           2,343
Stockholders' equity...........................           4,443           3,886           3,314           2,938           2,762
- -------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on stockholders' equity.................            15.5%           20.7%            2.8%            4.0%            9.0%
Return on common stockholders' equity..........            17.0            24.2             1.8             3.2             9.4
Return on assets...............................            1.08            1.42            0.17            0.22            0.47
- -------------------------------------------------------------------------------------------------------------------------------
Capital Ratios (2)
Common-equity-to-assets........................             6.6%            7.2%            5.9%            5.1%            4.8%
Regulatory leverage ratio......................             7.5             8.0             6.6             5.8             5.0
Risk-based capital
  Tier 1 ratio.................................             8.8             8.8             6.7             5.5             4.9
  Total capital ratio..........................            13.4            13.6            10.8             9.4             8.3
  Tier 1 capital...............................          $4,325          $4,098          $3,223          $2,804          $2,642
  Total capital................................           6,566           6,292           5,221           4,762           4,441
- -------------------------------------------------------------------------------------------------------------------------------
Common Share and Stockholder Data
Market price, end of year......................         $47-3/4         $43-1/4         $36-3/4         $24-5/8         $16-1/2
Book value, end of year........................           43.65           40.55           33.19           34.90           36.27
Common dividends...............................           172.7           109.6            89.3           135.5           131.8
Preferred dividends (3)........................            52.2            57.0            44.6            38.2            29.8
Dividend payout ratio..........................            27.7%           14.8%          187.5%          174.0%           59.7%
Number of common stockholders of record........          14,773          15,034          15,995          13,089          12,445
Average common and common-equivalent shares....      90,529,136      85,173,941      76,496,506      67,666,850      65,525,045

- ------------------------------------------------------------------------------
(1) Excludes provisions for other real estate.
(2) Net of investment in First Chicago Capital Markets, Inc.
(3) 1994 includes a $4.5 million premium related to the redemption of Preferred Stock, Series D.


First Chicago Corporation               18                   Annual Report 1994

- ----------------------------------------------------------------------------------------------------------------------------------
BUSINESS SEGMENTS
- ----------------------------------------------------------------------------------------------------------------------------------
                                       Consumer                  Corporate                  Other                  First Chicago
                                        Banking                   Banking                Activities (1)             Corporation
(Dollars in millions,              ----------------          ----------------          ----------------          ----------------
except where noted)                 1994       1993           1994       1993           1994       1993           1994       1993
- ----------------------------------------------------------------------------------------------------------------------------------
Net income.......................  $ 331      $ 258          $ 208      $ 291           $151       $255          $ 690      $ 804
Return on equity.................     36%        35%             9%        15%           N/M        N/M             17%        24%
Average assets (presecuritized)
  (in billions)..................  $16.0      $14.4          $52.3      $45.5           $1.4       $1.8          $69.7      $61.7
Average common equity
  (in billions)..................    0.9        0.7            2.1        1.7            0.8        0.7            3.8        3.1
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Includes results from the accelerated asset disposition portfolio, the venture capital group and other special corporate items. See Note 4, on page 47, for further details.
N/M--Not meaningful.

Financial results are aligned by customer segment--
Consumer and Corporate--and by major businesses within these categories. The results are derived from the internal profitability reporting system and reflect full allocation of all institutional and overhead items. This system uses a detailed funds transfer methodology and a common equity allocation based on risk elements. Consumer Bank-ing results are presented before the securitization of credit card receivables (``presecuritized'') to facilitate analysis of trends. See the discussions of net interest income on page 22 and a reconciliation of reported to presecuritized results on page 66.


- ----------------------------------------------------
PIE CHART:
1994 Earnings Mix

                          ($ In millions)      %

Credit Card                     $309         44.8%
Community Banking                 22          3.2
Corporate & Institutional        134         19.4
Middle Market                     74         10.7
Venture Capital                   95         13.8
Other                             56          8.1

Total                           $690        100.0
- ----------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANKING*
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                Credit Card                                 Community Banking
(Dollars in millions,                                ---------------------------------             --------------------------------
except where noted)                                   1994          1993          1992              1994          1993         1992
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income--tax-equivalent basis...         $ 905          $783          $593              $363          $322         $314
Combined credit provisions..................           454           405           349                31            26           25
Noninterest income..........................           519           432           343               188           198          184
Noninterest expense (1).....................           477           396           330               486           473          425
Net income..................................         $ 309          $248          $153              $ 22          $ 10         $ 29
Return on equity............................            58%           60%           47%                5%            2%          10%
Efficiency ratio (2)........................            33%           33%           35%               88%           91%          85%
Average assets (in billions)................         $10.5          $9.0          $7.4              $5.5          $5.4         $5.0
Average loans (in billions).................          10.4           8.5           7.1               4.6           4.1          3.7
Average common equity (in billions).........           0.5           0.4           0.3               0.4           0.3          0.2
- -----------------------------------------------------------------------------------------------------------------------------------

*Contribution from $0.8 billion in Chicago credit card relationships is split equally between Credit Card and Community Banking.
(1) Excludes provisions for other real estate.
(2) Noninterest expense as a percentage of total revenue.

CONSUMER BANKING
First Chicago serves local consumers and small businesses through more than 80 retail banking branches. Nationally, it reaches consumers through First Card, which is one of the largest issuers of bank credit cards in the U.S. In total, Consumer Banking earned $331 million, nearly half of the Corporation's net income, in 1994. Return on equity, driven by the credit card business, was 36%.

Credit Card
The Corporation continued to invest aggressively in its credit card business, and by almost any measure First Card had its most successful year in 1994. Despite increasing competitive pressures, net income rose 25% to $309 mil-lion, and return on equity was an outstanding 58%.



First Chicago Corporation       19                          Annual Report 1994

- -------------------------------------------------------------
Average credit card loans, including securitized receiv-ables, increased 21%. (For business segment reporting, half of the Chicagoland credit card accounts and profits are included in Community Banking results.) Consequently, net interest income for the year was up 16% and noninter-est income grew 20%.

Community Banking
In 1994, Community Banking earned $22 million, gener-ating a return on equity of 5%. During the year, a restruc-turing plan was announced for this business, which calls for a profit improvement of $100 million by 1997. A sig-nificant initiative is under way to reduce the expense base in Community Banking. A special charge of $7 million was recorded related to the reduction of 600 staff positions.

Results for 1994 reflect the addition at midyear of a por-tion of the portfolio of Lake Shore Bancorp., Inc. Net inter-est income for the year increased 13% due to wider spreads and higher volumes.

- ------------------------------------------------------------------------------------------------------------------------
CORPORATE BANKING
- ------------------------------------------------------------------------------------------------------------------------
                                                  Corporate and Institutional Banking       Middle Market Banking (ANC)
(Dollars in millions,                             -----------------------------------      -----------------------------
except where noted)                                   1994         1993          1992         1994       1993       1992
- ------------------------------------------------------------------------------------------------------------------------
Net interest income--tax-equivalent basis......      $ 393        $ 416         $ 482         $257       $224       $213
Combined credit provisions.....................        (36)          35           261           29         42         53
Noninterest income.............................        511          825           556           82         81         72
Noninterest expense (1)........................        716          771           721          191        192        184
Net income.....................................      $ 134        $ 247         $  38         $ 74       $ 44       $ 29
Return on equity...............................          7%          15%            1%          19%        13%         9%
Efficiency ratio (2)...........................         79%          62%           69%          57%        63%        65%
Average assets (in billions)...................      $46.5        $40.0         $39.2         $5.8       $5.5       $5.5
Average loans (in billions)....................        9.5         10.2          13.6          4.3        3.8        3.7
Average common equity (in billions)............        1.7          1.4           1.4          0.4        0.3        0.3
- ------------------------------------------------------------------------------------------------------------------------

(1) Excludes provisions for other real estate.
(2) Noninterest expense as a percentage of total revenue.

CORPORATE BANKING
The Corporation is the leading provider of banking serv-ices to large corporations, governments, institutions and investors in Chicago and the Midwest. It is also among the top U.S. banking companies serving national and interna-tional customers. The large corporate banking business is conducted in Corporate and Institutional Banking.

The Corporation ranks first with Chicagoland's middle market businesses, which are primarily served by its Amer-ican National Corporation subsidiary.

For 1994, Corporate Banking businesses contributed
$208 million, or about 30% of total corporate earnings.
Return on equity was 9%.

Corporate and Institutional Banking
Profitability in Corporate and Institutional Banking was down substantially from 1993, principally as a result of the weakness in financial markets. Net income was $134 mil-lion, and return on equity was 7% for the year. Total rev-enues, which include net interest income and noninterest income, declined to $0.9 billion from $1.2 billion in 1993.

- -----------------------------------------------------------------
Total Revenue (In millions)              1994      1993      1992
- -----------------------------------------------------------------
Trading.......................           $130    $  387    $  332
Servicing.....................            377       370       316
Lending.......................            186       213       186
Financing.....................            152       208       117
Other.........................             59        63        87
                                         ----    ------    ------
  Total.......................           $904    $1,241    $1,038
                                         ====    ======    ======
- -----------------------------------------------------------------

- -----------------------------------------------------------------
Trading Revenue (In millions)            1994      1993      1992
- -----------------------------------------------------------------
Foreign exchange and derivatives....     $ 40      $ 98      $103
Fixed income and derivatives........       66       114        94
Emerging markets....................      (49)       57        21
Funding and arbitrage...............       39        63        74
Other trading.......................       34        55        40
                                         ----      ----      ----
  Total.............................     $130      $387      $332
                                         ====      ====      ====
- -----------------------------------------------------------------

Revenue related to trading activities was $130 million, down from a record $387 million in 1993. Most of the shortfall came in the emerging markets segment and in the foreign exchange and derivatives category.

Net interest income, and lending revenue in particular, continued to decline due to careful management of the loan portfolio. Average loans dropped to $9.5 billion from $10.2 billion in 1993. The year's results included $17 mil-lion of cash interest collections related to Brazilian debt, compared with $28 million in 1993.

The largest revenue source in Corporate and Institutional
Banking in 1994 was the broad category of servicing.
Although total servicing revenue was up only slightly from 1993, revenue from cash management operations increased while securities services fees were essentially flat. Financing revenues decreased primarily because of reduced equity securities gains related to the corporate financing business; these revenues were exceptionally high in 1993.


First Chicago Corporation        20       Annual Report 1994

- ---------------------------------------------------------------
Credit quality in the large corporate business was excellent in 1994 as reflected in the negative provision for credit losses. This is a benefit of the successful accelerated asset disposition program initiated in 1992.

Noninterest expense declined 7% to $716 million in 1994.
Much of the decrease was due to lower incentive compen-sation payments.

Middle Market Banking (American National Corporation)
American National Corporation turned in a record per-formance in 1994, reflecting its leading share of Chicago-land's middle market business banking. The addition of Lake Shore Bancorp., Inc.'s middle market portfolio in July further strengthened American National's market leadership position. American National's contribution to total corporate earnings was $74 million in 1994, and return on equity was a strong 19%.

Net interest income increased 15% and average loans grew
13% from 1993. Credit quality continued to improve as provision expense dropped to $29 million from $42 mil-lion in 1993. American National's disciplined expense management also contributed to its excellent 1994 per-formance.

OTHER ACTIVITIES
The venture capital portfolio contributed gains of $189 million in 1994, compared with $381 million in 1993. Net income was $95 million and return on equity
26% in 1994.

Net gains from the management of assets held in the accel-erated disposition portfolio totaled $46 million for the year. A gain of $35 million from the sale of an interest in an investment management business is also included in noninterest income.

Key expense components included a charge of $25 million related to the depreciation of personal computer equip-ment, and other corporate expenses of $19 million.

STAFFING LEVELS
Staff levels for each business segment as well as corporate support functions were as follows.

- ---------------------------------------------------------------
Average Full-Time-
Equivalent Staff                       1994      1993      1992
- ---------------------------------------------------------------
Corporate and Institutional.......    6,349     6,280     6,178
Community Banking.................    4,558     4,640     4,592
Credit Card.......................    2,874     2,664     2,436
Middle Market.....................    2,108     2,032     2,090
Corporate Support.................    1,522     1,502     1,530
                                     ------    ------    ------
  First Chicago Corporation.......   17,411    17,118    16,826
                                     ======    ======    ======
- ---------------------------------------------------------------

EARNINGS ANALYSIS
Summary
Net income for 1994 was $689.7 million, or $6.88 per com-mon share, versus $804.5 million, or $8.43 per share, in 1993 and $93.5 million, or 64 cents per share, in 1992.

- --------------------------------------------------------------------------------------
(In millions, except
per share data)                      1994       1993        1992       1991       1990
- --------------------------------------------------------------------------------------
Net income
Income (loss) before cumu-
  lative effect of changes in
  accounting principles.........   $689.7     $804.5     $(114.5)    $116.3     $249.3
Cumulative effect of
  changes in accounting
  principles....................       --         --       208.0         --         --
Net income......................   $689.7     $804.5     $  93.5     $116.3     $249.3
Fully diluted earnings
per share
Income (loss) before cumu-
  lative effect of changes in
  accounting principles.........    $6.88      $8.43      $(2.08)     $1.15      $3.32
Cumulative effect of
  changes in accounting
  principles....................       --         --        2.72         --         --
Net income......................    $6.88      $8.43      $ 0.64      $1.15      $3.32
- --------------------------------------------------------------------------------------

The Corporation's 1994 results continued to reflect excel-lent performance in its core businesses. Highlights of the year were:
. The credit card business posted record earnings of $309 million. Average credit card receivables increased
  21% and overall managed receivables topped $12 billion at year-end 1994.
. American National Corporation, which serves the
  Corporation's middle market customers, posted record results, principally through both loan growth and im-proved credit quality.
. Credit quality continued to improve. Combined credit provisions were $226 million, down 18% from 1993.
  Nonperforming assets declined to $158 million at year-end, resulting in a nonperforming asset ratio of 0.6% and a reserve coverage ratio of 556%.
. Noninterest expense was well managed. Overall expense
  growth in 1994 was limited to 3%.
. The Corporation expanded both its retail and middle market businesses through its merger with Lake Shore
  Bancorp., Inc. in July 1994.
. The venture capital portfolio produced excellent results, with net income of $95 million and a 26% return on equity.
. The Corporation remains in a healthy capital position and has enhanced stockholder returns by increasing the annual dividend to $2.20 per common share, an 83% increase since 1993.

Return on common equity was 17.0% for 1994, compared with 24.2% for 1993 and 1.8% for 1992. Return on assets was 1.08% for 1994 and 1.42% for 1993.

The Corporation's regulatory capital ratios continued to exceed the well-capitalized guidelines. At December 31, 1994, the risk-based capital ratio was 13.4%, while the reg-ulatory leverage ratio was 7.5%. These ratios were 13.6% and 8%, respectively, at December 31, 1993.



First Chicago Corporation        21                         Annual Report 1994

- ------------------------------------------------------------------------------
Net Interest Income
Net interest income includes fundamental spreads on earning assets, as well as such items as loan fees, cash inter-est collections on problem loans, dividend income, inter-est reversals, and income or expense on interest rate derivatives used to manage interest rate risk.

Net interest margin measures the efficiency of the use of the Corporation's earning assets and its underlying capital.
In order to analyze fundamental trends in net interest margin, it is useful to adjust for: 1) securitization of credit card receivables and 2) the activities of First Chicago
Capital Markets, Inc. (FCCM).

- -------------------------------------------------------------------------------------------
(In millions)                          1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------
Reported:
  Net interest income--
    tax-equivalent basis.......      $1,355      $1,264      $1,217      $1,118      $1,242
  Average earning
    assets.....................     $52,627     $48,517     $46,706     $44,512     $45,502
Adjusted:
  Net interest income--
    tax-equivalent basis.......      $1,891      $1,724      $1,554      $1,401      $1,421
  Average earning
    assets.....................     $48,998     $46,610     $44,994     $44,857     $45,607
- -------------------------------------------------------------------------------------------

When credit card receivables are sold in securitization transactions, the Corporation's earnings are unchanged. However, the net interest income related to these high-yield assets is displaced by increased servicing fees, net of related credit losses. The average levels of securitized receivables were $5.5 billion in 1994, $4.8 billion in 1993 and $3.9 billion in 1992. Additional information on the effect of securitization transactions on financial results is presented on page 66.

FCCM is the Corporation's wholly owned subsidiary engaged in permissible investment banking activities.
Because capital requirements for FCCM are risk-exposure driven rather than based on asset levels, FCCM can gener-ate substantial volumes of relatively riskless, thin-spread earning assets that require little additional capital. The
Corporation's net interest margin trends can be better analyzed if these earning assets and related margins are excluded.


- --------------------------------------------------------
BAR CHART:
Net Interest Margin

                  1990    1991    1992    1993    1994
                  ----    ----    ----    ----    ----
Reported          2.73%   2.51%   2.61%   2.61%   2.58%
Adjusted          3.12%   3.12%   3.45%   3.70%   3.86%
- --------------------------------------------------------



Cash interest collections related to Brazilian debt added
3 basis points to adjusted net interest margin in 1994.
For 1993, the adjusted net interest margin included 9 basis points from Brazilian cash interest collections and the effect of revaluing the leveraged lease portfolio because of a change in federal income tax rates. Excluding these special items, the adjusted net interest margin in 1994 increased 22 basis points from 1993 levels.

Improved margins over the last three years resulted from a more profitable earning asset mix, reflecting asset growth from the credit card, retail and middle market businesses.
In 1994, this margin improvement was achieved despite a significant increase in short-term interest rates because of the Corporation's practice of limiting its structural interest rate risk through asset and liability management practices.

A breakdown of average loans adjusted for credit card securitizations is presented in the following chart.


- ------------------------------------------------------------------
BAR CHART:
Average Loans

$ in billions                 1990    1991    1992    1993    1994

Corp. & Institutional         18.2    16.5    13.6    10.2     9.5
Credit Card                    6.1     6.4     7.1     8.5    10.4
Community Banking              4.0     3.7     3.7     4.1     4.6
Middle Market                  4.2     3.9     3.7     3.8     4.3

Yearly Totals                 32.5    30.5    28.1    26.6    28.8

Rounded To                    33.0    31.0    28.0    27.0    29.0
- ------------------------------------------------------------------


The cost of carrying nonperforming assets declined as average nonperforming assets (including those held for accelerated disposition) decreased to $0.3 billion in 1994 from $0.6 billion in 1993 and $1.2 billion in 1992.

Provision for Credit Losses
Details of the Corporation's 1994 credit risk management strategy and performance, including the provision for credit losses and provision for loans held for accelerated disposition, are presented in the Credit Risk Management section, beginning on page 31.



First Chicago Corporation        22       Annual Report 1994

- ------------------------------------------------------------------------------
Noninterest Income
Noninterest income was $1.875 billion in 1994, down from the record $2.202 billion in 1993 and compared with $1.488 billion in 1992.

- ------------------------------------------------------------------------------------
(In millions)                    1994        1993        1992       1991        1990
- ------------------------------------------------------------------------------------
Combined trading
  profits.................   $   65.7    $  284.6    $  177.3   $  185.8    $  163.4
Equity securities
  gains...................      228.6       480.2       204.6       63.0       105.2
Investment securities
  gains (losses)..........        1.2         0.3         8.6       (3.3)        7.5
                             --------    --------    --------   --------    --------
Market-driven
  revenue.................      295.5       765.1       390.5      245.5       276.1
Credit card fee
  revenue.................      832.1       694.2       516.1      411.8       354.5
Service charges and
  commissions.............      421.9       432.5       381.0      348.7       307.4
Fiduciary and invest-
  ment manage-
  ment fees...............      199.2       200.7       189.8      174.8       168.3
Accelerated dispo-
  sition portfolio
  gains...................       45.9        60.0          --         --          --
Gain on sale of
  investment advi-
  sory business...........       34.5          --          --       15.0          --
Gain on lease-
  financing
  residuals...............        7.4        18.1         3.0       14.7         1.6
Other.....................       38.1        31.8         7.8       14.7        35.9
Gain on partial settle-
  ment of pension
  obligations.............         --          --          --         --        55.5
                             --------    --------    --------   --------    --------
        Total.............   $1,874.6    $2,202.4    $1,488.2   $1,225.2    $1,199.3
                             ========    ========    ========   ========    ========
- ------------------------------------------------------------------------------------

The significant reduction in market-driven revenue, prin-cipally trading profits and equity securities gains, was the cause of the decline in noninterest income in 1994.

Combined trading profits were $65.7 million, compared with a record $284.6 million in 1993 and $177.3 million in 1992. The following factors contributed to depressed trading profits in 1994:

. reduced market liquidity and significant volatility, which caused losses in emerging market trading activities;
. the sharp rise in short-term interest rates, which led to reduced financial asset values and profit opportunities; and
. well-publicized issues related to the use of derivative financial instruments throughout the banking industry, which resulted in reduced customer transaction activity.

Equity securities gains during 1994 were $228.6 million, compared with a record $480.2 million in 1993 and $204.6 million in 1992. Equity securities gains arise prin-cipally from the Corporation's venture capital activities, and to a lesser extent from corporate finance activities and from the sale of securities received in troubled-debt restructurings, as presented in the following schedule.

- -----------------------------------------------------------------
(In millions)                            1994      1993      1992
- -----------------------------------------------------------------
Venture capital....................    $189.3    $380.7    $188.1
Corporate finance..................      38.6      65.0       6.3
Debt restructuring.................       0.7      34.5      10.2
                                       ------    ------    ------
Total equity securities gains......    $228.6    $480.2    $204.6
                                       ======    ======    ======
- -----------------------------------------------------------------

The venture capital and corporate finance gains include changes in the fair value of investments. Details of the venture capital activities are presented on page 30.

Fee-based revenue from credit card, fiduciary and invest-ment management, and other product areas totaled
$1.45 billion in 1994, compared with $1.33 billion in 1993 and $1.09 billion in 1992.

Credit card fee revenue, adjusted for the effects of credit card securitizations, grew 17% in 1994 to $535.5 million and 26% in 1993 to $457.1 million. Revenue growth in both periods resulted from increased transaction volume, due in part to a growing cardholder base. The total number of accounts at year-end 1994 was 12.2 million, compared with 10.3 million in 1993 and 8.9 million in 1992.

Fiduciary and investment management fees were $199.2 million in 1994, compared with $200.7 million in 1993 and $189.8 million in 1992. First Chicago Trust
Company of New York, a leading provider of corporate shareholder services, generated $80.6 million of these revenues in 1994, compared with $81.4 million in 1993 and $72 million in 1992. Revenue growth in this business was dampened somewhat by industry consolidation and price competition.

Service charges and commissions in 1994 were $421.9 mil-lion, compared with $432.5 million in 1993 and $381 mil-lion in 1992. During 1994, the growth in retail deposit fees was more than offset by a decline in deficient balance fees and fees from corporate lending and syndication activities.

Net gains from the active management of assets held in the accelerated disposition portfolio totaled $45.9 million in 1994, compared with $60 million in 1993. Details of the asset disposition portfolio activities are presented on page 31 in the Credit Risk Management section.

Other noninterest income in 1994 included a $34.5 mil-lion gain related to the sale of the Corporation's remaining interest in Brinson Holdings, Inc. to Brinson's management.



First Chicago Corporation        23       Annual Report 1994

- ------------------------------------------------------------------------------
Noninterest Expense
Operating expense in 1994 was $1.917 billion, compared with $1.854 billion in 1993 and $1.764 billion in 1992.
Expense growth in 1994 was limited to 3%, representing higher staff costs, increased equipment costs and invest-ments in selected businesses.

- ----------------------------------------------------------------------------------------
(Dollars in millions)            1994        1993         1992         1991         1990
- ----------------------------------------------------------------------------------------
Salaries and em-
  ployee benefits.........   $  868.9    $  853.9     $  748.0     $  722.8     $  688.8
Occupancy expense
  of premises, net........      137.3       147.7        186.0        152.8        138.9
Equipment rentals,
  depreciation, and
  maintenance.............      157.4       110.3        111.2        107.5        101.5
Amortization of
  intangible assets.......       67.1        87.4         76.1         69.5         68.3
Deposit insurance
  expense.................       43.1        52.9         49.9         44.0         23.2
Other.....................      643.1       601.7        593.2        433.4        526.7
                             --------    --------     --------     --------     --------
    Operating
      expense.............    1,916.9     1,853.9      1,764.4      1,530.0      1,547.4
Provision for other
  real estate held
  for accelerated
  disposition.............         --          --        134.0           --           --
Provision for other
  real estate.............        1.7         4.2         56.9        104.3         24.8
Restructuring
  provision...............         --          --           --         67.0         18.5
                             --------    --------     --------     --------     --------
        Total.............   $1,918.6    $1,858.1     $1,955.3     $1,701.3     $1,590.7
                             ========    ========     ========     ========     ========
Average Full-Time-
  Equivalent Staff........     17,411      17,118       16,826       17,018       17,153
                               ======      ======       ======       ======       ======
- ----------------------------------------------------------------------------------------

Employee expense increased in both 1994 and 1993 as a result of higher staffing levels in specific business units as well as increased pension and medical costs. This was par-tially offset in 1994 by lower performance-based incentive expense accruals related primarily to lower trading profits.

Occupancy expense declined by 7% in 1994 to $137.3 mil-lion. Occupancy expense in 1993 included the incremental costs associated with both the relocation of the Corpora-tion's shareholder services business and a reduction in other occupancy needs. Relocation and space reduction costs of $29.1 million were included in occupancy expense in 1992. Excluding these charges, occupancy expense was 6% lower in 1993 than in 1992.

Equipment expense in 1994 increased 43% to $157.4 mil-lion, reflecting the expensing of personal computer equip-ment; previously, purchases of such equipment were cap-italized and depreciated. A special charge of $24.5 million was taken in 1994 to reflect the reduction in the estimated useful life of existing personal computer equipment.

Intangible amortization expense decreased $20.3 million in 1994 as core deposit intangibles related to certain acqui-sitions became fully amortized. 1993 results included a $12.4 million charge for the accelerated amortization of certain acquired intangibles.

Excluding special corporate expense items, other operat-ing expense increased 6.2% in 1994 and 9.6% in 1993. The expense growth in both periods reflects increased bank-card solicitation and volume-related costs as well as costs associated with the continued integration and reengineer-ing of the Corporation's Consumer and Corporate Banking businesses.

Special corporate expenses totaled $19 million in 1994, $13.8 million in 1993 and $57 million in 1992, primarily representing costs associated with litigation and other cor-porate activities.

Applicable Income Taxes
The following table shows the Corporation's income before income taxes, applicable income taxes and effective tax rate for each of the past five years.

- -------------------------------------------------------------------------------------
(Dollars in millions)                1994        1993       1992       1991      1990
- -------------------------------------------------------------------------------------
Income (loss) before
  income taxes................   $1,063.0    $1,300.1    $(200.1)    $163.9    $312.2
Applicable income
  taxes (benefit).............      373.3       495.6      (85.6)      47.6      62.9
Effective tax rate............       35.1%       38.1%      42.8%      29.0%     20.1%
- -------------------------------------------------------------------------------------

The decrease in the effective tax rate for 1994 compared with 1993 reflects a one-time tax benefit related to the implementation of the final Internal Revenue Service bad debt recapture regulations as well as the effect of favor-able tax rulings, which occurred in 1994, and the effect of an accelerated intangible charge in 1993.

Income tax expense for 1990 was reduced by tax benefits related to the 1987 book net-operating loss and tax credit carryforwards, which totaled $28.2 million. Excluding these benefits, the effective tax rate in 1990 was 29.2%.
Also contributing to the difference in effective tax rates between 1992 and both 1991 and 1990 is the relationship between tax-exempt income and the level of income (loss) before income taxes.



First Chicago Corporation          24                        Annual Report 1994

- ---------------------------------------------------------------
RISK MANAGEMENT
The Corporation's various business activities generate liquidity, market and credit risks:

o Liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.
o Market risk is the possibility that changes in future mar-ket rates or prices will make the Corporation's positions less valuable.
o Credit risk is the possibility that a loss might occur from the failure of a customer to perform according to the terms of a transaction.

The Corporation is compensated by customers for assum-ing these risks; this compensation is reflected in interest income, trading profits and fee income. In addition, the Corporation considers these risks in allocating capital to support its various business activities, as discussed in the Capital Management section, on page 37.

The Corporation is a party to a broad range of financial instruments that create risks that may or may not be reflected in a traditional balance sheet. The Corporation's risk management policies monitor and limit exposure to liquidity, market and credit risks that arise from all these financial instruments, which can be subdivided into three categories:
o Cash financial instruments, generally characterized as on-balance-sheet transactions, include such instruments as loans, bonds, stocks and deposits.
o Credit-related financial instruments include such instru-ments as commitments to extend credit and standby letters of credit.
o Derivative financial instruments include such instru-ments as interest rate, foreign exchange, commodity price and equity price contracts, including forwards, swaps and options.

Credit-related and derivative financial instruments are generally characterized as off-balance-sheet transactions; however, the carrying values of derivative financial instru-ments are reflected in the Corporation's balance sheet.

LIQUIDITY RISK MANAGEMENT
Liquidity is used to satisfy customer needs and provide a cushion for unforeseen events. In order to meet these obli-gations, the Corporation has fashioned liquidity manage-ment policies and guidelines, which are designed to cover balance sheet assets and liabilities as well as off-balance-sheet items that are potential sources and uses of liquidity. The policy objectives are to:
o maintain adequate liquid assets;
o maintain liability diversification among markets, instru-ments, maturities and customers;
o maintain a continuously strong market presence and customer funding base;
o minimize total funds-gathering expense; and
o improve credit ratings.

The Corporation views strong capital ratios, high credit quality and solid core earnings as essential to retaining high credit ratings and, thereby, cost-effective access to market liquidity. In addition to these policies, a contin-gency funding plan has been established that identifies actions to be taken in response to a liquidity event.

The Corporation's Statement of Cash Flows, on page 43, presents data on cash and cash equivalents provided and used by the Corporation in its operating, investing and financing activities.

Asset Liquidity
The Corporation considers liquid assets to be an effective and important vehicle for managing and providing overall liquidity. Liquid assets are defined as federal funds sold and interest-bearing deposit placements with other banks.
In 1994, as part of its overall liquidity management, the Corporation set a minimum guideline of liquid assets to total assets at 12% for The First National Bank of Chicago
(FNBC) and FCC National Bank (FCCNB) combined.
During 1994, as well as in 1993, these combined entities maintained an average liquid asset ratio of 20%. While there is a cost to providing higher liquidity by maintain-ing lower-spread assets, this emphasis on liquidity allows the Corporation to pursue such market opportunities as offering unfunded commitments to customers, and the Corporation believes that the capital necessary to support these activities is minimal.

The investment securities portfolio includes U.S. govern-ment, municipal and other debt securities, and equity investments. The non-equity portion of the investment portfolio is primarily used to meet collateral requirements for certain customer deposits. The equity securities pri-marily represent the Corporation's venture capital invest-ments. These investments ultimately provide an additional source of liquidity, but generally are not readily saleable due to the form or size of the Corporation's equity interest in the underlying entity. Also, the portfolio is not com-monly used to manage structural interest rate risk but is included in the Corporation's overall interest rate sensi-tivity position. Note 5, on page 49, provides a detailed breakdown of the investment portfolio.

As part of the Corporation's normal liquidity management process, assets are securitized and sold. Securitization of credit card receivables is an important funding vehicle that enables the Corporation to diversify its funding sources and to access large amounts of term funding in a cost-effective manner. During 1994, $2 billion of credit card receivables was securitized, bringing the total amount of securitized credit card receivables to $6.1 billion at year-end 1994.

Liability Liquidity
The Corporation, through FNBC, FCCNB and American
National Bank and Trust Company of Chicago (ANB), maintains direct access to the local retail market as a source of funds and uses a network of brokers for gathering retail certificates of deposits on a national basis. The Corpora-tion depends less on wholesale funding as the growth of its retail deposits continues. However, the wholesale mar-ket continues to be an important source of liquidity where customer relationships are important to retaining a diver-sified funding base. Consequently, it is the Corporation's policy to maintain direct relationships with its large insti-tutional funding customers. This approach has proved successful in creating reliable sources of funds as the Corporation maintains its active participation in global capital markets.



First Chicago Corporation        25       Annual Report 1994

- ---------------------------------------------------------------
The Corporation benefits from its diversified institutional customer base in which concentrations among funding sources are closely monitored. Commercial paper, cus-tomer deposits, bank notes, bank investment contracts, medium-term notes and long-term debt also provide fund-ing for the Corporation and its subsidiaries. Access to a variety of funding markets and customers is vital both to liquidity management and to cost minimization.

The Corporation believes it has prudent policies to ensure adequate liquidity to fund anticipated needs based on its assessment of asset liquidity, core deposit levels, wholesale funding sources, and contractual asset and liability matu-rities. The following table shows the Corporation's funding source mix.

Deposits and Other Purchased Funds
- ------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                   1994       1993       1992       1991       1990
- ------------------------------------------------------------------------------------------------------------
Domestic offices
  Demand............................................     $ 7,647    $ 8,184    $ 7,575    $ 6,200    $ 7,065
  Savings...........................................       7,448      7,541      7,618      7,059      5,166
  Time
    Under $100,000..................................       2,548      2,312      2,737      3,865      3,828
    $100,000 and over...............................       2,601      2,613      3,525      5,666      6,074
Foreign offices
  Banks in foreign countries........................       4,836      2,463      2,693      2,599      2,372
  Foreign governments and official institutions.....       1,469        750        926        983        784
  Other time and savings............................       4,847      4,126      4,493      5,439      7,022
  Other demand......................................         270        197        173        280        232
                                                         -------    -------    -------    -------    -------
        Total deposits..............................      31,666     28,186     29,740     32,091     32,543
- ------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities under
  repurchase agreements.............................      13,026      8,255      6,962      5,145      6,250
Commercial paper....................................         147        164        172        226        237
Other funds borrowed................................       7,518      5,843      3,997      2,712      2,770
Long-term debt......................................       2,271      2,065      1,705      1,725      1,428
                                                         -------    -------    -------    -------    -------
        Total other purchased funds.................      22,962     16,327     12,836      9,808     10,685
                                                         -------    -------    -------    -------    -------
        Total.......................................     $54,628    $44,513    $42,576    $41,899    $43,228
                                                         =======    =======    =======    =======    =======
- ------------------------------------------------------------------------------------------------------------

MARKET RISK MANAGEMENT
Overview
Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Corpora-tion maintains risk management policies that monitor and limit exposure to market risk. Through its trading activi-ties, it strives to take advantage of profit opportunities avail-able in interest and exchange rate movements. In asset and liability management activities, the Corporation attempts to minimize structural interest rate and foreign exchange rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 17, beginning on page 61.

Trading Activities
The Corporation maintains active trading positions in a variety of markets and instruments, including U.S. govern-ment, municipal and money market securities. It also main-tains positions in derivative products associated with these markets and instruments, such as interest rate and cur-rency swaps, and commodity and equity index options.

Most of the Corporation's trading activities are customer-oriented, and trading positions are established as necessary for customers. However, in order to anticipate customer demand for such transactions, the Corporation also car-ries an inventory in capital markets instruments, and main-tains its access to market liquidity by making bid-offer prices to other market makers. Although these two activi-ties constitute its proprietary trading business, they are essential in order to continue providing customers with capital markets products at competitive prices.

Many trading positions are kept open for brief periods of time, often less than one day. Other trading positions are maintained for longer periods, and these positions are valued at prevailing market rates on a present value basis.
Realized and unrealized gains and losses on these trading positions are also included in noninterest income as com-bined trading profits.

The Corporation has adopted policies designed to strictly monitor trading positions at all times. The overall market risk that any business unit can assume is approved by a committee of the Board of Directors through a risk point limit. Risk points represent the Corporation's estimate of the amount of potential overnight loss in a capital markets product. Products that have more inherent price volatility incur more risk points. A business unit will use up more of its risk point limit if it trades in the more volatile prod-ucts. The risk point system, therefore, is the means by which the Corporation manages its value at risk.



First Chicago Corporation            26                      Annual Report 1994

- ---------------------------------------------------------------
The Corporation monitors value at risk in each of its signif-icant trading portfolios on a daily basis. The following charts show average, maximum and minimum daily value at risk for each quarter of 1994, and the actual trading revenue for each quarter.

- ---------------------------------------------------------------
BAR CHART:

Daily Value at Risk -- 1994 (In Millions)

              1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.
              --------    --------    --------    --------
Average         $55         $41         $44         $42
Maximum         $66         $46         $53         $47
Minimum         $42         $34         $36         $38


BAR CHART:

Trading Revenue -- 1994* (In Millions)

              1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.
              --------    --------    --------    --------
                 $2         $42         $56         $30

*Includes trading profits and net interest income
- ---------------------------------------------------------------

Value at risk is estimated using statistical models calibrated at a three-standard-deviation confidence interval, which means that the actual daily result should exceed the value at risk one day out of each two hundred. The value at risk shown represents portfolio aggregates and overstates the Corporation's value at risk because it only partially con-siders offsets and correlations across different trading port-folios. The Corporation is continuing its progress toward a fully consolidated view of market risk.

A committee of the Board of Directors also approves the Corporation's overall policies governing market risk. More specific market risk policies are approved by the Corpora-tion's Market Risk Committee, which is composed of senior capital markets managers.

In addition to managing market risk through the risk point system, each business unit establishes dollar limits govern-ing intra-day trading activity, and allocates them to the dealers depending on their trading experience. These dollar limits are reviewed and approved by the Market Risk Committee. This committee also reviews and approves statistical models used for measuring market risk, or for pricing and hedging transactions; reviews audit and inter-nal control issues arising from the Corporation's trading operations; and approves the business plans for new capi-tal markets activities.

Independent oversight of trading activities is provided by the Market Risk Management Department. As part of this oversight role, the department monitors the credit risk associated with capital markets products.

The credit exposure for certain derivative financial instru-ments fluctuates as market prices change. As a result, the credit exposure for these instruments includes both the current fair value of the instrument and an incremental amount that represents the potential adverse movement in its fair value over its remaining life. This incremental amount of credit exposure is calculated using statistical models that estimate the change over time in exchange rates, interest rates and other market indices.

The resultant credit exposure is used to monitor total cus-tomer credit exposure and manage credit risks associated with capital markets products.

Structural Interest Rate Risk Management
The Corporation actively manages its asset and liability positions with the goal of minimizing the impact on earn-ings of interest rate market volatility. Conservative manage-ment of its asset and liability positions has allowed the Corporation to maintain a relatively consistent net inter-est margin despite a sharp rise in short-term interest rates. As a result of this neutral interest rate risk profile, it is estimated that an immediate change in rates of 100 basis points would affect annual pretax earnings by only
$12 million.

Net interest income can fluctuate with movements in the interest rate market due to an imbalance in the repricing or maturity of the Corporation's assets and liabilities. Whenever possible, assets are matched with liabilities of similar repricing characteristics. However, the loans and deposits generated through the Corporation's ordinary business activity do not naturally create offsetting positions with respect to repricing or maturity. For assets having indefinite maturities or repricing sensitivities, liability pools based on such assets' estimated maturities and repric-ing characteristics may be used to match the interest rate risk. Finally, asset and liability positions that are not appro-priately offset with either specific on-balance-sheet trans-actions or with liability pools are offset through off-balance-sheet derivatives positions (ALM derivatives).

Traditional gap analysis is one of a variety of measure-ment tools used to monitor and control the Corporation's interest rate risk position. Gap analysis measures the dif-ference between the volume of assets and liabilities matur-ing or repricing in a given future time period. Certain assumptions are made for those assets or liabilities whose expected prepayment or withdrawal behavior may not be reflected by their maturity dates. In addition, credit card securitizations, which subject credit card servicing fee rev-enue to interest rate risk, are included in the gap analysis measure. In addition to static gap analysis, the Corpora-tion identifies the more dynamic interest rate risk expo-sures of its businesses through duration of equity measures, stress testing of earnings simulation, and income sensitiv-ity measurement of specific key portfolios.



First Chicago Corporation        27       Annual Report 1994

- ---------------------------------------------------------------
The following table shows the "managerial" interest rate gap analysis as of December 31, 1994, used to identify the Corporation's exposure from domestic asset and liability positions. Interest rate risks in trading and overseas earn-ing asset and liability positions are excluded from the gap analysis and managed principally as trading risks. A posi-tive cumulative one-year gap position indicates more assets than liabilities are anticipated to reprice over the next 12-month period. Such a position implies that, assuming no management action, the Corporation's net interest income would be positively affected by rising interest rates and negatively affected by falling rates.

Interest Rate Sensitivity

- -----------------------------------------------------------------------------------------------------------------
December 31, 1994                                     0-90     91-180    181-365        1-5     Beyond
(Dollars in millions)                                 days       days       days      years    5 years      Total
- -----------------------------------------------------------------------------------------------------------------
Loans..........................................    $21,569     $1,376    $   390    $ 2,171    $ 4,977    $30,483
Investment securities..........................        341        161        194      1,556        392      2,644
Other earning assets...........................     21,057         95         70        181        281     21,684
Nonearning assets..............................      5,816         39         47        127        438      6,467
                                                   -------     ------    -------    -------    -------    -------
    Total domestic assets......................    $48,783     $1,671    $   701    $ 4,035    $ 6,088    $61,278
                                                   =======     ======    =======    =======    =======    =======
- -----------------------------------------------------------------------------------------------------------------
Deposits.......................................    $14,045     $1,030    $ 1,792    $ 1,195    $ 4,125    $22,187
Other interest-bearing liabilities.............     25,225        439        161      3,733      1,604     31,162
Noninterest-bearing liabilities................      2,386         15         16        390        620      3,427
Equity.........................................        311         --         --        100      4,091      4,502
                                                   -------     ------    -------    -------    -------    -------
    Total domestic liabilities and equity......    $41,967     $1,484    $ 1,969    $ 5,418    $10,440    $61,278
                                                   =======     ======    =======    =======    =======    =======
- -----------------------------------------------------------------------------------------------------------------
Balance sheet sensitivity gap..................    $ 6,816     $  187    $(1,268)   $(1,383)   $(4,352)        --
- -----------------------------------------------------------------------------------------------------------------
Cumulative gap as % of domestic assets.........      11.12%     11.43%      9.36%      7.10%        --         --
- -----------------------------------------------------------------------------------------------------------------
Effect of off-balance-sheet ALM
  derivative transactions:
    Specific transactions......................    $(2,522)    $ (653)   $  347     $ 1,632    $ 1,196         --
    Specific asset or liability pools..........     (2,632)       (54)      730       1,864         92         --
- -----------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap..................    $ 1,662     $ (520)   $ (191)    $ 2,113    $(3,064)        --
- -----------------------------------------------------------------------------------------------------------------
Cumulative gap.................................    $ 1,662     $ 1,142   $  951     $ 3,064         --         --
- -----------------------------------------------------------------------------------------------------------------
Cumulative gap as % of domestic assets.........       2.71%       1.86%    1.55%       5.00%        --         --
- -----------------------------------------------------------------------------------------------------------------

As of December 31, 1994, the Corporation's on-balance-sheet assets and liabilities created a cumulative one-year gap position of 9.36% of total domestic assets. Because it is the Corporation's policy to remain structurally neutral to interest rate changes, off-balance-sheet transactions, prin-cipally interest rate swaps, have been used to adjust the interest sensitivity of specific transactions as well as pools of assets or liabilities. The net result of the ALM deriva-tives is to reduce the cumulative one-year gap position from 9.36% to 1.55% of total domestic assets. It is the Cor-poration's policy to maintain the cumulative one-year gap position, including ALM derivatives, to within 2% of total domestic assets.

The stability of this interest rate risk position is evident in the following charts. Between year-end 1991 and year-end
1994, the Corporation's cumulative one-year gap has con-sistently been within 2% of total domestic assets. This has allowed the Corporation to maintain a consistent adjusted net interest margin (adjusted for credit card securitizations and FCCM) of between 3.5% and 4.0% despite a rise in short-term interest rates of approximately 275 basis points since the first quarter of 1993.

- ---------------------------------------------------------------
BAR CHART:
Cumulative 1-Year Gap as % of Total Domestic Assets

   12/91    12/92    12/93    3/94     6/94     9/94     12/94
   -----    -----    -----    ----     ----     ----     -----
    0.68%   -0.24%    1.42%   1.42%    0.13%    1.12%     1.55%

   Policy Guideline = -2% to +2%
- ---------------------------------------------------------------

First Chicago Corporation        28       Annual Report 1994

- ------------------------------------------------------------------------------------------------------------------
2-LINE GRAPH:
Adjusted Net Interest Margin vs. Short-Term Interest Rates

                          3/93        6/93        9/93       12/93        3/94        6/94        9/94       12/94
Adj. Net Int. Margin    3.610%      3.580%      3.980%      3.620%      3.930%      3.930%      3.850%      3.740%

1-Month LIBOR           3.125%      3.125%      3.125%      3.190%      3.630%      4.500%      5.000%      5.940%
- ------------------------------------------------------------------------------------------------------------------

Access to the derivatives market is an important element in the Corporation's ability to maintain its gap position within policy guidelines. As of year-end 1994, the Corpo-ration had a total of $8.5 billion in ALM interest rate swaps, including $4.6 billion of ALM interest rate swaps against specific transactions and $3.9 billion against specific pools of assets or liabilities. Swaps used to adjust the interest rate sensitivity of specific transactions will not need to be replaced as they mature since the corresponding asset or liability will mature along with the swap. However, swaps against the asset and liability pools will have an impact on the Corporation's risk position as they mature and, assum-ing no change to the underlying pool's characteristics, will need to be reissued to maintain the same neutral interest rate risk profile. These swaps could create modest sensi-tivity of earnings to changes in interest rates. Growth in the volume of stable retail liabilities and declines in the volume of longer-term fixed rate assets over the last few years have made it necessary to increase the use of swaps associated with specific pools of assets or liabilities to bal-ance the Corporation's repricing risk. The following table summarizes the interest rate swaps used by the Corpora-tion for asset and liability management purposes.

Asset and Liability Management Swaps

- ----------------------------------------------------------------------------------------------------------
December 31, 1994                          Receive Fixed            Pay Fixed            Basis
(Notional amounts in millions)              Pay Floating         Receive Floating        Swaps       Total
- ----------------------------------------------------------------------------------------------------------
Swaps associated with:                  Specific       Pool     Specific      Pool        Pool
                                        --------       ----     --------      ----        ----
  Loans...........................        $   --     $  561         $ 30      $223        $275      $1,089
  Securitizations.................         1,725         --           --        --          --       1,725
  Deposits........................           306      2,325           --        --         175       2,806
  Other funds borrowed............           429         --          916        --         325       1,670
  Long-term debt..................         1,238         --           --        --          --       1,238
                                          ------     ------         ----      ----        ----      ------
    Total.........................        $3,698     $2,886         $946      $223        $775      $8,528
                                          ======     ======         ====      ====        ====      ======
- ----------------------------------------------------------------------------------------------------------

For most of its asset and liability management swaps, the Corporation receives a fixed rate and pays a floating rate of interest. Substantially all interest rate swaps used by the Corporation for asset and liability management activity are standard interest rate swap contracts. The table that fol-lows summarizes the contractual maturities and weighted average pay and receive rates for the asset and liability management swap position at December 31, 1994. The vari-able interest rates, which generally are the three-month and six-month LIBOR rates in effect on the date of repric-ing, have been assumed to remain constant. However, the variable interest rates will change with changes in interest rates and would affect the related weighted average infor-mation presented in the following table.

- -------------------------------------------------------------------------------------------------------
(Dollars in millions)            1995       1996       1997     1998     1999    Thereafter       Total
- -------------------------------------------------------------------------------------------------------
Receive fixed swaps
    Notional amount.........   $1,731     $1,858     $1,373     $229      $86        $1,307      $6,584
    Weighted average:
        Receive rate........     5.57%      6.96%      6.29%    6.57%    8.69%         7.21%       6.51%
        Pay rate............     6.14%      6.18%      6.34%    6.55%    7.32%         6.50%       6.29%
Pay fixed swaps
    Notional amount.........   $1,118     $   25     $    7       --       --        $   19      $1,169
    Weighted average:
        Receive rate........     6.25%      5.91%      6.47%                           6.15%       6.24%
        Pay rate............     9.26%      7.34%      5.18%                           6.23%       9.14%
Basis swaps
    Notional amount.........   $  775         --         --       --       --            --      $  775
    Weighted average:
        Receive rate........     5.68%                                                             5.68%
        Pay rate............     5.78%                                                             5.78%
- -------------------------------------------------------------------------------------------------------
Total notional amount.......   $3,624     $1,883     $1,380     $229      $86        $1,326      $8,528
- -------------------------------------------------------------------------------------------------------


First Chicago Corporation        29       Annual Report 1994

- ---------------------------------------------------------------
Foreign Exchange Risk Management
Wherever possible, foreign currency-denominated assets are funded with liability instruments denominated in the same currency. If a liability denominated in the same cur-rency is not immediately available or desired, a forward foreign exchange contract is used to fully hedge the for-eign exchange risk due to cross-currency funding.

To minimize the earnings and capital impact of transla-tion gains or losses measured on an after-tax basis, the Corporation uses forward foreign exchange contracts to hedge the exposure created by investments in overseas branches and subsidiaries.

Venture Capital Activities
The Corporation's portfolio of venture capital investments is composed of publicly traded equity securities held directly, publicly traded equity securities held indirectly
(e.g., through limited partnerships), and investments in private companies. Equity securities gains related to ven-ture capital activities totaled $189.3 million in 1994, $380.7 million in 1993 and $188.1 million in 1992. Net income related to the venture capital portfolio in 1994 was $95 million, or $0.94 per share, compared with $204 million, or $2.16 per share, in 1993.

While the Corporation intends to reduce its exposure to equity risk in its existing venture capital portfolio, it will continue to participate in this business primarily through participation in a venture capital fund established by the former management of the Corporation's venture capital subsidiaries, through existing investment commitments and through other corporate financing activities.

The Corporation uses fair value accounting for its venture capital portfolio. Under this method, fair value of publicly traded securities is determined by quoted market valua-tions, adjusted for illiquidity due to the size or nature of the Corporation's holdings. Privately held securities are valued using traditional valuation techniques conser-vatively applied.

Venture Capital Portfolio

- --------------------------------------------------------------------------
                                    Investments     Investments
December 31, 1994                          Held            Held
(In millions)                          Directly      Indirectly      Total
- --------------------------------------------------------------------------
Publicly traded equity investments
  Gross value.......................       $448           $ 544     $  992
  Discount..........................        (15)           (129)      (144)
                                           ----           -----     ------
    Fair value......................       $433           $ 415        848
                                           ====           =====
Investments in private companies....                                   731
                                                                    ------
    Total...........................                                $1,579
                                                                    ======
- --------------------------------------------------------------------------

The Corporation has instituted a program intended to reduce volatility relative to expected returns through the use of equity derivatives, including options, and the sale of investments. As an example, during the first quarter of 1994 the Corporation issued Debt Exchangeable for
Common Stock (DECS) related to 7.475 million shares of its holdings in NEXTEL Communications, Inc. The DECS transaction limits the Corporation's downside risk on this investment to the $271 million DECS proceeds and, at the same time, allows the Corporation to share in potential market appreciation. At December 31, 1994, 68% of the Corporation's $848 million in publicly traded investments was hedged under this program. Management intends to continue to use these and other techniques to hedge the price risk inherent in this portfolio.

The following table provides fair value and sale informa-tion on the portfolio during 1994.

Venture Capital Portfolio Activity

- ------------------------------------------------------------------------
                                        Publicly
                                          Traded       Private
(In millions)                          Companies     Companies     Total
- ------------------------------------------------------------------------
Fair value, December 31, 1993.......       $ 759          $698    $1,457
Additional investments..............          92           124       216
Appreciation recorded as
  equity securities gains...........         189            56       245
Sales proceeds (1)..................        (189)          (57)     (246)
Other (2)...........................          (3)          (90)      (93)
                                           -----          ----    ------
Fair value, December 31, 1994 (3)...       $ 848          $731    $1,579
                                           =====          ====    ======
Unrealized appreciation at
  December 31, 1994.................       $ 554          $ 45    $  599
                                           =====          ====    ======
- ------------------------------------------------------------------------

(1) Net of transaction costs.
(2) Includes principal repayments, fund distribution and sales, and certain reclassifications.
(3) Publicly traded amount includes net unrealized gains of $166 mil-lion related to hedging instruments used to reduce the earnings volatility of the venture capital portfolio.

In addition to the $1.6 billion of investments in the ven-ture capital portfolio at December 31, 1994, there were unfunded commitments of $145 million.



First Chicago Corporation                  30                Annual Report 1994

- ---------------------------------------------------------------
CREDIT RISK MANAGEMENT
Overview
The Corporation has developed policies and procedures to manage the level and composition of risk in its credit portfolio. The objective of this credit risk management process is to reduce the risk of a loss resulting from a customer's failure to perform according to the terms of a transaction.

Customer transactions create credit exposure that is reported both on and off the Corporation's balance sheet.
On-balance-sheet credit exposure includes such items as loans and derivative financial instruments. Off-balance-sheet credit exposure includes credit-related and deriv-ative financial instruments.

Credit exposure is managed according to a clearly defined process. The Credit Strategy Committee is responsible for the strategic direction and management oversight of that process, the elements of which include:
o identifying the types of customers that are consistent with the Corporation's strategic business objectives;
o assessing the credit structure, return and potential risk of loss for any extension of credit within market-driven guidelines and prudent banking practice;
o monitoring the financial performance and compliance with contractual obligations of credit customers in order to identify deterioration on a timely basis;
o reviewing the credit portfolio to verify the risk assess-ment of individual credits and to assess the risk profile and composition of the portfolio; and
o verifying that policies and procedures have been fol-lowed in the initial underwriting and ongoing monitor-ing of the credit portfolio.

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

During 1994, the Corporation developed a commercial credit risk measurement framework that incorporates sev-eral dimensions of risk, including credit risk classification, industry risk classification, term of the facility, funding assumptions in the event of default, and severity of loss.
The Corporation believes this framework improves its ability to allocate capital and set commercial portfolio diversification limits.

Accelerated Asset Disposition Portfolio
During the third quarter of 1992, the Corporation segre-gated approximately $2.0 billion of commercial real estate exposure at The First National Bank of Chicago to be managed under an accelerated disposition program. By year-end 1994, the liquidation of this portfolio had been virtually completed.

During 1994, assets having nearly $250 million in original contractual exposure were sold or otherwise liquidated.
This resulted in a $75 million reduction in the portfolio's carrying value and the recognition of net gains of $46 mil-lion in noninterest income during 1994. The carrying value of the remaining assets in the portfolio was $51 million at year-end 1994, representing 22% of original contractual exposure.

Remaining Credit Portfolio
The quality of the remaining credit portfolio, which includes all credit exposure that was not transferred to the accelerated asset disposition portfolio, continued to improve in 1994. Nonperforming assets at year-end 1994 were $158 million, or 0.6% of total loans and other real estate. This was the lowest absolute level of nonperforming assets since 1976.

- ---------------------------------------------------------------------------------------------------------------
Five-Year Selected Statistical Information
- ---------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                             1994      1993      1992      1991      1990
- ---------------------------------------------------------------------------------------------------------------
At Year-End
Loans outstanding............................................  $25,947   $23,103   $22,692   $25,661   $27,706
Nonperforming loans..........................................      130       234       391       843       854
Other real estate, net.......................................       28        43        23       457       529
Nonperforming assets.........................................      158       277       414     1,300     1,383
Allowance for credit losses (1)..............................      723       683       624       759       897
Nonperforming assets/loans outstanding and
  other real estate, net.....................................      0.6%      1.2%      1.8%      5.0%      4.9%
Allowance for credit losses/loans outstanding (1)............      2.8       3.0       2.8       3.0       3.2
Allowance for credit losses/nonperforming loans (1)..........      556       292       160        90       105
For the Year
Average loans outstanding....................................  $23,293   $21,997   $24,347   $27,281   $30,609
Net charge-offs (2)..........................................      151       182       373       550       781
Net charge-offs/average loans................................      0.6%      0.8%      1.5%      2.0%      2.6%
- ---------------------------------------------------------------------------------------------------------------

(1) The reserve related to securitized credit card receivables has been reclassified to other assets for all periods presented.
(2) Excludes $636 million of charge-offs in 1992 recorded upon transfer to the accelerated disposition portfolio.



First Chicago Corporation                  31                 Annual Report 1994

- ---------------------------------------------------------------
Allowance for Credit Losses
Although the allowance for credit losses is available to absorb potential losses inherent in the Corporation's total credit portfolio, its composition reflects an internal alloca-tion to the consumer and commercial segments.

The allowance for credit losses is tested by analyzing on-balance-sheet credit exposure for such items as loans and derivative financial instruments and off-balance-sheet exposure for credit-related and derivative financial instru-ments. The method used to test the adequacy of the allow-ance has four elements. First, the consumer reserve is established based on a statistical analysis of historical loss. Second, specific reserves are allocated for commercial credits that have identified loss potential. Third, a reserve for potential losses not specifically identified, which are inherent in the commercial credit portfolio, is computed by assigning a specific reserve factor to each risk category of the portfolio based on a statistical analysis of the Corporation's history. Fourth, management's best judgment is applied to determine any additional amount needed for loss potential based largely on portfolio trends and an assessment of the impact of the current economic environment.

Allowance for Credit Losses

- --------------------------------------------------------------------------
(Dollars in millions)                                      1994
- --------------------------------------------------------------------------
                                       Commercial      Consumer      Total
- --------------------------------------------------------------------------
Balance, beginning of period........         $488         $ 195      $ 683
Provision for credit losses.........            3           221        224
Net charge-offs.....................            9          (160)      (151)
Other, transferred to other
  assets, related to securitized
  receivables.......................           --           (49)       (49)
Acquisitions and dispositions,
  net...............................           16            --         16
                                             ----         -----      -----
Balance, end of period..............         $516         $ 207      $ 723
                                             ====         =====      =====
Allowance/loans outstanding.........          3.2%          2.1%       2.8%
Allowance/nonperforming loans.......          397            --        556
- --------------------------------------------------------------------------

- --------------------------------------------------------------------------
(Dollars in millions)                                      1993
- --------------------------------------------------------------------------
                                       Commercial      Consumer      Total
- --------------------------------------------------------------------------
Balance, beginning of period........         $488         $ 136      $ 624
Provision for credit losses.........           78           192        270
Net charge-offs.....................          (78)         (104)      (182)
Other, transferred to other
  assets, related to securitized
  receivables.......................           --           (29)       (29)
                                             ----         -----      -----
Balance, end of period..............         $488         $ 195      $ 683
                                             ====         =====      =====
Allowance/loans outstanding.........          3.4%          2.2%       3.0%
Allowance/nonperforming loans.......          209            --        292
- --------------------------------------------------------------------------

The allowance for credit losses is maintained at a level considered adequate to provide for inherent losses in the credit portfolio. The Corporation evaluates the adequacy of the allowance each quarter and reports the findings to a committee of the Board of Directors. After reviewing the adequacy of the allowance, the committee approves the provision for credit losses.

- -------------------------------------------------------------------------------
BAR CHART:

Allowance for Credit Losses as % of Nonperforming Loans*

      1990       1991       1992       1993       1994
      ----       ----       ----       ----       ----
       105%        90%       160%       292%       556%
*At year-end
- -------------------------------------------------------------------------------

The Corporation's provision for credit losses decreased to $224 million in 1994 from $270 million in 1993. A $29 mil-lion increase in the consumer provision in 1994 was offset by a $75 million reduction in the commercial provision.
The increase in the consumer provision was primarily the result of growth in credit card receivables. The decline in the commercial provision to only $3 million reflects the Corporation's judgment as to the portfolio's improved overall credit quality.

At year-end 1993, the Corporation reclassified its reserve for securitized credit card receivables from the allowance for credit losses to other assets. This reclassification was made to conform to prevalent industry practice and had no impact on reserves available for losses or on reported earnings. The reserve totaled $255 million at December
31, 1994, compared with $196 million at year-end 1993.

Effective January 1, 1995, the Corporation adopted new
Financial Accounting Standards addressing "impaired loans," which include loans where it is probable that all principal and interest amounts due will not be collected in accordance with contractual terms. The Corporation does not expect the adoption of these standards to have a material effect on its earnings or its allowance for credit losses.



First Chicago Corporation                  32                 Annual Report 1994

- ---------------------------------------------------------------
Nonperforming Assets
Nonperforming assets, which consist of nonperforming loans and other real estate, decreased from $277 million at December 31, 1993, to $158 million at December 31,
1994. Although quarterly fluctuations may occur, the Corporation does not expect nonperforming assets to increase significantly in 1995.

Nonperforming Assets

- -------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                1994     1993     1992      1991      1990
- -------------------------------------------------------------------------------------------
Nonperforming loans
  Commercial real estate....................     $ 68     $108     $ 93    $  309    $  274
  Troubled-country debtor...................        1       50       76       150       210
  Other.....................................       61       76      222       384       370
                                                 ----     ----     ----    ------    ------
    Total nonperforming loans...............      130      234      391       843       854
Other real estate, net
  Owned assets..............................       14       29       10       283       433
  In-substance foreclosed assets............       14       14       13       174        96
                                                 ----     ----     ----    ------    ------
    Total other real estate, net............       28       43       23       457       529
                                                 ----     ----     ----    ------    ------
    Total nonperforming assets..............     $158     $277     $414    $1,300    $1,383
                                                 ====     ====     ====    ======    ======
- -------------------------------------------------------------------------------------------
Nonperforming loans/loans outstanding.......      0.5%     1.0%     1.7%      3.3%      3.1%
Nonperforming assets/loans outstanding and
  other real estate.........................      0.6      1.2      1.8       5.0       4.9
- -------------------------------------------------------------------------------------------

Nonperforming Loans
Nonperforming loans include loans on which the Corpo-ration does not accrue interest (nonaccrual loans) and loans that bear a rate of interest that has been reduced below market rates due to the deteriorating financial con-dition of the borrower (accrual renegotiated loans).

Other Real Estate
Other real estate includes assets that either have been acquired in satisfaction of debt or have been classified as in-substance foreclosures. The Corporation had $28 mil-lion of other real estate at year-end 1994, compared with $43 million at year-end 1993. The provision for other real estate was $2 million in 1994, compared with $4 million in 1993.

Consumer Risk Management
Consumer loans consist of credit card receivables as well as home mortgage loans, home equity loans and other forms of installment credit. The consumer loan portfolio increased $1.2 billion during the year to $9.9 billion at year-end 1994. Including securitized credit card receiv-ables, the consumer portfolio increased $2.4 billion, or 18%, to $16.0 billion at year-end 1994.

The consumer risk management process focuses on the credit card segment separately from other parts of the portfolio. For both the on-balance-sheet and the securi-tized credit card portfolios, loss potential is tested using statistically expected levels of losses based on the source, age and other risk characteristics of each portfolio.

For the other segments of the consumer portfolio, reserve factors are based on historical loss rates by loan type and vintage that are adjusted to reflect changes in the credit risk of new accounts and forecasted regional delinquency levels and trends.

- ---------------------------------------------------------------
BAR CHART:
Nonperforming Assets as % of Loans and Other Real Estate*

             1990    1991    1992    1993    1994
             ----    ----    ----    ----    ----
             4.9%    5.0%    1.8%    1.2%    0.6%

* At year-end
- ---------------------------------------------------------------

Total credit card receivables (held in the portfolio plus sold to investors through securitization transactions) were $12.5 billion at December 31, 1994, a 16% increase from $10.7 billion at December 31, 1993. Average credit card receivables rose to $10.9 billion in 1994, up 21% from 1993.

Net charge-offs in 1994 for the total owned and securitized credit card portfolio were $394 million, or 3.6% of aver-age receivables, compared with net charge-offs of $332 mil-lion, or 3.7% of receivables, in 1993. In 1994, the increase in net charge-offs primarily reflects continued portfolio growth; the Corporation expects the net charge-off rate in 1995 to be similar.

At year-end 1994, the allowance for credit losses related to the consumer portfolio was $207 million, or 2.1% of loans. Comparable figures for 1993 were $195 million, or 2.2%.
Net charge-offs were $160 million in 1994, compared with $104 million in 1993.


First Chicago Corporation                 33                Annual Report 1994

- ---------------------------------------------------------------------------------------------------------
Consumer Loans
- ---------------------------------------------------------------------------------------------------------
December 31 (In millions)                                  1994       1993       1992      1991      1990
- ---------------------------------------------------------------------------------------------------------
Credit card loans...................................    $ 6,337    $ 5,778    $ 4,135    $3,843    $3,930
Securitized credit card receivables.................      6,117      4,958      4,500     3,573     3,130
                                                        -------    -------    -------    ------    ------
    Total managed credit card receivables...........     12,454     10,736      8,635     7,416     7,060
Other consumer loans................................      3,580      2,896      2,737     2,482     2,494
                                                        -------    -------    -------    ------    ------
        Total.......................................    $16,034    $13,632    $11,372    $9,898    $9,554
                                                        =======    =======    =======    ======    ======
- ---------------------------------------------------------------------------------------------------------

Average Credit Card Receivables
- ---------------------------------------------------------------------------------------------------------
(Dollars in millions)                                      1994       1993       1992      1991      1990
- ---------------------------------------------------------------------------------------------------------
Credit card loans outstanding.......................    $ 5,320    $ 4,170    $ 3,537    $3,516    $4,497
Securitized credit card receivables.................      5,538      4,839      3,918     3,320     2,063
                                                        -------    -------    -------    ------    ------
Total credit card receivables.......................    $10,858    $ 9,009    $ 7,455    $6,836    $6,560
                                                        =======    =======    =======    ======    ======
Total net charge-offs (including securitizations)...    $   394    $   332    $   316    $  309    $  245
                                                        =======    =======    =======    ======    ======
Net charge-offs/average total receivables...........        3.6%       3.7%       4.2%      4.5%      3.7%
                                                            ===        ===        ===       ===       ===
- ---------------------------------------------------------------------------------------------------------

Commercial Risk Management
Commercial credit quality continued to improve as recov-eries exceeded charge-offs in 1994. This compares with commercial net charge-offs totaling $78 million in 1993.
In addition, the provision for commercial credit losses decreased to $3 million in 1994 from $78 million in 1993;
this represents 2 basis points of related loans, a significant improvement from 54 basis points in 1993. The year-end commercial reserve of $516 million represented 3.2% of total commercial loans and 397% of related nonperform-ing loans.

Commercial loans increased 11% from $14.4 billion at December 31, 1993, to $16.0 billion at December 31, 1994.
The increase primarily reflects growth in the middle mar-ket portfolio.

The commercial risk portfolio includes all domestic com-mercial credit exposure and all foreign exposure. Credit exposure includes the credit risks associated with both on- and off-balance-sheet financial instruments. Credit risks from off-balance-sheet instruments arise from credit-related and derivative financial instruments. See Note 15, on page 58, for information on the credit exposure associ-ated with these off-balance-sheet instruments.

In the commercial portfolio, credit quality is rated accord-ing to nine defined levels of credit risk. The lower five categories of credit risk are equivalent to the four bank regulatory classifications: Special Mention, Substandard, Doubtful and Loss. These categories define levels of credit deterioration where it may be increasingly difficult for the Corporation to be fully repaid without restructuring the credit. Credits that are Doubtful are likely to result in some principal loss. Credits classified as Loss are charged off.

Each quarter, the Corporation conducts an asset-by-asset review of significant lower-rated credit or country expo-sure. Potential losses are identified during this review, and reserves are established accordingly.

Commercial Real Estate
Commercial real estate consists primarily of loans secured by real estate as well as certain loans that are real estate-related. A loan is categorized as real estate-related when 80% or more of the borrower's revenues are derived from real estate activities and the loan is not collateralized by cash or marketable securities.

At December 31, 1994, commercial real estate loans totaled
$2.5 billion. During 1994, net charge-offs in the commer-cial real estate portfolio segment were $19 million. Non-performing commercial real estate assets, including other real estate, totaled $96 million, or 3.7% of related assets, at December 31, 1994.

- -------------------------------------------------------------------------------------------------
Commercial Real Estate Assets
- -------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                1994       1993       1992       1991       1990
- -------------------------------------------------------------------------------------------------
Commercial real estate loans..............     $2,544     $2,474     $2,795     $4,403     $4,927
Nonperforming loans.......................         68        108         93        309        274
Other real estate, net....................         28         43         23        457        529
Nonperforming assets......................         96        151        116        766        803
Net loan charge-offs......................         19         51        127        183         79
Nonperforming assets/loans outstanding
  and other real estate, net..............        3.7%       6.0%       4.1%      15.8%      14.7%
- -------------------------------------------------------------------------------------------------


First Chicago Corporation                  34                Annual Report 1994

- ---------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation enters into a variety of derivative finan-cial instruments in its trading, asset and liability manage-ment, and venture capital activities. These instruments include interest rate, currency, commodity and equity swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts. See Note 15, on page 58, for a discussion of the nature and terms of derivative financial instruments.

Notional Principal or Contractual Amounts of Derivative Financial Instruments
The following tables represent the gross notional princi-pal or contractual amounts of outstanding derivative finan-cial instruments used in the Corporation's trading, asset and liability management, and venture capital activities. They include swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts. These amounts do not represent the market or credit risk associated with these instruments but instead indicate the volume of the transactions. The amounts greatly exceed the credit risk associated with these instruments and do not reflect the netting of offsetting transactions.

- ------------------------------------------------------------------------
                                         Asset and
December 31, 1994                        Liability    Venture
(In billions)                Trading    Management    Capital      Total
- ------------------------------------------------------------------------
Foreign exchange
  contracts..............     $291.7          $1.2       $ --     $292.9
Interest rate
  contracts..............      317.6           8.5         --      326.1
Commodity contracts......        0.1            --         --        0.1
Equity contracts.........        2.7            --        0.3        3.0
                              ------          ----       ----     ------
    Total................     $612.1          $9.7       $0.3     $622.1
                              ======          ====       ====     ======
- ------------------------------------------------------------------------

- ------------------------------------------------------------------------
                                         Asset and
December 31, 1993                        Liability    Venture
(In billions)                Trading    Management    Capital      Total
- ------------------------------------------------------------------------
Foreign exchange
  contracts..............     $219.4          $1.1       $ --     $220.5
Interest rate
  contracts..............      202.0           8.5         --      210.5
Commodity contracts......        0.2            --         --        0.2
Equity contracts.........        0.1            --        0.1        0.2
                              ------          ----       ----     ------
    Total................     $421.7          $9.6       $0.1     $431.4
                              ======          ====       ====     ======
- ------------------------------------------------------------------------

Accounting for Derivative Financial Instruments
Derivative financial instruments used in trading and ven-ture capital activities are valued at prevailing market rates on a present value basis. Realized and unrealized gains and losses are included in noninterest income as com-bined trading profits and equity securities gains. Where appropriate, compensation for credit risk and ongoing ser-vicing is deferred and taken into income over the term of the derivatives. Any gain or loss on the early termination of an interest rate swap used in trading activities is recog-nized currently in combined trading profits.

Income or expense on most derivative financial instru-ments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest rate exposures over the periods covered by the contracts. If an interest rate swap that is used to manage interest rate risk is terminated early, any resulting gain or loss is deferred and amortized as an adjustment to the yield of the underlying interest rate exposure position over the remaining periods originally covered by the ter-minated swap.

In general, purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. Derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis as deriva-tive product assets or liabilities.



First Chicago Corporation        35       Annual Report 1994

- ---------------------------------------------------------------
Income Resulting from Derivative Financial Instruments
A discussion of the Corporation's income from derivatives used in trading and venture capital activities, is presented on pages 20 and 30, respectively.

The Corporation uses interest rate derivative financial instruments to reduce structural interest rate risk and the volatility of net interest margin. The consistency of the Corporation's net interest margin reflects the effective use of these derivatives. Without their use, net interest income would have been lower by $84 million in 1994, $169 mil-lion in 1993 and $149 million in 1992.

The sale of fixed- and floating-rate credit card receivables as securities to investors subjects the Corporation's servic-ing revenue to interest rate risk. The Corporation uses interest rate derivatives to reduce the volatility of the serv-icing income on credit card securitizations. Without the use of these instruments, credit card fee revenue would have been reduced by $39 million in 1994, $67 million in 1993 and $57 million in 1992. The terms of these deriva-tives match the terms of the credit card securitizations.

Deferred gains and losses on the early termination of inter-est rate swaps used to manage interest rate risk total a net deferred gain of $46 million as of December 31, 1994, and a net deferred gain of $93 million as of December 31, 1993. A significant portion of these deferred gains was related to securitized credit card receivables. The amount at Decem-ber 31, 1994, is scheduled to be amortized into income in the following periods: $28 million in 1995, $19 million in 1996, $1 million in 1997 and $(2) million thereafter.

Credit Exposure Resulting from
Derivative Financial Instruments
The Corporation maintains risk management policies that monitor and limit exposure to credit risks. For a further discussion of credit risks, see the Credit Risk Management section, on page 31.

The Corporation's credit exposure resulting from deriva-tive financial instruments is represented by their fair value amounts, increased by an estimate of maximum adverse position exposure. The incremental amount of credit exposure for potential adverse movement is calculated by using a statistical model that estimates changes over time in exchange rates, interest rates and other relevant factors. Credit exposure amounts fluctuate as a function of matu-rity, interest rates, foreign exchange rates, commodity prices and equity prices. Gross credit exposure may be overstated because it does not consider collateral and other security or the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights. A reconciliation between gross credit exposure and balance sheet exposure is presented below.

- ------------------------------------------------------------
December 31, 1994 (In billions)
- ------------------------------------------------------------
Gross credit exposure..............................    $12.3
Less additional exposure based on estimate of
  maximum adverse position exposure................      5.4
                                                       -----
Gross fair value exposure..........................    $ 6.9
                                                       =====
Gross fair value exposure by type of contract
  Interest rate contracts..........................    $ 3.6
  Foreign exchange contracts.......................      3.2
  Equity contracts.................................      0.1
                                                       -----
    Gross fair value exposure......................    $ 6.9
Less netting adjustments due to
  master netting agreements........................      2.5
Add unrecognized net loss due to non-trading
  activities.......................................       --
                                                       -----
Balance sheet exposure.............................    $ 4.4
                                                       =====
- ------------------------------------------------------------

At December 31, 1993, the gross credit exposure and the gross fair value exposure resulting from derivative financial instruments were $10.6 billion and $6.5 billion, respectively.
There were no net charge-offs in 1994 related to derivative financial instruments.



First Chicago Corporation                  36                 Annual Report 1994

- ----------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Selected Capital Ratios
- ----------------------------------------------------------------------------------
                                                                        Corporate
December 31                          1994   1993   1992   1991   1990   Guideline
- ----------------------------------------------------------------------------------
Common equity/total assets (1).....   6.6%   7.2%   5.9%   5.1%   4.8%        N/A
Tangible common equity ratio (1)...   6.2    6.6    5.0    4.1    3.9         N/A
Stockholders' equity/total assets..   6.9    8.1    6.9    6.1    5.5         N/A
Risk-based capital ratios (1)(2)
  Tier 1...........................   8.8    8.8    6.7    5.5    4.9         7-8%
  Total............................  13.4   13.6   10.8    9.4    8.3       11-12
Leverage ratio (1)(2)..............   7.5    8.0    6.6    5.8    5.0         N/A
Double leverage ratio..............   117    110    114    116    119     115-125
Dividend payout ratio..............    28     15    188    174     60       30-35
- ----------------------------------------------------------------------------------

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) Under 1992 risk-based capital rules.
N/A--Not applicable.

Introduction
Capital represents the stockholders' investment on which the Corporation strives to generate attractive returns.
It supports business growth and provides protection to depositors and creditors. Banking is a risk-taking activity, and management believes that capital is the foundation of a cohesive risk management framework in which the Cor-poration's risks and returns come together. Capital ade-quacy objectives have been developed for the Corporation and its principal banking subsidiaries to meet these needs and also maintain a well-capitalized regulatory position.

Management believes that a strong capital base coupled with attractive earnings are instrumental in enhancing long-term stockholder value. To that end, the Corporation's key capital management objectives are to:
o maintain a capital base commensurate with its overall risk profile;
o maintain strong capital ratios relative to its peers;
o meet or exceed all regulatory guidelines; and
o generate attractive returns.

To achieve these objectives, the Finance Committee, which oversees the Corporation's capital goals, annually estab-lishes a capital plan. This plan is intended to ensure that the Corporation and each of its subsidiaries have capital structures consistent with prudent management principles and regulatory requirements.

Economic Capital
In the normal course of business, the Corporation takes on several types of risk: credit, liquidity, structural interest rate, market and operating/fiduciary. As discussed in the Risk Management section, frameworks have been devel-oped to independently monitor and control many of these exposures. To integrate these processes, an economic cap-ital framework has been constructed to allocate capital to business segments, products and customers based on the amount and type of risk inherent in the activity. Once eco-nomic capital is allotted, returns can be computed to deter-mine if the activity earns an adequate return on risk. This process forms a key decision-making tool for managing risk-taking activities as well as ensuring that capital is profitably employed.

A financial instrument or business activity attracts economic capital based on its potential for loss of value over a par-ticular time period. Losses result from adverse price move-ments for market and interest rate risk, failure of a counter-party to perform according to the terms of an agreement for credit risk, and operating errors and negligence for operating/fiduciary risk. Generally, statistical analysis of historical data provides the volatility estimates using a three-standard-deviation confidence interval in determin-ing the appropriate levels of economic capital. Capital is designed to cover most loss occurrences, but not the max-imum loss possible. Credit and operating loss experiences form the basis for assessing the volatility of these risks. Volatility of interest and exchange rates and commodity and equity prices is used to determine the capital for market risk.

Although capital is allocated to specific activities and instruments, a diverse portfolio of activities requires less capital than the sum of the individual components because it is unlikely that all activities will experience large value declines at the same time. Consequently, the Corporation's total capital level will be less than the sum of the individual requirements.

Total economic capital will vary proportionately with the level and riskiness of the Corporation's businesses and products. The Corporation's primary exposure is to credit risk, which during 1994 consumed the largest amount of economic capital. The Corporation intends to maintain capital commensurate with its risk profile and intermedi-ary requirements, and to deploy its capital resources in activities that earn attractive returns for stockholders.
Because of dissimilar measurement techniques, book cap-ital, economic capital and intermediary capital differ, and the management of these differences is another task of the capital planning process.

The Corporation has established a capital level that it believes is necessary to provide flexibility while maintain-ing an adequate base for its risk profile and in relation to its peers. This target, or intermediary capital, is expressed in terms of Tier 1 capital and ranges from 7% to 8%.


First Chicago Corporation                 37                Annual Report 1994

- ---------------------------------------------------------------
As the following chart shows, the Corporation's average common equity during 1994 exceeded its economic capital--that needed for current business risks--and was more than sufficient to meet its intermediary capital goals.
Excess capital above the intermediary capital target is available for investments and acquisitions; it averaged about $450 million during 1994. If attractive long-term opportunities are not available over time in the Corpora-tion's core businesses, any excess capital will be returned to stockholders, typically via stock repurchase programs and/or dividend increases.

Inherent in capital management is the ability of the Cor-poration to generate acceptable returns on stockholders' capital. Even with excess capital, the Corporation has been able to earn attractive returns on equity. Over the past two years, the return on average common stockholders' equity has been greater than the Corporation's goal of consis-tently earning at least 15%.

- ------------------------------------------------------------------------------
BAR CHART:
Average Economic Capital
(In billions)
             1992*        1993        1994
            -----        -----       -----
             2.9          3.1         3.8
*Economic capital and targeted intermediary capital exceeded actual common equity due largely to the effect of the accelerated asset disposition program
- ------------------------------------------------------------------------------

Regulatory Capital
The Corporation endeavors to maintain regulatory capital ratios, including those of its principal banking subsidiaries, in excess of the well-capitalized guidelines. To assure meet-ing this goal, the Corporation has established target ranges of 7% to 8% for Tier 1 capital and 11% to 12% for total risk-based capital. Both targets exceed the respective well-capitalized guidelines of 6% and 10%. As shown in the following chart, these ratios have improved over the past three years, with the 1993 and 1994 figures exceeding the upper end of the Corporation's target ranges.

- ---------------------------------------------------------------
BAR CHART:
Tier 1 and Total Capital Ratios*

            1992          1993          1994
            ----          ----          ----
Tier 1       6.7%          8.8%          8.8%
Total       10.8%         13.6%         13.4%
*At year-end
- ---------------------------------------------------------------

The Corporation's principal banking subsidiaries--The First
National Bank of Chicago (FNBC), FCC National Bank
(FCCNB), and American National Bank and Trust Com-pany of Chicago (ANB)--have exceeded the regulatory well-capitalized guidelines for the past two years, as shown in the following table.

It is important to note that by maintaining regulatory well-capitalized status, the subsidiary banks benefit from lower
Federal Deposit Insurance Corporation deposit premiums.

Principal Banking Subsidiaries
Regulatory Capital Ratios

- --------------------------------------------------------------------------------------------------------------
                                    December 31, 1994          December 31, 1993          December 31, 1992
                                  ----------------------     ----------------------     ----------------------
                                  FNBC     FCCNB     ANB     FNBC     FCCNB     ANB     FNBC     FCCNB     ANB
- --------------------------------------------------------------------------------------------------------------
Risk-based capital ratios
    Tier 1 capital............     8.1%     12.1%    9.5%     7.7%     10.0%   10.1%     5.5%      6.4%    9.4%
    Total capital.............    12.5      15.0    12.0     11.8      12.9    11.8      9.3      10.1    11.4
Leverage ratio................     6.3      14.4     9.1      6.7      12.3     8.7      5.3       7.4     8.0
- --------------------------------------------------------------------------------------------------------------


First Chicago Corporation                  38                 Annual Report 1994

- ---------------------------------------------------------------
Tier 1 capital expanded in 1994 due largely to earnings retained in common stockholders' equity, while Tier 2 cap-ital increased because of the issuance of qualifying long-term debt. The following tables show the components of the Corporation's regulatory risk-based capital and risk-weighted assets.

Regulatory Capital

- -------------------------------------------------------------------------
December 31 (In millions)                      1994       1993       1992
- -------------------------------------------------------------------------
Tier 1 capital
Common stockholders' equity............      $3,922     $3,503     $2,732
Preferred stock........................         611        761        669
Less 50% of investment in First
  Chicago Capital Markets, Inc.........        (128)       (69)       (59)
Less disallowed intangibles and
  other adjustments....................         (80)       (97)      (119)
                                             ------     ------     ------
  Tier 1 capital.......................      $4,325     $4,098     $3,223
Tier 2 capital
Allowance for credit losses (1)........         616        581        605
Qualifying long-term debt..............       1,753      1,682      1,452
Less 50% of investment in First
  Chicago Capital Markets, Inc. .......        (128)       (69)       (59)
                                             ------     ------     ------
  Tier 2 capital.......................       2,241      2,194      1,998
                                             ------     ------     ------
    Total capital......................      $6,566     $6,292     $5,221
                                             ======     ======     ======
- -------------------------------------------------------------------------
(1) Limited to 1.25% of risk-weighted assets.

Regulatory Risk-Weighted Assets*
- -------------------------------------------------------------------------
December 31 (In billions)                      1994       1993       1992
- -------------------------------------------------------------------------
Balance-sheet risk-weighted assets.....       $33.0      $30.5      $30.1
Off-balance-sheet risk-weighted
  assets...............................        16.2       15.8       18.3
                                              -----      -----      -----
Total risk-weighted assets.............       $49.2      $46.3      $48.4
                                              =====      =====      =====
- -------------------------------------------------------------------------
*Based on Federal Reserve Board definitions.

Dividends
Dividends are an integral part of the capital management and stockholder value program. The Corporation's com-mon dividend policy reflects its earnings outlook, dividend payout ratios, peer comparisons, the need to maintain an adequate capital level and alternative investment oppor-tunities. Given these factors, the Corporation presently intends to maintain a common dividend payout ratio over time in the range of 30% to 35% of operating earnings.
During 1994, the Corporation declared two increases in its quarterly common dividend. The $0.55 per share com-mon dividend declared on November 11, 1994, and paid on January 1, 1995, represents a 38% increase from the $0.40 per share common dividend paid on January 1, 1994, and an 83% increase from the $0.30 per share paid on October 1, 1993.

Stock Repurchase Program and Other Capital Activities
The repurchase of shares is another technique used to manage capital and enhance stockholder value. During
1994, the Corporation repurchased 4.6 million shares of common stock at an average price of $47.94 per share.
This brings the total number of shares repurchased under the 7 million share buyback program to 4.8 million, and represents approximately 70% of the shares authorized under the program. The program is designed to meet pro-jected requirements of the Corporation's employee benefit plans and to manage the Corporation's overall capital position.

On July 1, 1994, the Corporation redeemed its $150 mil-lion issue of Preferred Stock, Series D, reducing annual dividend requirements by $15 million. Regulatory total capital was increased in January 1994 through the issuance of $200 million of subordinated debt.

Double Leverage
Double leverage is the extent to which holding company debt is used to finance equity investments in subsidiaries.
Presently, the Corporation intends to limit its double lev-erage ratio to no more than 125% at any time and 115% on average. On December 31, 1994, the Corporation's double leverage was 117%, compared with 110% at year-end 1993.



First Chicago Corporation                  39                 Annual Report 1994

Consolidated Balance Sheet
First Chicago Corporation and Subsidiaries
- ---------------------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                                                           1994           1993
- ---------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks--noninterest-bearing....................................         $ 4,265        $ 3,916
Due from banks--interest-bearing................................................           8,066          6,037
Federal funds sold and securities under resale agreements.......................          13,302          8,783
Trading account assets..........................................................           4,967          4,536
Investment securities (fair values--$2,589 in 1994 and $2,264 in 1993)..........           2,592          2,256
Loans (net of unearned income--$297 in 1994 and $282 in 1993)...................          25,947         23,103
  Less allowance for credit losses..............................................             723            683
                                                                                         -------        -------
  Total loans, net..............................................................          25,224         22,420
Premises and equipment..........................................................             665            635
Accrued income receivable.......................................................             485            407
Customers' acceptance liability.................................................             526            517
Derivative product assets.......................................................           4,389             --
Other assets....................................................................           1,419          3,053
                                                                                         -------        -------
          Total assets..........................................................         $65,900        $52,560
                                                                                         =======        =======
- ---------------------------------------------------------------------------------------------------------------
Liabilities
Deposits
  Demand........................................................................         $ 7,647        $ 8,184
  Savings.......................................................................           7,448          7,541
  Time..........................................................................           5,149          4,925
  Foreign offices...............................................................          11,422          7,536
                                                                                         -------        -------
          Total deposits........................................................          31,666         28,186
Federal funds purchased and securities under repurchase agreements..............          13,026          8,255
Other funds borrowed............................................................           7,665          6,007
Long-term debt..................................................................           2,271          2,065
Acceptances outstanding.........................................................             526            517
Derivative product liabilities..................................................           4,097             --
Other liabilities...............................................................           2,116          3,266
                                                                                         -------        -------
          Total liabilities.....................................................          61,367         48,296
- ---------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Preferred stock--without par value, authorized 15,000,000 shares
  Outstanding:
- ----------------------------------------------------------------------------------
                                                                 1994         1993
- ----------------------------------------------------------------------------------
    Series A ($ 50 stated value).......................     2,410,000    2,410,000           121            121
    Series B ($100 stated value).......................     1,191,000    1,191,000           119            119
    Series C ($100 stated value).......................       713,800      713,800            71             71
    Series D ($ 25 stated value).......................            --    6,000,000            --            150
    Series E ($625 stated value).......................       160,000      160,000           100            100
    Convertible Series B ($5,000 stated value).........        40,000       40,000           200            200

Common stock--$5 par value........................................................           466            434
- ----------------------------------------------------------------------------------
                                                                 1994         1993
- ----------------------------------------------------------------------------------
  Number of shares authorized..........................   150,000,000  150,000,000
  Number of shares issued..............................    93,148,134   86,715,812
  Number of shares outstanding.........................    89,859,798   86,398,605
Surplus...........................................................................         1,712          1,724
Retained earnings.................................................................         1,905          1,358
Other adjustments.................................................................            (4)            --
                                                                                         -------        -------
          Total...................................................................         4,690          4,277
Less treasury stock at cost, 3,288,336 shares in 1994 and 317,207 shares in 1993..           157             13
- ---------------------------------------------------------------------------------------------------------------
          Stockholders' equity....................................................         4,533          4,264
                                                                                         -------        -------
          Total liabilities and stockholders' equity..............................       $65,900        $52,560
                                                                                         =======        =======
- ---------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this balance sheet.



First Chicago Corporation                40                  Annual Report 1994

Consolidated Income Statement
First Chicago Corporation and Subsidiaries
- ---------------------------------------------------------------------------------------------------------------------------
For the Year (In millions, except per share data)                                            1994         1993         1992
- ---------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans..........................................................     $1,897.2     $1,687.4     $1,894.4
Interest on bank balances...........................................................        361.7        298.0        358.0
Interest on federal funds sold and securities under resale agreements...............        615.2        344.8        284.8
Interest on trading account assets..................................................        277.7        221.9        259.0
Interest on investment securities (including dividends).............................         68.2         72.0         73.4
                                                                                         --------     --------     --------
          Total.....................................................................      3,220.0      2,624.1      2,869.6
- ---------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits................................................................        779.5        644.1        973.7
Interest on federal funds purchased and securities under repurchase agreements......        526.2        308.1        345.3
Interest on other funds borrowed....................................................        413.2        295.8        240.7
Interest on long-term debt..........................................................        170.1        150.3        126.9
                                                                                         --------     --------     --------
          Total.....................................................................      1,889.0      1,398.3      1,686.6
- ---------------------------------------------------------------------------------------------------------------------------
Net Interest Income.................................................................      1,331.0      1,225.8      1,183.0
Provision for credit losses.........................................................        224.0        270.0        425.0
Provision for loans held for accelerated disposition................................           --           --        491.0
                                                                                         --------     --------     --------
Net Interest Income After Provision for Credit Losses and
  Provision for Loans Held for Accelerated Disposition..............................      1,107.0        955.8        267.0
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest Income
Combined trading profits............................................................         65.7        284.6        177.3
Equity securities gains.............................................................        228.6        480.2        204.6
Investment securities gains.........................................................          1.2          0.3          8.6
                                                                                         --------     --------     --------
  Market-driven revenue.............................................................        295.5        765.1        390.5
Credit card fee revenue.............................................................        832.1        694.2        516.1
Service charges and commissions.....................................................        421.9        432.5        381.0
Fiduciary and investment management fees............................................        199.2        200.7        189.8
Net gains from accelerated disposition portfolio activities.........................         45.9         60.0          --
Other income........................................................................         80.0         49.9         10.8
                                                                                         --------     --------     --------
          Total.....................................................................      1,874.6      2,202.4      1,488.2
- ---------------------------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and employee benefits......................................................        868.9        853.9        748.0
Occupancy expense of premises, net..................................................        137.3        147.7        186.0
Equipment rentals, depreciation and maintenance.....................................        157.4        110.3        111.2
Other expense.......................................................................        753.3        742.0        719.2
                                                                                         --------     --------     --------
        Subtotal....................................................................      1,916.9      1,853.9      1,764.4
Provision for other real estate held for accelerated disposition....................           --           --        134.0
Provision for other real estate.....................................................          1.7          4.2         56.9
                                                                                         --------     --------     --------
          Total.....................................................................      1,918.6      1,858.1      1,955.3
- ---------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes...................................................      1,063.0      1,300.1       (200.1)
Applicable income taxes (benefit)...................................................        373.3        495.6        (85.6)
                                                                                         --------     --------     --------
Income (Loss) Before Cumulative Effect of Changes in Accounting Principles..........        689.7        804.5       (114.5)
Cumulative Effect of Changes in Accounting Principles--
  Valuation of Venture Capital Investment Securities................................           --           --        220.7
  Recognition of Credit Card Solicitation Costs.....................................           --           --        (12.7)
                                                                                         --------     --------     --------
Net Income..........................................................................     $  689.7     $  804.5     $   93.5
                                                                                         ========     ========     ========
Net Income Attributable to Common Stockholders' Equity..............................     $  637.5     $  747.5     $   48.9
                                                                                         ========     ========     ========
- ---------------------------------------------------------------------------------------------------------------------------
Common Share Data
  Primary
  Income (loss) before cumulative effect of changes in accounting principles........        $7.04        $8.78       $(2.08)
  Cumulative effect of changes in accounting principles--
    Valuation of venture capital investment securities..............................           --           --         2.89
    Recognition of credit card solicitation costs...................................           --           --        (0.17)
                                                                                            -----        -----       ------
Net income..........................................................................        $7.04        $8.78       $ 0.64
                                                                                            =====        =====       ======
  Fully Diluted
  Income (loss) before cumulative effect of changes in accounting principles........        $6.88        $8.43       $(2.08)
  Cumulative effect of changes in accounting principles--
    Valuation of venture capital investment securities..............................           --           --         2.89
    Recognition of credit card solicitation costs...................................           --           --        (0.17)
                                                                                            -----        -----       ------
Net income..........................................................................        $6.88        $8.43       $ 0.64
                                                                                            =====        =====       ======
- ---------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.


First Chicago Corporation                 41                  Annual Report 1994

Consolidated Statement of Changes in Stockholders' Equity
First Chicago Corporation and Subsidiaries
- --------------------------------------------------------------------------------------------------------------------------------
For the Three Years Ended                                                                                   Treasury
December 31, 1994                             Preferred    Common                Retained          Other       Stock
(In millions)                                     Stock     Stock     Surplus    Earnings    Adjustments    (at Cost)      Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991................        $ 569      $345      $1,297      $  760            $ 3        $ (4)     $2,970
  Net income..............................           --        --          --          94             --          --          94
  Issuance of common stock................           --        67         306          --             --          --         373
  Issuance of preferred stock.............          100        --          (4)         --             --          --          96
  Cash dividends declared
    Preferred stock.......................           --        --          --         (44)            --          --         (44)
    Common stock..........................           --        --          --         (89)            --          --         (89)
  Other...................................           --        --          --          --             (2)          3           1
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992................        $ 669      $412      $1,599        $721            $ 1       $  (1)     $3,401
  Net income..............................           --        --          --         804             --          --         804
  Issuance of common stock................           --         7          37          --             --          --          44
  Issuance of preferred stock.............          200        --          (4)         --             --          --         196
  Redemption of preferred stock...........         (108)       15          92          --             --          --          (1)
  Cash dividends declared
    Preferred stock.......................           --        --          --         (57)            --          --         (57)
    Common stock..........................           --        --          --        (110)            --          --        (110)
  Treasury stock purchases................           --        --          --          --             --         (12)        (12)
  Other...................................           --        --          --          --             (1)         --          (1)
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993................        $ 761      $434       1,724      $1,358            $--       $ (13)     $4,264
  Net income..............................           --        --          --         690             --          --         690
  Issuance of common stock................           --         1          12          --             --          --          13
  Issuance of treasury stock..............           --        --         (38)         --             --          87          49
  Redemption of preferred stock...........         (150)       --          --          --             --          --        (150)
  Acquisition of
  Lake Shore Bancorp. ....................           --        31          18          78             (4)         --         123
  Cash dividends declared
    Preferred stock.......................           --        --          (4)        (48)            --          --         (52)
    Common stock..........................           --        --          --        (173)            --          --        (173)
  Treasury stock purchases................           --        --          --          --             --        (231)       (231)
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994................        $ 611      $466      $1,712      $1,905            $(4)      $(157)     $4,533
                                                  =====      ====      ======      ======            ===       =====      ======
- --------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.


First Chicago Corporation                  42                 Annual Report 1994

Consolidated Statement of Cash Flows
First Chicago Corporation and Subsidiaries
- --------------------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                                       1994         1993          1992
- --------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income..........................................................................        $     690     $    804     $      94
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization.....................................................              175          188           173
  Combined credit provisions (including accelerated disposition provision)..........              226          274         1,107
  Equity securities gains...........................................................             (229)        (480)         (205)
  Net (increase) in net derivative product balances.................................              (57)          --            --
  Net gains from accelerated disposition portfolio activities.......................              (46)         (60)           --
  Cumulative effect of changes in accounting principles.............................               --           --          (208)
  Net (increase) in trading account assets..........................................             (416)      (1,224)       (1,346)
  Net (increase) decrease in accrued income receivable..............................              (78)         (51)          174
  Net decrease in other assets......................................................               51           76           678
  Interest income from Brazilian debt restructuring.................................              (17)          --            --
  Other noncash adjustments.........................................................               69            6           (87)
                                                                                            ---------     --------     ---------
  Total adjustments.................................................................             (322)      (1,271)          286

Net cash provided by (used in) operating activities.................................              368         (467)          380
- --------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Net (increase) in federal funds sold and securities under resale agreements.........           (4,506)      (1,891)       (1,684)
Purchase of investment securities...................................................               --       (3,068)       (1,202)
Purchase of investment securities--available for sale...............................           (1,287)          --            --
Purchase of debt investment securities--held to maturity............................             (289)          --            --
Purchase of venture capital investments.............................................             (181)          --            --
Proceeds from maturities of debt securities.........................................               --        3,047           703
Proceeds from maturities of debt securities--available for sale.....................              982           --            --
Proceeds from maturities of debt securities--held to maturity.......................              299           --            --
Proceeds from sales of debt securities..............................................               --           --           366
Proceeds from sales of debt securities--available for sale..........................              191           --            --
Proceeds from sales of equity securities............................................               --          598           244
Proceeds from sales of equity securities--available for sale........................               54           --            --
Proceeds from sales of venture capital investments..................................              333           --            --
Net (increase) in credit card receivables...........................................           (2,880)      (3,493)       (1,515)
Credit card receivables securitized.................................................            2,000        1,700         1,000
Net (increase) decrease in loans of bank subsidiaries...............................           (1,480)         973         1,186
Loans made to customers and purchased from others by nonbank subsidiaries...........             (499)        (142)         (181)
Principal collected on and proceeds from sale of loans by nonbank subsidiaries......              506          302           377
Loan recoveries.....................................................................               74           97            88
Net proceeds from sales of assets held for accelerated disposition..................              112          829           174
Purchases of premises and equipment.................................................             (170)        (213)         (151)
Proceeds from sales of premises and equipment.......................................               38           71            63
Net cash and cash equivalents due to mergers and acquisitions.......................               44           --            --
                                                                                            ---------     --------     ---------
Net cash (used in) investing activities.............................................           (6,659)      (1,190)         (532)
- --------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net increase (decrease) in demand and savings deposits..............................             (934)         525         1,934
Net (decrease) in time deposits.....................................................             (470)      (1,342)       (3,269)
Deposits acquired...................................................................               --           12            --
Net increase (decrease) in deposits in foreign offices..............................            3,799         (687)         (978)
Net increase in federal funds purchased and securities
  under repurchase agreements.......................................................            4,722        1,293         1,817
Net (decrease) in commercial paper..................................................              (17)          (8)          (54)
Proceeds from other funds borrowed..................................................          249,952       80,869       110,418
Repayment of other funds borrowed...................................................         (248,139)     (79,024)     (109,134)
Proceeds from issuance of long-term debt............................................              204          826           234
Repayment of long-term debt.........................................................              (10)        (471)         (257)
Net increase (decrease) in other liabilities........................................                2          285        (1,102)
Dividends paid......................................................................             (211)        (158)         (145)
Proceeds from issuance of common stock..............................................               12           41           375
Proceeds from reissuance of treasury stock..........................................               39            4             6
Purchase of treasury stock..........................................................             (231)         (13)           (1)
Proceeds from issuance of preferred stock...........................................               --          196            96
Payment for redemption of preferred stock...........................................             (150)          (1)           --
                                                                                            ---------     --------     ---------
Net cash provided by (used in) financing activities.................................            8,568        2,347           (60)
- --------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents........................              101          (75)          (45)
- --------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents................................            2,378          615          (257)
Cash and cash equivalents at beginning of year......................................            9,953        9,338         9,595
                                                                                            ---------     --------     ---------
Cash and cash equivalents at end of year............................................        $  12,331     $  9,953     $   9,338
                                                                                            =========     ========     =========
- --------------------------------------------------------------------------------------------------------------------------------

Interest paid in cash by the Corporation totaled $1.8 billion in 1994, $1.4 billion in 1993 and $1.9 billion in 1992. Income taxes paid in cash by the Corporation totaled $355 million in 1994, $175 million in 1993 and $50 million in 1992.

The Corporation financed the sale of other real estate in the amount of $2 million, $2 million and $135 million in 1994, 1993 and 1992, respectively. Loans transferred to other real estate were $20 million, $51 million and $192 million in 1994, 1993 and 1992, respectively.

The accompanying notes to consolidated financial statements are an integral part of this statement.

First Chicago Corporation                 43                 Annual Report 1994

Notes to Consolidated Financial Statements
First Chicago Corporation and Subsidiaries
- -------------------------------------------------------------------------------

N O T E  1--Summary of Significant Accounting Policies

The consolidated financial statements for First Chicago
Corporation (the Corporation) and subsidiaries have been prepared in conformity with generally accepted account-ing principles. A description of those accounting policies of particular significance follows.

(a) Principles of Consolidation
The Corporation's consolidated financial statements in-clude the accounts of all subsidiaries more than 50% owned. All significant intercompany accounts and trans-actions have been eliminated in consolidation.

(b) Intangible Assets
Goodwill, representing the cost of investments in subsid-iaries and affiliated companies in excess of the fair value of net assets acquired, is amortized on a straight-line basis over periods ranging from 10 to 25 years.

Other intangible assets, such as the value of acquired cus-tomer lists, core deposits and credit card relationships, are amortized using various methods over the periods bene-fited, ranging from 5 to 17 years.

(c) Investment Securities
In 1993, the Corporation adopted Statement of Financial
Accounting Standards (SFAS) No. 115, Accounting for
Certain Investments in Debt and Equity Securities, for debt and equity securities except those held by its venture capital subsidiaries. This adoption did not have a material impact on the Corporation's financial statements.

Under SFAS No. 115, debt investment securities are desig-nated as either held to maturity or available for sale at the time of acquisition and are reevaluated to determine appropriate classification in subsequent reporting periods. Debt securities that the Corporation has the positive intent and ability to hold to maturity are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Previously, such accounting treatment was applied to debt securities that were intended to be held as long-term investments. All other debt and equity invest-ment securities covered by SFAS No. 115 are classified as available for sale and are carried at fair value, with unrealized gains and losses and applicable income taxes reported in other adjustments in stockholders' equity. Previously, these securities were carried at the lower of cost or fair value.

Realized gains and losses and other than temporary im-pairments related to debt and equity securities, are deter-mined using the specific identification method and are reported in noninterest income as investment securities gains for debt securities and as equity securities gains for equity securities.

The Corporation adopted fair value accounting for invest-ments of its venture capital subsidiaries on January 1, 1992. Changes in the fair value of such investments are recog-nized in noninterest income as equity securities gains. Previously, such investments were carried at the lower of aggregate cost or fair value.

The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For investments that are not publicly traded, estimates of fair value have been made by management that consider the investees' financial results, conditions and prospects, and the values of comparable public companies.

Because of the nature of these investments, the equity method of accounting is not used in situations where the Corporation has a greater than 20% ownership interest.

(d) Trading Account Activities
Trading account assets are stated at fair value. Realized and unrealized gains and losses on trading account activ-ities are reflected in noninterest income as combined trad-ing profits.

Combined trading profits include interest rate, exchange rate, commodity price, and equity price trading results from both cash and derivative financial instruments, ex-cluding equity securities and related hedges. Cash financial instruments include U.S. government and agency obliga-tions, municipal obligations, asset-backed securities, and other types of securities, loans and deposits. Derivative financial instruments include swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts. The table on page 20 reports the Corporation's net trading revenue by activity, including both combined trading profits and related net interest income.

(e) Derivative Financial Instruments
For a discussion of the Corporation's accounting policies for derivative financial instruments, see the Derivative
Financial Instruments section, on page 35.

(f) Nonperforming Loans
Loans, including lease-financing receivables, are consid-ered nonperforming when placed on nonaccrual status, or when a loan is renegotiated and the renegotiated terms represent an economic concession to the borrower.

A loan, excluding a credit card loan, is placed on non-accrual status when the collection of contractual principal or interest is deemed doubtful by management or becomes
90 days or more past due, and the loan is not well secured or in the process of collection. Accrued but uncollected interest on a loan is reversed and charged against interest income when the loan is placed on nonaccrual status.
Accrued but uncollected interest on a credit card loan is charged against interest income when the loan becomes
180 days past due.

Interest payments received on nonaccrual loans are re-corded as reductions of principal if the collection of the remaining carrying amount is doubtful; otherwise, such payments are recorded as interest income.

An economic concession on a renegotiated loan is made when the yield under the renegotiated terms is reduced below current market rates by an agreement with the bor-rower. Generally, this occurs when the borrower's cash flow


First Chicago Corporation        44       Annual Report 1994

- ------------------------------------------------------------------------------
is insufficient to service the loan under its original terms.
Subject to the above nonaccrual policy, interest on these loans is accrued at the reduced rates.

(g) Credit Card Securitization
The Corporation actively packages and sells credit card receivables as securities to investors. Since the receivables are sold at par value, no gains or losses are recorded at the time of sale.

The amount of credit card interest income and fee rev-enue in excess of interest paid to certificate holders, credit losses and other trust expenses is recognized monthly as servicing fees in credit card fee revenue over the term of the transaction. Other transaction costs are deferred and amortized ratably as a reduction of servicing fees over the terms of the related securitizations.

(h) Other Real Estate
Other real estate includes assets that have been either acquired in satisfaction of debt (assets owned) or substan-tively repossessed (in-substance foreclosures). In-substance foreclosures occur when the market value of the collateral is less than the legal obligation of the borrower and the Corporation expects repayment of the loan to come only from collateral. Other real estate is recorded at fair value at the date of transfer. Any valuation adjustments required at the date of transfer are charged to the allowance for credit losses. Subsequent to acquisition, other real estate is carried at the lower of cost or fair value, based on periodic evaluations that consider changes in market con-ditions, development and disposition costs, and estimated holding periods. Operating results from assets acquired in satisfaction of debt, including rental income less oper-ating costs and depreciation, are recorded in other non-interest income.

(i) Allowance for Credit Losses
The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses resulting from on-balance-sheet credit exposure for items such as loans and deriv-ative financial instruments, and off-balance-sheet credit exposure for credit-related and derivative financial instru-ments. The amount of the allowance is based on manage-ment's formal review and analysis of potential credit losses, as well as prevailing economic conditions. The allowance is increased by provisions for credit losses, which are charged to earnings, and is reduced by charge-offs net of recoveries.

(j) Assets Held for Accelerated Disposition
In 1992, the Corporation segregated certain commercial real estate assets and related commitments in an acceler-ated disposition portfolio. The Corporation transferred assets to this portfolio at their estimated disposition val-ues. The assets in this portfolio are carried at the lower of the initially established carrying values or newly estimated disposition values. The credit and valuation process related to this portfolio is performed quarterly to assess the on-going condition of each individual credit, to determine any change in credit risk classification, and to determine the need, if any, for additional valuation adjustments. Income recognition is based on the credit characteristics of the individual assets in the disposition portfolio. Net gains as a result of transaction activity related to disposition port-folio assets are included in noninterest income.

(k) Premises and Equipment
Premises and equipment are stated at cost less accumu-lated depreciation and amortization, which are computed principally on the straight-line method over the estimated useful lives of the related assets. Gains and losses on dis-positions are reflected in other noninterest income. Main-tenance and repairs are charged to noninterest expense as incurred.

(l) Foreign Currency Translation
The Corporation's translation policies are based on a determination of the primary operating currency (func-tional currency) for each foreign installation. If a foreign installation's functional currency is the U.S. dollar, assets and liabilities carried in local currency are translated to U.S. dollars at current exchange rates except for premises and equipment, which are translated at historic rates. Translation effects and results of related hedging trans-actions, neither of which is material, are included in other noninterest income.

If the foreign installation's functional currency is its local currency, all assets and liabilities are translated at current exchange rates. Translation adjustments, related hedging results and applicable income taxes are included in other adjustments within stockholders' equity. If a foreign instal-lation is to be sold or liquidated, the related accumulated other adjustments balance is reversed and recognized as part of the gain or loss on disposition.

Operating results of foreign installations are translated at averages of exchange rates prevailing during the year. The interest element of hedging transactions is included in interest expense.

(m) Income Taxes
The Corporation's accounting for income taxes is based on an asset and liability approach. The Corporation rec-ognizes the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in its financial statements or tax returns. The measurement of tax assets and liabilities is based on the provisions of en-acted tax laws.

(n) Fees Related to Lending Activities
Lending origination fees, net of costs, and loan commit-ment fees, in general, are deferred and amortized as inter-est income over the life of the related loan. The deferred fees and costs are netted against outstanding loan balances. Certain credit-related fees, such as syndication manage-ment fees, commercial letters of credit fees, and fees on unused, available lines of credit, are recorded as service charges and commissions in noninterest income when earned. Fees on standby letters of credit and guarantees are recorded as service charges and commissions on a straight-line basis over the term of the related agreements.

(o) Pension, Other Postretirement
    and Postemployment Plans
The Corporation maintains a noncontributory defined benefit plan covering all eligible, salaried domestic em-ployees. Retirement benefits are primarily a function of both an employee's years of service and final levels of com-pensation. The Corporation's funding policy is to contrib-ute an amount equal to the net periodic pension cost for


First Chicago Corporation                45                Annual Report 1994

- --------------------------------------------------------------------------------
the year, but not less than the minimum required by ERISA or more than the maximum tax deductible amount based on IRS limits. For 1994, no contribution was required.

Net experience gains and losses are amortized over three years. Settlement gains, which occur when vested former employees elect to receive lump sum cash payments, are recorded as net periodic pension credits. Such gains repre-sent the accelerated recognition of the transition asset and net experience gains and losses.

Employees in foreign offices participate to varying degrees in local pension plans, the forms of which are often pre-scribed by local laws and customs. These plans in the aggregate are not significant.

The Corporation has no material other postretirement or postemployment obligations.

(p) Offsetting of Amounts Related to Certain Contracts
In 1994, the Corporation prospectively adopted Financial
Accounting Standards Board (FASB) Interpretation No. 39,
Offsetting of Amounts Related to Certain Contracts. This interpretation is applicable to the balance sheet presenta-tion of derivative financial instruments. These derivatives include interest rate, currency, commodity and equity swaps, forwards, options, caps, floors, forward rate agree-ments, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts.

In general, purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. Previously, the Corporation reported certain unrealized gains and unrealized losses on a net basis.

Derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis as derivative prod-uct assets or liabilities.

At December 31, 1993, the fair value of currency options purchased totaled $536 million, while the fair value of currency options written totaled $501 million. These amounts are recorded in other assets and other liabilities, respectively.

FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agree-ments, was issued in December 1994. This interpretation is effective for 1994 financial statements. It modifies FASB Interpretation No. 39 to permit but not require offsetting in the balance sheet of securities under repurchase agree-ments and securities under resale agreements that meet certain conditions. Net receivable positions may not be offset against net payable positions. The Corporation has not adopted this interpretation in 1994; however, it may be adopted in a subsequent reporting period pending a review of its potential effect on the Corporation.

(q) Accounting for Credit Card Solicitation Costs
The Corporation changed its accounting policy in 1992 to expense certain credit card solicitation costs. Previously, these costs were deferred and amortized over the esti-mated life of the account. The Corporation made this change to reflect the more prevalent industry practice.

(r) Cash Flow Reporting
The Corporation uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions has been used when the balance sheet items consist predom-inantly of maturities of three months or less, or where otherwise permitted. Other items are reported on a gross basis. Cash flows related to sales of debt investment secu-rities within three months of the maturity date are classi-fied as maturities in the consolidated statement of cash flows. Cash and cash equivalents consist of cash and due from banks, whether interest-bearing or not.

Cash flows from derivative financial instruments are reported net as operating activities. Upon adopting FASB Interpretation No. 39 on January 1, 1994, a noncash trans-fer of balances attributable to derivative financial instru-ments on December 31, 1993, was made from other assets
($573 million), accrued income receivable ($941 million) and other liabilities ($1.3 billion) to net derivative product balances for purposes of reporting the Consolidated State-ment of Cash Flows.

(s) Accounting for Loan Impairment
In May 1993, the FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. This standard was recently amended by SFAS No. 118, Accounting by Credi-tors for Impairment of a Loan--Income Recognition and Disclosure. SFAS No. 114 addresses the accounting for loans when it is probable that all principal and interest amounts due will not be collected in accordance with its contractual terms (i.e. ``impaired loans''). Pursuant to SFAS No. 114, to the extent the recorded investment of an im-paired loan exceeds the present value of the loan's ex-pected future cash flows or other measures of value, a valuation allowance is established for the difference.
The corresponding allocation or charge will be to either the allowance for credit losses or to the provision for credit losses, respectively, depending on the adequacy of the overall allowance for credit losses. SFAS No. 114 also changes the definition of In-Substance Foreclosures (ISFs), which will result in currently reported ISFs being reclas-sified as nonaccrual loans. SFAS No. 118 allows for existing income recognition practices to continue.

The Corporation has adopted SFAS No. 114 and SFAS
No. 118 as of January 1, 1995. It is expected that the adop-tion of these standards will not have a material effect on the Corporation's net income. The allowance for credit losses allocated to impaired loans is estimated at $26 million.

The January 1, 1995, aggregate recorded investment of loans that will be reclassified from ISFs to nonaccrual loans is approximately $15 million. In general, the Corporation will retain its existing income recognition practices as described in Note 1(f), on page 44.


First Chicago Corporation              46                     Annual Report 1994

- --------------------------------------------------------------------------------
- ------------------------------------------------------------
N O T E  2--Earnings per Share

The Corporation presents earnings per share on both a primary and a fully diluted basis. Primary earnings per share were computed by dividing net income, after deduct-ing dividends on preferred stock, by the average number of common and common-equivalent shares outstanding during the period.

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

- -------------------------------------------------------------------------
(In millions)                                 1994        1993       1992
- -------------------------------------------------------------------------
Primary
  Net income..........................      $689.7      $804.5      $93.5
  Preferred stock dividends (1).......        52.2        57.0       44.6
                                            ------      ------      -----
  Net income attributable to
    common stockholders' equity.......      $637.5      $747.5      $48.9
                                            ======      ======      =====
  Average number of common and
    common-equivalent shares..........        90.5        85.2       76.5

Fully Diluted
  Net income..........................      $689.7      $804.5        N/M
  Preferred stock dividends,
    excluding convertible Series A
      and B, where applicable (1).....        40.7        43.7        N/M
                                            ------      ------      -----
  Fully diluted net income............      $649.0      $760.8        N/M
                                            ======      ======      =====
  Average number of shares,
    assuming full dilution............        94.2        90.3        N/M
- -------------------------------------------------------------------------
(1) 1994 preferred dividends include a 3% premium, totaling $4.5 mil-lion, paid on the redemption of the Corporation's Cumulative
    Preferred Stock, Series D, par value $150 million.
N/M--Not meaningful.

For 1992, the calculation of fully diluted earnings per share would have produced an anti-dilutive result and, there-fore, is not shown in the preceding table.

- ------------------------------------------------------------

N O T E  3--Business Acquisitions

In November 1993, the Corporation and Lake Shore
Bancorp., Inc. (Lake Shore) signed a definitive agreement providing for the merger of Lake Shore into the Corpora-tion. Lake Shore, with approximately $1.2 billion in assets and capital of approximately $123 million as of July 8, 1994, had seven locations in the Chicago metropolitan area. It was the holding company for Lake Shore National
Bank, Chicago, Illinois, and Bank of Hinsdale, Hinsdale,
Illinois.

The combination was consummated on July 8, 1994. Con-sideration tendered for Lake Shore shares and stock options was approximately $323 million, which consisted of approximately 6.4 million common shares and share equivalents of the Corporation. The agreement provided that each share or share equivalent of Lake Shore com-mon stock be exchanged for the Corporation's common stock valued at $31.08. The exchange ratio was based on the average closing price of the Corporation's common stock during a 20-day trading period beginning on June 7, 1994, and ending on July 5, 1994, with a minimum price of $37 and a maximum of $53 per share. The average closing price of the Corporation's common stock during the 20-day trading period was $50.406 per share.

The combination was accounted for on a pooling-of-interest basis; however, because the transaction was not considered significant from an accounting perspective, the Corporation did not restate either 1994 or prior-year finan-cial data.

- ------------------------------------------------------------

N O T E  4--Business Segments

An analysis of the Corporation's results on a line-of-business basis is shown in the table on page 19. The following table further details results for other corporate activities that are not specifically allocated to a business segment.

- ------------------------------------------------------------------
                              Venture Capital          Other
                                Activities         Activities (1)
(Dollars in millions,       ------------------   -----------------
except where noted)         1994   1993   1992   1994  1993  1992
- ------------------------------------------------------------------
Net interest income--
  tax-equivalent basis....  $(37)  $(30)  $(37)  $ 24  $ 20  $  11
Combined credit
  provisions..............   --     --      (1)   --    --     625
Noninterest income........   189    371    179     89    58    --
Noninterest expense.......     1      4     12     46    18     92
Net income (loss).........    95    204     80     56    51   (235)
Return on equity..........    26%    37%    14%   N/M   N/M    N/M
Average assets
  (in billions)...........  $1.3   $1.3   $1.3   $0.1  $0.5  $ 0.3
Average loans
  (in billions)...........   --     --     --     --   $0.5  $ 0.4
Average common equity
  (in billions)...........  $0.3   $0.5   $0.5   $0.5  $0.2  $ 0.3
- ------------------------------------------------------------------
(1) Includes disposition portfolio activities since initiated in Septem-ber 1992, other special corporate items, and the cumulative effect of changes in accounting principles.
N/M--Not meaningful.

The Corporation is primarily engaged in the banking busi-ness, and with the continuing globalization of financial markets, the distinction between international and domes-tic activities has become less important. The following table shows approximate consolidated financial data for the three years ended December 31, 1994, attributable to domestic and foreign operations by geographic area in accordance with current regulatory reporting requirements.


First Chicago Corporation        47       Annual Report 1994

- -----------------------------------------------------------------------------------------------------------
                                                                              Income
                                                                               (Loss)
                                                                              Before       Net
                                                                              Income    Income        Total
(In millions)                                  Revenues(1)    Expenses(2)      Taxes     (Loss)      Assets
- -----------------------------------------------------------------------------------------------------------
1994
Domestic operations........................        $4,445         $3,411      $1,034      $676      $52,815
Foreign operations
  Europe-Middle East-Africa................           387            376          11         6        8,084
  Asia-Pacific.............................           122            135         (13)      (12)       3,826
  Other....................................           141            110          31        20        1,175
                                                   ------         ------      ------      ----      -------
  Total foreign operations.................           650            621          29        14       13,085
                                                   ------         ------      ------      ----      -------
Consolidated...............................        $5,095         $4,032      $1,063      $690      $65,900
                                                   ======         ======      ======      ====      =======
- -----------------------------------------------------------------------------------------------------------
1993
Domestic operations........................        $4,130         $2,966      $1,164      $712      $44,301
Foreign operations
  Europe-Middle East-Africa................           399            348          51        32        3,937
  Asia-Pacific.............................           149            156          (7)       (5)       2,921
  Other....................................           148             56          92        65        1,401
                                                   ------         ------      ------      ----      -------
  Total foreign operations.................           696            560         136        92        8,259
                                                   ------         ------      ------      ----      -------
Consolidated...............................        $4,826         $3,526      $1,300      $804      $52,560
                                                   ======         ======      ======      ====      =======
- -----------------------------------------------------------------------------------------------------------
1992
Domestic operations........................        $3,620         $3,963      $ (343)     $(12)     $40,163
Foreign operations
  Europe-Middle East-Africa................           439            387          52        41        4,496
  Asia-Pacific.............................           160            149          11         7        2,887
  Other....................................           139             59          80        58        1,735
                                                   ------         ------      ------      ----      -------
  Total foreign operations.................           738            595         143       106        9,118
                                                   ------         ------      ------      ----      -------
Consolidated...............................        $4,358         $4,558      $ (200)     $ 94      $49,281
                                                   ======         ======      ======      ====      =======
- -----------------------------------------------------------------------------------------------------------

(1) Includes interest income and noninterest income.
(2) Includes interest expense, provision for credit losses and noninterest expense.


The 1992 results from domestic operations include
$611.3 million of provisions for assets held for accelerated disposition and $208.0 million related to the cumulative effect of changes in accounting principles.

Results from foreign operations include provisions for credit losses of $(52) million in 1994, $13 million in 1993 and $(3) million in 1992. Brazilian bonds received as part of a debt restructuring, which were treated as loan loss recoveries, and other recoveries related to foreign loans were the primary reasons for the negative provision in 1994.

Because many of the resources employed by the Corpora-tion are common to both its foreign and domestic activ-ities, it is difficult to segregate assets, related revenues and expenses into their foreign and domestic components. The amounts in the preceding table are estimated on the basis of internally developed assignment and allocation proce-dures, which to some extent are subjective. The principal internal allocations used to prepare this information are described in the following text.

The allocation of corporate overhead expense is based on allocations appropriate to individual activities. Expenses incurred for the benefit of another geographic area, in-cluding certain domestic administrative expenses, are allo-cated to the area benefited.

Total assets and revenues reflect the allocation of loans and related interest income among geographic areas based on the domicile of the customer. Deposit placements and related revenues are allocated geographically based on the domicile of the depository institution.

Differences between contractual spreads and actual funding results are reflected in the earnings of the areas providing the funding. Distribution of certain fee income among geo-graphic areas is reflected on the basis of services rendered. Capital, with the exception of capital at foreign subsidiar-ies, has been allocated to domestic operations.

First Chicago Corporation                  48                 Annual Report 1994


- -----------------------------------------------------------------------------------------------------------------------------------

N O T E  5--Investment Securities

Investment securities in the consolidated balance sheet at December 31, 1994 and 1993, are summarized as follows.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                   Book               Cost         Unrealized          Unrealized               Fair
December 31, 1994 (In millions)                   Value              Basis              Gains              Losses              Value
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. government and federal agency
  Held to maturity............................   $  276             $  276               $ --                $  8             $  268
  Available for sale..........................      465                472                 --                   7                465
                                                 ------             ------               ----                ----             ------
        Total.................................      741                748                 --                  15                733
States and political subdivisions
  Held to maturity............................      176                176                  7                   2                181
  Available for sale..........................       --                 --                 --                  --                 --
                                                 ------             ------               ----                ----             ------
        Total.................................      176                176                  7                   2                181
Other bonds, notes and debentures
  Held to maturity............................        4                  4                 --                  --                  4
  Available for sale..........................       51                 51                 --                  --                 51
                                                 ------             ------               ----                ----             ------
        Total.................................       55                 55                 --                  --                 55
Equity securities (1)
  Venture capital.............................    1,406                974                525                  93              1,406
  Available for sale (2)......................      214                213                  1                  --                214
                                                 ------             ------               ----                ----             ------
        Total.................................    1,620              1,187                526                  93              1,620
        Total investment securities...........   $2,592             $2,166               $533                $110             $2,589
                                                 ======             ======               ====                ====             ======
- ------------------------------------------------------------------------------------------------------------------------------------
                                                   Book               Cost         Unrealized          Unrealized               Fair
December 31, 1993 (In millions)                   Value              Basis              Gains              Losses              Value
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. government and federal agency
  Held to maturity...........................    $  245             $  245               $  2                $  1             $  246
  Available for sale.........................       243                243                 --                  --                243
                                                 ------             ------               ----                ----             ------
        Total................................       488                488                  2                   1                489
States and political subdivisions
  Held to maturity...........................       162                162                  7                  --                169
  Available for sale.........................        --                 --                 --                  --                 --
                                                 ------             ------               ----                ----             ------
        Total................................       162                162                  7                  --                169
Other bonds, notes and debentures
  Held to maturity...........................         4                  4                 --                  --                  4
  Available for sale.........................        15                 15                 --                  --                 15
                                                 ------             ------               ----                ----             ------
        Total................................        19                 19                 --                  --                 19
Equity securities (1)
  Venture capital............................     1,465                955                627                 117              1,465
  Available for sale (2).....................       122                121                  1                  --                122
                                                 ------             ------               ----                ----             ------
        Total................................     1,587              1,076                628                 117              1,587
        Total investment securities..........    $2,256             $1,745               $637                $118             $2,264
                                                 ======             ======               ====                ====             ======
- -----------------------------------------------------------------------------------------------------------------------------------

(1) The fair values of certain securities for which market quotations were not available were estimated. In addition, the fair values reflect liquidity and other market-related factors.
(2) Includes Federal Reserve stock.

Gross proceeds from the sale of available for sale invest-ment securities were $245 million for the year ended
December 31, 1994, reflecting gross realized gains of $6.5 million and gross realized losses of $5.3 million.

Gross proceeds from the sale of debt investment securities were $0.2 million and $366 million for the two years ended
December 31, 1993 and 1992, respectively.

For 1993 and 1992, gross debt investment securities gains were $1.5 million and $8.6 million, respectively, and gross debt investment securities losses were $1.2 million and $17 thousand, respectively. The applicable income taxes were $0.1 million and $3.2 million, respectively.

The pretax change in net unrealized gain (loss) on avail-able for sale securities included in other adjustments in stockholders' equity was $(7.5) million in 1994.


First Chicago Corporation             49                      Annual Report 1994


- -------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1994, debt investment securities--held to maturity and available for sale--had the following maturity characteristics.
- -------------------------------------------------------------------------------------------------------------------------------
                                                                     Held to Maturity                     Available for Sale
                                                                 ------------------------              ------------------------
                                                                  Cost               Fair               Cost               Fair
(In millions)                                                    Basis              Value              Basis              Value
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Government and Federal Agency
Maturing within one year............................              $ 84               $ 83               $369               $368
Maturing after one but within five years............               191                184                 97                 92
Maturing after five but within ten years............                --                 --                  4                  3
Maturing after ten years............................                 1                  1                  2                  2
                                                                  ----               ----               ----               ----
                                                                  $276               $268               $472               $465
                                                                  ====               ====               ====               ====
- -------------------------------------------------------------------------------------------------------------------------------
States and Political Subdivisions
Maturing within one year............................              $ 20               $ 21               $ --               $ --
Maturing after one but within five years............                74                 78                 --                 --
Maturing after five but within ten years............                51                 52                 --                 --
Maturing after ten years............................                31                 30                 --                 --
                                                                  ----               ----               ----               ----
                                                                  $176               $181               $ --               $ --
                                                                  ====               ====               ====               ====

- -------------------------------------------------------------------------------------------------------------------------------
Other Bonds, Notes and Debentures
Maturing within one year............................              $  1               $  1               $  2               $  2
Maturing after one but within five years............                 1                  1                  2                  2
Maturing after five but within ten years............                 1                  1                 --                 --
Maturing after ten years............................                 1                  1                 47                 47
                                                                  ----               ----               ----               ----
                                                                  $  4               $  4               $ 51               $ 51
                                                                  ====               ====               ====               ====
- -------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------

N O T E  6--Loans

Following is a breakdown of loans included in the consol-idated balance sheet as of December 31, 1994 and 1993.

- ---------------------------------------------------------------

(In millions)                                 1994         1993
- ---------------------------------------------------------------
Commercial Risk
  Domestic
    Commercial........................     $ 7,806      $ 6,007
    Real estate
      Construction....................         256          315
      Other...........................       2,240        2,094
    Financial institutions............       1,027        1,292
    Other.............................       2,869        2,746
  Foreign.............................       1,832        1,975
                                           -------      -------
        Subtotal......................      16,030       14,429
- ---------------------------------------------------------------
Consumer Risk
  Credit cards........................       6,337        5,778
  Secured by real estate
    Mortgage..........................       1,581        1,469
    Home equity lines.................         832          780
  Other...............................       1,167          647
                                           -------      -------
        Subtotal......................       9,917        8,674
                                           -------      -------
        Total.........................     $25,947      $23,103
                                           =======      =======
- ---------------------------------------------------------------

The amount of interest shortfall (the difference between contractual interest due and interest actually recorded) related to nonperforming loans at year-end was $6 million in 1994 and $14 million in 1993.

Credit card receivables are available for sale through the Corporation's credit card securitization program. Since these receivables are sold at face value, their sale would have no impact on the Corporation's financial results.

The Corporation has loans outstanding to certain of its directors and executive officers and to partnerships or companies in which a director or executive officer has at least a 10% beneficial interest. At December 31, 1994 and 1993, $180 million and $295 million, respectively, of such loans to related parties were outstanding. An analysis of the activity during 1994 with respect to such loans includes additions of $123 million and reductions of $238 million.


First Chicago Corporation           50                        Annual Report 1994

- --------------------------------------------------------------------------------
- ---------------------------------------------------------------------------

NOTE 7--Allowance for Credit Losses

Changes in the allowance for credit losses for the three years ended December 31, 1994, were as follows.

- ---------------------------------------------------------------------------
(In millions)                                    1994       1993       1992
- ---------------------------------------------------------------------------
Balance, beginning of year................      $ 683      $ 624      $ 759
Additions (deductions)
  Charge-offs.............................       (242)      (279)      (461)
  Recoveries..............................         91         97         88
                                                -----      -----      -----
  Net charge-offs.........................       (151)      (182)      (373)
  Provision for credit losses.............        224        270        425
  Provision for loans held for
    accelerated disposition...............         --         --        491
  Charge-offs of loans upon
    transfer to accelerated
      disposition portfolio...............         --         --       (636)
  Other:
  Mergers and acquisitions................         16         --         --
  Transfers related to
    securitized receivables...............        (49)       (29)       (42)
                                                -----      -----      -----
Balance, end of year......................      $ 723      $ 683      $ 624
                                                -----      -----      -----
                                                -----      -----      -----
- ---------------------------------------------------------------------------

- ------------------------------------------------------------

NOTE 8--Pledged and Restricted Assets

Assets carried at $16.5 billion in the consolidated balance sheet at December 31, 1994, were pledged as collateral for borrowings, to secure government and trust deposits, and for other purposes as required by law.

Based on the types and amounts of deposits received, banks must maintain noninterest-bearing cash balances in accordance with Federal Reserve Bank reserve require-ments. The average noninterest-bearing cash balance maintained to meet reserve requirements was $598 million in 1994 and $574 million in 1993.

- ------------------------------------------------------------

NOTE 9--Lease Commitments

The Corporation has entered into a number of operating and capitalized lease agreements for premises and equip-ment. The minimum annual rental commitments under these leases are shown below.

- ------------------------------------------------------------
(In millions)
- ------------------------------------------------------------
1995............................................        $ 61
1996............................................          57
1997............................................          55
1998............................................          50
1999............................................          49
2000 and beyond.................................         304
                                                        ----
        Total...................................        $576
                                                        ----
                                                        ----
- ------------------------------------------------------------

Occupancy expense has been reduced by rental income from premises leased to others in the amount of $27.1 mil-lion in 1994, $28.1 million in 1993 and $25.0 million in 1992.

- ------------------------------------------------------------

NOTE 10--Long-Term Debt

Long-term debt consists of borrowings having an original maturity of seven years or more. Long-term debt at Decem-ber 31, 1994 and 1993, was as follows.

- --------------------------------------------------------------------
(In millions)                                        1994       1993
- --------------------------------------------------------------------
8-1/2% notes due 1998.........................     $  100     $   99
Subordinated 9% notes due 1999................        199        199
Subordinated 9-7/8% notes due 2000............         99         99
Subordinated 9-1/5% notes due 2001............          5          5
Subordinated 9-1/4% notes due 2001............        100        100
Subordinated 10-1/4% notes due 2001...........        100        100
Subordinated 11-1/4% notes due 2001...........         96         96
Subordinated 8-7/8% notes due 2002............        100        100
Subordinated 8-1/4% notes due 2002............        100        100
Subordinated 7-5/8% notes due 2003............        199        199
Subordinated 6-7/8% notes due 2003............        200        200
Subordinated floating rate notes due 2003.....        149        149
Subordinated 6-3/8% notes due 2009............        198         --
Equity commitment notes
  Subordinated 9-7/8% notes due 1999..........        200        200
Equity contract notes
  Subordinated floating rate capital
    notes due 1996............................        125        125
Other long-term debt..........................        301        294
                                                   ------     ------
        Total.................................     $2,271     $2,065
                                                   ------     ------
                                                   ------     ------
- --------------------------------------------------------------------

8-1/2% Notes
These notes are direct, unsecured obligations of the Cor-poration and are not subordinated to any other indebted-ness of the Corporation. They may not be redeemed prior to their stated maturity.

Subordinated Notes
These notes are direct obligations of the Corporation and are subordinated to other indebtedness of the Corpora-tion. They may not be redeemed prior to their stated maturity. They have fixed interest rates that range from 6-3/8% to 11-1/4% and maturities that range from 1999 to 2009. The floating rate notes due in 2003 have an interest rate priced at the greater of 4-1/4% or the three-month
London interbank offered rate plus 1/8%. During 1993, $3.4 million of the 11-1/4% subordinated notes were repurchased at a premium in open market transactions.
A charge of $419,000 related to these transactions was included in other noninterest income.

Equity Commitment Notes
The subordinated notes maturing in 1999 are direct obli-gations of the Corporation and may not be redeemed prior to their stated maturity. Such notes are subordinated to other indebtedness of the Corporation.

The agreements under which these notes were issued require the Corporation, prior to maturity, to issue com-mon stock, perpetual preferred stock or other forms of equity approved by the Federal Reserve Board in an amount equal to the original aggregate principal amount of the notes. As of December 31, 1994, the Corporation had issued all of the equity securities required by the agreements.


First Chicago Corporation              51                     Annual Report 1994

- --------------------------------------------------------------------------------
Equity Contract Notes
The subordinated floating rate capital notes maturing in 1996 are a direct obligation of the Corporation and are subordinated to other indebtedness of the Corporation.
The interest rate on these notes is reset quarterly at 3/16% over the average offered rate quoted in the London inter-bank market for three-month Eurodollar deposits. The effective interest rate on this issue as of December 31, 1994, was 6.625%.

Other Long-Term Debt
Other long-term debt of $301 million includes various notes with maturities ranging from 1995 to 2026 and inter-est rates at December 31, 1994, ranging from 5.5% to 13%.
Of this amount, $276 million relates to the sale and lease-back of certain bank properties. The effective interest rate related to this transaction is 8.7%, with expected maturity in 2018.

Original issue discount and deferred issuance costs are amortized over the terms of the related notes.

- ------------------------------------------------------------

N O T E  11--Preferred Stock

The Corporation currently is authorized to issue 15,000,000 shares of preferred stock, without par value. The Board of Directors is authorized to fix the particular designa-tions, preferences, rights, qualifications and restrictions for each series of preferred stock issued. All preferred shares rank prior to common shares both as to dividends and liquidation, but have no general voting rights. The divi-dend rate on each of the cumulative adjustable rate series is based on stated value and adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities prevailing at the time the rate is set. The minimum, maximum and cur-rent dividend rates as of December 31, 1994, are presented in the following table.

- ---------------------------------------------------------------------------------------------------------------------------
                                                                    Annual Dividend Rate
Preferred                                 Shares  Stated Value  ---------------------------          Earliest   Redemption
Stock Series                         Outstanding     Per Share  Maximum   Minimum   Current   Redemption Date     Price (1)
- ---------------------------------------------------------------------------------------------------------------------------
Cumulative Adjustable Rate:
  Series A.........................    2,410,000     $   50.00    15.00%     7.00%     7.00%               (2)   $   50.00
  Series B.........................    1,191,000        100.00    12.00      6.00      6.00                (2)      100.00
  Series C.........................      713,800        100.00    12.50      6.50      6.50                (2)      100.00
Cumulative Fixed Rate:
  Series E (3).....................      160,000        625.00     8.45      8.45      8.45       11/16/97 (4)      625.00
Cumulative Convertible Fixed Rate:
  Series B (5).....................       40,000      5,000.00     5.75      5.75      5.75       04/01/97 (6)    5,172.50
- ---------------------------------------------------------------------------------------------------------------------------

(1) Plus accrued and unpaid dividends.
(2) Currently redeemable.
(3) Represented by 4,000,000 depositary shares, with a corresponding annual dividend rate of $2.11 each and a $25 stated value.
(4) The preferred shares are redeemable on or after November 16, 1997, at $625 per share (equivalent to $25 per depositary share).
(5) Represented by 4,000,000 depositary shares, with a corresponding annual dividend rate of $2.875 each and a $50 stated value.
(6) The preferred shares may be converted into shares of the Corporation's common stock at the option of the stockholders at any time at the conversion price of $53.625 per common share, subject to adjustment under certain conditions. Shares are redeemable beginning April 1, 1997, at the option of the Corporation, at a price of $5,172.50 ($51.725 per depositary share), with the redemption price decreasing annually until the shares are redeemable on or after April 1, 2003, at their stated value of $5,000 per share ($50 per depositary share).


All shares of the Corporation's 10% Cumulative Preferred
Stock, Series D, were called for redemption on July 1, 1994.
The redemption price of $25.75 per share plus accrued and unpaid dividends incorporates a 3% premium, total-ing $4.5 million.

All shares of the Corporation's Cumulative Convertible
Preferred Stock, Series A, were called for redemption on September 2, 1993. Each Series A share was convertible into 1.391 shares of the Corporation's common stock at the option of the stockholder, and approximately 2,100,000 shares of the stock were converted into approximately
3,000,000 shares of common stock. Resultant fractional shares were paid in cash. On September 2, 1993, the Corpo-ration redeemed the remaining shares of the Cumulative
Convertible Preferred, Series A, at the redemption price of $51.50 per share plus accrued and unpaid dividends.

In December 1988, the Corporation paid a dividend of one Preferred Share Purchase Right (a Right) for each outstand-ing share of common stock of the Corporation. Similar
Rights are issued by the Corporation with each share of the Corporation's common stock issued after December 2, 1988, subject to adjustment. Until a person or group acquires beneficial ownership of, or begins a tender or exchange offer for, 20% or more of the Corporation's com-mon stock, the Rights will not be exercisable and will be transferred upon the transfer of shares of the Corporation's common stock. Upon the occurrence of certain events, each Right entitles the holder to purchase one one-hundredth of a share of the Corporation's Series A Junior Participating Preferred Stock, without par value, at a price of $130.

Under certain other circumstances, the holder of a Right may have the right to receive upon payment of the Right's
$130 exercise price: 1) common stock of a company acquir-ing control of the Corporation that has a market value of two times the exercise price of the Right, or 2) common stock of the Corporation having a market value of two times the exercise price of the Right.

The Rights, which expire December 2, 1998, are redeem-able in whole, but not in part, at the Corporation's option prior to the time they are exercisable, for a price of $.01 per Right.


First Chicago Corporation        52       Annual Report 1994

- --------------------------------------------------------------------------------

NOTE 12--Income Taxes

The components of total applicable income taxes (bene-fits) reported in the consolidated income statement for the years ended December 31, 1994, 1993 and 1992, are as follows.

- ---------------------------------------------------------------------
(In millions)                              1994       1993       1992
- ---------------------------------------------------------------------
Current tax expense (benefit)
  Federal...........................     $202.1     $177.3    $  (1.9)
  Foreign...........................        7.4       29.1       20.5
  State.............................       45.8       42.6        4.9
                                         ------     ------    -------
        Total.......................      255.3      249.0       23.5
Deferred tax expense (benefit)
  Federal...........................      115.8      230.0     (101.3)
  State.............................        2.2       16.6       (7.8)
                                         ------     ------    -------
        Total.......................      118.0      246.6     (109.1)
                                         ------     ------    -------
Applicable income taxes (benefit)...     $373.3     $495.6    $ (85.6)
                                         ------     ------    -------
                                         ------     ------    -------
- ---------------------------------------------------------------------

The preceding table excludes the tax expense (benefit) recorded directly in stockholders' equity of $0.7 million, $(4.7) million and $(0.4) million in 1994, 1993 and 1992, respectively. The table also excludes $122.6 million of 1992 taxes related to the cumulative effect of changes in accounting principles.

A net deferred tax liability is included in other liabilities in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and lia-bilities in the financial statements and their related tax bases. The components of the net deferred tax liability as of December 31, 1994 and 1993, are as follows.

- ---------------------------------------------------------------------
(In millions)                                        1994        1993
- ---------------------------------------------------------------------
Deferred Tax Liabilities
Deferred income on lease financing...........    $  762.9    $  745.3
Appreciation of venture capital
  investments................................       219.0       181.9
Prepaid pension asset........................       135.1       133.1
Other........................................       145.2       145.6
                                                 --------    --------
Gross deferred tax liabilities...............     1,262.2     1,205.9
                                                 --------    --------

Deferred Tax Assets
Allowance for credit losses..................       286.9       292.5
Securitization of credit card receivables....        86.0        65.5
Alternative minimum tax credit
  carryforward...............................          --       115.9
Other........................................       250.2       255.9
                                                 --------    --------
Gross deferred tax assets....................       623.1       729.8
Valuation allowance..........................          --          --
                                                 --------    --------
Gross deferred tax assets,
  net of valuation allowance.................       623.1       729.8
                                                 --------    --------
Net deferred tax liability...................    $  639.1    $  476.1
                                                 --------    --------
                                                 --------    --------
- ---------------------------------------------------------------------

The reasons for the differences between applicable income taxes and the amounts computed at the applicable regular federal tax rates of 35% in 1994, 35% in 1993 and 34% in 1992 were as follows.

- ---------------------------------------------------------------------
(In millions)                               1994       1993      1992
- ---------------------------------------------------------------------
Taxes at statutory federal income
  tax rate...........................      $372.1    $455.0    $(68.0)
Increase (decrease) in taxes
  resulting from
  Tax-exempt income (net)............       (10.3)    (12.0)    (13.8)
  State income taxes, net of
    federal income taxes.............        31.6      31.8      (1.9)
  Goodwill...........................         2.8       7.5       3.4
  Other..............................       (22.9)     13.3      (5.3)
                                           ------    ------    ------
Applicable income taxes (benefit)....      $373.3    $495.6    $(85.6)
                                           ------    ------    ------
                                           ------    ------    ------
- ---------------------------------------------------------------------

The Corporation had no alternative minimum tax credit carryforward for tax purposes at December 31, 1994. The
Corporation had an alternative minimum tax credit carry-forward for tax purposes of $109.2 million at December 31, 1993, and $41.3 million at December 31, 1992.

The Corporation had a foreign tax credit carryforward of $42.9 million at December 31, 1992, that was fully utilized in 1993. The Corporation also had a federal tax return net-operating loss carryforward of $644.4 million at Decem-ber 31, 1992, which was also fully utilized in 1993.


First Chicago Corporation        53       Annual Report 1994

- ------------------------------------------------------------------------------
N O T E  13--Employee Benefit and Incentive Plans

(a) Pension Plans
Net periodic pension credit was $7.3 million in 1994, $18 million in 1993 and $31.5 million in 1992.

The assumptions used in determining the projected bene-fit obligation and the net periodic pension credit, as appro-priate, are shown below.

- ------------------------------------------------------------------------
                                                  1994     1993     1992
- ------------------------------------------------------------------------
Discount rate................................      9.0%     7.5%     8.5%
Rate of increase in future salary levels.....      5.0      4.5      5.0
Expected long-term rate of return............      9.5      9.5      9.5
- ------------------------------------------------------------------------

The following table reconciles the plans' funded status with the amounts recorded in the Corporation's consolidated balance sheet.

- --------------------------------------------------------------------
December 31 (In millions)                           1994        1993
- --------------------------------------------------------------------
Projected benefit obligation:
  Vested benefits..........................      $(419.0)    $(430.6)
  Nonvested benefits.......................        (54.1)      (60.9)
                                                 -------     -------
  Accumulated benefit obligation...........       (473.1)     (491.5)
  Effect of projected future compensation
    levels.................................        (91.1)      (99.3)
                                                 -------     -------
Projected benefit obligation...............       (564.2)     (590.8)
Plans' assets at fair value (1)............        931.0       968.4
                                                 -------     -------
Plans' assets in excess of projected
  benefit obligation.......................        366.8       377.6
Unrecognized net gain due to experience
  different from assumptions...............        (31.1)      (37.4)
Unrecognized net transition asset (2)......        (32.5)      (37.2)
Unrecognized prior service cost............         87.0        74.6
                                                 -------     -------
Prepaid pension cost.......................      $ 390.2     $ 377.6
                                                 =======     =======
- --------------------------------------------------------------------

(1) Includes shares of the Corporation's common stock with a market value of $20.1 million in 1994 and $17.9 million in 1993.
(2) The unrecognized net transition asset will be amortized over approximately 6.5 years.

The components of the net periodic pension credit for each of the last three years are as follows.

- ----------------------------------------------------------------------
(In millions)                                1994       1993      1992
- ----------------------------------------------------------------------
Service costs--benefits earned
  during period........................    $ 29.2    $  22.3    $ 20.9
Interest cost on projected benefit
  obligation...........................      49.6       43.8      41.5
Return on plan assets..................      (0.6)    (109.6)    (80.1)
Net amortization, deferral
  and other............................     (85.5)      25.5     (13.8)
                                           ------    -------    ------
Net periodic pension credit............    $ (7.3)   $ (18.0)   $(31.5)
                                           ======    =======    ======
- ----------------------------------------------------------------------

(b) Savings Incentive Plan
The Corporation and its subsidiaries maintain the Savings
Incentive Plan, a qualified 401(k) program. The plan is available to all U.S.-based salaried employees of The First
National Bank of Chicago and certain other subsidiaries of the Corporation. Participation is completely voluntary, and participants may contribute from 1% to 6% of their salary on a pretax basis, and an additional 1% to 10% of salary on an after-tax basis. Beginning in 1994, the Corpo-ration's contribution to the plan was determined as 100% of the first $750 of pretax contributions made by partici-pants and 50% of any pretax contributions in excess of $750. The plan was amended in 1993 to allow the Board of Directors to make a supplemental profit-based contri-bution to the plan. For 1994, that contribution was $250 for each eligible salaried employee and $125 for each eli-gible hourly employee. All participants are 100% vested in their account balances and are able to direct the invest-ment of their savings into several investment options.

Expense under this plan, included in noninterest expense as employee benefits expense, was $21.4 million in 1994, $19.6 million in 1993 and $13.0 million in 1992.

(c) Employee Stock Purchase and Savings Plan
The Employee Stock Purchase and Savings Plan allows eligible employees to authorize payroll deductions for deposit in interest-bearing savings accounts for up to two years. Employees then have the option to either withdraw their savings balance in cash or purchase shares of the Corporation's common stock at a price fixed under the plan. The Corporation recognizes no expense in connec-tion with such stock purchases. The plan authorizes a max-imum of 6,000,000 shares, of which 4,407,130 shares have been issued.

During 1994, 743,885 shares of common stock were pur-chased by 4,143 employees under the 1992 offering and subsequent quarterly offerings for newly eligible employ-ees, at prices ranging from $32.54 to $45.84 per share.
Eligible employees also were offered an opportunity to enroll in a new offering in August 1994 at a stock pur-chase price of $47.98. Employees participating in the plan numbered 7,539 as of December 31, 1994. Projected con-tributions and interest represent a potential future pur-chase of approximately 887,829 shares of common stock.

(d) Other Incentive Plans
The Corporation maintains various cash incentive, stock incentive and stock option plans.

Cash incentive plans, including certain specialized busi-ness unit incentives, are based on attainment of certain financial goals and a combination of business unit and corporate objectives.


First Chicago Corporation                  54                 Annual Report 1994

- --------------------------------------------------------------------------------
The 1983 Strategic Stock Option Plan and the Strategic
Stock Incentive Plan were both terminated in 1991;
however, options and shares from those programs are still outstanding and are included, where appropriate, in the discussion below.

The Stock Incentive Plan allows the Corporation to grant stock options, restricted shares or other stock-based awards to eligible employees. Restricted shares granted to key offi-cers require them to continue employment from one to seven years beginning on the original grant date before they can sell those shares. The market value of the re-stricted shares as of the date of grant is amortized to sala-ries expense over the restriction period. In 1994, the Board approved a performance-based restricted stock program under the terms of the Stock Incentive Plan. The shares issued under this program become unrestricted only if performance criteria are met. The ultimate expense attrib-utable to this program will be based on the market value of the shares on the date they become unrestricted. As of December 31, 1994, the Stock Incentive Plan had 1,224,781 restricted shares outstanding. The maximum number of shares of the Corporation's common stock that may be granted annually pursuant to the Stock Incentive Plan is 2% of the shares outstanding; however, any portion of the 2% limit not granted in a previous year may be awarded prospectively.

In 1994, the Board approved a new ``restorative'' stock option program under the terms of the Stock Incentive
Plan. Under the program, optionees are granted a ``restor-ative'' stock option when: 1) they exercise an option by exchanging shares owned for at least six months to pay both the purchase price and related tax withholding obli-gation, and 2) the current market price of First Chicago common stock is at least 25% higher than the original stock option exercise price. The restorative stock option pro-vides optionees with a replacement stock option for the number of shares exchanged, has a purchase price set at the market price on date of grant, becomes exercisable six months from date of grant, and expires at the end of the term set for the original stock option.

The following table summarizes 1994 activity and the December 31, 1994, status of the Stock Incentive Plan and the 1983 Stock Option Plan, inclusive of restorative stock options granted.


- -------------------------------------------------------------------------------------------------------------
                                                   Outstanding Options               Exercisable Options
                                             --------------------------------   -----------------------------
                                                               Option                          Option
(Shares in thousands)                        Shares             Price           Shares          Price
- -------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993..............      4,739     $18-1/2   - $49-1/8      3,228    $18-1/2 - $43-5/8
Granted.................................      2,361     $41-3/4   - $49-7/16        --                  --
Became exercisable......................         --                     --         979    $24     - $49-1/8
Exercised...............................      1,464     $18-1/2   - $36-13/16    1,464    $18-1/2 - $36-13/16
Expired or canceled.....................          9     $24       - $31-7/8          9    $24     - $31-7/8
Forfeited (unvested)....................         51     $27-11/16 - $47-7/16        --                  --
- -------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1994............      5,576     $18-7/8   - $49-7/16     2,734    $18-7/8 - $49-7/16
- -------------------------------------------------------------------------------------------------------------

First Chicago Corporation              55                     Annual Report 1994


- -------------------------------------------------------------------------------------------------------------------------------

NOTE 14--First Chicago Corporation (Parent Company Only) Condensed Financial Statements

Condensed Balance Sheet
- -------------------------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                                                                 1994             1993
- -------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks
  Bank subsidiaries--noninterest-bearing....................................................            $    2           $   21
  Bank subsidiaries--interest-bearing.......................................................               161              156
  Other interest-bearing....................................................................               396              348
Investment securities.......................................................................                75               14
Loans.......................................................................................                --                1
Investment in and advances to subsidiaries
  Bank subsidiaries.........................................................................             5,829            5,278
  Nonbank subsidiaries......................................................................             1,857            1,728
Other assets................................................................................               106              124
                                                                                                        ------           ------
        Total assets........................................................................            $8,426           $7,670
                                                                                                        ------           ------
                                                                                                        ------           ------
- -------------------------------------------------------------------------------------------------------------------------------
Liabilities
Commercial paper and other notes payable
  Nonbank subsidiaries......................................................................            $   83           $   29
  Other.....................................................................................             1,492            1,378
Long-term debt..............................................................................             1,993            1,796
Other liabilities...........................................................................               325              203
                                                                                                        ------           ------
        Total liabilities...................................................................             3,893            3,406
- -------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity........................................................................             4,533            4,264
                                                                                                        ------           ------
        Total liabilities and stockholders' equity..........................................            $8,426           $7,670
                                                                                                        ------           ------
                                                                                                        ------           ------
- -------------------------------------------------------------------------------------------------------------------------------

Condensed Income Statement
- -------------------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                                     1994          1993          1992
- -------------------------------------------------------------------------------------------------------------------------------
Operating Income
Dividends
  Bank subsidiaries...............................................................           $259.5        $129.0        $ 89.7
  Nonbank subsidiaries............................................................            106.7          68.9         197.2
Interest income
  Bank subsidiaries...............................................................            113.3         110.8         104.2
  Nonbank subsidiaries............................................................             59.1          76.7          96.4
  Other...........................................................................             28.1          13.9          15.8
Other income (loss)...............................................................             37.9          (2.4)          1.9
                                                                                             ------        ------        ------
        Total.....................................................................            604.6         396.9         505.2
- -------------------------------------------------------------------------------------------------------------------------------
Operating Expense
Interest expense
  Nonbank subsidiaries............................................................              1.3           3.8           5.6
  Other...........................................................................            246.9         233.7         250.0
Other expense.....................................................................              6.9           6.4          23.7
                                                                                             ------        ------        ------
        Total.....................................................................            255.1         243.9         279.3
- -------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Equity in Undistributed
Net Income of Subsidiaries........................................................            349.5         153.0         225.9
  Applicable income tax benefit...................................................            (11.4)        (18.6)        (22.8)
- -------------------------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed
Net Income of Subsidiaries........................................................            360.9         171.6         248.7
Equity in undistributed net income (loss) of subsidiaries before cumulative effect of changes in accounting principles
    Bank subsidiaries.............................................................            311.0         471.7        (230.0)
    Nonbank subsidiaries..........................................................             17.8         161.2        (133.2)
                                                                                             ------        ------        ------
Income (loss) before cumulative effect of changes in accounting principles........            689.7         804.5        (114.5)
Equity in cumulative effect of changes in accounting principles...................               --            --         208.0
                                                                                             ------        ------        ------
Net Income........................................................................           $689.7        $804.5        $ 93.5
                                                                                             ------        ------        ------
                                                                                             ------        ------        ------
- -------------------------------------------------------------------------------------------------------------------------------

The Parent Company Only Statement of Changes in Stockholders' Equity is the same as the Consolidated Statement of Changes in Stockholders' Equity (see page 42).

First Chicago Corporation              56                     Annual Report 1994

- --------------------------------------------------------------------------------------------------------------------------
Condensed Statement of Cash Flows
- --------------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                                  1994         1993         1992
- --------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income.........................................................................      $   690      $   804      $    94
Adjustments to reconcile net income to net cash
provided by operating activities:
  Equity in net income (loss) of subsidiaries before cumulative
    effect of changes in accounting principles.....................................         (695)        (831)          76
  Equity in cumulative effect of changes in accounting principles..................           --           --         (208)
  Net decrease in net derivative product balances..................................            3           --           --
  (Increase) decrease in accrued income receivable.................................           (3)           7           (1)
  (Decrease) in accrued interest payable...........................................           (2)          (3)          (4)
  Dividends received from subsidiaries.............................................          366          195          288
  Net decrease in other assets.....................................................           14           31           15
  Other noncash adjustments........................................................            7          (26)          (5)
                                                                                         -------      -------      -------
  Total adjustments................................................................         (310)        (627)         161
                                                                                         -------      -------      -------
Net cash provided by operating activities..........................................          380          177          255
- --------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Principal collected on loans to subsidiaries.......................................        1,262        2,410        4,179
Loans made to subsidiaries.........................................................       (1,355)      (2,172)      (4,443)
Capital investments in subsidiaries................................................         (141)        (161)        (571)
Purchase of investment securities--available for sale..............................         (214)         (13)         (24)
Proceeds from maturities of investment securities--available for sale..............           42            8           22
Proceeds from sales of investment securities--available for sale...................          107            2            2
                                                                                         -------      -------      -------
Net cash provided by (used in) investing activities................................         (299)          74         (835)
- --------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net increase (decrease) in commercial paper........................................          (34)           5          (67)
Proceeds from other funds borrowed.................................................          785           20          533
Repayment of other funds borrowed..................................................         (422)        (374)        (560)
Proceeds from issuance of long-term debt...........................................          204          557          234
Repayment of long-term debt........................................................          (10)        (344)        (248)
Net increase (decrease) in other liabilities.......................................          (29)          48          (23)
Dividends paid.....................................................................         (211)        (158)        (145)
Proceeds from issuance of common stock.............................................           12           41          375
Proceeds from reissuance of treasury stock.........................................           39            4            6
Purchase of treasury stock.........................................................         (231)         (13)          (1)
Proceeds from issuance of preferred stock..........................................           --          196           96
Payment for redemption of preferred stock..........................................         (150)          (1)          --
                                                                                         -------      -------      -------
Net cash provided by (used in) financing activities................................          (47)         (19)         200
- --------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents...............................           34          232         (380)
Cash and cash equivalents at beginning of year.....................................          525          293          673
                                                                                         -------      -------      -------
Cash and cash equivalents at end of year...........................................      $   559      $   525      $   293
                                                                                         =======      =======      =======
- --------------------------------------------------------------------------------------------------------------------------

Dividends that may be paid by national bank subsidiaries are subject to two statutory limitations. Under the first, dividends cannot exceed the level of "undivided profits then on hand" less the amount of bad debts, as defined, in excess of the allowance for credit losses. In addition, a national bank cannot declare a dividend, without regula-tory approval, in an amount in excess of its net profits, as defined, for the current year combined with the retained net profits for the preceding two years.

Based on these statutory requirements, the Corporation's bank subsidiaries could, in the aggregate, have declared additional dividends of up to approximately $664 million without regulatory approval at December 31, 1994. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capi-tal. As of December 31, 1994, all of the Corporation's banking subsidiaries significantly exceeded the regulatory guidelines for "well-capitalized" status.

Federal banking law also restricts each bank subsidiary from extending credit to First Chicago Corporation as the parent bank holding company (the Parent Company) in excess of 10% of the subsidiary's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.


First Chicago Corporation                 57                  Annual Report 1994

- --------------------------------------------------------------------------------
In connection with issuances of commercial paper, the Corporation has agreements providing future credit availability (back-up lines of credit) with various banks.
The agreements with nonaffiliated banks aggregated
$100 million at December 31, 1994 and 1993. The Cor-poration also had agreements for back-up lines of credit with The First National Bank of Chicago aggregating
$100 million at December 31, 1994, and $150 million at December 31, 1993. In 1994, the Corporation had agree-ments to pay between 0.125% and 0.150% in annual com-mitment fees on any unused lines. The back-up lines of credit, together with overnight money market loans, short-term investments and other sources of liquid assets, exceeded the amount of commercial paper issued at December 31, 1994.

The Parent Company paid interest of $267 million in 1994, $262 million in 1993 and $272 million in 1992. The Parent
Company made income tax payments to its subsidiaries that exceeded its total income tax payments by $19 mil-lion in 1994 and $20 million in 1992. The Parent Company received income tax payments from its subsidiaries that exceeded its total income tax payments by $82 million in 1993.

- ------------------------------------------------------------

N O T E  15--Financial Instruments With
             Off-Balance-Sheet Risk

In the normal course of business, the Corporation is a party to financial instruments containing credit and/or market risks that are not required to be reflected in a bal-ance sheet. These financial instruments include credit-related as well as certain derivative and cash instruments. The Corporation maintains risk management policies that monitor and limit exposure to credit, liquidity and market risks.

(a) Credit Risk
The following disclosures represent the Corporation's credit exposure, assuming that every counterparty to finan-cial instruments with off-balance-sheet credit risk fails to perform completely according to the terms of the con-tracts, and that the collateral and other security, if any, proves to be of no value to the Corporation.

(b) Market Risk
This note does not address the amount of market losses the Corporation would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measure-ment of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

(c) Collateral and Other Security Arrangements
The credit risk of both on- and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements.
To mitigate credit risk, the Corporation generally deter-mines the need for specific covenant, guarantee and col-lateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the custom-er's creditworthiness. The Corporation may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Corporation's possession or at another appro-priate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its exist-ence and adequacy. The Corporation requests additional collateral when appropriate.

(d) Credit-Related Financial Instruments
The table below summarizes the Corporation's credit-related financial instruments, including both commitments to extend credit and letters of credit.

- ------------------------------------------------------------
Commitments and Letters of Credit
December 31 (In billions)                    1994       1993
- ------------------------------------------------------------
Unused loan commitments...............      $31.3      $28.4
Unused credit card lines..............       61.4       46.3
Unused home equity lines..............        0.8        0.7
Commercial letters of credit..........        0.8        0.7
Standby letters of credit and
  foreign office guarantees...........        4.1        4.7
- ------------------------------------------------------------
Since many of the Corporation's unused commitments are expected to expire unused or be only partially used, the total amount of unused commitments in the preceding table does not necessarily represent future cash requirements.

Loan commitments are agreements to make or acquire a loan or lease as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Corporation's commit-ments to purchase or extend loans help its customers meet their liquidity needs. Credit card lines allow customers to use a credit card to buy goods or services and to obtain cash advances. However, the Corporation has the right to change or terminate any terms or conditions of the credit card account. Extensions of credit under home equity lines are secured by residential real estate.

Commercial letters of credit are issued or confirmed by the Corporation to ensure payment of its customers' payables or receivables in short-term international trade transac-tions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short-term nature of this instrument serves to mitigate the Corporation's risk associated with these contracts.


First Chicago Corporation                 58                  Annual Report 1994

- --------------------------------------------------------------------------------
Standby letters of credit and foreign office guarantees are issued in connection with agreements made by the Cor-poration's customers to counterparties. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guar-antee as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corpora-tion for standby letters of credit or foreign office guaran-tees drawn upon. At December 31, 1994 and 1993, the Corporation had issued standby letters of credit and for-eign office guarantees for the following purposes.

- ------------------------------------------------------------
Standby Letters of Credit and
Foreign Office Guarantees
December 31 (In millions)                   1994        1993
- ------------------------------------------------------------
Commercial paper....................      $  360      $  815
Tax-exempt securities...............       1,108       1,130
Bid or performance guarantees.......         663         534
Commodity/margin support............         504         570
Insurance-related...................         796         765
Other...............................         681         857
                                          ------      ------
Total...............................       4,112       4,671
Less: Cash collateral deposits......         108         109
      Participations to other
      financial institutions........         400         359
                                          ------      ------
Total, net..........................      $3,604      $4,203
                                          ======      ======
- ------------------------------------------------------------

At December 31, 1994, standby letters of credit and guar-antees issued to back commercial paper and tax-exempt securities had a weighted-average original maturity of approximately six years and a weighted-average remain-ing maturity of approximately two years. All other standby letters of credit generally expire within three years.

(e) Derivative Financial Instruments
The Corporation enters into a variety of derivative finan-cial instruments in its trading, asset and liability manage-ment, and venture capital activities. These instruments offer customers protection from rising or falling interest rates, exchange rates, commodity prices and equity prices. They can either reduce or increase the Corporation's exposure to such changing rates or prices.

The Corporation's objectives and strategies for using deriv-ative financial instruments for structural interest rate risk management, foreign exchange risk management, and venture capital activities are discussed on pages 27 to 30, along with various numerical analyses, which are not included as part of these audited financial statements.

The Corporation's balance sheet exposure for derivative financial instruments includes the amount of recognized gains in the market valuation of those contracts. Those amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, commodity prices and equity prices.

The credit risk associated with exchange-traded derivative financial instruments is limited to the relevant clearing-house. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in a financial instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk. The table on page 36, which is not included as part of these audited financial statements, presents a reconcilia-tion between the Corporation's gross credit exposure and its balance sheet exposure for derivative financial instru-ments as of December 31, 1994. Gross balance sheet expo-sure as of December 31, 1993, was $3.6 billion for interest rate contracts and $2.6 billion for foreign exchange con-tracts. These amounts are overstated because they do not reflect the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights.

On some derivative financial instruments, the Corpora-tion may have additional risk. This is due to the underly-ing risk in the financial instruments that the Corporation is or may be obligated to acquire, and/or is due to settle-ment exposure, i.e. the risk that the Corporation will deliver under a contract but the customer will fail to deliver the countervailing amount. The Corporation believes its credit and settlement procedures minimize these risks.

Not all derivative financial instruments have off-balance-sheet market risk. Market risk associated with options pur-chased and caps and floors purchased is recorded in the balance sheet.

The tables on page 35 report the Corporation's gross no-tional principal or contractual amounts of derivative finan-cial instruments as of December 31, 1994, and December 31, 1993. These instruments include swaps, forwards, futures, options, caps, floors, forward rate agreements and other conditional or exchange contracts. The amounts do not represent the market or credit risk associated with these contracts but rather give an indication of the volume of the transactions. The amounts exceed the credit risk asso-ciated with these contracts and do not reflect the netting of offsetting transactions.

Interest rate forward and futures contracts represent com-mitments to either purchase or sell a financial instrument at a specified future date for a specified price, and may be settled in cash or through delivery.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified float-ing rate index. Certain agreements are combined interest rate and foreign currency swap transactions.


First Chicago Corporation                 59                  Annual Report 1994

- --------------------------------------------------------------------------------
Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer of the option.

Interest rate caps and floors are contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate on specified future dates.

Forward rate agreements are contracts with notional prin-cipal amounts that settle in cash at a specified future date based on the differential between a specified market inter-est rate and a fixed interest rate.

Foreign exchange contracts represent spot, forward, futures and option contracts to exchange currencies.

Commodity price contracts represent swap, futures, cap, floor and option contracts that derive their value from underlying commodity prices.

Equity price contracts represent futures, cap, floor and option contracts that derive their value from underlying equity prices.

(f) Cash Financial Instruments
Securities sold not yet purchased are obligations to deliver securities sold but not yet purchased. The face amount of such securities totaled $1.036 billion at December 31, 1994, and $776 million at December 31, 1993. The fair value of these obligations is reflected in the balance sheet in other funds borrowed. The fair value of such securities totaled $972 million at December 31, 1994, and $757 million at December 31, 1993.

- -------------------------------------------------------------

N O T E  16--Concentrations of Credit Risk

The Corporation's credit policies and processes empha-size diversification of risk among industries, geographic areas and borrowers. The following table shows the credit risk associated with products described elsewhere in the financial statements and footnotes, broken out by concen-trations across all financial instruments. The amounts do not consider the value of collateral held. Concentrations of credit risk in excess of the Corporation's stockholders' equity for each year-end are presented below.

- ------------------------------------------------------------
December 31 (In billions)                    1994       1993
- ------------------------------------------------------------
Consumer................................    $73.4      $56.8
U.S. government.........................     14.0        9.6
Japanese banks..........................      6.0        5.8
- ------------------------------------------------------------

Consumer risk results principally from credit cards. Other major components include home mortgage, home equity and other installment credit. U.S. government risk consists primarily of U.S. government securities and balances due from the Federal Reserve. Credit exposure to Japanese banks is primarily short-term deposit placements. Geo-graphic concentrations of credit risk are presented below.

- ------------------------------------------------------------
December 31 (Dollars in billions)      1994          1993
- ------------------------------------------------------------
U.S. ..........................    $138    87%    $118    87%
Foreign........................      21    13       17    13
- ------------------------------------------------------------


First Chicago Corporation                  60                 Annual Report 1994

- --------------------------------------------------------------------------------

N O T E  17--Estimated Fair Value of
             Financial Instruments

This disclosure focuses primarily on the estimated fair values of the Corporation's financial instruments. It does not attempt to estimate or represent an estimate of the Corporation's fair value as a whole. The only fair value disclosure provided in addition to those made for the Cor-poration's financial instruments pertains to credit card securitizations; this disclosure is provided because the interest rate risk exposure related to such securitizations is reduced by financial instruments. The Corporation does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values. The fair values disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors.

In general, a financial instrument's fair value is the amount at which it could be exchanged in a current transaction between willing parties, other than in a forced or liquida-tion sale. Specific fair value measurement methodologies used for each financial instrument category are discussed beginning on page 62.

The following table summarizes the carrying amounts and estimated fair values of financial instruments as of Decem-ber 31, 1994 and 1993.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1994                              1993
                                                                         -------------------------        -------------------------
                                                                         Carrying        Estimated        Carrying        Estimated
(In millions)                                                              Amount       Fair Value          Amount       Fair Value
- -----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and short-term financial instruments.........................        $25,633          $25,633         $18,736          $18,736
Trading account assets............................................          4,967            4,967           4,536            4,536
Investment securities.............................................          2,592            2,589           2,256            2,264
Total loans, net..................................................         25,224           25,275          22,420           22,673
Other financial instruments.......................................          1,024            1,024             960              960
Currency options purchased........................................             --               --             536              536
Derivative product assets:
  Trading purposes (1)............................................          4,351            4,351              --               --
  Other than trading purposes.....................................             38               29              --               --
    Total derivative product assets...............................          4,389            4,380              --               --
Off-balance-sheet derivative financial instruments, net...........             --               --             380              586

Liabilities
Deposits:
  No stated maturity and foreign time.............................         26,517           26,517          23,261           23,261
  Stated maturity--domestic time only.............................          5,149            5,065           4,925            4,984
    Total deposits................................................         31,666           31,582          28,186           28,245
Securities sold not yet purchased.................................            972              972             757              757
Other short-term financial instruments............................         13,699           13,699           8,936            8,936
Other funds borrowed..............................................          6,546            6,532           5,086            5,129
Long-term debt....................................................          2,271            2,232           2,065            2,296
Currency options written..........................................             --               --             501              501
Derivative product liabilities:
  Trading purposes (1)............................................          4,073            4,073              --               --
  Other than trading purposes.....................................             24              277              --               --
    Total derivative product liabilities..........................          4,097            4,350              --               --
Off-balance-sheet exposure--nonfinancial instruments:
  Credit card securitizations, net................................            265              (60)            242              191
- ------------------------------------------------------------------------------------------------------------------------------------

(1) The estimated average fair values of derivative financial instruments used in trading activities during 1994 were $5.2 billion classified as assets and $4.8 billion classified as liabilities.


First Chicago Corporation                 61                  Annual Report 1994

- --------------------------------------------------------------------------------
(a) Financial Instruments Where Carrying Value
    Approximates Fair Value
A financial instrument's carrying value approximates its fair value in cases where the financial instrument is either short-term in nature, has no stated maturity, is payable on demand, or is carried at fair value. Additionally, the carry-ing value of financial instruments that reprice frequently, such as floating rate loans or debt, represents fair value provided there has been no significant change in credit quality or there is no embedded financial instrument with significant value. The following financial instruments use their carrying value to approximate fair value:

. Cash and short-term investments--includes cash and due from banks--noninterest-bearing, due from banks-- interest-bearing, and federal funds sold and securities under resale agreements
. Trading account assets
. Other financial instruments--includes assets held for accelerated disposition, accrued interest receivable, and customers' acceptance liability
. Currency options purchased
. Derivative product assets and liabilities--held for trad-
  ing purposes
. Demand, savings and foreign office deposits
. Securities sold not yet purchased
. Other short-term financial instruments--includes federal funds purchased and securities under repurchase agree-ments, commercial paper and acceptances outstanding
. Currency options written
. Commitments to extend credit and letters of credit

The estimated fair values of trading account securities and securities sold not yet purchased were generally based on quoted market prices or dealer quotes. The estimated fair values of derivative product assets and liabilities were based on quoted market prices or pricing and valuation models on a present value basis using current market information.

The carrying amount of commitments to extend credit and letters of credit is equal to their related fee receivable and/or fees collected but not yet earned. The carrying value of commercial real estate loans held for accelerated disposition is based on their estimated liquidation value.

(b) Investment Securities
The estimated fair values of debt investment securities were generally based on quoted market prices or dealer quotes. See Notes 1 and 5 for information on methods for estimating the fair value of equity investment securities, including those held by venture capital subsidiaries.

(c) Loans
The discounted cash flow method was used to estimate the fair value of commercial and consumer loans, except for consumer mortgage loans that had fixed rates, medium- or long-term maturity, and good credit quality. Discount rates were selected corresponding to the nature of the loan from either the commercial or consumer interest rates offered or estimated market interest rates that reflect the credit rate and interest rate risk inherent in the loans. Con-tractual cash flows were used as the estimate of cash flows.

Commercial loans that have significantly deteriorated in credit quality were separately valued. Estimated fair values were based on a combination of quoted market prices for distressed debt and troubled-country debtor loans, a dis-counted cash flow method based on anticipated cash flows and risk-adjusted interest rates, and estimated fair values of loans with similar credit quality characteristics.

The estimated fair value of credit card receivables is face value since the receivables are sold at their face amount.
The estimated fair values of consumer mortgage loans were based on committed sales prices and a valuation model using current market information.

The estimated fair value of leases, which are classified as loans, is their carrying amount since a fair value estimate is not a required disclosure.

(d) Deposits with Stated Maturities
The discounted cash flow method was used to estimate the fair value of domestic medium- and long-term fixed rate time deposits. Cash flows were estimated based on underlying terms. The Corporation's current applicable retail or wholesale interest rates that would be offered for similar deposits with the same remaining maturities were used as discount rates. The carrying value of foreign medium- and long-term fixed rate time deposits was used to approximate fair value, and is included in deposits with no stated maturity since amounts involved were not material.


First Chicago Corporation                  62                 Annual Report 1994

- --------------------------------------------------------------------------------
(e) Other Funds Borrowed and Long-Term Debt
Commercial paper is included in other short-term finan-cial instruments while securities sold not yet purchased is separately reported since it is a trading activity (see
(a) above for fair value measurement methodology).

The discounted cash flow method was used to estimate the fair value of fixed rate medium-term other funds bor-rowed and long-term debt. Cash flows were based on the contractual terms. The current applicable bank or corpo-rate senior or subordinated interest rates that would be offered for similar debt instruments with the same remain-ing maturities were used as the discount rates.

The discounted cash flow method also was used to esti-mate the fair value of floating rate long-term debt. Esti-mated fair value was calculated by adjusting the carrying value for the change in value attributable to the differ-ence between the current market and contractual fixed spreads to be added to the floating base rate upon each rate setting and adding the value of an embedded interest rate floor, if any. The current interest rates that would be offered on the Corporation's subordinated fixed rate debt were used as discount rates. An option pricing model, using current market information, was used to calculate the value of any embedded interest rate floors.

(f) Derivative Product Assets and Liabilities--
    Other Than Trading Purposes
The estimated fair values of derivative product assets and liabilities used for risk management purposes, primarily interest rate swaps used by the Corporation to manage its interest rate exposure, were based on quoted market prices or pricing and valuation models on a present value basis using current market information.

(g) Credit Card Securitizations
    (Off-Balance-Sheet Exposure)
Floating and fixed rate credit card receivables sold as securities to investors through a separate trust are not finan-cial instruments of the Corporation. However, the Corpo-ration uses financial instruments (see (f) above) to reduce interest rate risk exposure attributable to these securitiza-tions. Interest rate risk exposure exists with respect to the amount of anticipated excess servicing fee income, which fluctuates with interest rate movements. Accordingly, the carrying value and the interest rate effect on estimated servicing fee income are disclosed. The carrying value rep-resents the reserve for credit losses related to securitized credit card receivables and net deferred income. The inter-est rate effect on excess servicing fee income represents the difference between the par value and the quoted mar-ket price of the securitized credit card receivables held by investors.

Certain limitations are inherent to the above methodol-ogies. As a result, disclosed fair values may not be the amount realized in a current transaction between willing parties. Specifically, quoted market prices may not be real-ized because the financial instrument is traded in a mar-ket that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. Additionally, esti-mated fair values of certain financial instruments ignore intangible value associated with the financial instrument; for example, significant unrecognized value exists that is attributable to the Corporation's credit card relationships and core deposits.

- ------------------------------------------------------------

N O T E  18--Contingencies

The Corporation and certain of its subsidiaries are defend-ants in various lawsuits, including certain class actions, aris-ing out of normal corporate activities, and the Corporation has received certain tax deficiency assessments. Since the Corporation and certain of its subsidiaries, which are reg-ulated by one or more federal and state regulatory author-ities, also are the subject of numerous examinations and reviews by such authorities, the Corporation is and will, from time to time, normally be engaged in various dis-agreements with regulators, related primarily to banking matters. In the opinion of management and the Corpora-tion's general counsel, the ultimate resolution of the mat-ters referred to in this note will not have a material effect on the Corporation's consolidated financial statements.


First Chicago Corporation                 63                  Annual Report 1994

Report of Management on Responsibility
for Financial Reporting
First Chicago Corporation and Subsidiaries
- --------------------------------------------------------------------------------

To the Stockholders of First Chicago Corporation:

Financial Statements
The Management of First Chicago Corporation and its subsidiaries is responsible for the preparation, integrity and objectivity of the financial statements and footnotes contained in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles and are free from material fraud or error. The other financial information in the Annual
Report is consistent with the financial statements. Where financial information must of necessity be based upon esti-mates and judgments, they represent the best estimates and judgments of Management.

The Corporation's financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment is ratified by the stockholders. The independent public accountants' responsibility is to express an opinion on the Corporation's financial statements.
As described further in the report that follows, their opin-ion is based on their audit, which was conducted in accor-dance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion. Management has made available to Arthur
Andersen LLP all of the Corporation's financial records and related data. Furthermore, Management believes that all representations made to Arthur Andersen LLP during their audit were valid and appropriate.

Internal Control Structure Over Financial Reporting
Management is also responsible for establishing and main-taining the Corporation's internal control structure that provides reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements. Man-agement continually monitors the internal control struc-ture for compliance with established policies and proce-dures. The Corporation maintains a strong internal audit-ing program that independently assesses the effectiveness of the internal control structure. The Audit Committee of the Board of Directors, composed entirely of outside
Directors, oversees the Corporation's financial reporting process on behalf of the Board of Directors and has responsibility for recommending the independent public accountants for the Corporation who are appointed by the Board of Directors. The Audit Committee reviews with the independent public accountants the scope of their audit and audit reports and meets with them on a sched-uled basis to review their findings and any action to be taken thereon. In addition, the Committee meets with the internal auditors and with Management to review the scope and findings of the internal audit program and any actions to be taken by Management. The independent public accountants and the internal auditors meet peri-odically with the Committee without Management being present.

Management also recognizes its responsibility for fostering a strong ethical climate so that its affairs are conducted according to the highest standards of personal and cor-porate conduct. This responsibility is characterized and reflected in the Corporation's integrity policy, which is publicized throughout the Corporation. The policy addresses, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interest; compliance with all domestic and foreign laws, including those relating to financial disclo-sure; and the confidentiality of proprietary information.
The Corporation maintains a systematic program to assess compliance with these policies.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error or the circumvention or overriding of con-trols. Accordingly, even an effective internal control struc-ture can provide only reasonable assurance with respect to reliability of financial statements, and safeguarding of assets. Furthermore, because of changes in conditions, internal control structure effectiveness may vary over time.

The Corporation assessed its internal control structure over financial reporting as of December 31, 1994, in rela-tion to the criteria described in the ``Internal Control--
Integrated Framework'' issued by the Committee of Spon-soring Organizations of the Treadway Commission. Based on this assessment, the Corporation believes that as of December 31, 1994, in all material respects, the Corpora-tion maintained an effective internal control structure over financial reporting.



/s/ R. L. Thomas
Richard L. Thomas
Chairman and Chief Executive Officer



/s/ Robert A. Rosholt
Robert A. Rosholt
Executive Vice President and
Chief Financial Officer


First Chicago Corporation                 64                  Annual Report 1994

Report of Independent Public Accountants

- --------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of First Chicago Corporation:

We have audited the accompanying consolidated balance sheet of First Chicago Corporation (a Delaware corpora-tion) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994.
These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assur-ance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclo-sures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial posi-tion of First Chicago Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their oper-ations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As explained in Note 1(c) and 1(q) to the consolidated financial statements, effective January 1, 1992, the Corpo-ration changed its methods of accounting for the valuation of venture capital investment securities and recognition of certain credit card solicitation costs.




Chicago, Illinois                                       /s/ Arthur Andersen LLP
January 17, 1995


First Chicago Corporation                 65                  Annual Report 1994

Selected Statistical Information
First Chicago Corporation and Subsidiaries
- --------------------------------------------------------------------------------
Securitization of Credit Card Receivables
Since 1987, the Corporation has actively packaged and sold credit card assets as securities to investors. The securitiza-tion of credit card receivables is an effective balance sheet management tool since capital is freed for other uses. In addition, while such securitizations affect net interest income, the provision for credit losses and noninterest income, the Corporation's net income is essentially unaffected.

The Corporation's First Card unit continues to service credit card accounts even after receivables are securitized. The Corporation no longer recognizes net interest income and certain fee revenue on the securitized portfolio; how-ever, this is offset by servicing fees as well as by lower provisions for credit losses.

At year-end 1994, $6.1 billion in credit card receivables was securitized, compared with $5.0 billion at year-end
1993.

For analytical purposes only, the following table shows in-come statement line items for the Corporation adjusted for the net impact of securitization of credit card receivables.

- ----------------------------------------------------------------------------------------------------------------------------
                                                                 1994                                       1993
                                                          Credit Card                                Credit Card
(In millions)                             Reported    Securitizations    Adjusted    Reported    Securitizations    Adjusted
- ----------------------------------------------------------------------------------------------------------------------------
Net interest income--
  tax-equivalent basis.................    $ 1,355             $  550     $ 1,905     $ 1,264             $  471     $ 1,735
Provision for credit losses............        224                253         477         270                234         504
Noninterest income.....................      1,875               (297)      1,578       2,202               (237)      1,965
Noninterest expense....................      1,919                 --       1,919       1,858                 --       1,858
Net income.............................        690                 --         690         804                 --         804
Assets--year-end.......................    $65,900             $6,117     $72,017     $52,560             $4,958     $57,518
      --average........................     64,138              5,538      69,676      56,854              4,839      61,693
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
Common Stock and Stockholder Data                               1994          1993          1992          1991          1990
- ----------------------------------------------------------------------------------------------------------------------------
Market price
  High for the year.................................         $55-1/2       $50-5/8       $37-3/4       $28-3/4       $38-1/4
  Low for the year..................................          41-1/8        35-1/2        22-7/8        15-5/8        13-1/8
  At year-end.......................................          47-3/4        43-1/4        36-3/4        24-5/8        16-1/2
Dividend payout ratio...............................              28%           15%          188%          174%           60%
Price/earnings multiple (year-end market)...........             6.8           4.9          57.4          21.4           4.9
Book value (at year-end)............................          $43.65        $40.55        $33.19        $34.90        $36.27
Market price/book value (at year-end)...............             109%          107%          111%           71%           45%
Number of common stockholders of record.............          14,773        15,034        15,995        13,089        12,445
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------
                                    Record                       Cents
Common Dividends      Declared        Date      Payable      Per Share
- ----------------------------------------------------------------------
                       2/10/95      3/3/95       4/1/95             55
                      11/11/94     12/2/94       1/1/95             55
                        7/8/94      9/2/94      10/1/94             50
                       5/13/94      6/3/94       7/1/94             50
                       2/11/94      3/4/94       4/1/94             40
- ----------------------------------------------------------------------

- ----------------------------------------------------------------------
                                    Record                       Cents
Common Dividends      Declared        Date      Payable      Per Share
- ----------------------------------------------------------------------
                      11/12/93     12/3/93       1/1/94             40
                        7/9/93      9/3/93      10/1/93             30
                       5/14/93      6/4/93       7/1/93             30
                       2/12/93      3/5/93       4/1/93             30
                      11/13/92    12/11/92       1/1/93             30
- ----------------------------------------------------------------------


First Chicago Corporation                 66                  Annual Report 1994

- ------------------------------------------------------------------------------------------------------------------------------------
Quarterly Data
Quarterly Earnings and Market Price Summary
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Stock Market               Price/Earnings
                                                            Net Income                  Price Range (1)           Multiple Range (2)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                      Amount             Per
                                               (In millions)           Share            Low            High          Low        High
- ------------------------------------------------------------------------------------------------------------------------------------
1994
First quarter...............................         $ 193.8           $2.05        $41-1/8         $52-3/8          4.7         5.9
Second quarter..............................           168.7            1.71         46-5/8          55-1/2          5.4         6.4
Third quarter...............................           153.8            1.54         45-1/2          52-1/4          6.4         7.3
Fourth quarter..............................           173.4            1.76         42-5/8          50-1/4          6.1         7.1
        Year................................           689.7            7.04         41-1/8          55-1/2          5.8         7.9
- ------------------------------------------------------------------------------------------------------------------------------------
1993
First quarter...............................          $179.1           $1.97        $36             $44-3/4          N/M         N/M
Second quarter..............................           168.5            1.81         35-1/2          45-3/8         62.3        79.6
Third quarter...............................           284.1            3.14         40-7/8          49-1/4          4.8         5.8
Fourth quarter..............................           172.8            1.81         40-7/8          50-5/8          4.7         5.8
        Year................................           804.5            8.78         35-1/2          50-5/8          4.0         5.8
- ------------------------------------------------------------------------------------------------------------------------------------

(1) The principal market for First Chicago Corporation common stock is the New York Stock Exchange.
(2) Computation made by dividing market prices by primary per share earnings for the latest 12-month period ending with the current quarter.
N/M--Not meaningful.

Consolidated Summary of Quarterly Financial Information
- ------------------------------------------------------------------------------------------------------------------------------------
1994 (In millions, except per share data)                          December 31      September 30           June 30          March 31
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income.............................................            $939.4            $844.2            $757.8            $678.6
Net interest income.........................................             333.2             334.4             332.8             330.6
Combined credit provisions..................................              76.7              56.0              42.8              50.2
Noninterest income (1)......................................             486.5             457.3             428.2             501.4
Investment securities gains (losses)........................               2.3              (2.2)              0.6               0.5
Noninterest expense (2).....................................             481.4             490.4             460.8             484.3
Net income..................................................             173.4             153.8             168.7             193.8

Earnings per share
Primary.....................................................             $1.76             $1.54             $1.71             $2.05
Fully diluted...............................................              1.72              1.51              1.67              2.00
- ------------------------------------------------------------------------------------------------------------------------------------
1993 (In millions, except per share data)                          December 31      September 30           June 30          March 31
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income.............................................            $647.7            $668.7            $648.5            $659.2
Net interest income.........................................             300.7             323.1             303.2             298.8
Combined credit provisions..................................              71.2              66.5              71.0              65.5
Noninterest income (1)......................................             522.1             686.2             503.3             490.5
Investment securities gains (losses)........................               0.9              (0.8)              0.2                --
Noninterest expense (2).....................................             480.7             474.0             465.6             433.6
Net income..................................................             172.8             284.1             168.5             179.1

Earnings per share
Primary.....................................................             $1.81             $3.14             $1.81             $1.97
Fully diluted...............................................              1.77              2.97              1.72              1.91
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Excludes investment securities gains (losses).
(2) Excludes provision for other real estate.


First Chicago Corporation                  67                 Annual Report 1994

- --------------------------------------------------------------------------------------------------------------------------------
Average Balances/Net Interest Margin/Rates
- --------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                 1994                                    1993
- --------------------------------------------------------------------------------------------------------------------------------
(Income and rates on tax-equivalent basis)             Average                   Average       Average                   Average
(Dollars in millions)                                  Balance       Interest       Rate       Balance       Interest       Rate
- --------------------------------------------------------------------------------------------------------------------------------
Assets
Due from banks--interest-bearing (1)..............     $ 7,845       $  361.7       4.61%      $ 7,441       $  298.0       4.00%
Federal funds sold and securities under
  resale agreements...............................      14,148          615.2       4.35        11,589          344.8       2.98
Trading account assets............................       4,785          279.5       5.84         4,729          223.7       4.73
Investment securities
  U.S. government and federal agency..............         727           32.7       4.50           725           29.7       4.10
  States and political subdivisions...............         167           14.9       8.92           216           19.7       9.12
  Other...........................................       1,643           29.7       1.81         1,537           33.8       2.20
                                                       -------       --------      -----       -------       --------       ----
        Total investment securities...............       2,537           77.3       3.05         2,478           83.2       3.36
Loans (2)(3)
  Domestic offices................................      21,545        1,785.0       8.57        19,935        1,539.5       7.95
  Foreign offices.................................       1,748          123.0       7.04         2,062          145.3       7.05
                                                       -------       --------      -----       -------       --------       ----
        Total loans...............................      23,293        1,908.0       8.45        21,997        1,684.8       7.86
Assets held for accelerated disposition (4).......          19            2.5      13.16           283           27.8       9.82
                                                       -------       --------      -----       -------       --------       ----
Total earning assets (5)..........................      52,627        3,244.2       6.17        48,517        2,662.3       5.49
Cash and due from banks--noninterest-bearing......       4,181                                   3,812
Allowance for credit losses.......................        (698)                                   (628)
Other assets......................................       8,028                                   5,153
                                                       -------                                 -------
        Total assets..............................     $64,138                                 $56,854
                                                       =======                                 =======
Liabilities and Stockholders' Equity
Deposits--interest-bearing
  Savings.........................................     $ 8,022       $  188.6       2.35%      $ 8,093       $  162.8       2.01%
  Time............................................       4,688          167.8       3.58         5,401          143.9       2.66
  Foreign offices (6).............................       9,648          423.1       4.39         9,203          337.4       3.67
                                                       -------       --------      -----       -------       --------       ----
        Total deposits--interest-bearing..........      22,358          779.5       3.49        22,697          644.1       2.84
Federal funds purchased and securities
  under repurchase agreements.....................      12,290          526.2       4.28        10,112          308.1       3.05
Commercial paper..................................         175            7.7       4.40           194            6.1       3.14
Other funds borrowed..............................       8,321          405.5       4.87         6,849          289.7       4.23
Long-term debt....................................       2,255          170.1       7.54         2,057          150.3       7.31
                                                       -------       --------      -----       -------       --------       ----
        Total interest-bearing liabilities........      45,399        1,889.0       4.16        41,909        1,398.3       3.34
Demand deposits...................................       7,072                                   6,980
Other liabilities.................................       7,224                                   4,079
Preferred stock...................................         686                                     794
Common stockholders' equity.......................       3,757                                   3,092
                                                       -------                                 -------
        Total liabilities and
          stockholders' equity....................     $64,138                                 $56,854
                                                       =======                                 =======
Interest income/earning assets (5)................                   $3,244.2       6.17                     $2,662.3       5.49
Interest expense/earning assets...................                    1,889.0       3.59                      1,398.3       2.88
                                                                     --------      -----                     --------       ----
Net interest margin...............................                   $1,355.2       2.58%                    $1,264.0       2.61%
                                                                     ========      =====                     ========       ====
- --------------------------------------------------------------------------------------------------------------------------------

(1) Principally balances in overseas offices.
(2) Rates are calculated on average lease-financing receivable balances reduced by deferred liability for taxes.
(3) Nonperforming loans are included in average balances used to determine rates.


First Chicago Corporation                  68                 Annual Report 1994

- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
                           1992                                       1991                                       1990
- -----------------------------------------------------------------------------------------------------------------------------------
          Average                     Average        Average                     Average        Average                     Average
          Balance        Interest        Rate        Balance        Interest        Rate        Balance        Interest        Rate
- -----------------------------------------------------------------------------------------------------------------------------------
          $ 7,376        $  358.0        4.85%       $ 6,543        $  476.2        7.28%       $ 5,988        $  524.4        8.76%

            8,202           284.8        3.47          5,683           329.3        5.79          4,531           368.6        8.14
            4,339           260.2        6.00          3,159           230.9        7.31          2,261           188.3        8.33

              521            30.4        5.83            447            34.1        7.63            552            44.3        8.03
              270            25.0        9.26            324            30.2        9.32            529            50.0        9.45
            1,452            31.1        2.14          1,075            44.3        4.12          1,032            37.5        3.63
          -------        --------        ----        -------        --------        ----        -------        --------       -----
            2,243            86.5        3.86          1,846           108.6        5.88          2,113           131.8        6.24

           21,735         1,689.4        7.95         24,027         2,202.1        9.38         26,522         2,868.2       11.04
            2,612           207.2        7.93          3,254           295.4        9.08          4,087           435.9       10.67
          -------        --------        ----        -------        --------        ----        -------        --------       -----
           24,347         1,896.6        7.95         27,281         2,497.5        9.35         30,609         3,304.1       10.99
              199            17.5        8.79             --              --          --             --              --          --
          -------        --------        ----        -------        --------        ----        -------        --------       -----
           46,706         2,903.6        6.22         44,512         3,642.5        8.18         45,502         4,517.2        9.93
            3,338                                      2,961                                      2,787
             (709)                                      (836)                                      (962)
            5,433                                      6,018                                      5,770
          -------                                    -------                                    -------
          $54,768                                    $52,655                                    $53,097
          =======                                    =======                                    =======


          $ 7,634        $  202.2        2.65%       $ 6,005        $  265.3        4.42%       $ 4,902        $  277.1        5.65%
            7,567           307.0        4.06         10,164           678.6        6.68          9,563           763.5        7.98
           10,357           464.5        4.48         11,415           770.0        6.75         14,567         1,251.4        8.59
          -------        --------        ----        -------        --------        ----        -------        --------       -----
           25,558           973.7        3.81         27,584         1,713.9        6.21         29,032         2,292.0        7.89

            9,905           345.3        3.49          7,438           428.2        5.76          7,240           593.2        8.19
              231             8.8        3.81            210            13.8        6.57            719            59.7        8.30
            4,041           231.9        5.74          3,310           240.4        7.26          2,565           207.3        8.08
            1,735           126.9        7.31          1,589           128.3        8.07          1,380           123.2        8.93
          -------        --------        ----        -------        --------        ----        -------        --------       -----
           41,470         1,686.6        4.07         40,131         2,524.6        6.29         40,936         3,275.4        8.00
            6,136                                      5,235                                      5,181
            3,848                                      4,351                                      4,218
              581                                        507                                        419
            2,733                                      2,431                                      2,343
          -------                                    -------                                    -------

          $54,768                                    $52,655                                    $53,097
          =======                                    =======                                    =======
                         $2,903.6        6.22                       $3,642.5        8.18                       $4,517.2        9.93
                          1,686.6        3.61                        2,524.6        5.67                        3,275.4        7.20
                         --------        ----                       --------        ----                       --------       -----
                         $1,217.0        2.61%                      $1,117.9        2.51%                      $1,241.8        2.73%
                         ========        ====                       ========        ====                       ========        ====
- -----------------------------------------------------------------------------------------------------------------------------------

(4) Excludes other real estate held for accelerated disposition.
(5) Includes tax-equivalent adjustments based on 35% federal income tax rate of $24.2 million for 1994, $38.2 million for 1993, and tax-equivalent adjustments based on 34% federal income tax rate of $34.0 million for 1992, $37.9 million for 1991, and $44.2 million for 1990.
(6) Includes International Banking Facilities' deposit balances in domestic offices and balances of Edge Act and overseas offices.


First Chicago Corporation                  69                 Annual Report 1994

Executive Officers of the Corporation


Richard L. Thomas
Chairman of the Board and Chief Executive Officer

Leo F. Mullin
President and Chief Operating Officer

David J. Vitale
Vice Chairman of the Board and
Senior Risk Management Officer

Marvin James Alef, Jr.
Executive Vice President
Human Resources and Administration

John W. Ballantine
Executive Vice President
Corporate and Institutional Banking

Sherman I. Goldberg
Executive Vice President, General Counsel and
Secretary

Thomas H. Hodges
Executive Vice President
Corporate and Institutional Banking

Donald R. Hollis
Executive Vice President
Corporate and Institutional Banking

W.G. Jurgensen
Executive Vice President
Community Banking

Scott P. Marks, Jr.
Executive Vice President
First Card

Robert A. Rosholt
Executive Vice President and
Chief Financial Officer


First Chicago Corporation                 70                  Annual Report 1994

U.S. Offices and International Facilities


Community Banking Group
The First National Bank of Chicago

Locations
Antioch                Glen Ellyn            Oak Park
Arlington Heights      Glendale Heights      Orland Park
Aurora                 Glenview              Palatine
Batavia                Highland Park         Park Ridge
Berwyn                 Hinsdale              River Forest
Bloomingdale           Hoffman Estates       River Grove
Bolingbrook            Joliet                Romeoville
Carol Stream           Lake Forest           Schiller Park
Chicago                Lake Zurich           St. Charles
Deerfield              Lansing               Warrenville
Downers Grove          Mount Prospect        Wheaton
Elgin                  Naperville            Willowbrook
Elk Grove Village      Niles                 Wilmette
Elmhurst               Northbrook            Winnetka
Elmwood Park           Oak Brook             Woodridge
Evanston               Oak Lawn              Worth

Mortgage Servicing
Oakbrook Terrace, Ill.

American National Corporation
Banking Subsidiaries
American National Bank and Trust Company of
  Chicago
American National Bank and Trust Company of
  Wisconsin

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

First Card
FCC National Bank

Operations Centers
Elgin, Ill.           Uniondale, N.Y.       Wilmington, Del.

- ----------------------------------------------------------------

Corporate Trust and Security Services Offices
Chicago               London                New York
Edison, N.J.          Newport, N.J.

Debt Trading Offices
Buenos Aires          London                New York

Edge Act Offices
Chicago               Los Angeles           New York

International Banking Offices
Beijing               London                Sydney
Cayman Islands        New York              Taipei
Chicago               Seoul                 Tokyo
Hong Kong             Singapore

Leasing Office
Chicago

National Processing Centers
Charlotte, N.C.       Dallas                Secaucus, N.J.
Chicago               Pasadena              Valley Forge, Pa.

Regional Offices
Atlanta               Houston               Washington, D.C.
Boston                Los Angeles
Cleveland             New York


First Chicago Corporation                 71                  Annual Report 1994

Corporate Information


First Chicago Corporation, a multibank holding company, provides a broad range of banking, fidu-ciary, financial and other services domestically and overseas. Its principal subsidiary, The First National
Bank of Chicago, was founded in 1863 and is the oldest, largest national bank still operating under its original name and charter. With pride in this historic base, First Chicago is committed to understanding and satisfying the financial needs of its various customers, thereby extending its position as:
. The leading bank for consumers and for small and medium-sized businesses in the Chicago metro-politan area.
. A leading competitor in serving consumers nation-ally through credit cards and other direct delivery systems.
. A leading provider of sophisticated financial services to large corporate and institutional cus-tomers in the United States and in selected inter-national markets.

Headquarters
One First National Plaza, Chicago, IL 60670.
(312) 732-4000.

Annual Meeting
The Annual Meeting of Stockholders of First Chicago
Corporation will be held on Friday, April 21, 1995, at 9:30 a.m. (Chicago time) in the First Chicago
Center, One First National Plaza.

Stock Listing
First Chicago Corporation common stock is listed on the Chicago, New York, Pacific and London stock exchanges. Symbol: FNB.

Stock Transfer Agent and Registrar
First Chicago Trust Company of New York, P.O. Box
2500, Jersey City, NJ 07303-2500. 1-800-446-2617.
Internet: FCTC @ Delphi.com

Stockholder Inquiries
Stockholders who have questions about stock trans-fers, changes of address, dividend payments or lost certificates should contact First Chicago Trust
Company of New York.

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

Form 10-K and Other Financial Reports
Single copies of this Annual Report, the Corpo-ration's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, and Quarterly Earnings Releases may be obtained from Corporate Communications, First Chicago Corpora-tion, Mail Suite 0358, Chicago, IL 60670-0358.
(312) 732-6204.

Investor Relations
Analysts and investors seeking additional financial information should contact Investor Relations, First
Chicago Corporation, Mail Suite 0460, Chicago, IL
60670-0460. (312) 732-8013 or (312) 732-4812.

Independent Accountants
Arthur Andersen LLP, 33 W. Monroe St., Chicago,
IL 60603-5385.

(C) 1995 First Chicago Corporation
    Printed in the U.S.A. on recycled paper (recycle symbol here)


First Chicago Corporation                  72                 Annual Report 1994

[LOGO OF FIRST CHICAGO CORPORATION]
FIRST CHICAGO
CORPORATION

One First National Plaza
Chicago, Illinois 60670

   Appendix to First Chicago Corporation 1994 Annual Report to Stockholders
                              (Electronic Format)
                          Descriptions of Photographs

Page 5--Photograph of the Corporation's Inside Directors (left to right):
President Leo F. Mullin, Chairman Richard L. Thomas, Vice Chairman David J. Vitale.

Page 6, lower left--Photograph of doctor checking pregnant woman's blood pressure.

Page 6, upper right--Photograph of man standing behind computer monitor at which woman is seated, back to camera.

Page 7--Photograph of woman working at desk.

Page 8--Photograph of three people in balloon and party goods store.

Page 9--Photograph of man and woman with three children in playroom of social services agency.

Page 10--Photograph of man handing creditcard to store owner.

Page 13--Photograph of woman and man in book-lined office.

Page 14, lower left--Photograph of three foreign exchange traders on trading floor.

Page 14, upper right--Photograph of man and woman looking at catalog.

Page 15--Photograph of two men on loading dock.